Filed Pursuant to Rule 424(b)(5)
Registration No. 333-164617

PROSPECTUS SUPPLEMENT

(to Prospectus, dated April 9, 2010)

Republic of Peru

Invites the Owners of the Bonds set forth on the table below (collectively, the “Eligible Bonds”)

to submit offers to exchange any and all Eligible Bonds

for

8.75% U.S. Dollar-Denominated Global Bonds due 2033

and/or

tender Eligible Bonds

for

up to the equivalent of U.S.$500,000,000 of Cash

Series of Eligible Bonds	Outstanding Principal Amount	ISIN	Applicable Benchmark	Bloomberg Page	Eligible Bond Spread
9.125% USD-Denominated Global Bonds due 2012 (the “2012 Bonds”)	U.S.$401,562,000	US715638AL65 USP87324AA07 US715638AK82	1% U.S. Treasury Note due 3/2012	FIT1	10bps
7.500% EUR-Denominated Global Bonds due 2014 (the “2014 Bonds”)	€650,000,000	XS0203281182	EUR Swap Rate (interpolated)	IRSB19	102bps
9.875% USD-Denominated Global Bonds due 2015 (the “2015 Bonds”)	U.S.$750,000,000	US715638AN22	2.5% U.S. Treasury Note due 3/2015	FIT1	77bps
8.375% USD-Denominated Global Bonds due 2016 (the “2016 Bonds”)	U.S.$1,332,895,000	US715638AQ52	2.625% U.S. Treasury Note due 4/2016	FIT6	85bps
New Bonds	Outstanding Principal Amount	ISIN	Applicable Benchmark	Bloomberg Page	2033 Bond Reopen Spread
8.75% USD-Denominated Global Bonds due 2033 (the “2033 Bonds”)	U.S.$984,636,000	US715638AP79	4.375% U.S. Treasury Bond due 11/2039	FIT1	144bps

This prospectus supplement and the attached prospectus are together referred to as the “Invitation Materials.” The transactions contemplated by the Invitation Materials are collectively referred to as the “Invitations.” As used in the Invitation Materials, “EUR” means the euro currency and “USD” means the U.S. dollar currency.

The 2033 Bonds will be consolidated, form a single series and be fully fungible with Peru’s outstanding U.S.$984,636,000 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (CUSIP No. 715638AP7, ISIN US715638AP79, Common Code 018096145). Application has been made to list the 2033 Bonds issued pursuant to the Invitations on the Official List of the Luxembourg Stock Exchange and to have them admitted for trading on the Euro MTF Market of the Luxembourg Stock Exchange.

Each offer to exchange or tender any series of Eligible Bonds is made as a separate, independent offer. Peru reserves the right, in its sole and absolute discretion, not to accept offers to exchange and/or tenders of one or more series of Eligible Bonds. Offers to exchange one or more series of Eligible Bonds will only be accepted if the aggregate principal amount of Eligible Bonds of all series tendered by each holder in such offer for exchange is greater than or equal to U.S.$100,000 or the equivalent (the “Threshold Exchange Amount”). Offers to tender Eligible Bonds for cash are not subject to the Threshold Exchange Amount. Peru may purchase Eligible Bonds for an aggregate purchase price (excluding accrued interest) of up to the equivalent of U.S.$500,000,000 (the “Aggregate Tender Purchase Price”), upon the terms and subject to the conditions of the Invitations. Eligible Bonds tendered for cash may be subject to proration, with Small Holders (as defined herein) receiving priority. If your offer to tender your Eligible Bonds for cash is subject to proration, the aggregate principal amount of your Eligible Bonds not accepted for purchase is greater than or equal to the Threshold Exchange Amount and you so elect in the electronic submission of your offer, your unaccepted Eligible Bonds can be automatically retendered for 2033 Bonds. A separate tender offer, exchange offer and blocking instruction must be submitted and completed, as applicable, on behalf of each beneficial owner. There is no maximum or minimum principal amount of 2033 Bonds that may be issued pursuant to the Invitations. The Invitation Materials constitute a prospectus for the purposes of Part IV of the Luxembourg Act dated 10 July 2005 on prospectuses for securities.

Neither the United States Securities and Exchange Commission, or the “SEC,” nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the attached prospectus. Any representation to the contrary is a criminal offense.

See “Risk Factors” beginning on page S-17 to read about risk factors you should consider before participating in the Exchange Offer (as defined herein) or the Cash Tender Offer (as defined herein).

Custodians, direct participants and clearing systems might have deadlines prior to the Expiration Date (as defined below) for receiving instructions and should be contacted as soon as possible to ensure proper and timely delivery of instructions.

THE INVITATIONS AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 14, 2010, UNLESS EXTENDED OR EARLIER TERMINATED BY PERU IN ITS SOLE AND ABSOLUTE DISCRETION (THE “EXPIRATION DATE”).

The Joint Dealer Managers for the Invitations are:

Barclays Capital	HSBC

April 9, 2010

The 2012 Bonds (except the 2012 Bonds with ISIN US715638AK82), the 2014 Bonds and the 2015 Bonds are currently admitted to trading on the regulated market of the Luxembourg Stock Exchange and listed on the Official List of the Luxembourg Stock Exchange. The 2016 Bonds and the outstanding 2033 Bonds are currently admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange and listed on the Official List of the Luxembourg Stock Exchange.

Until 40 days after the Expiration Date, all dealers effecting transactions in the 2033 Bonds in the United States, whether or not participating in this distribution, may be required to deliver a copy of the Invitation Materials.

In making your investment decision, you should rely only on your examination of Peru and the information contained in the Invitation Materials. Peru has not authorized anyone to provide you with different information. This document may only be used where it is legal to offer and sell the 2033 Bonds. Peru is not making an offer of these securities in any state or other jurisdiction where such an offer would not be permitted.

Prospectus Supplement

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
SUMMARY	S-2
SUMMARY TIME SCHEDULE AND PROCEDURES FOR THE INVITATION	S-15
RISK FACTORS	S-17
RECENT DEVELOPMENTS	S-18
FORWARD-LOOKING STATEMENTS	S-27
SOVEREIGN IMMUNITY AND ARBITRATION	S-28
CERTAIN LEGAL RESTRICTIONS	S-28
TERMS OF THE INVITATIONS	S-28
THE ELIGIBLE BONDS	S-41
DESCRIPTION OF THE 2033 BONDS	S-42
GLOBAL CLEARANCE AND SETTLEMENT	S-46
HOLDERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS	S-50
TAXATION	S-51
PLAN OF DISTRIBUTION	S-55
JURISDICTIONAL RESTRICTIONS	S-56
VALIDITY OF THE 2033 BONDS	S-62
GENERAL INFORMATION	S-62
ANNEX A — FORMULA TO PRICE 2012 BONDS, 2015 BONDS, 2016 BONDS AND 2033 BONDS BASED ON YIELD TO MATURITY	S-63
ANNEX B — FORMULA TO PRICE 2014 BONDS BASED ON YIELD TO MATURITY	S-64
ANNEX C — HYPOTHETICAL CALCULATIONS	S-65

Prospectus

ABOUT THE PROSPECTUS	i
DEFINED TERMS AND CONVENTIONS	ii
FORWARD-LOOKING STATEMENTS	iii
DATA DISSEMINATION	iv
SUMMARY	1
USE OF PROCEEDS	6
THE REPUBLIC OF PERU	7
THE ECONOMY	21
BALANCE OF PAYMENT AND FOREIGN TRADE	51
THE MONETARY SYSTEM	65
PUBLIC SECTOR FINANCES	86
PUBLIC SECTOR DEBT	99
DESCRIPTION OF THE SECURITIES	113
TAXATION	127
PLAN OF DISTRIBUTION	132
OFFICIAL STATEMENTS	133
VALIDITY OF THE SECURITIES	133
AUTHORIZED REPRESENTATIVE	134
WHERE YOU CAN FIND MORE INFORMATION	134
TABLES AND OTHER SUPPLEMENTAL INFORMATION	A-1

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read the Invitation Materials. They contain information you should consider when making your investment decision. Peru is furnishing the Invitation Materials to you solely in the context of the Invitations.

The Invitation Materials constitute a prospectus for the purposes of Part IV of the Luxembourg Act dated 10 July 2005 on prospectuses for securities and may be used only for the purposes for which they have been published.

The Invitation Materials prepared on the basis that the Exchange Offer and the Cash Tender Offer will be made pursuant to an exemption under the Prospectus Directive, as implemented in each respective member state of the European Economic Area, from the requirement to produce a prospectus for offers of bonds. See “Jurisdictional Restrictions.”

Peru, having taken all reasonable care to ensure that such is the case, confirms that the information contained in the Invitation Materials is, to the best of Peru’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Peru accepts responsibility accordingly.

Prospective investors should rely on the information provided in the Invitation Materials. No person is authorized to make any representation or give any information not contained in this prospectus supplement or the attached prospectus. Any such representation or information not contained in this prospectus supplement or the attached prospectus must not be relied upon as having been authorized by Peru or by Barclays Capital Inc. and HSBC Securities (USA) Inc., as Joint Dealer Managers for the Invitations, and Bondholder Communications Group, as the Information and Exchange Agent for the Invitations.

Peru is not offering to sell any securities other than the 2033 Bonds offered under this prospectus supplement, nor is Peru soliciting offers to buy or exchange any securities other than the Eligible Bonds described in this prospectus supplement. Peru is not offering to sell the 2033 Bonds or soliciting offers to buy or exchange Eligible Bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the attached prospectus is accurate as of any date other than their respective dates.

Peru’s economic, fiscal or political circumstances may have changed since such dates. The 2033 Bonds described in this prospectus supplement are debt securities of Peru being offered under registration statement no. 333-164617 filed with the SEC under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The attached prospectus provides you with a general description of the securities that Peru may offer, and this prospectus supplement contains specific information about the terms of the Invitations and the 2033 Bonds. This prospectus supplement also adds, updates or changes information provided in the attached prospectus and contains more recent official and publicly available economic data on Peru. Consequently, before you invest, you should read this prospectus supplement together with the attached prospectus. Those documents contain information regarding Peru, the 2033 Bonds and other matters. The registration statement, any post-effective amendments thereto and the various exhibits thereto contain additional information about Peru and the 2033 Bonds. All of those documents may be inspected at the SEC’s public reference room in Washington D.C.

Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Certain terms used but not defined in this prospectus supplement are defined in the attached prospectus.

As used in this prospectus supplement, the term “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or Lima, Peru, and the term “trading day” means any day on which DTC, Euroclear, or Clearstream, Luxembourg, the fiscal agent, the Information and Exchange Agent, and commercial banks in the State of New York are all open for business.

None of Peru, the Joint Dealer Managers or the Information and Exchange Agent has expressed any opinion as to whether the terms of the Invitations are fair. None of Peru, the Joint Dealer Managers or the Information and Exchange Agent makes any recommendation that you offer to exchange Eligible Bonds for 2033 Bonds or tender Eligible Bonds for cash pursuant to the Invitations or refrain from doing so, and no one has been authorized by Peru, the Joint Dealer Managers or the Information and Exchange Agent to make any such recommendation. You must make your own investment decision as to whether to offer to exchange Eligible Bonds for 2033 Bonds or tender Eligible Bonds for cash pursuant to the Invitations or refrain from doing so, and, if you elect to exchange Eligible Bonds for 2033 Bonds or tender Eligible Bonds for cash, the principal amount of Eligible Bonds to offer to exchange for 2033 Bonds or tender for cash.

SUMMARY

This summary must be read as an introduction to this prospectus supplement and any decision to make an offer to exchange your Eligible Bonds for 2033 Bonds or to tender your Eligible Bonds for cash should be based on a consideration of the prospectus supplement as a whole, including the “Risk Factors” section and the attached prospectus. Where a claim relating to the information contained in this prospectus supplement is brought before a court in a member state of the European Economic Area (each, a “Member State”), the plaintiff may, under the national legislation of the Member State where the claim is brought, be required to bear the costs of translating this prospectus supplement and the attached prospectus before the legal proceedings are initiated. Any defined term has the meaning assigned to such term in this prospectus supplement or the attached prospectus.

The Issuer

Overview

Peru is a representative democracy located in western South America, with an estimated population, as of October 2009, of approximately 30 million. Peru’s population is multi-racial and multi-cultural, and the official languages are Spanish, Quechua and Aymara. The World Bank classifies Peru as a rapidly developing middle-income country.

In June 2006, Alan García was elected President to a five-year term. President García served as president in the period 1985-1990, and his first administration faced many challenges and confronted many crises and ended with political instability. The first García administration was followed by the administration of President Fujimori. The current García administration was elected on a platform that seeks to implement social and political reforms and continue the macro-economic stability of recent years, as well as solidify Peru’s relationships with its international partners.

Transaction Summary

The following summary highlights selected information from this prospectus supplement and may not contain all of the information that is important to you. For a more complete understanding of the Invitations, we encourage you to read this entire document, the attached prospectus and any other documents to which we may refer you. Capitalized terms have the meanings assigned to them elsewhere in this prospectus supplement.

ISSUER	The Republic of Peru, or “Peru.”

THE INVITATIONS	Peru is inviting holders of the Eligible Bonds specified on the front cover of this prospectus supplement to submit one or more exchange offers or cash tender offers, as applicable, on the terms and subject to the conditions described in the Invitation Materials. The exchange offer and the cash tender offer are each more fully described below.

If you offer to tender one or more series of your Eligible Bonds for exchange, such offer to exchange will only be accepted if the aggregate principal amount of Eligible Bonds of all series you tender for exchange is greater than or equal to the Threshold Exchange Amount. If you own less than the Threshold Exchange Amount of all series of Eligible Bonds, you may not tender such series in the Exchange Offer (as defined below), but you may tender such Eligible Bonds pursuant to the Cash Tender Offer (as defined below).

If you offer to tender Eligible Bonds for cash, your tender may be subject to proration, with Small Holders receiving priority. A “Small Holder” is a holder, the aggregate principal amount of whose Eligible Bonds tendered for cash is less than the Threshold Exchange Amount. As a result, some or all of your Eligible Bonds may not be accepted pursuant to the Cash Tender Offer. These unaccepted Eligible Bonds will be returned to you unless you offer to tender your Eligible Bonds for cash in an aggregate principal amount greater than or equal to the Threshold Exchange Amount, the aggregate principal amount of your Eligible Bonds not accepted for purchase is greater than or equal to the Threshold Exchange Amount and you elect in the electronic submission of your offer to automatically retender for 2033 Bonds, in which case your offer to exchange will be subject to the terms described under “—The Exchange Offer for the Eligible Bonds—Acceptance of Exchange” in this summary.

If you (or the custodian, financial institution or intermediary on your behalf) tender for exchange Eligible Securities of any single series in a principal amount less than the Threshold Exchange Amount, then you and any custodian, financial institution or intermediary through which your tender is made will be responsible for confirming that you have submitted tenders for exchange of Eligible Securities of other series in a principal amount such that the aggregate principal amount of all series of Eligible Bonds tendered for exchange by you is greater than or equal to the

Threshold Exchange Amount. None of Peru, any Joint Dealer Manager or the Information and Exchange Agent will be responsible for any failure by any such custodian to comply with the tendering procedures. However, either of the Joint Dealer Managers, the Information and Exchange Agent or Peru may request further information to confirm that any particular holder or tender for exchange complies with the Threshold Exchange Amount.

Peru reserves the right, in its sole and absolute discretion, not to accept a portion or all exchange offers or tenders for cash as to one or more series of Eligible Bonds or to modify in any manner, any of the terms and conditions of the Invitations.

THE EXCHANGE OFFER FOR THE ELIGIBLE BONDS	Peru is inviting holders of the Eligible Bonds to submit offers to exchange Eligible Bonds for 2033 Bonds (the “Exchange Offer”); provided that the aggregate principal amount of all series of Eligible Bonds tendered by any holder in the Exchange Offer must be greater than or equal to the Threshold Exchange Amount. If you own less than the Threshold Exchange Amount of all series of Eligible Bonds, you may not tender in the Exchange Offer, but you may tender Eligible Bonds pursuant to the Cash Tender Offer (as defined below).

The 2033 Bonds issued pursuant to the Exchange Offer will be consolidated, form a single series and be fully fungible with Peru’s outstanding U.S.$984,636,000 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (CUSIP No. 715638AP7, ISIN US715638AP79, Common Code 018096145).

Consideration to be Received Pursuant to the Exchange Offer	You will receive, in exchange for each U.S.$1,000 (or, in the case of the 2014 Bonds, €1,000) in principal amount of Eligible Bonds of any series validly tendered for exchange, a principal amount of 2033 Bonds equal to U.S.$1,000 multiplied by the Exchange Ratio for such series of Eligible Bonds.

The “Exchange Ratio” for each of the 2012 Bonds, the 2015 Bonds and the 2016 Bonds will equal: Eligible Bond Price
(2033 Bond Issue Price + 2033 Bond Accrued Interest)

The “Exchange Ratio” for the 2014 Bonds will equal: (Eligible Bond Price × EUR/USD Exchange Rate)
(2033 Bond Issue Price + 2033 Bond Accrued Interest)

The “Eligible Bond Price” for each series of Eligible Bonds will equal, per U.S.$1,000 (or, in the case of the 2014 Bonds, €1,000) principal amount of such series of Eligible Bonds, (X) the present value (rounded to two decimal places, with U.S.$0.005 rounded to U.S.$0.01 and, in the case of the 2014 Bonds, €0.005 rounded to €0.01) of (i) the principal amount payable at the maturity date of such Eligible Bond plus (ii) all remaining payments of interest from (but excluding) the Expected Settlement Date to (and including) the maturity date, discounted (as of the Expected

Settlement Date) in accordance with standard market practice and the formula described in Annex A or Annex B of this prospectus supplement, as applicable, at a discount rate equal to the sum of:

•	the Eligible Bond Benchmark Rate (as defined below) for such series, plus

•	the Eligible Bond Spread (as defined below) for such series

minus (Y) the interest accrued but unpaid on your Eligible Bonds accepted for exchange from and including the last coupon payment date, to, but excluding, the Expected Settlement Date.

The 2033 Bond Accrued Interest is the amount of interest accrued on U.S.$1,000 principal amount of 2033 Bonds from and including November 21, 2009 to but excluding the Expected Settlement Date.

The “EUR/USD Exchange Rate” will be the U.S.$/€ spot bid-side exchange rate displayed on Bloomberg page “CM1,” as determined by Peru at approximately 2:00 P.M., New York City time, on the Announcement Date (as defined below).

In addition, you will receive a payment in cash equal to the interest accrued but unpaid on your Eligible Bonds accepted for exchange to, but excluding, the Expected Settlement Date. You will not be required to pay an amount equal to the interest accrued but unpaid to, but excluding, the Expected Settlement Date, on the 2033 Bonds issued to you, but this amount has been taken into account in determining the Exchange Ratios. Each Exchange Ratio, as set forth above, will be calculated on the Announcement Date assuming that settlement takes place on the Expected Settlement Date.

The amount of 2033 Bonds you receive will be rounded down to the nearest U.S.$1,000. You will receive an amount in cash in respect of this rounding.

Benchmarks; Eligible Bond Spreads; Eligible Bond Benchmark Rates	For each series of Eligible Bonds, the applicable benchmark bond or swap rate (each, a “Benchmark”) and fixed spread (each, an “Eligible Bond Spread”) are set forth in the table below:

Series of Eligible Bonds	ISIN	Applicable Benchmark	Eligible Bond Spread
2012 Bonds	US715638AL65 USP87324AA07 US715638AK82	1% U.S. Treasury Note due March, 2012	10bps

2014 Bonds	XS0203281182	EUR Swap Rate (interpolated)	102bps

2015 Bonds	US715638AN22	2.5% U.S. Treasury Note due March, 2015	77bps

2016 Bonds	US715638AQ52	2.625% U.S. Treasury Note due April, 2016	85bps

The “Eligible Bond Benchmark Rate” means, for each of the 2012 Bonds, the 2015 Bonds and the 2016 Bonds, the yield to maturity of the applicable Benchmark for such series (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on page FIT1 (or, in the case of the 2016 Bonds, page FIT6) of Bloomberg or by any recognized quotation source selected by Peru in its sole and absolute discretion if any such yield to maturity does not appear on Bloomberg page FIT1 (or, in the case of the 2016 Bonds, page FIT6) or such page is not available or is manifestly erroneous, as of 2:00 P.M., New York City time, on the Announcement Date.

The “Eligible Bond Benchmark Rate” means, for the 2014 Bonds, the rate determined by the Joint Dealer Managers through linear interpolation, using the 30/360 day count method in accordance with market practice, of the mid-market EUR-denominated interest rate swap rates for the maturity occurring immediately before and the maturity occurring immediately after the maturity date of the 2014 Bonds, as displayed on Bloomberg page IRSB19 or by any recognized quotation source selected by Peru in its sole and absolute discretion if such rates do not appear on Bloomberg page IRSB19 or such page is not available or is manifestly erroneous, as of 2:00 P.M., New York City time, on the Announcement Date. For purposes of linear interpolation, the time to maturity of the 2014 Bonds will be determined by calculating the number of days from the Expected Settlement Date to the maturity date of the 2014 Bonds, using the 30/360 day count method in accordance with market practice.

Holders may, at any time between 8:00 a.m. and 4:00 p.m., New York City time, before the Expiration Date, obtain a quotation of the applicable Eligible Bond Benchmark Rate as of such time for any series of Eligible Bonds by calling the Joint Dealer Managers at the phone numbers on the back cover of this Invitation.

2033 Bond Issue Price; 2033 Benchmark Rate; 2033 Reopen Spread	The “2033 Bond Issue Price” will equal, per U.S.$1,000 principal amount of 2033 Bonds, (X) the present value (rounded to two decimal places, with U.S.$0.005 rounded to U.S.$0.01) of (i) the principal amount payable at the maturity date of the 2033 Bonds plus (ii) all remaining payments of interest from (but excluding) the Expected Settlement Date to (and including) the maturity date, discounted (as of the Expected Settlement Date) in accordance with standard market practice and the formula described in Annex A of this prospectus supplement, at a discount rate equal to the sum of:

•	the 2033 Benchmark Rate (as defined below), plus

•	the 2033 Reopen Spread (as defined below)

minus (Y) the interest accrued but unpaid on such 2033 Bonds from and including November 21, 2009, to, but excluding, the Expected Settlement Date.

The benchmark rate for the 2033 Bonds (the “2033 Benchmark Rate” and, together with the Eligible Bond Benchmark Rates, the “Benchmark Rates”) will be the yield to maturity of the U.S. Treasury 4.375% Bond due November, 2039 (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on page FIT1 of Bloomberg or by any recognized quotation source selected by Peru in its sole and absolute discretion if such yield to maturity does not appear on Bloomberg page FIT1 or such page is not available or are manifestly erroneous, as of 2:00 P.M., New York City time, on the Announcement Date.

The “2033 Reopen Spread” is 144 basis points.

Denominations	Eligible Bonds may be tendered for exchange only in authorized denominations of U.S.$1,000 (in the case of the 2012, 2015 and 2016 Bonds) or €1,000 (in the case of the 2014 Bonds) and integral multiples thereof, with a minimum tender requirement equal to the Threshold Exchange Amount of U.S.$100,000 or the equivalent, as determined by reference to the EUR/USD Exchange Rate.

Acceptance of Exchange Offers

Each of Peru’s invitations to holders to submit offers to exchange any and all Eligible Bonds is made as a separate, independent invitation for each series of Eligible Bonds. Peru reserves the right, in its sole and absolute discretion, not to accept offers to exchange one or more series of Eligible Bonds. Any unaccepted Eligible Bonds will be returned to you.

There is no maximum or minimum principal amount of 2033 Bonds that may be issued pursuant to the Invitations.

THE CASH TENDER OFFER FOR THE ELIGIBLE BONDS	Peru is inviting all holders of Eligible Bonds, including Small Holders, to submit offers to tender Eligible Bonds of any series for an amount in cash equal to the Eligible Bond Price for such series of Eligible Bonds (plus accrued interest to, but excluding, the Settlement Date) (the “Cash Tender Offer”). The Eligible Bond Price for each series of Eligible Bonds will be determined based on the relevant Eligible Bond Benchmark Rate and Eligible Bond Spread for such series of Eligible Bonds, as set forth under “—The Exchange Offer for the Eligible Bonds—Consideration to be Received Pursuant to the Exchange Offer” and “—Benchmarks; Eligible Bond Spreads; Eligible Bond Benchmark Rates” above.

The total amount of cash available to purchase Eligible Bonds tendered for cash will depend on the proceeds Peru receives from the issuance of reopened or newly issued bonds that Peru may, in its sole and absolute discretion, sell for cash in the international and/or Peruvian domestic market to fund the Cash Tender Offer. However, Peru has set a maximum aggregate purchase price (excluding accrued interest) for the Eligible Bonds purchased pursuant to the Cash Tender Offer of the Aggregate Tender Purchase Price. Peru may also, in its sole and absolute discretion, decide not to issue reopened or new bonds for cash, or may not issue enough reopened or new bonds for cash to repurchase all of the Eligible Bonds offered in the Cash Tender Offer, in which case Peru may not accept any Eligible Bonds tendered for cash or may accept Eligible Bonds ratably. See “—Acceptance of Cash Tender Offers; Proration; Retender.” Peru reserves the right, in its sole and absolute discretion, to waive any or all of these conditions at any time.

Cash to be Received Pursuant to the Cash Tender Offer	You will receive, in exchange for each U.S.$1,000 (or, in the case of the 2014 Bonds, €1,000) in principal amount of Eligible Bonds of any series tendered for cash (subject to proration), a payment in cash equal to the Eligible Bond Price for such series together with interest accrued on such principal amount of Eligible Bonds to, but excluding, the Settlement Date.

Denominations	Eligible Bonds may be tendered for cash only in authorized denominations of U.S.$1,000 (in the case of the 2012, 2015 and 2016 Bonds) or €1,000 (in the case of the 2014 Bonds) and integral multiples thereof.

Acceptance of Cash Tender Offers; Proration; Retender	If the amount of Eligible Bonds validly tendered for cash and accepted exceeds the Aggregate Tender Purchase Price, Eligible Bonds of each series may be subject to proration, with Small Holders receiving priority. The principal amount of the Eligible Bonds of such series accepted by Peru may be reduced ratably among the validly tendered and accepted Eligible Bonds of such series.

Peru may, in it is sole and absolute discretion, calculate and apply (i) a single proration factor for all such Eligible Bonds to be accepted for purchase in the Cash Tender Offer or (ii) a separate proration factor for each series of such Eligible bonds to be accepted for purchase in the Cash Tender Offer. At or around 3:00 P.M., New York City time, on the Announcement Date (as defined below), or as soon thereafter as practicable, Peru will announce the proration factors Peru will apply, if any. Moreover, Peru’s invitation to holders to submit offers to tender Eligible Bonds for cash is made as a separate, independent invitation for each series of Eligible Bonds. Peru reserves the right, in its sole and absolute discretion, to set a maximum principal amount of any or all series of Eligible Bonds to be accepted for tender for cash, to accept for tender for cash a greater principal amount of Eligible Bonds of one series than another and to subject any series of Eligible Bonds accepted for tender for cash to proration.

As a result of these determinations by Peru, some or all of your Eligible Bonds may not be accepted for exchange for cash. Pursuant to the Invitations, if you offer to tender Eligible Bonds for cash in an aggregate principal amount greater than or equal to the Threshold Exchange Amount and the aggregate principal amount of your Eligible Bonds not accepted for purchase is greater than or equal to the Threshold Exchange Amount, your tendered Eligible

Bonds, to the extent that they are not accepted in the Cash Tender Offer, will be automatically retendered for 2033 Bonds pursuant to the Exchange Offer if you elect such retender in the electronic submission of your offer. Any such retendered Eligible Bonds may be rejected, as described under “The Exchange Offer for the Eligible Bonds—Acceptance of Exchange Offers” above. Any unaccepted Eligible Bonds will be returned to you.

EXPIRATION DATE	The Invitations expire at 5:00 P.M., New York City time, on April 14, 2010 (the “Expiration Date”), unless Peru, in its sole and absolute discretion, extends the Expiration Date or terminates the Invitations earlier. Peru expects to announce the preliminary results of the Invitations at or around 3:00 P.M., New York City time, on the Announcement Date, or as soon as possible thereafter.

ANNOUNCEMENT OF RESULTS	At or around 3:00 P.M., New York City time, on the first trading day following the Expiration Date (the “Announcement Date”), or as soon thereafter as practicable, Peru will announce:

•	the Benchmark Rates for the 2033 Bonds and each series of Eligible Bonds accepted for exchange or tender for cash;

•	the aggregate principal amount of each series of Eligible Bonds accepted in exchange for 2033 Bonds;

•	the aggregate principal amount of each series of Eligible Bonds accepted for tender for cash;

•	the aggregate principal amount of 2033 Bonds to be issued pursuant to the Invitations;

•	the Eligible Bond Price for each series of Eligible Bonds accepted for exchange or tender for cash;

•	the 2033 Bond Issue Price;

•	the Exchange Ratio for each series of Eligible Bonds accepted for exchange; and

•	information concerning any applicable proration of Eligible Bonds tendered for cash in the Cash Tender Offer.

EXPECTED SETTLEMENT DATE; SETTLEMENT DATE	The Expected Settlement Date for the Invitations is April 29, 2010. We expect the Settlement Date of the Invitations to be the Expected Settlement Date. For all exchange offers, each Eligible Bond Ratio will be determined assuming that settlement takes place on the Expected Settlement Date. In the event that the Settlement Date is delayed for reasons other than an extension of the Expiration Date, the principal amount of 2033 Bonds you will be entitled to receive will not be adjusted. In addition, you will not receive any payment for interest accrued on and after the Expected Settlement Date on your Eligible Bonds accepted for exchange and you will also not be required to make any payment for interest accrued but unpaid on the 2033 Bonds you receive on and after the Expected Settlement Date.

For all tender offers made pursuant to the Invitations, accrued interest will be calculated to the Settlement Date. Thus, in the event the Settlement Date is delayed, you will receive additional accrued interest for the Eligible Bonds you tendered. However, the purchase price for such Eligible Bonds will not be adjusted.

CONDITIONS TO THE INVITATION	The Invitations will be subject to various customary conditions, any or all of which Peru may waive in its sole and absolute discretion. The Cash Tender Offer is also conditioned on Peru’s ability to raise cash by reopening or newly issuing bonds in the international and/or Peruvian domestic market in an amount and on terms and conditions acceptable to Peru (collectively, the “Cash Tender Offer Condition”).

Peru is under no obligation to issue any bonds for cash and may determine, in its sole and absolute discretion, depending on the results of the Exchange Offer, not to issue any reopened or new bonds for cash. If Peru accepts tenders for cash, they will be accepted subject to the Cash Tender Offer Condition and as a result your Eligible Bonds could be subject to proration or rejection or, once accepted, may be returned to you if Peru’s cash offering does not settle.

The Invitations are not subject to a minimum participation condition.

Offers to exchange Eligible Bonds will only be accepted by Peru if the aggregate principal amount of Eligible Bonds tendered by each holder in such offer for exchange is greater than or equal to the Threshold Exchange Amount.

Peru has also set a maximum aggregate purchase price (excluding accrued interest) for the Eligible Bonds purchased pursuant to the Cash Tender Offer of the Aggregate Tender Purchase Price.

EXTENSIONS; AMENDMENTS; TERMINATION	At any time before Peru announces, on the Announcement Date, the acceptance of any exchange offers or tender offers, Peru may, in its sole and absolute discretion:

•	terminate either or both of the Exchange Offer or the Cash Tender Offer for one or more series of Eligible Bonds; or

•	extend the Expiration Date.

In addition, Peru reserves the right, in its sole and absolute discretion, at any time prior to the Expiration Date, to amend the Invitations in any respect.

TAX CONSEQUENCES	Please see the section entitled “Taxation” for important information regarding the possible tax consequences to holders of Eligible Bonds who exchange Eligible Bonds for 2033 Bonds or who tender Eligible Bonds for cash.

WITHDRAWAL RIGHTS	Your exchange offer or tender offer will become irrevocable upon expiration of the Invitations on the Expiration Date unless Peru, in its sole and absolute discretion, terminates the Invitations earlier or extends the Expiration Date. If Peru, in its sole and absolute discretion, increases the Aggregate Tender Purchase Price at or following the expiration of the Invitations on the Expiration Date, Peru will be under no obligation to grant additional withdrawal rights. However, any exchange offer or tender offer may be withdrawn or revised prior to the expiration of the Invitations on the Expiration Date in accordance with the procedures described under “Terms of the Invitations—Irrevocability; Withdrawal Rights.”

JURISDICTIONAL RESTRICTIONS	Peru is making the Invitations only in those jurisdictions where it is legal to make such offers. See “Certain Legal Restrictions,” “Plan of Distribution” and “Jurisdictional Restrictions.”

PROCEDURES FOR OFFERING ELIGIBLE BONDS FOR EXCHANGE OR TENDER	Offers to exchange Eligible Bonds and tenders of Eligible bonds for cash may be submitted only by direct participants in The Depository Trust Company, Inc. (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (each, a “Direct Participant”) in compliance with applicable law.

If you wish to submit an exchange offer or tender offer pursuant to the Invitations, you, or the custodial entity or Direct Participant (as the case may be) through which you hold your Eligible Bonds must submit, at or prior to 5:00 P.M., New York City time, on the Expiration Date, your exchange offer or tender offer by properly instructing the applicable clearing system (DTC, Euroclear or Clearstream, Luxembourg) in accordance with the procedures and deadlines established by such clearing system.

If you offer to tender Eligible Bonds for cash, your tender offer may be subject to proration, with Small Holders receiving priority. As a result, some or all of your Eligible Bonds may not be accepted pursuant to the Cash Tender Offer. These unaccepted Eligible Bonds will be returned to you unless your tender offer is for an aggregate principal amount greater than or equal to the Threshold Exchange Amount, the aggregate principal amount of your Eligible Bonds not accepted for purchase is greater than or equal to the Threshold Exchange Amount and you elect in the electronic submission of your tender offer prior to the Expiration Date to automatically retender your Eligible Bonds in the event proration is applied. If you elect to retender such unaccepted Eligible Bonds, no further action is required by you. If you do not elect to retender your unaccepted Eligible Bonds in the electronic submission of your tender offer prior to the Expiration Date, your unaccepted Eligible Bonds will be returned to you.

Certain Deemed Representations, Warranties and Undertakings	If you submit an offer to exchange Eligible Bonds or tender Eligible Bonds for cash pursuant to the terms of the Invitations, you will be deemed to have made certain acknowledgements, representations, warranties and undertakings to Peru, the Joint Dealer Managers and the Information and Exchange Agent. See “Holders’ Representations, Warranties and Undertakings.”

RISK FACTORS	The Invitations involve material risks, including the following:

•	If the Invitations are completed, the trading market for the Eligible Bonds not exchanged or sold for cash may become illiquid, which may adversely affect the market value of the Eligible Bonds;

•	The 2033 Bonds will contain provisions allowing Peru to amend the payment terms and certain other conditions of the 2033 Bonds with the consent of the holders of not less than 75% of the aggregate principal amount of the 2033 Bonds;

•	Peru is a sovereign state and accordingly it may be difficult to obtain or enforce judgments against it; and

•	Certain risks relating to Peru’s political, economic or social circumstances and developments in other emerging countries.

Before deciding to participate in the Invitations, you should read carefully all of the information contained in the Invitation Materials, including, in particular, the “Risk Factors” section beginning on page S-17 of this prospectus supplement.

JOINT DEALER MANAGERS	Barclays Capital Inc. and HSBC Securities (USA) Inc.

INFORMATION AND EXCHANGE AGENT	Bondholder Communications Group

FURTHER INFORMATION; ASSISTANCE	Any questions or requests for assistance concerning the terms of the Invitations may be directed to the Joint Dealer Managers at the addresses and telephone numbers set forth on the back cover of this prospectus supplement. Requests for additional copies of this prospectus supplement and related materials may be directed to the Information and Exchange Agent at the address and telephone number set forth on the back cover of this prospectus supplement. Beneficial owners may also contact their custodian for assistance concerning the Invitations.

Summary of the 2033 Bonds

This summary highlights information contained elsewhere in this prospectus supplement and the attached prospectus. It may not contain all the information that you should consider before investing in the bonds. You should read the entire prospectus supplement and the attached prospectus carefully.

Issuer	Peru

Securities	The 2033 Bonds will be consolidated, form a single series and be fully fungible with Peru’s outstanding U.S.$984,636,000 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (CUSIP No. 715638AP7, ISIN US715638AP79, Common Code 018096145) (collectively, the “Prior 2033 Bonds”).

Prior Issue Dates	November 21, 2003, February 3, 2005 and March 14, 2007.

Expected Issue Date of the 2033 bonds pursuant to the Exchange Offer	Peru expects to issue the 2033 Bonds on April 29, 2010, which is the Expected Settlement Date of the Invitations.

Issue Amount	There is no minimum or maximum principal amount of 2033 Bonds that may be issued pursuant to the Invitations.

Maturity Date	November 21, 2033.

Interest Rate	8.750% per year, computed on the basis of a 360-day year of twelve 30-day months, accruing from November 21, 2009, the last interest payment date of the Prior 2033 Bonds.

Interest Payment Dates	Semiannually in arrears on May 21 and November 21 of each year, commencing on May 21, 2010 and ending on November 21, 2033.

Regular Record Dates for Interest	Every May 6 and November 6.

Redemption or Sinking Fund	The 2033 Bonds will not be entitled to the benefit of any sinking fund, and they will not be redeemable before maturity.

Collective Action Securities	The 2033 Bonds contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to substantially all of our outstanding public external indebtedness. These provisions, which are commonly referred to as “collective action clauses,” are described in the sections entitled “Description of the Securities—Debt Securities—Default;” “—Acceleration of Maturity” and “—Amendments and Waivers” in the attached prospectus.

Negative Pledge	The 2033 Bonds will contain a restriction, subject to certain exceptions, on the ability of Peru to secure its Public External Indebtedness, as defined under “Description of the Securities—Debt Securities—Negative Pledge” in the attached prospectus.

Denominations	Peru will issue the 2033 Bonds in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Status	The 2033 Bonds will be the direct, general, unconditional, unsubordinated and unsecured obligations of Peru. The 2033 Bonds will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated External Indebtedness, as defined under “Description of the Securities—Debt Securities—Defined Terms” in the attached prospectus.

Additional Amounts	Peru will make payments of principal and interest in respect of the 2033 Bonds without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru except as described in “Description of the 2033 Bonds—Additional Amounts.”

Further Issues	Without the consent of holders of the 2033 Bonds, Peru may issue additional debt securities with the same terms and conditions as the outstanding 2033 Bonds, except for the issue date, issue price and amount of first interest payment, and Peru may consolidate the additional debt securities to form a single series with the outstanding 2033 Bonds.

Form of Securities	Peru will issue the 2033 Bonds in the form of one or more registered global notes without coupons. No bonds will be issued in bearer form.

As an owner of a beneficial interest in the global securities, you will generally not be entitled to have your 2033 Bonds registered in your name, will not be entitled to receive certificates in your name evidencing the 2033 Bonds and will not be considered the holder of any 2033 Bonds under the fiscal agency agreement.

Governing Law	New York

Fiscal Agent	The 2033 Bonds will be issued pursuant to a fiscal agency agreement, dated as of February 6, 2003, as amended as of November 21, 2003 and as of October 14, 2004, between Peru and The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.), as fiscal agent, principal paying agent and registrar.

Listing and Trading	Application has been made to list the 2033 Bonds on the Official List of the Luxembourg Stock Exchange and to trade them on its Euro MTF Market.

SUMMARY TIME SCHEDULE AND PROCEDURES FOR THE INVITATION

The following summarizes the anticipated time schedule for the Invitations, assuming, among other things, that the Expiration Date for the Invitations is not extended. Each of the summaries is qualified in its entirety by, and should be read together with, the more detailed information appearing elsewhere in this prospectus supplement. The various dates and times in these summaries are based on Peru’s current schedule and are subject to change in Peru’s sole discretion.

At or around 8:00 A.M., New York City time, April 9, 2010	Commencement

Announcement of the terms of the Invitations, including the Eligible Bond Spreads and the 2033 Reopen Spread.

Commencement of the Invitations.

The Invitations will be open for submissions of offers to exchange Eligible Bonds for 2033 Bonds and offers to tender Eligible Bonds for cash.

5:00 P.M., New York City time, April 14, 2010	Expiration

The Invitations expire, unless Peru extends it or terminates it earlier in its sole and absolute discretion. You may no longer submit, modify or withdraw any exchange offers or cash tender offers of Eligible Bonds, unless the Expiration Date is extended by Peru.

At or around 2:00 P.M., New York City time, or as soon as possible thereafter, April 15, 2010, or earlier

Pricing and Acceptance of Exchange Offers and Cash Tender Offer

Peru, after reviewing the offers to exchange Eligible Bonds for 2033 Bonds and to tender Eligible Bonds for cash made in the Invitations, determines in its sole and absolute discretion whether to accept any Eligible Bonds for exchange and/or whether to accept any Eligible Bonds tendered for cash. Peru determines the Benchmark Rate for the 2033 Bonds and each series of Eligible Bonds accepted for exchange or tender for cash pursuant to the Invitations. In addition, Peru determines if proration of the Eligible Bonds tendered for cash in the Cash Tender Offer will occur and, if so, Peru will determine the applicable proration factor or factors.

At or around 3:00 P.M., New York City time, or as soon as possible thereafter, April 15, 2010, or earlier	Announcement Peru announces:

• the Benchmark Rates for the 2033 Bonds and each series of Eligible Bonds accepted for exchange or tender for cash;

• the aggregate principal amount of each series of Eligible Bonds accepted in exchange for 2033 Bonds;

• the aggregate principal amount of each series of Eligible Bonds accepted for tender for cash;

• the aggregate principal amount of 2033 Bonds to be issued pursuant to the Invitations;

• the Eligible Bond Price for each series of Eligible Bonds accepted for exchange or tender for cash;

• the 2033 Bond Issue Price; and

• the Exchange Ratio for each series of Eligible Bonds accepted for exchange; and

• information concerning any applicable proration of Eligible Bonds of any series tendered for cash in the Cash Tender Offer.

April 29, 2010	Settlement

Settlement of the Invitations. Delivery of 2033 Bonds and/or cash.

In accordance with the terms and conditions of the Eligible Bonds, Peru, through the Fiscal Agent, will cancel the Eligible Bonds it receives and accepts pursuant to the Exchange Offer and Cash Tender Offer as soon as practicable following the Settlement Date and inform the Luxembourg Stock Exchange of any such cancellation policy.

Failure to properly deliver good and marketable title to your Eligible Bonds against delivery of 2033 Bonds and/or cash on time for any reason may result in the cancellation of your exchange offer or tender offer. In the event a tendering bondholder or DTC, Euroclear or Clearstream, Luxembourg, as the case may be, on its behalf, fails to make a delivery of good and marketable title to its Eligible Bonds for any reason on the applicable Settlement Date, Peru will only pay accrued and unpaid interest in respect of such validly tendered Eligible Bond to (but excluding) the Expected Settlement Date.

Peru will make (or cause to be made) all announcements regarding the Invitations by press release issued to the news media in accordance with applicable law and by announcement on the website of the Luxembourg Stock Exchange (http://www.bourse.lu). Any announcement made in connection with the Invitations after 4:00 P.M., Luxembourg time, on any applicable date, will be published on the website of the Luxembourg Stock Exchange on the following business day in Luxembourg. See “Terms of the Invitations—Publication.”

RISK FACTORS

This section describes certain risks associated with the Invitations. You should consult your financial and legal advisors about the risk of participating in the Invitations. Peru and the Joint Dealer Managers disclaim any responsibility for advising you on these matters.

Risk Factors Relating to the Invitations

If the Invitations are completed, the trading market for the Eligible Bonds not exchanged may become illiquid, which may adversely affect the market value of the Eligible Bonds.

Eligible Bonds not exchanged or purchased for cash pursuant to the Invitations will remain outstanding. The exchange or purchase of Eligible Bonds pursuant to the Invitations and the cancellation of such Eligible Bonds will reduce the aggregate principal amount of Eligible Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of any Eligible Bonds not exchanged. See “Terms of the Invitations—Market for the Eligible Bonds and the 2033 Bonds.”

Risk Factors Relating to Peru

The global recession, low economic growth or economic contraction affecting Peru’s trading partners may have an adverse effect on Peru, which may interfere with Peru’s ability to service its indebtedness.

In the past, Peru has experienced economic and political instability and terrorist insurgency. At present, Peru is a stable democracy having completed a peaceful transition from the administration of President Toledo to President Alan García, following elections held in the first half of 2006. Peru’s growth, low inflation, and fiscal and external surpluses reflect, in part, the strength of Peru’s economic fundamentals. However, the recent global economic crisis and decreased commodity prices have affected Peru’s economy, leading to contractions in exports and imports. The recession, low economic growth or economic contraction affecting Peru’s trading partners may have an adverse effect on Peru. The government cannot assure you that Peru will not face political, economic or social problems in the future or that these problems will not interfere with Peru’s ability to service its indebtedness, including the Eligible Bonds and the 2033 Bonds. In addition, economic and political developments in other emerging countries in Latin America, such as Argentina, Bolivia, Brazil, Ecuador and Venezuela may have an adverse effect on other countries in the region, including Peru.

Other Considerations

The 2033 Bonds contain provisions that permit Peru to amend the payment terms with the consent of 75% of holders.

The 2033 Bonds contain provisions allowing Peru to amend the payment terms and certain other conditions of the 2033 Bonds with the consent of the holders of not less than 75% of the aggregate principal amount of the 2033 Bonds. These provisions, which are commonly referred to as “collective action clauses,” are described in the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity” and “—Amendments and Waivers” in the attached prospectus.

Peru is a sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Peru is a sovereign state. As a result, it may not be possible for investors to effect service of process within their own jurisdiction upon Peru or to enforce against Peru judgments obtained in their own jurisdictions. See “Sovereign Immunity and Arbitration” in this prospectus supplement and “Description of the Securities—Jurisdiction, Consent to Service and Enforceability” in the attached prospectus.

RECENT DEVELOPMENTS

The information included in this section supplements the information about us corresponding to the headings below contained in the attached prospectus. To the extent that the information included in this section differs from the information set forth in the attached prospectus, you should rely on the information in this section.

The Economy

Overview

Peru continues to be affected by the contraction of liquidity in the international financial markets, equity, debt and foreign exchange market volatility, the volatility in commodity prices, and the contraction in growth in some of Peru’s most important export markets. The deceleration in GDP growth continued in 2009, with lower GDP growth in 2009 as compared to 2008. In addition, continuing market conditions have also had adverse effects on the Peruvian economy, including:

•	a decrease in exports and imports for 2009, when compared to levels recorded during 2008;

•	a decrease in foreign direct investment inflows; and

•	decreased commodity prices, leading to decreased export earnings, decreased external and fiscal accounts and a resulting decline in tax revenues in 2009.

Government Stimulus Package

As of January 2010, the Government had authorized additional funds for the stimulus package, increasing the aggregate amount of the stimulus package to U.S.$4.8 billion, and had allocated or disbursed approximately 83% of such aggregate amount.

Year Ended December 31, 2009 and Recent Developments

Levels of economic activity recorded during 2009 show a growth in GDP of 0.9% when compared to 2008. The deceleration of economic growth was due primarily to weak private consumption and a decrease in private investment, which resulted in a 2.9% decline in domestic demand during 2009.

The following are economic results as of and for the year ended December 31, 2009, compared to results as of and for the year ended December 31, 2008:

•	the current account surplus totaled U.S.$0.2 billion, or 0.2% of GDP, compared to a current account deficit of U.S.$4.7 billion, or 3.7% of GDP, in 2008;

•	the non-financial public sector registered a deficit of U.S.$2.8 billion, or 2.1% of GDP, compared to a surplus of U.S.$2.8 billion, or 2.1% of GDP, for 2008;

•	the balance of public sector external debt totaled U.S.$20.6 billion, or 16.2% of GDP, compared to U.S.$19.2 billion, or 15.1% of GDP, as of December 31, 2008;

•	foreign direct investment was U.S.$4.4 billion, compared to U.S.$6.2 billion during 2008;

•	exports decreased by 14.7%, to U.S.$26.9 billion, compared to U.S.$31.5 billion in 2008, primarily as a result of a decrease in exports of copper, hydrocarbons and agricultural and textile products;

•	the balance of public sector domestic debt totaled U.S.$13.2 billion, or 10.4% of GDP, compared to U.S.$11.4 billion, or 8.9% of GDP, as of December 31, 2008;

•	the inflation rate was 0.2%, compared to an inflation rate of 6.7% for 2008; and

•	the net international reserves of the Central Bank increased by 6.2%, to U.S.$33.1 billion as of December 31, 2009, compared to U.S.$31.2 billion as of December 31, 2008.

The United States, China, Canada, Japan and Chile rank among Peru’s most important export markets. In 2009, exports totaled U.S.$26.9 billion, a 14.7% decrease compared to the U.S.$31.5 billion surplus in 2008. Peru registered a trade surplus of U.S.$5.9 billion in 2009, a significant increase compared to the U.S.$3.1 billion registered in 2008.

Public Sector Debt. As of December 31, 2009, the outstanding public sector external debt amounted to approximately U.S.$20.6 billion, equivalent to 16.2% of GDP for the year, an increase of U.S.$1.4 billion compared to public sector external debt outstanding at December 31, 2008.

As of December 31, 2009, outstanding public sector domestic debt amounted to approximately U.S.$13.2 billion, equivalent to 10.4% of GDP for the year, an increase of U.S.$1.8 billion compared to public sector domestic debt outstanding at December 31, 2008.

In February 2010, Peru received authorization to issue public sector debt on the domestic market as part of the Market Makers’ Program, in an amount up to approximately U.S.$700 million.

Material Loan Agreements. In December 2009, Kreditanstalt für Wiederaufbau, or KfW, approved a U.S.$50 million loan to fund the program entitled Water and Sewerage Systems Optimization: Sectorization, Network Rehabilitation and Land Registry Update – Area of Influence Huachipa Plant – Drainage Area Comas – Chillón – Lima. In December 2009, Peru also entered into a loan agreement with the Inter-American Development Bank totaling U.S.$50 million to finance the Program of Social Sector Reform I. In the same month, Peru entered into the Second Programmatic Environmental Development Policy Loan totaling U.S.$50 million with the International Bank for Reconstruction and Development.

In March 2010, Peru entered into a loan agreement with the Japan International Cooperation Agency, or JICA, in an aggregate amount of Y9.3 billion to fund the Lima Marginal Areas Sanitary Improvement Project.

Free Trade Agreements. In January 2010, Peru and Japan completed the fifth round of negotiations for the Japan-Peru Economic Partnership. In March 2010, the free trade agreement between Peru and the Republic of China became effective.

Selected Economic Information

(in millions of U.S. dollars, except as otherwise indicated)

	For the year ended December 31,
	2004	2005	2006	2007(1)	2008(1)	2009(1)
Domestic economy
GDP (at current prices)	69,763	79,397	92,439	107,328	127,643	127,153
Real GDP (in millions of S/. at constant 1994 prices)	139,141	148,640	160,145	174,407	191,505	193,155
Real GDP growth rate (in %)	5.0	6.8	7.7	8.9	9.8	0.9
CPI (change for the period in %)	3.5	1.5	1.1	3.9	6.7	0.2
Unemployment rate (in %)(2) (11)	10.5	11.4	8.8	7.2	6.4	N/A
Underemployment rate (in %)(3) (11)	42.8	40.9	41.2	38.9	33.4	N/A
Unemployment rate (in %)(2) (12)	9.4	9.6	8.2	8.4	8.4	N/A
Underemployment rate (in %)(3) (12)	5.7	53.4	51.6	49.7	46.1	N/A

Balance of payments
Total current account	19	1,148	2,872	1,363	(4,723)	247
Of which:
Trade balance	3,004	5,286	8,986	8,287	3,090	5,873

	For the year ended December 31,
	2004	2005	2006	2007(1)	2008(1)	2009(1)
Total capital account	2,154	141	348	8,400	8,674	1,012
Of which:
Foreign direct investment	1,599	2,579	3,467	5,425	6,188	4,364

Errors and omissions(4)	151	239	(495)	(175)	(838)	(250)
Overall balance of payments(5)	2,325	1,528	2,726	9,588	3,112	1,008
Change in Central Bank net international reserves (period end in %)	23.9	11.6	22.5	60.3	12.7	6.2
Central Bank net international reserves (period end)	12,631	14,097	17,275	27,689	31,196	33,135

Public sector balance
Central government revenue(6)	10,363	12,438	16,106	19,450	23,306	20,022
As a % of GDP	14.9	15.7	17.4	18.1	18.2	15.8
Central government expenditure(7)	11,292	13,111	14,901	17,647	20,517	22,806
As a % of GDP	16.2	16.5	16.1	16.4	16.1	17.9
Central government fiscal balance	(873)	(555)	1,315	1,925	2,924	(2,654)
As a % of GDP	(1.3)	(0.7)	1.5	1.8	2.2	(2.0)
Overall non-financial public sector fiscal balance(8)	(721)	(240)	1,883	3,264	2,799	(2,828)
As a % of GDP	(1.0)	(0.3)	2.1	3.1	2.1	(2.1)

Public sector debt
Public sector external debt	24,466	22,279	21,972	20,081	19,237	20,600
As a % of GDP	35.1	28.1	23.8	18.7	15.1	16.2
Public sector domestic debt(9)	6,439	7,688	8,518	11,789	11,411	13,227
As a % of GDP	9.2	9.7	9.2	11.0	8.9	10.4
Total public sector debt	30,905	29,968	30,490	31,870	30,648	33,827
As a % of GDP	44.3	37.7	33.0	29.6	24.0	26.6

Public sector external debt service:
Amortizations(9)	1,363	3,621	1,198	5,466	2,580	1,847
Interest payments(9)	1,166	1,289	1,339	1,411	1,156	1,078

Total external debt service	2,529	4,910	2,537	6,877	3,736	2,924
As a % of exports of goods and services(10)	16.7	24.2	9.2	21.1	10.1	9.1
Exchange rate (end of period, S/. per U.S.$)	3.28	3.43	3.21	2.98	3.11	2.88
Exchange rate (average, S/. per U.S.$)	3.41	3.29	3.27	3.13	2.92	3.01

(1)	Preliminary data.
(2)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.
(3)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) working part-time which would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but which, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.
(4)	Represents errors and omissions in compiling balance of payments accounts based on double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(5)	Includes current account balance, capital account balance and errors and omissions.
(6)	Excludes privatization receipts.
(7)	Includes interest payments.
(8)	Includes the non-financial public sector and the Central Bank.
(9)	Excludes Central Bank debt.
(10)	Includes exports of goods and services and investment income.

(11)	Source: Ministry of Labour.
(12)	Source: National Institute of Statistics.

N.A. = Not Available.

Source: Central Bank, unless otherwise indicated.

Gross Domestic Product and Structure of the Economy

In 2009, GDP grew by 0.9%, compared to 9.8% in 2008. The sectors that experienced the most significant growth in 2009 were construction, other services and agriculture and livestock. The rate of growth in the construction sector during 2009 (6.1%) resulted from increased domestic consumption of cement and increased investment in infrastructure. The expansion in the other services sector (including taxes on products and import duties) during 2009 (3.1%) was due to an increase in government services and financial and insurance services. The expansion in the agriculture and livestock sector during 2009 (2.3%) resulted primarily from increased production of poultry, cattle, and sheep and, to a lesser extent, an increase in the production of eggs, and in part from expanded harvest areas for primary goods, attractive prices for primary goods, and favorable climate conditions that guaranteed adequate levels of water reserves in Peru’s main reservoirs. Mining and fuel grew by 0.6% due to a decrease in metallic mining, which was partially offset by an increased rate of growth in hydrocarbon production.

Principal Sectors of the Economy

The following table sets forth the distribution of GDP in the Peruvian economy, indicating for each sector its growth rate for the period indicated.

Gross Domestic Product by Sector

(percentage change from previous year, at constant 1994 prices)

	For the 12 months ended December 31,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2009(1)
Primary production:
Agriculture and livestock(2)	(1.4)	5.4	8.4	3.2	7.2	2.3
Fishing	30.7	3.2	2.4	6.9	6.3	(7.9)
Mining and fuel(3)	5.3	8.4	1.4	2.7	7.6	0.6

Total primary production	2.2	6.6	5.2	3.2	7.4	1.2

Secondary production:
Manufacturing	7.4	7.5	7.5	11.1	9.1	(7.2)
Construction	4.7	8.4	14.8	16.6	16.5	6.1
Electricity and water	4.5	5.6	6.9	8.5	7.7	1.2

Total secondary production	6.5	7.5	9.0	12.1	10.7	(3.1)

Services:
Wholesale and retail trade	6.2	6.2	11.7	9.7	13.0	(0.4)
Other services(4)	4.8	6.8	6.8	9.0	9.1	3.1

Total services	5.1	6.7	7.9	9.1	10.0	2.3

Total GDP	5.0	6.8	7.7	8.9	9.8	0.9

(1)	Memoria Banco Central de Reserva 2007.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.
(5)	Central Bank Nota Semanal No. 08-2010.

Source: Central Bank.

Primary Production

Agriculture and Livestock. In 2009, the agriculture and livestock sector grew by 2.3%. The agriculture and livestock sector grew more than GDP in 2009, increasing its contribution to GDP from 7.7% in 2008 to 7.8% in 2009.

The expansion in the agriculture and livestock sector during 2009 was the result of increased production of meat products, milk, and certain traditional agricultural products, including potatoes, rice, plantains, yucca, and corn, each of which recorded historic volumes of production in response to increased domestic demand.

Fishing. In 2009, the fishing sector declined by 7.9%, mainly due to a decrease in fish catch for frozen fish products (a non-traditional export), such as scad, snails, tuna, hake, and shellfish. In addition, there was a decrease in the fish catch for canned products (a non-traditional export) during 2009. These decreases were partially offset by an increase in the fish catch for fresh consumption, which resulted from the increased availability of squid, mackerel, hake, and other species. The capture of anchovies for industrial consumption (including the production of fishmeal and fish oil, both traditional exports) decreased compared to 2008, despite a longer fishing season in 2009 (98 days compared to 47 days in 2008), due to unfavorable changes in sea surface temperature.

Mining. Peru is a leading producer in Latin America of gold, silver, tin, copper, lead and zinc. Although mining constitutes a small part of the country’s GDP, contributing on average 5.7% of GDP during 2009, mineral products are Peru’s main exports, accounting for 60.9% of total exports by value. Gold and copper accounted for 25.3% and 22.1% of total exports by value, respectively, during 2009. In addition, gold accounted for 41.6% of total mining exports.

During 2009, the average price of copper steadily increased from an average of U.S.$1.46 per pound in January 2009 to an average of U.S.$3.17 per pound in December 2009. The 2010 forecast by the Comision Chilena del Cobre, or the Chilean Copper Commission, estimates that the average price of copper will be U.S.$3.10 per pound, compared to an average price of U.S.$2.34 per pound for 2009. Peru’s copper production increased by 0.38% during 2009 compared to 2008. The small increase in Peru’s copper production during 2009 was primarily the result of price and demand readjustments, which were a result of the global economic crisis. The recent global economic crisis resulted in a decrease in exports, a decrease in production, the temporary suspension of work at certain mining projects, and a lack of liquidity in certain industries to finance the development and exploration of new projects, all of which have negatively impacted the mining sector.

Between 2004 and 2009, investment in the mining sector totaled approximately U.S.$8.8 billion, with an average annual investment of approximately U.S.$1.5 billion.

Certain mining companies, in particular those relating to zinc and lead materials, may continue to evaluate their expansion and development plans in light of market developments. In addition, the Government expects that the lower zinc and lead prices recently experienced will negatively affect the production, development and expansion plans of smaller mining companies in the coming months.

Hydrocarbons. The hydrocarbons subsector, which includes petroleum and natural gas production, currently constitutes a minor part of the Peruvian economy. The petroleum companies in Peru are oriented towards the exploration and development of oil fields located mainly in Peru’s Amazon region. A major part of Peruvian production consists of heavy crude oil that is primarily exported and light crude oil that is used in local refineries. In 2009, the production of hydrocarbons increased by 16.1%, in large part as a result of continued production at existing projects and new projects starting production, including the increased production of liquid hydrocarbons by Pluspetrol Peru Corporation from the block 56 gas field, which began operations in September 2008, and the Cashiriari oil field located in block 88, which began production in July 2009.

Secondary Production

The Government expects a decline of growth in the secondary production sectors in 2010, mainly due to the current international economic environment. The Government expects that once the economies of Peru’s major trading partners begin to recover, the construction and non-primary manufacturing sectors will be among the first secondary production sectors to experience increased activity.

Non-primary manufacturing. Non-primary manufacturing decreased 8.5% in 2009, when compared to 2008, mainly due to a decrease in the production of textiles, leather products and footwear, iron and steel production and equipment and metal products.

Construction. The construction sector grew by 6.1% in 2009, when compared to 2008, mainly due to continued public investment, mining projects and public work projects such as road construction, infrastructure reconstructions and the government sponsored social housing program, Fondo MiVivienda.

Electricity and Water. During 2009, the electricity and water production sector grew by 1.2%, compared to 7.7% for 2008. This reduced rate of growth was mainly due to a decrease in domestic demand.

Other Services. During 2009, the other services sector grew by 3.1%, compared to 9.1% for 2008. This reduced rate of growth was mainly due to a decrease in cargo transport due to the decrease in imports.

Balance of Payments and Foreign Trade

Balance of Payments

The following table provides information, based on period-end exchange rates, regarding Peru’s balance of payments for the periods shown.

Balance of Payments

(in millions of U.S. dollars, at current prices)

	For the twelve months ended December 31,
	2004	2005	2006	2007	2008	2009
Current account:
Trade balance:(1)
Exports (FOB)	12,809	17,368	23,830	27,882	31,529	26,885
Imports (FOB)	(9,805)	(12,082)	(14,844)	(19,595)	(28,439)	(21,011)

Trade balance	3,004	5,286	8,986	8,287	3,090	5,873
Services, net	(732)	(834)	(737)	(1,191)	(1,962)	(1,112)
Of which:
Net income from tourism(2)	499	557	772	749	924	960
Net income from transportation(3)	(726)	(858)	(874)	(1,192)	(1,701)	(996)
Financial and investment income, net(4)	(3,686)	(5,076)	(7,562)	(8,359)	(8,774)	(7,371)
Current transfers, net	1,433	1,772	2,185	2,626	2,923	2,856
Of which:
Workers remittances	1,133	1,440	1,837	2,131	2,444	2,378

Current account balance	19	1,148	2,872	1,363	(4,723)	247
Capital account:
Foreign direct investment	1,599	2,579	3,467	5,425	6,188	4,364
Portfolio investment	(74)	25	(45)	70	85	47
Other medium and long-term capital(5)	399	(2,226)	(1,994)	840	1,833	(1,723)
Of which:
Disbursements to the public sector	2,535	2,656	609	3,384	1,166	3,229
Other capital, including short-term capital	230	(236)	(1,079)	2,064	568	(1,675)

Capital account balance	2,154	141	348	8,400	8,674	1,012

Errors and omissions(6)	151	239	(495)	(175)	(838)	(250)

Balance of payments	2,325	1,528	2,726	9,588	3,112	1,008

Financing:
Change in gross Central Bank reserves(7)	(2,351)	(1,628)	(2,753)	(9,654)	(3,169)	(1,045)
Use of IMF resources	0	0	0	0	0	0
Exceptional financing, net	26	100	27	67	57	36

Total financing	(2,325)	(1,528)	(2,726)	(9,588)	(3,112)	(1,008)

Memorandum item:
Current account balance (deficit) (as % of GDP)	0.0	1.4	3.1	1.3	(3.7)	0.2

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.
(2)	Based on a survey of tourists. Income from tourism represents the total expenditure by a tourist multiplied by the total number of tourists.

(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.
(4)	Includes interest payments.
(5)	Includes debt amortization payments.
(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(7)	Refers to changes in reserves used to finance balance of payments and corresponds to net international reserves excluding the use of IMF resources.

Source: Central Bank.

Trade Balance

In 2009, Peru’s current account registered a surplus of U.S.$0.2 billion, largely due to a higher trade surplus. In 2009, Peru registered a trade balance surplus of U.S.$5.9 billion, an increase from the U.S.$3.1 billion registered in 2008, mainly due to a decrease in imports, which helped offset a decrease in exports. The Government has assumed a trade balance deficit of U.S.$874 million for 2010.

The Monetary System

Monetary Policy

The inflation rate for 2009 was 0.2%, lower than the Central Bank’s target annual inflation rate for 2009, which was 2%, plus or minus 1%. The Central Bank’s target inflation rate for 2010 is 2.0%. As of February 28, 2010, the inflation rate was 0.6%. The Central Bank continues to pursue monetary policies aimed at ensuring that actual inflation remains within the target range. Because of the reduction in inflationary pressure resulting from this more stable price environment, the Government believes that the inflation rate will converge to the target rate set by the Central Bank.

The following table provides information on interest rates applicable to commercial bank loans on the dates shown.

Interest Rates on Commercial Bank Loans

(annual percentage rates)

	As of December 31,
	2008	2009
Domestic Currency:
Interbank	6.5%	1.2%
Prime(1)	7.5	1.7
Average loan rate	23.0	19.9

Foreign currency:
Interbank	1.0	0.2
Prime(1)	5.2	1.2
Average loan rate	10.5	8.6

(1)	Beginning in 2000, it only considers the prime rate on loans to the corporate sector.

Source: Central Bank.

Liquidity and Credit Aggregates

The following table presents the composition of the monetary base and international reserves as of the dates shown.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,
	2008	2009
Currency in circulation and cash in vaults at banks	6,805	7,974
Commercial bank deposits at the Central Bank	301	174
Monetary base	7,105	8,148
Gross international reserves	31,233	33,175
Net international reserves	31,196	33,136

Source: Central Bank.

Net international reserves increased from approximately U.S.$31.2 billion as of December 31, 2008, to approximately U.S.$33.1 billion as of December 31, 2009.

The following tables present liquidity and credit aggregates, and changes in selected monetary indicators as of the dates shown.

Liquidity and Credit

(in millions of U.S. dollars, at current prices)

As of December 31, 2009
Monetary aggregates
Currency in circulation	6,658
M1	11,435
M2	22,551
M3	38,991
Credit by sector(1)
Public sector (Net)(2)	(13,128)
Private sector	36,891

Total credit aggregates	23,763
Deposits
Local currency(3)	15,641
Foreign currency(4)	16,311

Total deposits	31,952

(1)	Includes securities offerings and cash advances from checking accounts of depository corporations.
(2)	Net claims on public sector of depository corporations.
(3)	Includes sight deposits, saving deposits, time deposits and other certificates in domestic currency of depository corporations.
(4)	Includes demand deposits, savings deposits and time deposits in foreign currency of depository corporations.

Source: Central Bank.

FORWARD-LOOKING STATEMENTS

Peru has made forward-looking statements in the Invitation Materials. Statements that are not historical facts are forward-looking statements. These statements are based on Peru’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Peru undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Peru cautions you that many factors could affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	higher interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings by international rating agencies;

•	changes in import tariffs and the rate of exchange of the Peruvian currency against other currencies;

•	changes in international commodity prices;

•	recession, low economic growth or economic contraction affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

•	international hostilities; and

•

the decisions of international financial institutions, such as the IMF, the Inter-American Development Bank, the International Bank for Reconstruction and Development and the Andean Development Corporation, regarding the terms of their financial assistance to Peru; and

•	internal factors, such as:

•	deterioration in general economic and business conditions;

•	political instability;

•	increase in crime rates;

•	natural events, such as climatic changes, earthquakes and floods;

•	reduction in foreign currency reserves;

•	reduction in fiscal revenue;

•	reduced levels of foreign direct investment;

•	the ability of the government to enact key economic reforms;

•	higher domestic debt;

•	increased rates of domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	the level of Peruvian domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

Peru is a sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Peru. For more information, see “Description of the Securities—Jurisdiction, Consent to Service and Enforceability” in the attached prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the Invitations, and the transactions contemplated by the Invitations, may be restricted by law in certain jurisdictions. If materials relating to the Invitations come into your possession, you are required by Peru to inform yourself of and to observe all of these restrictions. The materials relating to the Invitations do not constitute, and may not be used in connection with, an offer or solicitation in any place where such offers or solicitations are not permitted by law. If a jurisdiction requires that the Invitations be made by a licensed broker or dealer and either Joint Dealer Manager, or any affiliate of either Joint Dealer Manager, is a licensed broker or dealer in that jurisdiction, the Invitations shall be deemed to be made by such Joint Dealer Manager or such affiliate on behalf of Peru in that jurisdiction. For more information, see “Jurisdictional Restrictions” in this prospectus supplement.

TERMS OF THE INVITATIONS

Terms and Purpose of the Invitations

The Invitations consist of the Exchange Offer and the Cash Tender Offer (both as defined below). Peru is inviting holders of the Eligible Bonds specified on the front cover of this prospectus supplement to submit one or more exchange offers or cash tender offers, as applicable, on the terms and subject to the conditions described in the Invitation Materials. The Exchange Offer and the Cash Tender Offer are each more fully described below.

If you offer to tender one or more series of your Eligible Bonds for exchange, such offer to exchange will only be accepted if the aggregate principal amount of Eligible Bonds of all series you tender for exchange is greater than or equal to the Threshold Exchange Amount. If you own less than the Threshold Exchange Amount of all series of Eligible Bonds, you may not tender such series in the Exchange Offer, but you may tender such Eligible Bonds pursuant to the Cash Tender Offer.

If you offer to tender Eligible Bonds for cash, your tender may be subject to proration, with Small Holders receiving priority. A “Small Holder” is a holder, the aggregate principal amount of whose Eligible Bonds tendered for cash is less than the Threshold Exchange Amount. As a result, some or all of your Eligible Bonds may not be accepted pursuant to the Cash Tender Offer. These unaccepted Eligible Bonds will be returned to you unless you offer to tender your Eligible Bonds for cash in an aggregate principal amount greater than or equal to the Threshold Exchange Amount, the aggregate principal amount of your Eligible Bonds not accepted for purchase is greater than or equal to the Threshold Exchange Amount and you elect in the electronic submission of your offer to automatically retender for 2033 Bonds, in which case your offer to exchange will be subject to the terms described under “—The Exchange Offer for the Eligible Bonds—Acceptance of Exchange” in this summary.

If you (or the custodian, financial institution or intermediary on your behalf) tender for exchange Eligible Securities of any single series in a principal amount less than the Threshold Exchange Amount, then you and any custodian, financial institution or intermediary through which your tender is made will be responsible for confirming that you have submitted tenders for exchange of Eligible Securities of other series in a principal amount such that the aggregate principal amount of all series of Eligible Bonds tendered for exchange by you is greater than or equal to the Threshold Exchange Amount. None of Peru, any Joint Dealer Manager or the

Information and Exchange Agent will be responsible for any failure by any such custodian to comply with the tendering procedures. However, either of the Joint Dealer Managers, the Information and Exchange Agent or Peru may request further information to confirm that any particular holder or tender for exchange complies with the Threshold Exchange Amount.

Peru reserves the right, in its sole and absolute discretion, not to accept a portion or all exchange offers or tenders for cash as to one or more series of Eligible Bonds or to modify in any manner, any of the terms and conditions of the Invitations.

The Invitations are part of Peru’s program to manage its external liabilities and are made to extend the maturity of Peru’s external debt profile.

Methodology Generally; No Recommendation

You should independently analyze the value of the Eligible Bonds and 2033 Bonds and make your own assessment of the terms of the Invitations. None of Peru, either Joint Dealer Manager or the Information and Exchange Agent has expressed any opinion as to whether the terms of the Invitations are fair. None of Peru, either Joint Dealer Manager or the Information and Exchange Agent makes any recommendation that you offer to exchange Eligible Bonds for 2033 Bonds, tender Eligible Bonds for cash or refrain from offering to do either or both pursuant to the Invitations, and no one has been authorized by Peru, either Joint Dealer Manager or the Information and Exchange Agent to make any such recommendation.

The Exchange Offer for the Eligible Bonds

Peru is inviting holders of the Eligible Bonds to submit offers to exchange Eligible Bonds for 2033 Bonds (the “Exchange Offer”); provided that the aggregate principal amount of all series of Eligible Bonds tendered by any holder in the Exchange Offer must be greater than or equal to the Threshold Exchange Amount. If you own less than the Threshold Exchange Amount of all series of Eligible Bonds, you may not tender in the Exchange Offer, but you may tender Eligible Bonds pursuant to the Cash Tender Offer.

The 2033 Bonds issued pursuant to the Exchange Offer will be consolidated, form a single series and be fully fungible with Peru’s outstanding U.S.$984,636,000 8.75% U.S. Dollar-Denominated Global Bonds due 2033 (CUSIP No. 715638AP7, ISIN US715638AP79, Common Code 018096145).

Consideration to be Received Pursuant to the Exchange Offer

If you make an offer to exchange Eligible Bonds pursuant to the Invitations and Peru accepts your exchange offer, you will receive, in exchange for each U.S.$1,000 (or, in the case of the 2014 Bonds, €1,000) in principal amount of Eligible Bonds of any series validly tendered for exchange, a principal amount of 2033 Bonds equal to U.S.$1,000 multiplied by the Exchange Ratio for such series of Eligible Bonds. The “Exchange Ratio” for each of the 2012 Bonds, the 2015 Bonds and the 2016 Bonds will equal:

Eligible Bond Price

(2033 Bond Issue Price + 2033 Bond Accrued Interest)

The “Exchange Ratio” for the 2014 Bonds will equal:

Eligible Bond Price × EUR/USD Exchange Rate

(2033 Bond Issue Price + 2033 Bond Accrued Interest)

The “Eligible Bond Price” for each series of Eligible Bonds will equal, per U.S.$1,000 (or, in the case of the 2014 Bonds, €1,000) principal amount of such series of Eligible Bonds, (X) the present value (rounded to two decimal places, with U.S.$0.005 rounded to U.S.$0.01 and, in the case of the 2014 Bonds, €0.005 rounded to €0.01) of (i) the principal amount payable at the maturity date of such Eligible Bond plus (ii) all remaining payments of interest from (but excluding) the Expected Settlement Date to (and including) the maturity date, discounted (as of the Expected Settlement Date) in accordance with standard market practice and the formula described in Annex A or Annex B of this prospectus supplement, as applicable, at a discount rate equal to the sum of:

•	the Eligible Bond Benchmark Rate (as defined below) for such series, plus·

•	the Eligible Bond Spread (as defined below) for such series

minus (Y) the interest accrued but unpaid on your Eligible Bonds accepted for exchange from and including the last coupon payment date, to, but excluding, the Expected Settlement Date

The 2033 Bond Accrued Interest is the amount of interest accrued on U.S.$1,000 principal amount of 2033 Bonds from and including November 21, 2009 to but excluding the Expected Settlement Date.

The “EUR/USD Exchange Rate” will be the U.S.$/€ spot bid-side exchange rate displayed on Bloomberg page “CM1,” as determined by Peru at approximately 2:00 P.M., New York City time, on the Announcement Date (as defined below).

In addition, you will receive a payment in cash equal to the interest accrued but unpaid on your Eligible Bonds accepted for exchange to, but excluding, the Expected Settlement Date. You will not be required to pay an amount equal to the interest accrued but unpaid to, but excluding, the Expected Settlement Date, on the 2033 Bonds issued to you, but this amount has been taken into account in determining the Exchange Ratios. Each Exchange Ratio, as set forth above, will be calculated on the Announcement Date assuming that settlement takes place on the Expected Settlement Date.

The amount of 2033 Bonds you receive will be rounded down to the nearest U.S.$1,000. You will receive an amount in cash in respect of this rounding.

Benchmarks; Eligible Bond Spreads; Eligible Bond Benchmark Rates

For each series of Eligible Bonds, the applicable benchmark bond or swap rate (each, a “Benchmark”) and fixed spread (each, an “Eligible Bond Spread”) are set forth in the table below:

Series of Eligible Bonds	ISIN	Applicable Benchmark	Eligible Bond Spread
2012 Bonds	US715638AL65 USP87324AA07 US715638AK82	1% U.S. Treasury Note due March, 2012	10bps
2014 Bonds	XS0203281182	EUR Swap Rate (interpolated)	102bps
2015 Bonds	US715638AN22	2.5% U.S. Treasury Note due March, 2015	77bps
2016 Bonds	US715638AQ52	2.625% U.S. Treasury Note due November, 2016	85bps

The “Eligible Bond Benchmark Rate” means, for each of the 2012 Bonds, the 2015 Bonds and the 2016 Bonds, the yield to maturity of the applicable Benchmark for such series (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on page FIT1 (or, in the case of the 2016 Bonds, page FIT6) of Bloomberg or by any recognized quotation source selected by Peru in its sole and absolute discretion if any such yield to maturity does not appear on Bloomberg page FIT1 (or, in the case of the 2016 Bonds, page FIT6) or such page is not available or is manifestly erroneous, as of 2:00 P.M., New York City time, on the Announcement Date.

The “Eligible Bond Benchmark Rate” means, for the 2014 Bonds, the rate determined by the Joint Dealer Managers through linear interpolation, using the 30/360 day count method in accordance with market practice, of the mid-market EUR-denominated interest rate swap rates for the maturity occurring immediately before and the maturity occurring immediately after the maturity date of the 2014 Bonds, as displayed on Bloomberg page

IRSB19 or by any recognized quotation source selected by Peru in its sole and absolute discretion if such rates do not appear on Bloomberg page IRSB19 or such page is not available or is manifestly erroneous, as of 2:00 P.M., New York City time, on the Announcement Date. For purposes of linear interpolation, the time to maturity of the 2014 Bonds will be determined by calculating the number of days from the Expected Settlement Date to the maturity date of the 2014 Bonds, using the 30/360 day count method in accordance with market practice.

Holders may, at any time between 8:00 a.m. and 4:00 p.m., New York City time, before the Expiration Date, obtain a quotation of the applicable Eligible Bond Benchmark Rate as of such time for any series of Eligible Bonds by calling the Joint Dealer Managers at the phone numbers on the back cover of this Invitation.

2033 Bond Issue Price; 2033 Benchmark Rate; 2033 Reopen Spread

The “2033 Bond Issue Price” will equal, per U.S.$1,000 principal amount of 2033 Bonds, (X) the present value (rounded to two decimal places, with U.S.$0.005 rounded to U.S.$0.01) of (i) the principal amount payable at the maturity date of the 2033 Bonds plus (ii) all remaining payments of interest from (but excluding) the Expected Settlement Date to (and including) the maturity date, discounted (as of the Expected Settlement Date) in accordance with standard market practice and the formula described in Annex A of this prospectus supplement, at a discount rate equal to the sum of:

•	the 2033 Benchmark Rate (as defined below), plus

•	the 2033 Reopen Spread (as defined below)

minus (Y) the interest accrued but unpaid on such 2033 Bonds from and including November 21, 2009, to, but excluding, the Expected Settlement Date.

The benchmark rate for the 2033 Bonds (the “2033 Benchmark Rate” and, together with the Eligible Bond Benchmark Rates, the “Benchmark Rates”) will be the yield to maturity of the U.S. Treasury 4.375% Bond due November, 2039 (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on page FIT1 of Bloomberg or by any recognized quotation source selected by Peru in its sole and absolute discretion if such yield to maturity does not appear on Bloomberg page FIT1 or such page is not available or are manifestly erroneous, as of 2:00 P.M., New York City time, on the Announcement Date.

The “2033 Reopen Spread” is 144 basis points.

Denominations

Eligible Bonds may be tendered for exchange only in authorized denominations of U.S.$1,000 (in the case of the 2012, 2015 and 2016 Bonds) or €1,000 (in the case of the 2014 Bonds) and integral multiples thereof, with a minimum tender requirement equal to the Threshold Exchange Amount of U.S.$100,000 or the equivalent, as determined by reference to the EUR/USD Exchange Rate.

Acceptance of Exchange Offers

Each of Peru’s invitations to holders to submit offers to exchange any and all Eligible Bonds is made as a separate, independent invitation for each series of Eligible Bonds. Peru reserves the right, in its sole and absolute discretion, not to accept offers to exchange one or more series of Eligible Bonds. Any unaccepted Eligible Bonds will be returned to you.

There is no maximum or minimum principal amount of 2033 Bonds that may be issued pursuant to the Invitations.

The Cash Tender Offer for the Eligible Bonds

Peru is inviting all holders of Eligible Bonds, including Small Holders, to submit offers to tender Eligible Bonds of any series for an amount in cash equal to the Eligible Bond Price for such series of Eligible Bonds (plus accrued interest to, but excluding, the Settlement Date) (the “Cash Tender Offer”). The Eligible Bond Price for each series of Eligible Bonds will be determined based on the relevant Eligible Bond Benchmark Rate and Eligible Bond Spread for such series of Eligible Bonds, as set forth under “—The Exchange Offer for the Eligible Bonds—Consideration to be Received Pursuant to the Exchange Offer” and “—Benchmarks; Eligible Bond Spreads; Eligible Bond Benchmark Rates” above.

The total amount of cash available to purchase Eligible Bonds tendered for cash will depend on the proceeds Peru receives from the issuance of reopened or newly issued bonds that Peru may, in its sole and absolute discretion, sell for cash in the international and/or Peruvian domestic market to fund the Cash Tender Offer. However, Peru has set a maximum aggregate purchase price (excluding accrued interest) for the Eligible Bonds purchased pursuant to the Cash Tender Offer of to the equivalent of U.S.$500,000,000 (the “Aggregate Tender Purchase Price”). Peru may also, in its sole and absolute discretion, decide not to issue reopened or new bonds for cash, or may not issue enough reopened or new bonds for cash to repurchase all of the Eligible Bonds offered in the Cash Tender Offer, in which case Peru may not accept any Eligible Bonds tendered for cash or may accept Eligible Bonds ratably. See “—Acceptance of Cash Tender Offers; Proration; Retender.” Peru reserves the right, in its sole and absolute discretion, to waive any or all of these conditions at any time.

Cash to be Received Pursuant to the Cash Tender Offer

If you make an offer to tender Eligible Bonds for cash pursuant to the Invitations and Peru accepts your tender offer, you will receive, in exchange for each U.S.$1,000 (or, in the case of the 2014 Bonds, €1,000) in principal amount of Eligible Bonds of any series tendered for cash (subject to proration), a payment in cash equal to the Eligible Bond Price for such series together with interest accrued on such principal amount of Eligible Bonds to, but excluding, the Settlement Date.

Denominations

Eligible Bonds may be tendered for cash only in authorized denominations of U.S.$1,000 (in the case of the 2012, 2015 and 2016 Bonds) or €1,000 (in the case of the 2014 Bonds) and integral multiples thereof.

Acceptance of Cash Tender Offers; Proration; Retender

If the amount of Eligible Bonds validly tendered for cash and accepted exceeds the Aggregate Tender Purchase Price, Eligible Bonds of each series may be subject to proration, with Small Holders receiving priority.

The principal amount of the Eligible Bonds of such series accepted by Peru may be reduced ratably among the validly tendered and accepted Eligible Bonds of such series.

•	first, all tender offers from Small Holders, and

•	second, all tender offers from other holders.

If the aggregate principal amount of Eligible Bonds of any series to be purchased pursuant to the Cash Tender Offer would exceed the maximum aggregate principal amount of Eligible Bonds of that series that Peru decides to acquire, subject to the Aggregate Tender Purchase Price, Peru will, for each relevant series,

•	reduce the aggregate principal amount of Eligible Bonds of that series to be purchased pursuant to tender offers made by holders other than Small Holders, and

•

if, after reducing to zero the aggregate principal amount of Eligible Bonds of that series to be acquired pursuant to tender offers made by holders other than Small Holders, the aggregate principal amount of Eligible Bonds of that series still exceeds the maximum aggregate principal amount of Eligible Bonds of that series that Peru decides to purchase, reduce the aggregate principal amount of Eligible Bonds of that series to be purchased pursuant to tender offers from Small Holders, in each case, on a pro rata basis and in increments of U.S.$1,000 (in the case of the 2012, 2015 and 2016 Bonds) or €1,000 (in the case of the 2014 Bonds) in principal amount, rounded down to the nearest integral multiple of U.S.$1,000 or €1,000 (as applicable) until the aggregate principal amount of Eligible Bonds of that series that Peru has determined to purchase is approximately reached.

Peru may, in it is sole and absolute discretion, calculate and apply (i) a single proration factor for all such Eligible Bonds to be accepted for purchase in the Cash Tender Offer or (ii) a separate proration factor for each series of such Eligible Bonds to be accepted for purchase in the Cash Tender Offer. At or around 3:00 P.M., New York City time, on the Announcement Date (as defined below), or as soon thereafter as practicable, Peru will announce the proration factors Peru will apply, if any. Moreover, Peru’s invitation to holders to submit offers to tender Eligible Bonds for cash is made as a separate, independent invitation for each series of Eligible Bonds. Peru reserves the right, in its sole and absolute discretion, to set a maximum principal amount of any or all series of Eligible Bonds to be accepted for tender for cash, to accept for tender for cash a greater principal amount of Eligible Bonds of one series than another and to subject any series of Eligible Bonds accepted for tender for cash to proration.

If the aggregate purchase price for the Eligible Bonds of any series tendered for cash would, if all such tendered Eligible Bonds were accepted by Peru, exceed the aggregate purchase price for the purchase of the Eligible Bonds of such series established by Peru in its sole and absolute discretion, then the principal amount of the Eligible Bonds of such series accepted by Peru will be reduced ratably among the tendered Eligible Bonds of such series.

As a result of these determinations by Peru, some or all of your Eligible Bonds may not be accepted for exchange for cash. Pursuant to the Invitations, if you offer to tender Eligible Bonds for cash in an aggregate principal amount greater than or equal to the Threshold Exchange Amount and the aggregate principal amount of your Eligible Bonds not accepted for purchase is greater than or equal to the Threshold Exchange Amount, your tendered Eligible Bonds, to the extent that they are not accepted in the Cash Tender Offer, will be automatically retendered for 2033 Bonds pursuant to the Exchange Offer if you elect such retender in the electronic submission of your offer. Any such retendered Eligible Bonds may be rejected, as described under “The Exchange Offer for the Eligible Bonds—Acceptance of Exchange Offers” above. Any unaccepted Eligible Bonds will be returned to you.

Expiration Date

The Invitations expire at 5:00 P.M., New York City time, on April 14, 2010 (the “Expiration Date”), unless Peru, in its sole and absolute discretion, terminates the Invitations earlier or extends them. Peru expects to announce the preliminary results of the Invitations at or around 3:00 P.M., New York City time, on the Announcement Date, or as soon as possible thereafter.

Announcement of Results

At or around 3:00 P.M., New York City time, on the first trading day following the Expiration Date (the “Announcement Date”), or as soon thereafter as practicable, Peru will announce:

•	the Benchmark Rates for the 2033 Bonds and each series of Eligible Bonds accepted for exchange or tender for cash;

•	the aggregate principal amount of each series of Eligible Bonds accepted in exchange for 2033 Bonds;

•	the aggregate principal amount of each series of Eligible Bonds accepted for tender for cash;

•	the aggregate principal amount of 2033 Bonds to be issued pursuant to the Invitations;

•	the Eligible Bond Price for each series of Eligible Bonds accepted for exchange or tender for cash;

•	the 2033 Bond Issue Price;

•	the Exchange Ratio for each series of Eligible Bonds accepted for exchange; and

•	information concerning any applicable proration of Eligible Bonds tendered for cash in the Cash Tender Offer.

Peru will make all of the foregoing announcements by press release issued to the news media in accordance with applicable law and by announcement on the website of the Luxembourg Stock Exchange (http://www.bourse.lu) as described in “—Publication” below. You may also obtain such information by contacting the information agent or any Joint Dealer Manager.

Acceptance of Offers

Once Peru has announced, as described in “—Publication” below, the acceptance of any exchange offers or tender offers in accordance with the terms of the Invitations, Peru’s acceptance will be irrevocable; provided that Peru’s acceptance of any tenders for cash will be subject to the Condition (as defined below). Exchange offers and tender offers, as so accepted, shall constitute binding obligations of the submitting holders of Eligible Bonds and Peru to settle the exchange and tender, in the manner described under “—Settlement.”

Denominations; Rounding; Calculations

Eligible Bonds may be offered for exchange or tender only in authorized denominations of U.S.$1,000 (in the case of the 2012, 2015 and 2016 Bonds) or €1,000 (in the case of the 2014 Bonds) and integral multiples thereof. 2033 Bonds will be issued, if at all, in integral multiples of U.S.$1,000. The amount of 2033 Bonds you receive pursuant to the Exchange Offer, if any, will be rounded down to the nearest U.S.$1,000. You will receive an amount in cash in respect of this rounding, determined by multiplying the amount of 2033 Bonds not received by the sum of the 2033 Bond Issue Price.

Conditions to the Invitations

The Invitations will be subject to various customary conditions, any or all of which Peru may waive in its sole and absolute discretion. The Cash Tender Offer is also conditioned on Peru’s ability to raise cash by reopening or newly issuing bonds in the international and/or Peruvian domestic market in an amount and on terms and conditions acceptable to Peru (collectively, the “Cash Tender Offer Condition”).

Peru is under no obligation to issue any bonds for cash and may determine, in its sole and absolute discretion, depending on the results of the Exchange Offer, not to issue any reopened or new bonds for cash. If Peru accepts tenders for cash, they will be accepted subject to the Cash Tender Offer Condition and as a result your Eligible Bonds could be subject to proration or rejection or, once accepted, may be returned to you if Peru’s cash offering does not settle.

The Invitations are not subject to a minimum participation condition.

Offers to exchange Eligible Bonds will only be accepted by Peru if the aggregate principal amount of Eligible Bonds tendered by each holder in such offer for exchange is greater than or equal to the Threshold Exchange Amount. A separate tender offer, exchange offer and blocking instruction must be submitted and completed, as applicable, on behalf of each beneficial owner.

Peru has also set a maximum aggregate purchase price (excluding accrued interest) for the Eligible Bonds purchased pursuant to the Cash Tender Offer of the Aggregate Tender Purchase Price.

Procedures of the Invitations

General

The Invitations will commence at or around 8:00 A.M., New York City time, on April 9, 2010.

Offers to exchange Eligible Bonds and tenders of Eligible Bonds for cash may be submitted only by direct participants in The Depository Trust Company, Inc. (“DTC”), Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) (each, a “Direct Participant”) in compliance with applicable law.

If you wish to submit an exchange offer or tender offer pursuant to the Invitations, you, or the custodial entity or Direct Participant (as the case may be) through which you hold your Eligible Bonds must submit, at or prior to 5:00 P.M., New York City time, on the Expiration Date, your exchange offer or tender offer by properly instructing the applicable clearing system (DTC, Euroclear or Clearstream, Luxembourg) in accordance with the procedures and deadlines established by such clearing system. A separate tender offer, exchange offer and blocking instruction must be submitted and completed, as applicable, on behalf of each beneficial owner.

If you offer to tender Eligible Bonds for cash, your tender offer may be subject to proration, with Small Holders receiving priority. As a result, some or all of your Eligible Bonds may not be accepted pursuant to the Cash Tender Offer. These unaccepted Eligible Bonds will be returned to you unless your tender offer is for an aggregate principal amount greater than or equal to the Threshold Exchange Amount, the aggregate principal amount of your Eligible Bonds not accepted for purchase is greater than or equal to the Threshold Exchange Amount and you elect in the electronic submission of your tender offer prior to the Expiration Date to automatically retender your Eligible Bonds in the event proration is applied. If you elect to retender such unaccepted Eligible Bonds, no further action is required by you. If you do not elect to retender your unaccepted Eligible Bonds in the electronic submission of your tender offer prior to the Expiration Date, your unaccepted Eligible Bonds will be returned to you.

If you (or the custodian, financial institution or intermediary on your behalf) tender for exchange Eligible Securities of any single series in a principal amount less than the Threshold Exchange Amount, then you and any custodian, financial institution or intermediary through which your tender is made will be responsible for confirming that you have submitted tenders for exchange of Eligible Securities of other series in a principal amount such that the aggregate principal amount of all series of Eligible Bonds tendered for exchange by you is greater than or equal to the Threshold Exchange Amount. None of Peru, any Joint Dealer Manager or the Information and Exchange Agent will be responsible for any failure by any such custodian to comply with the tendering procedures. However, either of the Joint Dealer Managers, the Information and Exchange Agent or Peru may request further information to confirm that any particular holder or tender for exchange complies with the Threshold Exchange Amount.

If you submit an offer to exchange Eligible Bonds or tender Eligible Bonds for cash pursuant to the terms of the Invitations, you will be deemed to have made certain acknowledgements, representations, warranties and undertakings to Peru, the Joint Dealer Managers and the Information and Exchange Agent as set forth under “Holders’ Representations, Warranties and Undertakings.”

Exchange Offers or Tender Offers with Respect to Eligible Bonds Held Through DTC

If you hold any series of Eligible Bonds through DTC, you must arrange for a direct participant in DTC to submit your exchange offer or tender offer to DTC through DTC’s Automated Tender Offer Program (“ATOP”) and follow the procedure for book-entry transfer set forth below. DTC has confirmed that the Invitations are eligible for ATOP. Accordingly, a DTC participant whose name appears on a security position listing as the holder of the relevant Eligible Bonds must electronically transmit its submission of an exchange offer or tender offer by causing DTC to transfer Eligible Bonds in the participant’s account to the Information and Exchange Agent’s account at DTC in accordance with DTC’s ATOP procedures for such a transfer. DTC will then send an Agent’s Message to the Information and Exchange Agent.

The term “Agent’s Message” means a message, transmitted by DTC, received by the Information and Exchange Agent and forming a part of a book-entry confirmation, which (1) specifies the principal amount of Eligible Bonds subject to the applicable exchange offer or tender offer, whether such offer is an exchange offer or a tender offer and, in the case of a tender offer, whether the tendering holder elects, in the event that all or a portion of the Eligible Bonds tendered by such holder are not accepted in the Tender Offer, to have such unaccepted Eligible Bonds automatically retendered in exchange for 2033 Bonds and (2) states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the terms of the Invitations (as set forth in this prospectus supplement) and that Peru may enforce such agreement against such participant. Holders who intend to offer their Eligible Bonds on the Expiration Date should allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

Although a transfer of Eligible Bonds to the Information and Exchange Agent’s account at DTC may be effected through bookentry at DTC, an Agent’s Message must be transmitted by DTC and received by the Information and Exchange Agent on or prior to the Expiration Date in order to validly tender your Eligible Bonds pursuant to the Invitations.

Your offer must be submitted through DTC’s ATOP system in accordance with the deadlines and procedures established by DTC, and an Agent’s Message with respect to your exchange offer or tender offer must be received by the Information and Exchange Agent at or prior to 5:00 P.M., New York City time, on the Expiration Date.

Exchange Offers and Tender Offers with Respect to Bonds Held in Euroclear or Clearstream, Luxembourg

If you hold your Eligible Bonds through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in Euroclear or Clearstream, Luxembourg, as the case may be, to deliver your exchange offer or tender offer, which includes (1) your instructions as to the principal amount of Eligible Bonds of the relevant series that is the subject of your offer, whether such offer is an exchange offer or a tender offer and, in the case of a tender offer, whether you elect, in the event that all or a portion of the Eligible Bonds that you tender are not accepted in the Tender Offer, to have such unaccepted Eligible Bonds automatically retendered in exchange for 2033 Bonds and (2) “blocking” instructions (as defined below), to Euroclear or Clearstream, Luxembourg in accordance with the procedures and deadlines specified by Euroclear or Clearstream, Luxembourg at or prior to 5:00 P.M., New York City time, on the Expiration Date.

“Blocking instructions” means:

•	irrevocable instructions to block any attempt to transfer your Eligible Bonds on or prior to the Settlement Date;

•

irrevocable instructions to debit your account on the Settlement Date in respect of all of your Eligible Bonds, or in respect such lesser portion of your Eligible Bonds as are accepted for exchange or purchase for cash by Peru, upon receipt of an instruction by the Information and Exchange Agent to receive your Eligible Bonds for Peru, and

•	an irrevocable authorization to disclose, to the Information and Exchange Agent, the identity of the participant account holder and account information;

subject to the automatic withdrawal of the irrevocable instruction in the event that the Invitations are terminated by Peru and your right to withdraw your exchange offer or tender offer prior to 5:00 P.M., New York City time, on the Expiration Date.

Your exchange offer or tender offer, which includes your “blocking” instructions, must be delivered and received by Euroclear or Clearstream, Luxembourg in accordance with the procedures established by them and on or prior to the deadlines established by each of those clearing systems. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of “blocking” instructions to Euroclear or Clearstream, Luxembourg.

Exchange Offers and Tender Offers with Respect to Bonds Held by Custodians

If you hold your Eligible Bonds through a custodian, you may not submit an exchange offer or tender offer directly. You should contact that custodian to submit exchange offers or tender offers on your behalf. In the event that your custodian is unable to submit an exchange offer, tender offer or “blocking” instructions through the applicable clearing system, as applicable, on your behalf, you should contact a Joint Dealer Manager for assistance in submitting your exchange offer or tender offer. There can be no assurance, however, that such Joint Dealer Manager will be able to assist you in successfully submitting your exchange offer or tender offer.

Deadlines

You are responsible for arranging the timely delivery of your “blocking” instructions and your exchange offer or tender offer.

None of Peru, any Joint Dealer Manager or the Information and Exchange Agent will be responsible for the communication of exchange offers or tender offers by:

•	holders of Eligible Bonds to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Eligible Bonds; or

•	holders of Eligible Bonds or the direct participant to the Information and Exchange Agent, DTC, Euroclear or Clearstream, Luxembourg.

If you hold Bonds through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any service fees.

Irrevocability; Withdrawal Rights

Your exchange offer or tender offer will become irrevocable upon expiration of the Invitations on the Expiration Date unless Peru, in its sole and absolute discretion, terminates the Invitations earlier or extends the Expiration Date. If Peru, in its sole and absolute discretion, increases the Aggregate Tender Purchase Price at or following the expiration of the Invitations on the Expiration Date, Peru will be under no obligation to grant additional withdrawal rights. However, any exchange offer or tender offer may be withdrawn or revised prior to the expiration of the Invitations on the Expiration Date by withdrawing your exchange offer or tender offer in accordance with the procedures established by, and within the respective deadlines of, DTC, Euroclear or Clearstream, Luxembourg, as the case may be. If you have requested that a custodian submit an exchange offer or tender offer on your behalf and you would like to withdraw or revise your exchange offer or tender offer, you should contact that custodian and request it to so withdraw or revise your exchange offer or tender offer prior to the expiration of the Invitations.

You should be aware, however, that such custodian may impose earlier deadlines for withdrawing or revising an exchange offer or tender offer in accordance with its procedures. If Peru terminates the Invitations without accepting any exchange offers or tender offers, all exchange offers and tender offers shall automatically be deemed to be withdrawn. If Peru accepts any exchange offers or tender offers, any exchange offers or tender offers not so accepted shall automatically be deemed to be withdrawn.

Irregularities

All questions regarding the validity, form and eligibility, including time of receipt or revocation or revision, of any “blocking” instructions, exchange offer or tender offer will be determined by Peru in its sole and absolute discretion, which determination will be final and binding. Peru reserves the absolute right to reject any and all exchange offers and tender offers not in proper form or for which any corresponding agreement by Peru to exchange or purchase such Eligible Bonds may, in the opinion of Peru’s counsel, be unlawful. Peru reserves the absolute right to waive any of the conditions of the Invitations or defects in exchange offers or tender offers. None of Peru, any Joint Dealer Manager or the Information and Exchange Agent shall be under any duty to give notice to you, as the offering holder of Eligible Bonds, of any irregularities in exchange offers or exchanges, nor shall any of them incur any liability for the failure to give such notice.

No Participation by Peru

Peru may not submit any Eligible Bonds in the Exchange Offer or Tender Offer.

Participation by Peruvian Governmental Entities

Peruvian governmental entities will be permitted to submit tender offers and/or exchange offers in connection with the Invitations.

“Peruvian governmental entity” means (i) any governmental agency or entity of Peru, including the Banco Central de Reserva del Peru (the “Central Bank of Peru”), (ii) any institution under the direct or indirect control of Peru or any Peruvian governmental agency or entity and (iii) any agency or entity acting at the direction of, or on behalf of, Peru. Regulation of financial institutions in Peru by regulatory authorities of Peru does not constitute control for this purpose.

Participation by the Joint Dealer Managers

The Joint Dealer Managers will be permitted to submit exchange offers and tender offers as holders of Eligible Bonds. Peru will not require a Joint Dealer Manager to deliver “blocking” instructions before the Expiration Date with respect to the Eligible Bonds subject to their exchange offers or tender offers. DTC, Euroclear or Clearstream, Luxembourg, as applicable, however, must receive “blocking” instructions with respect to any such exchange offers or tender offers accepted by Peru no later than April 27, 2010, the second business day prior to the Settlement Date.

Extensions; Amendments; Termination

The Invitations will expire at 5:00 P.M., New York City time, on the Expiration Date, unless Peru in its sole and absolute discretion extends the Expiration Date or terminates the Invitations earlier.

At any time before Peru announces, on the Announcement Date, the acceptance of any exchange offers or tender offers, Peru may, in its sole and absolute discretion:

•	terminate either or both of the Exchange Offer or the Cash Tender Offer for one or more series of Eligible Bonds; or

•	extend the Expiration Date.

In addition, Peru reserves the right, in its sole and absolute discretion, at any time prior to the Expiration Date, to amend the Invitations in any respect.

Publication

Information about the Invitations will, to the extent provided in this prospectus supplement, be published by press release issued to the news media in accordance with applicable law and by an announcement on the website of the Luxembourg Stock Exchange (http://www.bourse.lu). These notices will, among other things, include the names of the Joint Dealer Managers and the Information and Exchange Agent.

Settlement

The Expected Settlement Date for the Invitations is April 29, 2010. We expect the Settlement Date of the Invitations to be the Expected Settlement Date. For all exchange offers, each Eligible Bond Ratio will be determined assuming that settlement takes place on the Expected Settlement Date. In the event that the Settlement Date is delayed for reasons other than an extension of the Expiration Date, the principal amount of 2033 Bonds you will be entitled to receive will not be adjusted. In addition, you will not receive any payment for interest accrued on and after the Expected Settlement Date on your Eligible Bonds accepted for exchange and you will also not be required to make any payment for interest accrued but unpaid on the 2033 Bonds you receive on and after the Expected Settlement Date.

For all tender offers made pursuant to the Invitations, accrued interest will be calculated to the Settlement Date. Thus, in the event the Settlement Date is delayed, you will receive additional accrued interest for the Eligible Bonds you tendered. However, the purchase price for such Eligible Bonds will not be adjusted.

On the Settlement Date:

•

If Peru has accepted your exchange offer or tender offer, you, as the identified account holder, or DTC, Euroclear or Clearstream, Luxembourg, as the case may be, on your behalf, must deliver to Peru good and marketable title to your Eligible Bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind.

•	In return you will receive, as applicable:

•	solely by credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your Eligible Bonds being exchanged were held, the 2033 Bonds to which you are entitled; and

•

solely by same-day credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your Eligible Bonds being exchanged or tendered were held, the cash to which you are entitled pursuant to the terms of the Invitations.

In accordance with the terms and conditions of the Eligible Bonds, Peru, through the Fiscal Agent, will cancel the Eligible Bonds it receives and accepts pursuant to the Exchange Offer and Cash Tender Offer as soon as practicable following the Settlement Date and inform the Luxembourg Stock Exchange of any such cancellation policy.

Failure to properly deliver good and marketable title to your Eligible Bonds against delivery of 2033 Bonds and/or cash on time for any reason may result in the cancellation of your exchange offer or tender offer. In the event a tendering bondholder or DTC, Euroclear or Clearstream, Luxembourg, as the case may be, on its behalf, fails to make a delivery of good and marketable title to its Eligible Bonds for any reason on the applicable Settlement Date, Peru will only pay accrued and unpaid interest in respect of such validly tendered Eligible Bond to (but excluding) the Expected Settlement Date.

Peru will make (or cause to be made) all announcements regarding the Invitations by press release issued to the news media in accordance with applicable law and by announcement on the website of the Luxembourg Stock Exchange (http://www.bourse.lu). Any announcement made in connection with the Invitations after 4:00 P.M., Luxembourg time, on any applicable date, will be published on the website of the Luxembourg Stock Exchange on the following business day in Luxembourg. See “Terms of the Invitations—Publication.”

The determination by Peru of the consideration to be received by the bondholders and any other calculation or quotation made by Peru or the Joint Dealer Managers with respect to the Invitations shall be conclusive and binding on you, absent manifest error.

Market for the Eligible Bonds and 2033 Bonds

Peru intends to cancel all Eligible Bonds acquired by it pursuant to the Invitations. Accordingly, the exchange or purchase of Eligible Bonds of any series pursuant to the Exchange Offer or Cash Tender Offer will reduce the aggregate principal amount of Eligible Bonds of the applicable series that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Eligible Bonds of that series not offered or accepted pursuant to the Invitations. Eligible Bonds not exchanged or purchased pursuant to the Invitations will remain outstanding. After the Invitations, Peru intends to continue to list on the Luxembourg Stock Exchange the outstanding Eligible Bonds of each series that is currently listed on such stock exchange. Application has been made to list the 2033 Bonds issued pursuant to the Invitations on the Official List of the Luxembourg Stock Exchange and to have them admitted for trading on the Euro MTF Market.

Certain Other Matters

Peru reserves the right following completion or cancellation of the Invitations to offer to exchange or purchase Eligible Bonds or sell new securities (including additional 2033 Bonds), or to issue a new invitation to submit offers to exchange or sell Eligible Bonds or purchase new securities, in each case on terms that may be the same as, or more or less favorable than those contemplated by the Exchange Offer or Cash Tender Offer. The making of any such new offers and the making of any new invitation will depend on various factors, including interest rates prevailing at such time and the principal amount of Eligible Bonds retired pursuant to the Invitations.

THE ELIGIBLE BONDS

The following tables do not purport to be complete and are qualified in their entirety by the applicable documentation for the Eligible Bonds, copies of which may be obtained from the trustee or the Luxembourg listing agent in the case of each series of Eligible Bonds listed on the Official List of the Luxembourg Stock Exchange.

The aggregate outstanding principal balance of all Eligible Bonds is approximately U.S.$3.4 billion.1 The aggregate outstanding principal balance of all 2012 Bonds is approximately U.S.$401,562,000. The aggregate outstanding principal balance of all 2014 Bonds is approximately €650,000,000. The aggregate outstanding principal balance of all 2015 Bonds is approximately U.S.$750,000,000. The aggregate outstanding principal balance of all 2016 Bonds is approximately U.S.$1,332,895,000.

2012 Bonds

The 2012 Bonds have the following characteristics:

Title	Interest Payment Dates	Outstanding Principal Amount	Maturity (mm/dd/yyyy)	ISIN	CUSIP	Common Code
9.125% USD-Denominated Global Bonds due 2012	February 21; August 21	U.S.$401,562,000	02/21/2012	US715638AL65 USP87324AA07 US715638AK82	715638AL6 P87324AA0 715638AK8	015586354 014337008 014336966
2014 Bonds The 2014 Bonds have the following characteristics:
Title	Interest Payment Dates	Outstanding Principal Amount	Maturity (mm/dd/yyyy)	ISIN	CUSIP	Common Code
7.500% EUR-Denominated Global Bonds due 2014	October 14	€650,000,000	10/14/2014	XS0203281182	715638AR3	020328118
2015 Bonds The 2015 Bonds have the following characteristics:
Title	Interest Payment Dates	Outstanding Principal Amount	Maturity (mm/dd/yyyy)	ISIN	CUSIP	Common Code
9.875% USD-Denominated Global Bonds due 2015	February 6; August 6	U.S.$750,000,000	2/06/2015	US715638AN22	715638AN2	016248312
2016 Bonds The 2016 Bonds have the following characteristics:
Title	Interest Payment Dates	Outstanding Principal Amount	Maturity (mm/dd/yyyy)	ISIN	CUSIP	Common Code
8.375% USD-Denominated Global Bonds due 2016	May 3; November 3	U.S.$1,332,895,000	05/03/2016	US715638AQ52	715638AQ5	019187438

[1]	The U.S. dollar equivalent of the aggregate outstanding principal balance of the 2014 Bonds was computed using the USD/EUR exchange rate of U.S.$1.351 to €1 on March 31, 2010.

DESCRIPTION OF THE 2033 BONDS

This prospectus supplement describes the terms of the 2033 Bonds in greater detail than does the attached prospectus and may provide information that adds, updates or changes information contained in the attached prospectus. If the information in this prospectus supplement differs from that in the attached prospectus, you should rely on the information in this prospectus supplement.

We will issue the 2033 Bonds under a fiscal agency agreement, dated as of February 6, 2003, as amended as of November 21, 2003 and as of October 14, 2004, between Peru and The Bank of New York Mellon (as successor to JPMorgan Chase Bank N.A.), as fiscal agent, principal paying agent and registrar. The 2033 Bonds are a further issuance of Peru’s 8.750% U.S. Dollar-Denominated Global Bonds due 2033 and will be consolidated with and will form a single series with the U.S.$500,000,000 principal amount of the bonds that were originally issued on November 21, 2003 (the “Initial 2033 Bonds”), the U.S.$400,000,000 principal amount of the bonds that were originally issued on February 3, 2005 (the “Subsequent 2033 Bonds”) and the U.S.$84,636,000 principal amount of the bonds that were originally issued on March 14, 2007 (together with the Initial 2033 Bonds and the Subsequent 2033 Bonds, the “Prior 2033 Bonds”). The 2033 Bonds and the Prior 2033 Bonds will constitute a single class of securities for all purposes, including, without limitation, for voting purposes under the fiscal agency agreement. Unless otherwise specified, references in this section to the “bonds” mean the 2033 Bonds we are offering hereby and the Prior 2033 Bonds. The information contained in this section and in the attached prospectus describes the terms of the bonds to be issued under the fiscal agency agreement and should be read in conjunction with the fiscal agency agreement. You should read the fiscal agency agreement and the form of the bonds in making your investment decision. We have filed copies of these documents with the SEC and at the office of the fiscal agent in New York City.

General Terms of the 2033 Bonds

The bonds will:

•

be consolidated, form a single series and be fully fungible with Peru’s outstanding U.S.$984,636,000 8.750% U.S. Dollar-Denominated Global Bonds due 2033 (CUSIP No. 715638AP7, ISIN US715638AP79, Common Code 018096145);

•	mature at par on November 21, 2033;

•	bear interest at 8.750% per year, computed on the basis of a 360-day year of twelve 30-day months, accruing from November 21, 2009, the last interest payment date of the Prior 2033 Bonds;

•

pay interest semiannually in arrears in equal installments on May 21 and November 21 of each year, commencing on May 21, 2010 and ending on November 21, 2033, to be paid to the person in whose name the bond is registered at the close of business the preceding May 6 or November 6;

•	be issued in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof;

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund;

•

be our direct, general, unconditional, unsubordinated and unsecured external indebtedness and rank equal in right of payment with all of our other existing and future unsecured and unsubordinated external indebtedness;

•

be represented by one or more global bonds in fully registered form only, without coupons, registered in the name of a nominee of DTC. Beneficial ownership interests will be recorded only on, and transferred only through, the records maintained by DTC and its participants, including the depositaries for Euroclear and Clearstream, Luxembourg; and

•	be available in definitive form only under certain limited circumstances.

The bonds contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to substantially all of Peru’s outstanding public external indebtedness issued prior to November 21, 2003. Under these provisions, which are commonly referred to as “collective action clauses,” we may, among other things, amend certain key terms of a series of bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding bonds of that series. Additionally, if an event of default has occurred and is continuing with respect to a series of bonds, the bonds of that series may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding bonds of that series. Those provisions are described in the sections entitled “Description of the Securities—Debt Securities—Default; Acceleration of Maturity” and “—Amendments and Waivers” in the attached prospectus.

Payments of Principal and Interest

We will pay on each bond:

•

principal and interest payable on the maturity date of the bonds in U.S. dollars in immediately available funds to the person in whose name each bond is registered on such date, upon presentation and surrender of the bond at the corporate trust office of the fiscal agent or, subject to applicable laws and regulations, at the office of any paying agent; and

•	interest other than interest payable on the maturity date, to the person in whose name the bond is registered at the close of business on the record date for the relevant interest payment date.

Because each bond will be represented by one or more global notes and beneficial interests in the bonds may not be exchanged for bonds in physically-certificated form except in limited circumstances, we will make payments of principal and interest on each bond by directing the fiscal agent to make a wire transfer of U.S. dollars to DTC or its nominee as the registered owner of the bonds, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on the bonds, DTC will credit the appropriate DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such bonds as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in bonds held through such participants will be the responsibility of such participants. Each beneficial owner should contact the institution through which it intends to hold its beneficial interest in the bonds to determine how payments of principal of or interest on those bonds will be credited to its account.

Neither we, the fiscal agent nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the bonds or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

If we do not pay interest by wire transfer for any reason, we will, subject to applicable laws and regulations, mail, or direct the fiscal agent to mail, a check to the holder of the affected bonds on or before the due date for the payment at the address that appears on the security register maintained by the fiscal agent on the applicable record date.

The record date with respect to any interest payment date will be the May 6 or November 6, as the case may be, prior to that interest payment date, regardless of whether such record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

Pending payment of principal or interest on the bonds that becomes due, the fiscal agent shall hold in trust, for the benefit of the beneficial owners of the bonds, the amounts transferred by us to the fiscal agent for such purpose. Any moneys held by the fiscal agent in respect of the bonds and remaining unclaimed for two years after such amounts shall have become due and payable must be returned by the fiscal agent to us, and the holders of such bonds shall thereafter look only to us for any payment to which such holders may be entitled.

We may acquire any of the bonds, in any manner and at any price, and may hold them, resell them, or surrender them to the fiscal agent for cancellation. The bonds we acquire may be re-issued or resold only in compliance with the Securities Act and other applicable laws.

Paying Agents, Transfer Agent and Registrar

Until the bonds are paid, we will maintain a paying agent and a registrar in New York City. We have initially appointed The Bank of New York Mellon (as successor to JPMorgan Chase Bank, N.A.) to serve as our paying agent.

In addition, we will maintain a paying agent and a transfer agent in Luxembourg so long as any of the bonds are listed on the Official List of the Luxembourg Stock Exchange. We have initially appointed The Bank of New York Mellon (Luxembourg) S.A. (formerly JP Morgan Bank Luxembourg S.A.) to serve as our Luxembourg paying agent and transfer agent.

We may at any time appoint additional or replacement paying agents, transfer agents and registrars. We will promptly provide notice, as described under “—Notices” below, of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

You can contact the paying agents or the transfer agent at the addresses listed on the inside back cover page of this prospectus supplement.

Additional Amounts

We will pay all principal of and interest on the bonds without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru, or by any political subdivision of or any taxing authority in Peru. If we are required by law to make any such withholding or deduction, we will pay such additional amounts as may be necessary to ensure that the net amounts you receive after such withholding or deduction shall equal the amount that you would have received in the absence of such withholding or deduction. We will not, however, pay any additional amounts if you are subject to such withholding or deduction due to one of the following reasons:

•	you have some connection with Peru other than merely holding bonds or receiving principal of or interest on the bonds;

•

you have not complied with any reasonable certification, identification or other reporting requirements concerning your nationality, residence, identity or connection with us, or any political subdivision of or taxing authority in Peru, or any interest therein or rights in respect thereof, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law or any international treaty in effect, as a precondition to exemption from the deduction or withholding; or

•	you have not presented your bonds for payment within 30 days after we first made a principal or interest payment available on that bond.

Further Issues

Without your consent, we may issue additional debt securities with the same terms and conditions as the outstanding bonds, except for the issue date, issue price and amount of first interest payment, and we may consolidate the additional debt securities to form a single series with the outstanding bonds.

Notices

All notices to holders will be published, if and so long as the bonds are listed on the Official List of the Luxembourg Stock Exchange, on the website of the Luxembourg Stock Exchange at http://www.bourse.lu. If publication is not practicable, notices will be validly given if in accordance with the rules of the Luxembourg Stock Exchange. In addition, notices will be mailed to holders at their addresses appearing in the security register maintained by the fiscal agent and will be deemed to have been given on the earlier of the date of mailing and on the date of their first publication.

Book-Entry, Delivery and Form

The certificates representing the bonds will be issued in the form of one or more global notes, which we refer to in this prospectus supplement as the “global notes.” Each global note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred in whole and not in part and only to DTC or its other nominees.

Ownership of beneficial interests in the global notes will be limited to “participants” who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

So long as DTC, or its nominee, is the registered owner or holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the bonds represented by the global notes for all purposes under the fiscal agency agreement and the bonds. No beneficial owner of an interest in any global note may transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the fiscal agency agreement and, if applicable, those of Euroclear and Clearstream, Luxembourg. Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes.

Definitive Securities

We will issue bonds in definitive form in exchange for global notes only if:

•

we notify the depositary that it will no longer be the depositary for the bonds, the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary or is ineligible to act as depositary, and, if the depositary is located in the United States, we do not appoint a successor depositary within 90 days;

•

the depositary is located outside the United States and such depositary closes for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so; or

•	we determine not to have any of the bonds represented by a global security.

If we issue definitive securities, they will have the same terms and authorized denominations as the global security. You may present definitive securities for transfer or exchange at the corporate trust office of the fiscal agent in New York City, or at the office of any paying agent, according to the procedures in the fiscal agency agreement. When you surrender a definitive security for transfer or exchange, the fiscal agent will authenticate and deliver to you a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering.

If any definitive security becomes mutilated, destroyed, lost or stolen you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent or the Luxembourg transfer agent. You will be required to indemnify the fiscal agent and us before any replacement definitive security will be issued. All expenses, including our and the fiscal agent’s reasonable legal fees and expenses, associated with obtaining such indemnity and in issuing the new definitive security will be borne by the owner of the mutilated, destroyed, lost or stolen, definitive security.

Upon satisfaction of the foregoing conditions, you will receive from the fiscal agent or the Luxembourg transfer agent a replacement definitive security.

The fiscal agent may require you to pay a fee sufficient to cover any stamp or other tax or governmental charge required to be paid with any transfer, exchange or negotiation.

GLOBAL CLEARANCE AND SETTLEMENT

Peru has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Peru takes responsibility for the accurate reproduction of this information. Peru takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Peru nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Peru or the fiscal agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., Euronext, Inc. and the Financial Industry Regulatory Authority, Inc. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the 2033 Bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the 2033 Bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. The Joint Dealer Managers are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of the 2033 Bonds through DTC, Euroclear or Clearstream, Luxembourg

Peru will reopen the 2033 Bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Peru and the fiscal agent generally will treat the registered holder of the 2033 Bonds, initially Cede & Co., as the absolute owner of the 2033 Bonds for all purposes. Once Peru and the fiscal agent make payments to the registered holders, Peru and the fiscal agent will no longer be liable on the 2033 Bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the 2033 Bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the 2033 Bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the 2033 Bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

You may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Since the purchaser determines the place of delivery, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the book-entry security among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Peru nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the 2033 Bonds among themselves in the ordinary way according to DTC rules governing global securities issues.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the 2033 Bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the 2033 Bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the 2033 Bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the 2033 Bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the 2033 Bonds to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the 2033 Bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the 2033 Bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the 2033 Bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the 2033 Bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the 2033 Bonds were credited to the participant’s account. However, interest on the 2033 Bonds would accrue from the value date. Therefore, in many cases the interest income on 2033 Bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the 2033 Bonds can use its usual procedures for transferring 2033 Bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer 2033 Bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the 2033 Bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the 2033 Bonds has a line of credit with Euroclear or Clearstream, Luxembourg and elects to draw on such line of credit in anticipation of receiving the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases 2033 Bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•

borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•

borrowing the 2033 Bonds in the United States from a DTC participant no later than one day prior to settlement which would give the 2033 Bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•

staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

HOLDERS’ REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

By submitting an exchange offer or tender offer with respect to any Eligible Bonds pursuant to the Invitations, you are deemed to acknowledge, represent, warrant and undertake to Peru, the Joint Dealer Managers and the Information and Exchange Agent the date that such exchange offer or tender offer is submitted, that:

•	you have received and reviewed the Invitation Materials;

•

you have submitted an exchange offer or tender offer of Eligible Bonds subject to the terms and the conditions (including the jurisdictional restrictions) of the Invitations as set forth in this prospectus supplement (and subject to Peru’s right to terminate or amend the Invitations and to your right to withdraw this exchange offer or tender offer prior to the Expiration Date, in either case in the manner specified in the Invitations);

•	you are a person for whom it is lawful to participate in the Invitations under the applicable securities laws contained under the caption “Jurisdictional Restrictions” in this prospectus supplement;

•

if you hold your Eligible Bonds through Euroclear or Clearstream, Luxembourg, you have (a) arranged for a direct participant in Euroclear or Clearstream, Luxembourg, as appropriate, to deliver “blocking” instructions with respect to the Eligible Bonds to Euroclear or Clearstream, Luxembourg, as appropriate, in the manner specified in the Invitations, (b) authorized Euroclear or Clearstream, Luxembourg, as appropriate, in accordance with their procedures and deadlines, to (i) block any attempt to transfer prior to the Settlement Date such Eligible Bonds, (ii) cancel such Eligible Bonds (or such lesser portion as shall be accepted for exchange or purchase by Peru) upon receipt of an instruction from the Information and Exchange Agent on or after the Settlement Date to have such Eligible Bonds cancelled and (iii) disclose the name of the registered holder and information about the foregoing instructions with respect to such Eligible Bonds, (c) further authorized the Information and Exchange Agent to instruct Euroclear or Clearstream, Luxembourg, as appropriate, as to the aggregate principal amount of such Eligible Bonds that shall have been accepted for exchange or purchase by Peru, and (d) represented that you have instructed Euroclear or Clearstream, Luxembourg, as the case may be, as to the accounts to which any 2033 Bonds issuable pursuant to exchange offers made hereby should be credited;

•

if you hold your Eligible Bonds through DTC: (a) such Eligible Bonds are, at the time of electronic acceptance, and will continue to be, until the time of settlement on the Settlement Date, held by you at DTC; and (b) you have issued an instruction through DTC’s ATOP system to effect the transfer of such Eligible Bonds to the Information and Exchange Agent’s account at DTC by the deadline specified in the Invitations;

•

you own, or have confirmed that the party on whose behalf you are acting owns, on the date of submission, the Eligible Bonds being offered and you have the full power and authority to sell, assign, transfer and offer for exchange or tender for cash the Eligible Bonds offered, and that if the same are accepted for exchange or purchase by Peru pursuant to the Invitations, Peru will acquire good, indefeasible, unencumbered, full and marketable title thereto on the Settlement Date, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	you are submitting a separate tender offer, exchange offer and blocking instruction, as applicable, on your own behalf;

•

if you are acting on behalf of one or more parties, you are submitting a separate tender offer, exchange offer and blocking instruction, as applicable, for each of the parties on whose behalf you are acting;

•

you agree that the accrued but unpaid interest on your Eligible Bonds accepted for exchange or purchase shall be paid to you on the Settlement Date by credit to the DTC, Euroclear or Clearstream, Luxembourg account in which your Eligible Bonds were held, notwithstanding any other provision of the Eligible Bonds; and

•	you will, upon request, execute and deliver any additional documents deemed by the Information and Exchange Agent or Peru to be necessary or desirable to complete such exchange or tender for cash.

TAXATION

General

An exchange pursuant to the Invitation may be a taxable transaction under the laws applicable to you. You should consult your own tax advisor to determine your particular tax consequences in respect of the exchange of the Eligible Bonds for the 2033 Bonds pursuant to the Invitation or the purchase, ownership or sale of the 2033 Bonds.

United States Federal Income Taxation

The following discussion summarizes certain U.S. federal income tax considerations relating to the exchange of the Eligible Bonds for the 2033 Bonds or the tender of the Eligible Bonds pursuant to the Invitation and to the acquisition, ownership and disposition of the 2033 Bonds. This summary is based on the U.S. Internal Revenue Code of 1986 (the “Code”), final, temporary and proposed U.S. Treasury regulations, administrative and judicial interpretations, all of which are subject to change, possibly with retroactive effect. This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules.

This summary deals only with holders that hold the Eligible Bonds and/or the 2033 Bonds as capital assets and that acquire the 2033 Bonds pursuant to the Invitation. It does not address tax considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, tax-exempt organization, regulated investment company, life insurance company, dealer or trader in securities, currencies, notional principal contracts or commodities, trader in securities that makes a mark-to-market election with respect to the Eligible Bonds and/or the 2033 Bonds, a person that holds the Eligible Bonds and/or will hold the 2033 Bonds as a hedge against interest rate risk or as a position in a “straddle” or conversion transaction or other integrated investment, a person whose “functional currency” is not the U.S. dollar, U.S. expatriates or former long term residents of the United States.

You should consult your own tax advisors in determining the tax treatment of the exchange of the Eligible Bonds or the tender of the Eligible Bonds pursuant to the Invitation and of the acquisition, ownership and sale of the 2033 Bonds, including the relevance to your particular situation of the tax considerations discussed below and of any relevant state, local or other tax laws.

Except as discussed under “Non-United States Holders” and “Backup Withholding and Information Reporting,” this discussion applies only to U.S. Holders. You are a U.S. Holder if you are, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation created or organized in or under the laws of the United States or of any state thereof (including the District of Columbia);

•

a trust that (1) is subject to the control of one or more United States persons and the administration of which is subject to the primary supervision of a court within the United States, or (2) that has a valid election in effect under the applicable U.S. Treasury regulations to be treated as a United States person; or

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source.

A “Non-United States Holder” is a beneficial owner of an Eligible Bond and/or a 2033 Bond that is not a U.S. Holder.

If a partnership holds the Eligible Bonds and/or the 2033 Bonds, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that holds or acquires the Eligible Bonds and/or the 2033 Bonds are urged to consult their own tax advisors.

United States Holders

Exchange of the Eligible Bonds for the 2033 Bonds

For U.S. federal income tax purposes, an exchange of the Eligible Bonds for the 2033 Bonds will be considered a modification of the Eligible Bonds. Under the applicable U.S. Treasury regulations, a modification will be considered significant if, based on all the facts and circumstances, the legal rights or obligations that are altered and the degree to which they are altered are economically significant. Because a number of material substantive terms of the Eligible Bonds (e.g., repayment schedules and yield) will change as a result of the exchange of the Eligible Bonds for the 2033 Bonds, the exchange should constitute a significant modification of the Eligible Bonds for U.S. federal income tax purposes. Accordingly, the exchange of the Eligible Bonds for the 2033 Bonds should be a taxable exchange.

You will recognize gain or loss in connection with the exchange equal to the difference, if any, between the amount you realize on the exchange and your adjusted basis in the Eligible Bonds that you exchange. For this purpose, the amount you realize on the exchange will be equal to the issue price (determined as described below) of the 2033 Bonds you receive in the exchange plus the amount of cash you receive in connection with the exchange, less any amounts attributable to accrued but unpaid interest and market discount (to the extent not previously included in income) on the Eligible Bonds, which will be taxed as foreign source ordinary income. For this purpose, while not free from doubt, the issue price of the 2033 Bonds should be the issue price of the 8.75% bonds due 2033 issued by Peru on November 21, 2003, which was $990.99 per $1,000 principal amount. Your basis in the 2033 Bonds received in the exchange will be equal to their issue price.

Except to the extent attributable to accrued but unpaid interest or accrued market discount and except as otherwise described below, gain or loss recognized on the exchange of the Eligible Bonds will be capital gain or loss and will be long term capital gain or loss if you held the Eligible Bonds for more than one year. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The ability of a U.S. Holder to offset capital losses against ordinary income is subject to limitations. Gain or loss on the sale, exchange or other disposition of the Eligible Bonds generally will be treated as U.S. source gain or loss.

Because the 2014 Bonds are denominated in Euros, U.S. Holders that exchange the 2014 Bonds for the 2033 Bonds may be required to recognize foreign currency gain or loss on such exchange of the 2014 Bonds. Any gain or loss that is attributable to changes in foreign currency exchange rates will be limited to your overall gain or loss on the exchange, and generally will be treated as U.S. source ordinary income or loss. U.S. Holders of the 2014 Bonds are urged to consult their own tax advisors about the U.S. tax consequences of the exchange of the 2014 Bonds for the 2033 Bonds, including the proper tax treatment of any foreign currency gain or loss.

Tender of the Eligible Bonds

You will generally recognize gain or loss on the tender of the Eligible Bonds in an amount equal to the difference between the amount you realize on such tender (less any accrued but unpaid interest, which will be taxable as foreign source ordinary interest income) and your adjusted basis in the Eligible Bonds.

Except as otherwise described below, gain or loss recognized on the tender of the Eligible Bonds will be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if your holding period for the Eligible Bonds is more than one year. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The ability of a U.S. Holder to offset capital losses against ordinary income is subject to limitations. Gain or loss on the tender of the Eligible Bonds generally will be treated as U.S. source gain or loss.

Because the 2014 Bonds are denominated in Euros, U.S. Holders that tender the 2014 Bonds may be required to recognize foreign currency gain or loss on such tender of the 2014 Bonds. Any gain or loss that is attributable to changes in foreign currency exchange rates will be treated as U.S. source ordinary income or loss. U.S. Holders of the 2014 Bonds are urged to consult their own tax advisors about the U.S. tax consequences of the tender of the 2014 Bonds, including the proper tax treatment of any foreign currency gain or loss.

Taxation of the 2033 Bonds

Interest on the 2033 Bonds. Interest on the 2033 Bonds will generally be subject to United States taxation (other than payments of amounts accrued prior to the exchange, which will be treated as non-taxable returns of capital). You will be subject to tax on such interest as ordinary income at the time it accrues or is received in accordance with your method of accounting for tax purposes.

Interest income on the 2033 Bonds will be treated as foreign source income for the purposes of calculating a U.S. Holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for the U.S. foreign tax credit is calculated separately with respect to specific classes of income. The rules relating to foreign tax credits and their timing are extremely complex. U.S. Holders are advised to consult their own tax advisors regarding the application of the foreign tax credit rules to their particular situation.

Disposition of the 2033 Bonds. You will generally recognize gain or loss on the sale, exchange or other disposition of the 2033 Bonds in an amount equal to the difference between the amount you realize on such sale, exchange or other disposition (less any accrued interest, which will be taxable as foreign source ordinary interest income) and your adjusted basis in the 2033 Bonds. Your adjusted basis in the 2033 Bonds will be equal to your initial basis in the 2033 Bonds determined as described above under “—Exchange of the Eligible Bonds for the 2033 Bonds.”

Gain or loss recognized on sale, exchange or other disposition of the 2033 Bonds will be capital gain or loss. Such gain or loss will generally be long-term capital gain or loss if your holding period for the 2033 Bonds is more than one year. Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The ability of a U.S. Holder to offset capital losses against ordinary income is subject to limitations. Gain or loss on the sale, exchange or other disposition of the 2033 Bonds generally will be treated as U.S. source gain or loss.

Non-United States Holders

Subject to the discussion of backup withholding below, if you are a Non-United States Holder, the interest income and gains that you derive in respect of the Eligible Bonds and the 2033 Bonds generally will be exempt from U.S. federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below in “Backup Withholding and Information Reporting”) of the U.S. Internal Revenue Service to establish that you are a Non-United States Holder.

Even if you are a Non-United States Holder, you may still be subject to U.S. federal income taxes on any interest income you derive in respect of the 2033 Bonds if such interest is effectively connected with the conduct of your trade or business within the United States.

If you are a Non-United States Holder, any gain you realize on a sale or exchange of the Eligible Bonds or the 2033 Bonds generally will be exempt from U.S. federal income tax, including withholding tax, unless:

•	such gain is effectively connected with the conduct of your trade or business within the United States; or

•	if you are an individual, you are present in the United States for a total of 183 days or more during the taxable year in which such gain is realized and either:

•	such gain is attributable to your office or fixed place of business maintained in the United States; or

•	you have a tax home in the United States.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to payments in respect of the Eligible Bonds or the 2033 Bonds within the United States if you are not a corporation, and backup withholding will apply to such payments if you (i) fail to provide an accurate taxpayer identification number, (ii) are notified by the U.S. Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax return, or (iii) otherwise fail to comply with applicable certification requirements.

Backup withholding and information reporting will not apply to payments made within the United States by Peru or any agent thereof (acting in such capacity) to you if you are a Non-United States holder so long as either (i) if you are the beneficial owner, you certify to Peru or its agent, under penalties of perjury, that you are a Non-United States Holder and provide your name and address or (ii) you have otherwise established an exemption, and provided that neither Peru nor its agent has actual knowledge that you are not a Non-United States Holder or that the conditions of any exemption are not in fact satisfied.

Similar rules requiring information reporting and, in certain circumstances, backup withholding will apply with respect to sales of the 2033 Bonds through certain brokers.

Peruvian Income Tax Consequences

The following is a summary of certain aspects of Peruvian income taxation that may be relevant to:

•	holders of 2012 Bonds, 2014 Bonds, 2015 Bonds or 2016 Bonds that offer those bonds for exchange pursuant to the Invitations; and

•	holders of 2033 Bonds in connection with the holding and disposition of those bonds acquired pursuant to the Invitations.

The summary is based on Peruvian laws, rules and regulations now in effect, all of which are subject to changes. This summary is not intended to constitute a complete analysis of the Peruvian income tax consequences of the exchange of 2012 Bonds, 2014 Bonds, 2015 Bonds or 2016 Bonds for cash or 2033 Bonds, as applicable, or the acquisition, ownership or disposition of the 2033 Bonds.

No Peruvian withholding or other Peruvian taxes will apply to the exchange of 2012 Bonds, 2014 Bonds, 2015 Bonds or 2016 Bonds for cash or 2033 Bonds, as applicable, pursuant to the Invitations or the payment of the accrued interest or rounding amounts in respect of any 2012 Bonds, 2014 Bonds, 2015 Bonds or 2016 Bonds so exchanged.

Interests and capital gains resulting from any trades of 2033 Bonds, will not be subject to Peruvian income tax or other Peruvian taxes. This is due to a permanent exemption provided in Peruvian income tax law.

Nevertheless, if such exception is left without effect in the future, payments of interests to non Peruvian holders will be made free and clear of, and without deduction for or on account of Peruvian taxes, unless such non-Peruvian holder of 2033 Bonds has some connection with Peru other than the mere holding of those bonds, or the receipt of principal or interest in respect of such bonds.

PLAN OF DISTRIBUTION

Peru has entered into a dealer manager agreement with the Joint Dealer Managers for the Invitations. Pursuant to the dealer manager agreement, Peru has:

•	retained the Joint Dealer Managers to act, directly or through affiliates, on behalf of Peru as the Joint Dealer Managers in connection with the Invitations,

•

agreed to pay the Joint Dealer Managers a fee based on the aggregate principal amount of Eligible Bond that are accepted by Peru for exchange and accepted by Peru for cash purchase in accordance with the Invitations; any amount paid by Peru to the Joint Dealer Managers pursuant to an underwriting agreement relating to bonds that Peru offers to fund the Cash Tender Offer, if any, will be credited against the amount due to the Joint Dealer Managers under the dealer manager agreement,

•	agreed to reimburse the Joint Dealer Managers for certain expenses in connection with the Invitations,

•

agreed that, from the date hereof through the period ending 10 business days after the Settlement Date, Peru will ensure that no other dollar-denominated debt securities of Peru (other than debt securities with a maturity of one year or less) are placed or sold in the international capital markets, directly or indirectly on its behalf, in any manner which might, in the reasonable opinion of the Joint Dealer Managers, have a detrimental effect on the successful offering and distribution of the 2033 Bonds unless the Joint Dealer Managers otherwise agree in writing, and

•

agreed to indemnify the Joint Dealer Managers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Joint Dealer Managers may be required to make because of those liabilities.

The dealer manager agreement contains various other representations, warranties, covenants and conditions customary for agreements of this sort.

At any given time, the Joint Dealer Managers may trade the 2033 Bonds or other debt securities of Peru for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the Eligible Bonds or other securities of Peru.

The Joint Dealer Managers are relying on an exemption granted by the SEC from Rule 101 of Regulation M under the U.S. Securities Exchange Act of 1934, as amended, with respect to the trading activities of the Joint Dealer Managers and certain of their affiliates in connection with the Invitations.

If the Joint Dealer Managers acquire any 2033 Bonds pursuant to the Invitations, they may resell the 2033 Bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale.

The Joint Dealer Managers and their affiliates have provided, and expect to provide in the future, financial advisory, investment banking and general banking services to Peru and its governmental agencies and instrumentalities, for which they have received and expect to receive customary fees and commission. The Joint Dealer Managers and their affiliates may, from time to time, engage in transactions with and perform services for Peru in the ordinary course of business.

Peru has retained Bondholder Communications Group to act as the Information and Exchange Agent in connection with the Invitations. Peru has agreed to pay the Luxembourg listing agent customary fees for its services.

JURISDICTIONAL RESTRICTIONS

The distribution of the Invitation Materials and the transactions contemplated by the Invitation Materials may be restricted by law in certain jurisdictions. Persons into whose possession the Invitation Materials come are required to inform themselves of and to observe any of the applicable restrictions.

The following summary of foreign jurisdiction offering and sale limitations and qualifications has been prepared only for your general information. It has been prepared with the assistance of local counsel in each jurisdiction believed by us to be responsible. Accordingly, Peru does not assume any responsibility for the accuracy, completeness or fairness of the statements contained herein.

The Invitation Materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

In any jurisdiction in which the Invitations are required to be made by a licensed broker or dealer and in which the Joint Dealer Managers or any of their respective affiliates is so licensed, it shall be deemed to be made by such Joint Dealer Manager or such affiliate on behalf of Peru.

Austria

The Exchange Offer and the Cash Tender Offer may only be made in the Republic of Austria in compliance with the provisions of the Capital Market Act (Kapitalmarktgesetz – “KMG”) and any other laws applicable in Austria governing the offer and sale of securities in the Republic of Austria. In order to participate in the Exchange Offer, investors will have to submit offers to exchange Eligible Bonds for 2033 Bonds provided that the aggregate principal amount of 2033 Bonds subscribed for is not less than €50,000. Accordingly, pursuant to § 3 (1) 9 KMG the Invitation Materials have not been and will not be approved by or notified to the Austrian Financial Market Authority (Finanzmarktaufsicht). The information contained herein does not contain exhaustive and/or complete information on the 2033 Bonds and does not constitute a prospectus under Austrian securities law.

Belgium

Offers to exchange Eligible Bonds for 2033 Bonds may only be submitted for a total consideration of at least €50,000 per investor in accordance with article 3 of the law of 16 June 2006 on the public offer of investment instruments and the admission of investment instruments to trading on a regulated market. Neither the Invitation Materials nor any other documents or materials relating to the Invitations have been and will not be notified to or approved by the Belgian Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank, Financie en Assurantiewezen).

Bermuda

Permission under the Exchange Control Act 1972 of Bermuda for the issue of the 2033 Bonds has not been sought. Accordingly, the 2033 Bonds may not be offered or sold in Bermuda to persons who are residents of Bermuda for exchange control purposes without first obtaining such permission.

The Companies Act generally prohibits the offering or marketing of securities of foreign funds, interests of foreign partnerships, etc., to persons in Bermuda on the grounds that it may be deemed to be carrying on business in Bermuda. The notion of “carrying on business in Bermuda” generally manifests itself in the context of financial services as a restriction on the ability to market the securities of a foreign entity in Bermuda. Engaging in the activity of offering or marketing securities of a foreign entity in Bermuda to persons in Bermuda may be deemed to be carrying on business in Bermuda.

Any persons carrying on investment business (meaning principally dealing in investments which includes the offering or selling of the 2033 Bonds pursuant to the Invitations) in Bermuda, from a place of business maintained in Bermuda, must be licensed by the Bermuda Monetary Authority (“BMA”) pursuant to the Investment Business Act 1998 of Bermuda.

The Invitation Materials have not been approved by the BMA and therefore the BMA shall not be responsible for the content of the Invitation Materials. Accordingly, the Invitations are not being regulated or supervised by the BMA in any way.

Brazil

The Invitation Materials and 2033 Bonds have not been and will not be registered with the Comissão de Valores Mobiliários (“CVM”) (the Brazilian Securities and Exchange Commission) and are not to be considered a public offering for purposes of CVM Instruction 400, dated December 29, 2003, and may not be offered publicly in Brazil. Peru, the Joint Dealer Managers or the Information and Exchange Agent will not solicit the public in Brazil in connection with the Invitations. The Invitation Materials may not be publicly distributed in Brazil. Inside Brazil, solicitation may be on a private basis, so it does not constitute a public offering under Brazilian laws and regulations.

Canada

The distribution of the 2033 Bonds in Canada is being made on a private placement basis only and is exempt from the requirement that Peru prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the 2033 Bonds must be made in accordance with applicable Canadian securities laws which may require resales to be made in accordance with prospectus and dealer registration requirements or exemptions from the attached prospectus and dealer registration requirements. These resale restrictions may in some circumstances apply to resales of the 2033 Bonds outside of Canada. Canadian purchasers are advised to seek legal advice prior to any resale of the 2033 Bonds.

No securities commission or similar authority in Canada has reviewed or in any way passed upon the merits of the securities described herein, and any representation to the contrary is an offence.

Chile

The Invitation Materials have not been and will not be approved or authorized by, and the 2033 Bonds have not been and will not be registered with, the Superintendencia de Valores y Seguros (Chilean Securities and Insurance Commission) pursuant to Ley 18,045 de Mercado de Valores (Chilean Securities Market Act), as amended, of the Republic of Chile. Accordingly, the Invitation Materials may not be distributed or circulated, and the 2033 Bonds may not be offered or sold, directly or indirectly, in the Republic of Chile, except in circumstances which have not resulted and will not result in a public offering or securities intermediation within the meaning of such terms under Chilean law.

Colombia

The promotion and offering of the purchase of the Eligible Bonds is made through the Joint Dealer Managers. The issuance of the 2033 Bonds, as well as trading and payments in respect of the 2033 Bonds, will occur outside Colombia. This material is for the sole and exclusive use of the recipient and cannot be understood as being addressed to, or be used by, any different third party. The 2033 Bonds have not been and will not be offered in Colombia through a public offering of securities pursuant to Colombian laws and regulations, neither will the 2033 Bonds be registered in the Colombian National Registry of Securities and Issuers or on the Colombian Stock Exchange. The recipient acknowledges the Colombian laws and regulations (specifically foreign exchange and tax regulations) applicable to any transaction or investment made in connection with the Invitations and represents that it is the sole party liable for full compliance with any such laws and regulations. The investment in the 2033 Bonds by the recipient of the Invitation Materials is a permitted investment for it under its corporate bylaws and/or particular applicable investment regime.

France

The Exchange Offer and the Cash Tender Offer are not being made, directly or indirectly, to the public in France.

Neither the Invitation Materials nor any other document or material relating to the Exchange Offer or the Cash Tender Offer has been or shall be distributed to the public in France and only (i) providers of investment services relating to portfolio management for the account of third parties (personnes fournissant le service d’investissement de gestion de portefeuille pour le compte de tiers) and/or (ii) qualified investors (investisseurs qualifiés) other than individuals, in each case acting on their own account and all as defined in, and in accordance with, Articles L. 411-1, L. 411-2 and D. 411-1 to D.411-3 of the French Code monétaire et financier, are eligible to participate in the Exchange Offer or the Cash Tender Offer.

The Invitation Materials have not been and will not be submitted for clearance to nor approved by the Autorité des Marchés Financiers.

Germany

The 2033 Bonds may only be offered to investors in Germany who acquire the 2033 Bonds for a total consideration of at least €50,000 (or the equivalent amount in another currency) per investor, for each separate offer. The Invitation Materials have not been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht (“BaFin”)) nor have they been notified to BaFin by any competent authority in accordance with § 17(3) of the German Securities Prospectus Act (Wertpapierprospektgesetz). Investors should review, and make their decision to participate in the Invitations solely on the basis of, and in accordance with, the procedures described in the Invitation Materials.

Guernsey

Provided the 2033 Bonds are listed on an exchange that is supervised by a member of the International Organisation of Securities Commissions, the offer will not be subject to the Bailiwick of Guernsey’s Prospectus Rules 2008.

Neither the Guernsey Financial Services Commission nor the States of Guernsey Policy Council take any responsibility for the financial soundness of the offer pursuant to this document or for the correctness of any of the statements made or opinions expressed in this document.

Hong Kong

Each Joint Dealer Manager has represented and agreed that:

a)	it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any 2033 Bonds other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

b)	it has not issued or had in its possession for the purposes of issue and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the 2033 Bonds, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to 2033 Bonds which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) and any rules made under that Ordinance.

Ireland

The Invitation Materials as well as any other offering material relating to the Invitations have not been distributed or caused to be distributed otherwise than in conformity with (i) the provisions of the European Communities (Markets in Financial Instruments) Regulations 2007 (Nos. 1 to 3) including, without limitation, Regulations 7 and 152 thereof or any codes of conduct used in connection therewith and the provisions of the Investor Compensation Act 1998; (ii) the provisions of the Irish Central Bank Acts 1942-1998 (as amended) and any codes of conduct rules made under Section 117(1) of the Central Bank Act, 1989; (iii) the provisions of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 and any rules issued under Section 51 of the Irish Investment Funds, Companies and Miscellaneous Provisions Act 2005, by the Irish Central Bank and Financial Services Regulatory Authority (the “Financial Regulator”); and (iv) the provisions of the Market Abuse (Directive 2003/6/EC) Regulations 2005 and any rules issued under Section 34 of the Irish Investment Funds Companies and Miscellaneous Provisions Act 2005 by the Financial Regulator pursuant thereto.

Israel

No steps have been taken that would permit an offering of the 2033 Bonds to the public in Israel, in particular no filing has been made with the Israel Securities Authority in connection with the Exchange Offer. There is no minimum period in which the Cash Tender Offer must be made available to current holders of Eligible Bonds. There are no restrictions on the methods used to contact investors (whether by phone or email) subject to compliance with private placement rules. There are no limitations on methods by which investors may make inquiries and responses thereto. There are no limitations as to the type of investors that may accept the Exchange Offer or Cash Tender Offer. There are no requirements concerning withdrawal rights of investors after they accept either the Exchange Offer or Cash Tender Offer (other than those that may apply as a matter of contract).

Italy

None of the Invitation Materials and any other documents or materials relating to the Invitations or to the 2033 Bonds have been or will be submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian laws and regulations, and the Invitations are not being made, and will not be made, directly or indirectly in or into the Republic of Italy (“Italy”) as a public offer (as defined in article 1, paragraph 1, letter v) of the Legislative Decree no. 58 of 24 February 1998). Accordingly, holders of Eligible Bonds are hereby notified that the Invitations are not intended to be addressed, the 2033 Bonds may not be offered, sold or delivered, and neither the Invitation Materials nor any other documents or materials relating to the Invitations or to the 2033 Bonds or the Eligible Bonds has been prepared in order to be sent, by any means, distributed or otherwise made available, as part of the Invitations, to any person in Italy.

Japan

The 2033 Bonds and the Invitation Materials have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended; the FIEA). Accordingly, the 2033 Bonds may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (as defined under Item 5, Paragraph 1, Article 6 of the Foreign Exchange and Foreign Trade Act of Japan (Act No. 228 of 1949, as amended)), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Liechtenstein

The Exchange Offer and Cash Tender Offer are made to Liechtenstein on the basis of a private placement to existing holders of Eligible Bonds and the Invitation Materials are directed in Liechtenstein only at such existing holders of Eligible Bonds. In order to participate in the Exchange Offer, investors have to acquire 2033 Bonds for a total consideration of at least €50,000 per investor according to Art 5 para 1 lit d of the Liechtenstein Prospectus Act. The Invitations and the Invitation Materials related to the Exchange Offer and/or Cash Tender Offer have not been submitted to the clearance procedure of the Liechtenstein Financial Market Authority and do not constitute a prospectus pursuant to the Liechtenstein Prospectus Act.

The Grand Duchy of Luxembourg

Each Joint Dealer Manager severally represents, warrants and agrees that it has not and will not, offer or sell the 2033 Bonds to the public in the Grand Duchy of Luxembourg (Luxembourg), directly or indirectly, and neither the Invitation Materials nor any offering circular, prospectus, form of application, advertisement, communication or other material may be distributed, or otherwise made available in, or from or published in, Luxembourg, except (i) for the sole purpose of the admission to trading of the 2033 Bonds on the Euro MTF market, of the Luxembourg Stock Exchange, and listing of the 2033 Bonds on the Official List of the Luxembourg Stock Exchange and (ii) in circumstances which do not constitute an offer of securities to the public pursuant to the provisions of the Luxembourg Act dated 10 July 2005 relating to prospectuses for securities, including, without limitation, the 2033 Bonds being offered in Luxembourg to investors who acquire the 2033 Bonds for a total consideration of at least €50,000 (or the equivalent amount in another currency) per investor, for each separate offer.

Netherlands Antilles

The offer to exchange Eligible Bonds will not be actively marketed in the Netherlands Antilles, or made to residents of the Netherlands Antilles (including corporations organised under the laws thereof) unless such residents have obtained a license to acquire the 2033 Bonds, or have non-resident status or have been exempted from obtaining a license under the foreign exchange control regulations of the Netherlands Antilles.

Peru

The Invitations and the Invitation Materials have not been, and will not be, registered with the Comisión Nacional Supervisora de Empresas y Valores (the Peruvian Securities and Exchange Commission).

Portugal

The Invitation Materials do not constitute an offer in Portugal in accordance with article 111.1.e) of the Portuguese Securities Code, and have not been and will not be registered with the Portuguese Securities Exchange Commission (Comissão do Mercado dos Valores Mobiliários) or “passported” into Portugal.

Singapore

The Invitation Materials have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Invitation Materials or any document or material in connection with the offer or sale, or invitation for subscription or purchase, of any 2033 Bonds, may not be circulated or distributed, nor may the 2033 Bonds be offered or sold, or made the subject of an invitation for subscription or purchase, whether directly or indirectly, to any person in Singapore other than (a) to existing holders of the Eligible Bonds pursuant to Section 273(1)(cf) of the Securities and Futures Act, Chapter 289 of Singapore (the Securities and Futures Act), or (b) otherwise pursuant to, and in accordance with the conditions of, an exemption under any provision of Subdivision 4 of Division 1 of Part XIII of the Securities and Futures Act.

Spain

Neither the 2033 Bonds nor the Invitation Materials nor any other document relating to the Exchange Offer or the Cash Tender Offer have been approved or registered in the administrative registries of the Spanish Securities Markets Commission (Comisión Nacional del Mercado de Valores). Accordingly, the Exchange Offer or the Cash Tender Offer may not be carried out and the 2033 Bonds may not be delivered, offered, sold or re-sold in Spain except:

a)	to investors that will acquire 2033 Bonds for a minimum nominal amount of at least €50,000 per investor and per offer to exchange in accordance with article 38.1 (c) of Royal Decree 1310/2005 of 4 November on admission to listing and on issues and public offers of securities (Real Decreto 1310/2005 de 4 de noviembre, por el que se desarrolla parcialmente la Ley 24/1988, de 28 de julio, de Mercado de Valores, en materia de admisión a negociación de valores en mercados secundarios oficiales, de ofertas públicas de venta o suscripción y del folleto exigible a tales efectos) (hereinafter, RD 1310/2005); or

b)	in circumstances which do not constitute (i) a public offering of securities in Spain within the meaning of section 30-bis of Law 24/1988, of 28 July on Securities Market (hereinafter, Law 24/1988) (Ley 24/1988, de 28 de julio, del Mercado de Valores) as amended by Royal Decree Law 5/2005, of 11 March and RD 1310/2005, and supplemental rules enacted thereunder or in substitution thereof from time to time or (ii) the solicitation of an offer of securities to the public in Spain under Law 24/1988 and supplemental rules enacted thereunder or in substitution thereof from time to time.

Switzerland

The Exchange Offer and Cash Tender Offer are made in Switzerland on the basis of a private placement to existing holders of Eligible Bonds only and the Invitation Materials are directed in Switzerland only at such existing holders of Eligible Bonds. Neither the Invitation Materials nor any other document related to the Exchange Offer or Cash Tender Offer constitute a prospectus in the sense of Art. 652a or Art. 1156 of the Swiss Federal Code of Obligations nor a listing prospects within the meaning of the Listing Rules of the SIX Swiss Exchange.

United Kingdom

The communication of the Invitation Materials and any other documents or materials relating to the Invitations is not being made and such documents and/or materials have not been approved by an authorized person for the purposes of section 21 of the Financial Services and Markets Act 2000. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom, and are only for circulation pursuant to Article 34 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), to persons outside the United Kingdom or to persons within the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Order, or to other persons to whom it may lawfully be communicated in accordance with the Order. Insofar as the communication of the Invitation Materials and any other documents or materials relating to the Invitations is made to or directed at investment professionals (as defined in Article 19(5) of the Order), it is made to or directed at persons having professional experience in matters relating to investments, and any investment or investment activity to which it relates is available only to such persons or will be engaged in only with such persons, and persons who do not have professional experience in matters relating to investments should not rely upon it.

VALIDITY OF THE 2033 BONDS

The validity of the 2033 Bonds will be passed upon for Peru by Allen & Overy LLP, New York, New York, United States counsel to Peru, and by Hernández & Cia Abogados, Peruvian counsel to Peru, and for the Joint Dealer Managers by Cleary Gottlieb Steen & Hamilton LLP, New York, New York, United States counsel to the Joint Dealer Managers, and by Muñiz, Ramírez, Pérez-Taiman & Olaya, Peruvian counsel to the Joint Dealer Managers.

As to all matters of Peruvian law, Allen & Overy LLP may rely on the opinion of Hernández & Cia Abogados, and Cleary Gottlieb Steen & Hamilton LLP may rely on the opinion of Muñiz, Ramírez, Pérez-Taiman & Olaya. As to all matters of United States law, Hernández & Cia Abogados may rely on the opinion of Allen & Overy LLP, and Muñiz, Ramírez, Pérez-Taiman & Olaya may rely on the opinion of Cleary Gottlieb Steen & Hamilton LLP.

GENERAL INFORMATION

Peru has obtained, or will obtain before the issue date, all consents and authorizations that are necessary under Peruvian law for:

the issuance of the 2033 Bonds; and

the performance of its obligations under the 2033 Bonds and the fiscal agency agreement.

In particular, Peru has obtained Supreme Decree No. 102-2010-EF authorizing the issuance of the 2033 Bonds on April 8, 2010 and Ministerial Resolution No. 173-2010-EF/75 authorizing this prospectus supplement and certain agreements relating to the issuance of the 2033 Bonds on April 8, 2010.

Listing and Admission to Trading; Luxembourg Listing Agent

Application has been made to list the 2033 Bonds pursuant to the Invitation on Official List of the Luxembourg Stock Exchange and to have them admitted for trading on the Euro MTF Market of the Luxembourg Stock Exchange. The Luxembourg listing agent is The Bank of New York Mellon (Luxembourg) S.A.

Credit Rating

Peru’s long-term foreign-currency debt has been rated BBB- by Standard & Poor’s, Baa3 by Moody’s Investor Service, and BBB- by Fitch Ratings Ltd.

Litigation

Neither Peru nor any governmental agency of Peru is involved or has been involved in the past 12 months in any litigation or arbitration or administrative proceedings relating to claims or amounts that are material in the context of the Invitations or issuance of the 2033 Bonds and that would materially and adversely affect Peru’s ability to meet its obligations under the 2033 Bonds and the fiscal agency agreement with respect to the 2033 Bonds. No such litigation or arbitration or administrative proceedings are pending or, so far as Peru is aware, threatened.

Documents Relating to the 2033 Bonds

Copies of the fiscal agency agreement and the form of the 2033 Bonds may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the specified offices of the Luxembourg listing agent. Documents can also be obtained from the SEC’s website at http://www.sec.gov.

Annex A

FORMULA TO PRICE 2012 BONDS, 2015 BONDS, 2016 BONDS AND 2033 BONDS BASED ON YIELD TO MATURITY

Whenever in these Invitation Materials there is a reference to a price per U.S.$1,000 principal amount of 2012 Bonds, 2015 Bonds, 2016 Bonds or 2033 Bonds intended to result in a specified yield to maturity on the Expected Settlement Date, that price will be determined in accordance with market convention pursuant to the following formula:

Definitions

PRICE	=	The price per U.S.$1,000 principal amount of the securities. PRICE will be rounded to two decimal places, with U.S.$0.005 rounded to U.S.$0.01.

N	=	The number of remaining cash payment dates for the securities from (but excluding) the Expected Settlement Date to (and including) the maturity date for securities.

CFi	=	The aggregate amount of cash per U.S.$1,000 principal amount scheduled to be paid in respect of the securities on the “ith” out of the N cash payment dates for securities. Scheduled payments of cash include interest and, on the maturity date for the security to be priced, principal.

YLD	=	Specified yield to maturity of the securities (expressed as a decimal number).

Di	=	The number of days from (and including) the Expected Settlement Date to (but excluding) the “ith” out of the N remaining cash payment dates for securities. The number of days is computed using the 30/360 day count method.

/	=	Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed.

Exp	=	Exponentiate. The term to the left of the exponentiation symbol is raised to the power indicated by the term to the right of the exponentiation symbol.

AI	=	Accrued interest on the securities from and including the most recent interest payment date to but excluding the Expected Settlement Date.

N S i=1	=	Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “i” in that term each whole number between 1 and N, inclusive), and the separate calculations are then added together.

Formula to Determine Price of Securities

Annex B

FORMULA TO PRICE 2014 BONDS BASED ON YIELD TO MATURITY

Whenever in these Invitation Materials there is a reference to a price per €1,000 principal amount of 2014 Bonds intended to result in a specified yield to maturity on the Expected Settlement Date, that price will be determined in accordance with market convention pursuant to the following formula:

Definitions

PRICE	=	The price per €1,000 principal amount of the securities. PRICE will be rounded to two decimal places, with €0.005 rounded to €0.01.

N	=	The number of remaining cash payment dates for the securities from (but excluding) the Expected Settlement Date to (and including) the maturity date for securities.

CFi	=	The aggregate amount of cash per €1,000 principal amount scheduled to be paid in respect of the securities on the “ith” out of the N cash payment dates for securities. Scheduled payments of cash include interest and, on the maturity date for the security to be priced, principal.

YLD	=	Specified yield to maturity of the securities (expressed as a decimal number).

Di	=	The number of days from (and including) the Expected Settlement Date to (but excluding) the “ith” out of the N remaining cash payment dates for securities. The number of days is computed using the 30/360 day count method.

/	=	Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed.

Exp	=	Exponentiate. The term to the left of the exponentiation symbol is raised to the power indicated by the term to the right of the exponentiation symbol.

AI	=	Accrued interest on the securities from and including the most recent interest payment date to but excluding the Expected Settlement Date.

N S i=1	=	Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “i” in that term each whole number between 1 and N, inclusive), and the separate calculations are then added together.

Formula to Determine Price of Securities

Annex C

HYPOTHETICAL CALCULATIONS

Hypothetical Example for Exchange into 2033 Bonds

Assumed Settlement Date	April 29, 2010
1.00% UST due March 2012	1.064%
EUR Swap Rate	2.280%
2.50% UST due March 2015	2.635%
2.625% UST due April 2016	3.086%
4.375% UST due November 2039	4.756%

	A	B	A+B	C	D	(C*D)/(H+I)			E
	Eligible Bond Benchmark Rate[1]	Eligible Bond Spread	Eligible Bond Yield	Eligible Bond Price[2]	Exchange Rate[1]	Exchange Ratio[3]	Days of Accrued Interest	Coupon Rate	Accrued Interest Per U.S.$1,000 or €1,000 of Eligible Bonds (as applicable)
Benchmark Bonds
2012 Bonds	1.064%	0.10%	1.164%	$1,142.23	1.000	0.844	68	9.125%	$17.24
2014 Bonds	2.280%	1.02%	3.300%	€1,171.21	1.337	1.158	195	7.500%	€40.63
2015 Bonds	2.635%	0.77%	3.405%	$1,282.52	1.000	0.948	83	9.875%	$22.77
2016 Bonds	3.086%	0.85%	3.936%	$1,235.56	1.000	0.913	176	8.375%	$40.94

	F	G	F+G	H					I
	2033 Benchmark Rate[1]	2033 Bond Spread	2033 Bond Issue Yield	2033 Bond Issue Price[2]			Days of Accrued Interest	Coupon Rate	Accrued Interest Per U.S.$1,000 of 2033 Bonds
Reopened Notes
2033 Bonds	4.756%	1.44%	6.196%	$1,314.24			158	8.750%	$38.40
(1)	As assumed.
(2)	Price which results using the calculations in Annex A and Annex B using the Eligible Bond Yield in the column immediately to the left.
(3)	As defined in this Prospectus Supplement.

PROSPECTUS

The Republic of Peru

Debt Securities

Warrants

Units

Peru may from time to time offer and sell its debt securities, warrants and units in amounts, at prices and on terms to be determined at the time of sale and provided in one or more supplements to this prospectus. Peru may offer securities with an aggregate principal amount of up to US$5,000,000,000 (or its equivalent in other currencies). The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all other existing and future unsecured and unsubordinated external indebtedness of Peru.

Peru will provide specific terms of the securities in one or more supplements to this prospectus. This prospectus may not be used to make offers or sales of securities unless accompanied by a prospectus supplement.

Peru may sell the securities directly, through agents designated from time to time or through underwriters or dealers. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplements carefully before you invest. You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Peru has not authorized anyone to provide you with different or additional information. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of those documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2010.

You should rely only on the information contained in this prospectus or the information to which Peru has referred you. Peru has not authorized anyone to provide you with different information. Peru is not making an offer of these securities in any jurisdiction where the offer is not permitted. This prospectus may be used only where it is legal to sell these securities. The information in this document may be accurate only on the date of this document.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the securities that Peru may offer under the “shelf” registration statement it has filed with the SEC. Each time Peru sells some of the securities pursuant to that registration statement, it will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described under the heading “Where You Can Find More Information”.

i

DEFINED TERMS AND CONVENTIONS

Defined Terms

References in this prospectus to “we,” “us,” “our” and “Peru” are to the Republic of Peru. All references in this prospectus to the “government” are to the central government of Peru and its authorized representatives.

The terms described below have the following meanings for the purposes of this prospectus:

•

Gross domestic product, or GDP, is a measure of the total value of final products and services produced in a country in a specific year. Nominal GDP measures the total value of final production in current prices. Real GDP measures the total value of final production in constant prices of a particular year, allowing historical GDP comparisons that exclude the effects of inflation. In this prospectus, real GDP figures are based on constant 1994 prices, the year used by the Banco Central de Reserva del Perú, or the Central Bank, for purposes of maintaining real GDP statistics. GDP growth rates and growth rates for the various sectors of Peru’s economy are based on constant 1994 prices.

•

For balance of payments purposes, imports and exports are calculated based upon statistics reported to Peru’s customs upon the entry of goods into and the departure of goods from Peru on a free-on-board, or FOB, basis at a given point of departure. Import data include data on imports through the Tacna Special Processing Area, the only one of Peru’s five free trade zones that is currently active, purchases of goods abroad by resident transport companies and ship repairs by non-residents. Export data include the gross value of marine resource catches by non-resident vessels operating with fishing licenses and the value of goods sold to non-resident transport companies.

•

The inflation rate provides an aggregate measure of the rate of change in the prices of goods and services in the economy. Peru measures the inflation rate by the percentage change in the Peruvian consumer price index, or CPI, between two periods. The CPI is based on a basket of goods and services identified by the Instituto Nacional de Estadística e Informática, or INEI. The price for each good and service that constitutes the basket is weighted according to its relative importance in order to calculate the CPI. The annual percentage change in the CPI is calculated by comparing the index as of a specific December against the index for the immediately preceding December. The average annual percentage change in the CPI is calculated by comparing the average index for a 12-month period against the average index for the immediately preceding 12-month period. INEI also compiles statistics to calculate the wholesale price index, which is used to measure the evolution in prices of a representative group of goods sold in the wholesale market in 25 cities.

Currency of Presentation and Exchange Rate

Unless otherwise specified, references to “U.S. dollars” and “US$” are to United States dollars, references to “nuevos soles” and “S/.” are to Peruvian nuevos soles, and references to “SDR” are to International Monetary Fund special drawing rights. Unless otherwise indicated, we have made translations of nuevos soles into U.S. dollars and U.S. dollars, or any other currency, into nuevos soles for each year at the year’s average exchange rate and for the nine-month period ended September 30, 2009 at such period’s average exchange rate, calculated by taking an average of the exchange rates for each calendar day of the year or the nine-month period, respectively. Currency translations are included for convenient reference only and you should not construe these conversions as a representation that the amounts in question have been, could have been or could be, converted into any particular denomination, at any particular rate or at all.

For the nine-month period ended September 30, 2009, the average nuevo sol/U.S. dollar exchange rate, as reported by the Central Bank, was S/3.07 per US$1.00. For more information, see “The Monetary System—Foreign Exchange and International Reserves––Foreign Exchange” below.

Presentation of Financial Information

All annual information in this prospectus is based upon January 1 to December 31 periods, unless otherwise indicated. Totals in some tables in this prospectus may differ from the sum of the individual items in those tables due to rounding.

Some statistical information included in this prospectus is preliminary in nature and reflects the most recent reliable data readily available to Peru. The Central Bank regularly reviews Peru’s current and historical official financial and economic statistics. Accordingly, some financial and economic information presented in this prospectus may be adjusted or revised subsequent to the date of this prospectus to reflect new or more accurate data or in accordance with Peru’s ongoing maintenance of its economic data. In particular, some information and data contained in this prospectus for 2005, 2006, 2007, 2008 and for the nine-month periods ended September 30, 2008 and 2009, are preliminary and subject to routine revisions by the Central Bank and other institutions to ensure their accuracy. Peru will make available any revised data in accordance with its normal practices for releasing data. The Government believes that this review process is substantially similar to the practices of many industrialized nations. The Government does not expect any revisions of the data contained in this prospectus to be material, although it cannot assure you that material revisions will not be made.

FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplements relating to the securities offered by this prospectus may contain forward-looking statements. Forward-looking statements are statements that are not historical facts. These statements are based on Peru’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Peru undertakes no obligation to update them in light of new information or future events.

Forward-looking statements involve inherent risks. Peru cautions you that many factors could adversely affect the future performance of the Peruvian economy. These factors include, but are not limited to:

•	external factors, such as:

•	higher interest rates in financial markets outside Peru;

•	changes in Peru’s credit ratings;

•	changes in import tariffs and exchange rates;

•	changes in international commodity prices;

•	recession, low economic growth or economic contraction affecting Peru’s trading partners;

•	deterioration in the economic condition of Peru’s neighboring countries;

•	international hostilities;

•

the decisions of international financial institutions, such as the International Monetary Fund, or IMF, the Inter-American Development Bank, or IADB, the International Bank for Reconstruction and Development, or World Bank, and the Andean Development Corporation, or CAF, regarding the terms of their financial assistance to Peru; and

•	internal factors, such as:

•	deterioration in general economic and business conditions;

•	social, political or military events in Peru;

•	increase in crime rates;

•	natural events, such as climate changes, earthquakes and floods;

•	reduction in foreign currency reserves;

•	reduction in fiscal revenue;

•	reduced levels of foreign direct investment;

•	the ability of the government to enact key economic reforms;

•	higher domestic debt;

•	increased rates of domestic inflation;

•	the level of foreign direct and portfolio investment in Peru; and

•	the level of Peruvian domestic interest rates.

DATA DISSEMINATION

Peru subscribes to the International Monetary Fund’s Special Data Dissemination Standard, or SDDS, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscriber countries to provide schedules indicating the date on which data will be released, referred to as the “Advance Release Calendar.” Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrylist/. Neither Peru nor any agents or underwriters acting on behalf of Peru accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this prospectus or any prospectus supplement.

SUMMARY

This summary highlights certain information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making a decision to invest in any securities, you should carefully read this entire prospectus and the related prospectus supplement.

Republic of Peru

Overview

Peru is a representative democracy located in western South America, with an estimated population, as of October 2007, of approximately 28 million. Peru’s population is multi-racial and multi-cultural, and the official languages are Spanish, Quechua and Aymara. The World Bank classifies Peru as an upper-middle-income developing country.

In November 2000, Peru emerged from more than a decade of rule by President Alberto Fujimori, whose years in office were characterized by a reduction in domestic terrorism perpetrated by armed guerrilla forces, by economic reforms that led Peru to a free market economy with low inflation and high growth rates, and by nearly dictatorial powers concentrated in the executive branch. Political instability, coupled with a series of external shocks, resulted in a reduction in economic activity during the final years of President Fujimori’s last administration, which led to higher rates of unemployment, underemployment and poverty, and a reduction in access to basic healthcare and public services. In November 2000, President Fujimori resigned the Presidency. In the aftermath of President Fujimori’s sudden resignation and political and bribery scandals, Valentín Paniagua assumed the role of President and his interim administration was in office from November 2000 to July 2001.

In June 2001, Alejandro Toledo Manrique was elected President based on a platform of reform that recognized the value of an open economic system and reform away from President Fujimori’s legacy of political coercion and financial misdealings. During the administration of President Toledo, Peru had one of the best performing economies in Latin America, with GDP growth of 6.8% in both 2005 and the six-month period ended June 30, 2006, compared to the comparable period in 2005, mainly attributable to the growth in the mining and export sectors that was fueled by higher international commodities prices for these exports.

In June 2006, Alan García was elected President to a five-year term. President García had served as president in the period 1985-1990, and his first administration faced many challenges and confronted many crises that ended with political instability. The first García administration was followed by the administration of President Fujimori. The current García administration, which was inaugurated on July 28, 2006, was elected on a platform that seeks to implement social and political reforms and continuity to the macro-economic stability of recent years, as well as solidifying Peru’s relationships with its international partners. During his time in office, President García has responsibly managed public finances, while strengthening the decentralization process and promoting free trade agreements with Peru’s trading partners. During this period, Peru’s economy has been among the best performing economies in Latin America, with GDP growth rates of 7.7% during 2006, 8.9% during 2007, 9.8% during 2008 and 0.1% for the nine-month period ended September 30, 2009, compared to the comparable period in 2008.

Recent Developments

Beginning in the second half of 2007, short-term lending in the United States encountered several issues, leading to liquidity disruptions in various markets throughout the world. In particular, subprime mortgage loans in the United States faced increased rates of delinquency, foreclosure and loss. These and other related events have had a significant adverse impact on the international economic environment, including the global credit, commodities and financial markets as a whole and have resulted in bankruptcy filings by, and the acquisition, restructuring and nationalization of, certain financial institutions. Regulators in the United States, Europe and

Latin America have taken steps in response to these unprecedented conditions. Although Peru has comparably limited exposure to subprime assets and financial institutions generally are stable, the country has been affected by the contraction of liquidity in the international financial markets, equity, debt and foreign exchange market volatility, the volatility in commodity prices, and the contraction in some of Peru’s most important export markets. GDP growth for 2008, while ultimately exceeding levels recorded during 2007, decelerated in the fourth quarter of 2008 as compared to GDP growth rates for prior periods in 2008. The deceleration in GDP growth persisted in the first nine months of 2009 with lower GDP growth as compared to the first nine months of 2008. In addition, market conditions have also had adverse effects on the Peruvian economy, including:

•	decreases in exports, imports and domestic demand for the first nine months of 2009, compared to levels recorded during first nine months of 2008;

•	a decrease in exports and foreign direct investment inflows;

•

lower commodity prices in the international markets, resulting in decreased export earnings, decreased external and fiscal accounts and a resulting decline in tax revenues in the fourth quarter of 2008 and in the first nine months of 2009;

•	an increase in inflation in 2008 and the first nine months of 2009 as compared to 2007;

•

depreciation of the nuevo sol against the U.S. dollar from S/.2.97 as of June 30, 2008, to S/.3.14 as of December 31, 2008, S/.3.16 as of March 31, 2009, and appreciation to S/.2.88 as of September 30, 2009;

•

an increase in the average U.S. dollar/nuevo sol exchange rate, calculated from January 1, 2008 through the last day of the relevant month, from S/.2.85 through June 30, 2008 to S/.2.93 for full-year 2008. The average U.S. dollar/nuevo sol exchange rate was S/.3.07 per US$1.00 for the period from January 1, 2009 through September 30, 2009;

•	a decrease in availability of credit as financial intermediaries adopted more restrictive lending policies and access to foreign capital decreases; and

•	significant decreases in the main Peruvian stock exchange indices.

On August 28, 2009, the Government revised certain ‘budgeted macroeconomic indicators through 2012. This updated macroeconomic scenario takes into consideration the effects of the global economic downturn and the stimulus package approved and implemented by the Government in 2010, as described below. The Government has used the following assumptions in its budget for 2010:

•	estimated real GDP growth in 2010 has been mantained at 5%;

•	estimated total public investment has been reduced from 15.9% to 15.6% of GDP;

•	estimated total foreign investment and foreign long-term loans in 2010 has been increased from US$5.6 billion to US$6.4 billion;

•

estimated foreign direct investment in 2010 has been increased from US$3.4 billion to US$4.6 billion and the assumption relating to estimated foreign long-term loans in 2010 has been reduced from US$2.3 billion to US$1.8 billion;

•	trade balance assumptions were revised from an estimated deficit of US$237 million to a surplus of US$874 million; and

•	public debt as a percentage of GDP is now was revised to 25%.

Peru’s macroeconomic indicators used for budget purposes are prepared by the Government based on estimates and assumptions that are inherently subject to significant uncertainties, many of which are beyond Peru’s control. See “Forward-looking Statements”. Peru can provide no assurance that such estimates and assumptions will not change.

A significant portion of Peru’s economy is related to commodity exports. The recent fall in export commodity prices (mainly minerals) in the international markets is expected to adversely impact external and fiscal accounts, and is expected to reduce export earnings and tax revenues and result in slower economic growth in 2010. The Government estimates a current account deficit of approximately 3.0% of GDP in 2010, which it currently expects will be financed principally through foreign direct investment and long-term capital inflows. International reserves doubled since 2006 and surpassed US$31.0 billion in 2008. As of September 30, 2009, net international reserves were US$31.2 billion and the fiscal deficit was US$849 billion, after three consecutive years of fiscal surplus.

Furthermore, the Government has taken preventive fiscal and monetary actions in response to the current adverse international economic environment. In January 2009, the Government authorized an economic stimulus package, which represents approximately 3.4% of GDP. The primary purpose of the stimulus package is to sustain economic growth through a substantial increase in public investment and by providing liquidity to the financial system in order to prevent a decrease in the availability of credit. According to the Banking, Insurance and AFP Superintendency, or SBS, financial credit increased 33.7% in 2008 compared with 2007. In addition, as of September 2009, preliminary data available from SBS signaled that banking credit was registering growth of approximately 9.3% compared to the first nine months of 2008.

On December 22, 2009, Mr. Luis Carranza resigned as Minister of the Economy and Finance of Peru. On the same date, Mrs. Mercedes Aráoz was appointed Minister of the Economy and Finance of Peru. Mrs. Aráoz previously served as Minister of Production.

On December 16, 2009, Moody’s upgraded Peru’s the foreign currency rating from Ba1 to Baa3, the lowest investment grade category, matching ratings made by Standard & Poor’s and Fitch Ratings in 2008.

Government Stimulus Package. In January 2009, the Government authorized a US$3.7 billion stimulus package intended to mitigate the adverse impact on the economy of the international economic crisis. As of September 30, 2009, the Government authorized an additional US$700 million for the stimulus package, increasing the aggregate amount of the stimulus package to US$4.4 billion, or 3.3% of estimated GDP for 2009.

The principal objectives of the stimulus package are:

•

To increase and accelerate expenditures on targeted social programs, which includes an increase in spending for the maintenance of educational institutions, maintenance of healthcare facilities and providing guarantees and subsidies for government housing programs, such as Fondo MiVivienda, Mi Barrio and Techo Propio.

•

To support construction levels through an increase in public investment in infrastructure. This includes the allocation of additional resources for regional investment and infrastructure projects throughout the country in the 2009 budget, as well as bringing forward unused investment resources from the 2008 budget and the assignment of additional funds from the Fondo de Promoción a la Inversión Pública Regional y Local (Fund for the Promotion of Regional and Local Public Investment).

•	To support small and medium-sized enterprises, through guarantee funds, the extension of credit lines and other mechanisms.

•	To increase exports.

•	To provide support to individuals seeking mortgages through the extension of credit lines.

•	To reduce the Central Bank’s reserve requirements for financial institutions and interest rates on available mortgages.

•	To reduce fuel prices.

•	To reduce the time required for private investment to receive governmental approval.

The Government expects the full US$4.4 billion provided for in the stimulus package to be spent during 2009 and 2010. In addition, the Government has announced the possibility of additional stimulus spending outlays in the future, if the Government determines such outlays are necessary.

As of November 2009, the Government had allocated or disbursed approximately 60% of the US$4.4 billion provided for in the stimulus package.

In June 2009, as a result of the fiscal stimulus package, the Peruvian Congress approved Law No. 29368, which increased the maximum amount of non-financial public sector deficit permitted from 1% to 2% of GDP, increased the maximum amount of consumption expense the government may incur in each of 2009 and 2010, and increased the maximum amount of consumption expense from 4% to 10% of GDP for 2009 and to 8% of GDP for 2010. This increase in the permitted amount of consumption expense is intended principally to pay for additional maintenance expenditures related to new infrastructure projects, such as roads.

Recent Economic Indicators. In 2008, the Peruvian economy expanded by 9.8% compared to 2007. Levels of economic activity recorded during the nine months ended September 30, 2008 (11.0% GDP growth, compared to the comparable period of 2007) improved further during the nine months ended September 30, 2009 (0.1% GDP growth, compared to the comparable period of 2008). The high level of economic activity was due primarily to strong government consumption and an increase in public investments which were partially offset by decreased private consumption during the nine months ended September 30, 2009.

The following are preliminary economic results as of or for the nine-month period ended September 30, 2009:

•	the inflation rate was (0.1)%, compared to an inflation rate of 5.3% for the first nine months of 2008;

•	the current account deficit totaled US$274 million, or 0.3% of GDP, compared to a current account deficit of US$3.4 billion, or 3.5% of GDP, for the nine months ended September 30, 2008;

•	net international reserves of the Central Bank decreased 7.5% to US$32.1 billion, compared to US$34.7 billion at September 30, 2008;

•	the non-financial public sector registered a surplus of US$72 million, or 0.2% of GDP, compared to a surplus of US$3.6 billion, or 3.7% of GDP, for the nine months ended September 30, 2008;

•	public sector external debt totaled US$20.3 billion, or 16.6% of GDP, compared to US$18.5 billion, or 14.6% of GDP, as of September 30, 2008;

•	foreign direct investment was US$4.2 billion, compared to US$5.2 billion during the nine months ended September 30, 2008; and

•	exports decreased by 25.7% to US$18.6 billion, compared to US$25.0 billion in the nine months ended September 30, 2008.

The United States, China, Switzerland, Canada, Japan and Chile rank among Peru’s most important export markets. The García administration estimates that exports totaled approximately US$26.4 billion in 2009, a 16.3% increase compared to the US$31.5 billion in 2008, and that the trade surplus stood at approximately US$5.4 billion.

Free Trade Agreements. In October 2008, the United States extended the Andean Trade Promotion and Drug Eradication Act, or ATPDEA, as it applies to Peru for a period of one year, thereby extending Peru’s benefits under ATPDEA until December 31, 2009. In addition, the free trade agreement between the United States and Peru, or the Peru Trade Promotion Agreement, became effective on February 1, 2009.

As part of regulatory reforms undertaken by the Government in relation to the Peru Trade Promotion Agreement, President Alan García issued two decrees in 2009 which opened significant parts of the Amazon jungle to private investment. The decrees allow companies to request permits for petroleum, biofuel, forestry and hydroelectric projects in the Amazon jungle. These decrees resulted in protests and roadblocks by indigenous groups. Subsequently, Peru’s Congress overturned the two decrees, easing tensions with the indigenous groups. As these events have occurred recently and continue to develop, their effects on the Peru Trade Promotion Agreement, if any, cannot be foreseen.

In November 2008, Peru and Japan signed a treaty designed to promote investment in Peru. In January 2009, Peru concluded negotiations with EFTA regarding three commercial agreements. In March 2009, a free trade agreement between Chile and Peru, or the Economic Association Agreement, entered into force. The Economic Association Agreement was originally signed in 2006. In April 2009, Peru signed a free trade agreement with the Republic of China. In October 2009, Peru and Japan completed four rounds of negotiations for the Japan-Peru Economic Partnership.

Finally, in January 2009, free trade agreements with Canada and Singapore became effective. We expect to start bilateral commercial negotiations with South Korea, Australia, Central America, Russia, India, South Africa and New Zealand in the future. We currently have commercial agreements in force with the Andean Community of Nations (CAN), Chile, Southern Common Market (MERCOSUR), México and Cuba, and we expect to ratify a free trade agreement with Thailand.

IMF Stand-By Arrangement. On January 26, 2007, the IMF approved a Stand-By Agreement with Peru for an aggregate amount of SDR172 million (approximately US$257 million) to support the economic programs of the Peruvian government for a 25-month period ended on February 28, 2009.

Material Loan Agreements. As of December 31, 2008, outstanding public sector external debt amounted to approximately US$19.2 billion equivalent to 15.1% of GDP for the year, a decrease of US$844 million compared to debt outstanding at December 31, 2007. This reduction resulted primarily from the net effect of amortizations minus new disbursements for a net reduction of US$1.4 billion. The depreciation of the dollar against the yen and the euro during 2008 caused a US$451.5 million increase in the balance of outstanding public sector external debt.

In 2008, disbursements included US$282.3 million for infrastructure projects and US$584.3 million for freely available payments.

During 2008, Peru entered into two loan agreements with the International Bank for Reconstruction and Development, or IBRD, in an aggregate amount of US$170 million to finance the Support Program for Productive Rural Alliances in the Highlands of Peru and the Program for Social Reforms, and a separate US$100 million loan agreement with the IADB to finance the Program to Reform Sewage Treatment I. Also in 2008, the IADB approved loans totaling approximately US$210 million to finance various programs, including the Program for the Improvement of the Quality of Management and Public Expense III, Water for Everyone Program, Program to Reform Sewage Treatment III and Development of Agrarian Health and Safety of Agrarian Food Products Program.

In December 2008, Peru entered into a ¥6.66 billion (US$69.4 million) loan agreement with the Japan International Cooperation Agency, or JICA, to fund the Iquitos Sewage Improvement and Expansion Project.

In December 2008, Peru entered into a US$150 million credit agreement with CAF, to finance the Social Investment and Infrastructure Against Poverty Program.

As of September 30, 2009, outstanding public sector external debt amounted to approximately US$20.3 billion equivalent to 16.6% of GDP, an increase of US$1.8 billion compared to debt outstanding at September 30, 2008. This increase resulted primarily from the net effect of new disbursements minus amortizations, which totaled US$950 million for the period.

During the first nine months of 2009, disbursements included US$404 million for infrastructure projects and US$53.5 million for freely available payments.

In January 2009, IBRD approved a US$70 million loan to finance the Fiscal Management and Economic Growth II Programmatic Loan. In addition, KFW, or KfW Bankengruppe, approved a €30 million loan to fund the Fiscal Management and Economic Growth II Programmatic Loan and the Program to Reform Sewage Treatment II. IBRD approved two contingent deferred drawdown operation financing programs totaling US$630 million, which can be drawn upon the occurrence of a natural disaster.

In January 2009, Peru entered into a US$300 million credit agreement with CAF, to fund the remaining public work of sections 2, 3 and 4 of the Peru-Brazil inter-oceanic highway, not included in the concessions previously awarded.

In March 2009, Peru approved three loan agreements with JICA, in an aggregate amount of ¥9.9 billion, to fund energy and sewage improvement programs.

In October 2009, Peru entered into a US$150 million loan agreement with IADB to finance a program to develop a sustainable energy grid. Finally, in December 2009, Peru entered into a US$150 million fiscal management and economic growth programmatic loan with IBRD.

Privatizations and concessions. During 2008 and the first nine months of 2009, Peru completed 21 privatizations and concession grants which generated US$2.0 billion in projected investments. For a description of Peru’s privatization efforts, see “The Economy—Privatization and the Role of the State in the Economy—Privatizations and Concessions.”

During 2010 and based on Peru’s current plan on future privatization initiatives, the concessions program is expected to generate US$4.3 billion in investments in different economic sectors such as ports, airports, highways, telecommunications, irrigation and sanitation.

Investor Considerations

In the past, Peru has experienced economic and political instability and terrorist insurgency. At present, Peru is a stable democracy having completed a peaceful transition from the administration of President Toledo to President Alan García in July of 2006. Peru’s growth, low inflation, and both fiscal and external surpluses reflect, in part, the strength of Peru’s economic fundamentals. The government cannot assure you that Peru will not face political, economic or social problems in the future or that these problems will not interfere with Peru’s ability to service its indebtedness, including the securities offered by this prospectus and by any prospectus supplement. In addition, the world economic crisis that began in the second half of 2008 and developments in other emerging countries in Latin America, such as Argentina, Bolivia, Brazil, Ecuador and Venezuela, in addition to Peru’s principal trading partners, may have an adverse effect on other countries in the region, including Peru. Moreover, fluctuations in the international prices of commodities like copper and other minerals of which Peru is a major exporter could have an adverse effect on our economy and the overall level of economic activity.

Selected Economic Information

(in millions of U.S. dollars, except as otherwise indicated)

	For the 12 months ended and as of December 31,					For the nine months ended and as of September 30,
	2004	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Domestic economy
GDP (at current prices)	69,763	79,397	92,439	107,504	127,707	97,680	92,018
Real GDP (in millions of S/. at constant 1994 prices)	139,141	148,640	160,145	174,329	191,477	142,600	142,750
Real GDP growth rate (in %)	5.0	6.8	7.7	8.9	9.8	11.0	0.1
CPI (change for the period in %)	3.5	1.5	1.1	3.9	6.7	N.A.	N.A.
Unemployment rate (in %)(2) (11)	10.5	11.4	8.8	7.2	6.4	N.A.	N.A.
Underemployment rate (in %)(3) (11)	42.8	40.9	41.2	38.9	33.4	N.A.	N.A.
Unemployment rate (in %)(2) 912)	9.4	9.6	8.2	8.4	8.4	N.A.	N.A.
Underemployment rate (in %)(3) (12)	5.7	53.4	51.6	49.7	46.1	N.A.	N.A.
Balance of payments
Total current account	19	1,148	2,854	1,220	(4,180)	(3,422)	(274)
Of which:
Trade balance	3,004	5,286	8,986	8,887	3,090	3,264	3,580
Total capital account	2,154	141	699	9,304	7,372	9,808	(847)
Of which:
Foreign direct investment	1,599	2,579	3,467	5,425	4,079	5,192	4,254
Errors and omissions(4)	151	239	(827)	(936)	(80)	719	965
Overall balance of payments(5)	2,325	1,528	2,726	9,588	3,112	7,104	(156)
Change in Central Bank net international reserves (period end in %)	23.9	11.6	22.5	60.3	12.7	52.0	(7.4)
Central Bank net international reserves (period end)	12,631	14,097	17,275	27,689	31,196	34,702	32,130
Public sector balance
Central government revenue(6)	10,363	12,438	16,106	19,450	23,306	18,204	14,674
As a % of GDP	14.9	15.7	17.4	18.1	18.3	18.6	16.0
Central government expenditure(7)	11,292	13,111	14.901	17,647	20,517	15,189	15,588
As a % of GDP	16.2	16.5	16.1	16.4	16.1	15.6	16.9
Central government fiscal balance	(873)	(555)	1,315	1,925	2,924	3,124	(849)
As a % of GDP	(1.3)	(0.7)	1.5	1.8	2.2	3.2	(0.8)
Overall non-financial public sector fiscal balance(8)	(721)	(240)	1,883	3,264	2,799	3,611	72
As a % of GDP	(1.0)	(0.3)	2.1	3.1	2.1	3.7	0.2
Public sector debt
Public sector external debt	24,466	22,279	21,972	20,081	19,237	18,529	20,308
As a % of GDP	35.1	28.1	23.8	18.7	15.1	14.6	16.6
Public sector domestic debt(9)	6,439	7,688	8,518	11,789	11,411	11,760	12,449
As a % of GDP	9.2	9.7	9.2	11.0	8.9	9.2	10.2
Total public sector debt	30,905	29,968	30,490	31,870	30,648	30,289	32,757
As a % of GDP	44.3	37.7	33.0	29.6	24	23.8	26.8
Public sector external debt service:
Amortizations(9)	1,363	3,621	1,198	5,466	2,580	2,189	1,507
Interest payments(9)	1,166	1,289	1,339	1,411	1,156	837	779

Total external debt service	2,529	4,910	2,537	6,877	3,736	3,027	2,286
As a % of exports of goods and services(10)	16.7	24.2	9.2	21.1	10.1	10.4	10.2
Exchange rate (end of period, S/. per US$)	3.28	3.43	3.21	2.98	3.11	2.97	2.91
Exchange rate (average, S/. per US$)	3.41	3.30	3.27	3.13	2.93	2.90	3.07

(1)	Preliminary data.

(2)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) that, in the week the employment survey was conducted, was seeking remunerated employment.
(3)	In Metropolitan Lima. Percentage of the working-age population (14 years old or older) working part-time which would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but which, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.
(4)	Represents errors and omissions in compiling balance of payments accounts based on double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(5)	Includes current account balance, financial account and errors and omissions.
(6)	Excludes privatization receipts.
(7)	Includes interest payments.
(8)	Includes the non-financial public sector and the Central Bank.
(9)	Excludes Central Bank debt.
(10)	Includes exports of goods and services and investment income.
(11)	Source: Ministry of Labour
(12)	Source: National Institute of Statistics

N.A. = Not Available.

Source: Central Bank, unless otherwise indicated.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, Peru will use the net proceeds from the sale of securities offered by this prospectus for the general purposes of the government, including, but not limited to, financial investment and the refinancing, repurchasing or retiring of its domestic and external indebtedness. Peru may also issue securities offered by this prospectus in exchange for any of its outstanding securities.

THE REPUBLIC OF PERU

Territory and Population

The Republic of Peru is located in western South America. It shares its borders with Ecuador and Colombia to the north, Brazil and Bolivia to the east and Chile to the south. Its territory covers an area of approximately 496,222 square miles, including a 1,500 mile-long Pacific Ocean coastline and a 200 mile-wide maritime zone. Peru’s major cities are Lima, the nation’s capital, Arequipa, Trujillo, Chiclayo, Iquitos, Piura, Chimbote and Cuzco.

Peru is divided by the Andes Mountains into three geographic regions—a narrow strip of desert along the western coast, a central region of high mountains that form part of the Andes and a large, heavily forested area leading to the Amazonian plains in the east. Peru’s climate varies significantly by region, from tropical rain forests in the east and a dry desert in the west, to temperate and frigid regions in the mountainous central part of the country. The Andes rise over 20,000 feet and contain large plateaus and extensive valleys. Lima and other major cities, such as Trujillo and Chiclayo, are located along the coast.

Peru’s central coast is occasionally affected by an atmospheric phenomenon known as El Niño, which raises the temperature of the superficial coastal waters, causing an increase in air temperature, a decrease in atmospheric pressure along the coast and an increase in the sea level along the Peruvian coastline. These conditions produce increased rainfall in the northern coast, which may result in severe flooding and mudslides. In 1998, the warm waters caused by El Niño disrupted Peru’s fishing and agricultural industries as marine life migrated to deeper, colder waters, crops were destroyed by flooding and elevated temperatures along the coast gave rise to new crop pests and plagues. The flooding caused approximately US$1.2 billion in damage to Peru’s infrastructure. El Niño recurs on average every six years; however, the timing of each recurrence, its length and its severity cannot be predicted.

Peru’s southern region is located on seismic faults, which make the area susceptible to earthquakes. In June and July 2001, two earthquakes of 8.4 and 7.6 magnitude on the Richter scale, respectively, struck along the coast of south-central Peru, causing an estimated US$300 million in damage. The same area was hit with an 8.0 magnitude on the Richter scale earthquake in August 2007, which killed approximately 600 people, injured approximately 1,800 people, destroyed approximately 76,000 houses and caused damages estimated at over US$230 million.

Peru’s population, estimated at October 2007 to be approximately 28 million, is multi-racial and multi-cultural. Approximately 45.0% of the population is native, 37.0% is Mestizo, or mixed native and Caucasian, 15.0% is Caucasian, 2.0% is of African descent and 1.0% is of Asian descent. Spanish, Quechua and Aymara are Peru’s official languages. Approximately 99.0% of Peru’s population speaks Spanish and approximately 28.0% resides in rural areas. The population grew at an estimated average rate of approximately 1.6% per year in the period from 1993 to 2007.

In 2007, Peru’s adult literacy rate was approximately 92.6%. Approximately 89.2% of Peruvian adult women are literate and approximately 96.1% of Peruvian adult men are literate. In 2007, approximately 94.9% of children aged 6 to 11 attended school, while approximately 88.3% of children ages 12 to 16 attended school. In the same year, 21.6% of the population had higher education. As of 2005, there were approximately 559,149 students in Peru’s 86 universities, of which 38.0% are public and the remainder private. There were 24 private universities and seven national universities in Lima in 2005, including the Universidad Nacional Mayor de San Marcos, or National University of San Marcos, which was founded in 1551 and is the oldest university in South America. There are also public universities in the cities of Arequipa, Cuzco and Trujillo.

The World Bank classifies Peru as an upper-middle-income developing country. The following table provides comparative per capita GDP figures and other selected comparative statistics as of the years indicated.

	Bolivia		Ecuador		Peru		Colombia		Brazil		Venezuela		Argentina		Chile		United States
Per capita GDP(1)	US$	4,206	US$	7,449	US$	7,836	US$	8,587	US$	9,567	US$	12,156	US$	13,238	US$	13,880	US$	45,592
United Nations index of human development (world ranking)		113		80		78		77		75		58		49		44		13
Life expectancy at birth (in years)		65.4		75		73		72.7		72.2		73.6		75.2		78.5		79.1
Infant mortality (per 1,000 live births)(2)		52		22		23		17		31		18		15		8		7
Adult illiteracy rate(3)		9.3%		9.0%		10.4%		7.3%		10%		4.8%		2.4%		3.5%		N.A.
Population below the poverty line(4)		42.2%		40.8%		30.6%		17.8%		21.2%		40.1%		17.4%		5.6%		N.A.

(1)	2009 data. Adjusted for purchasing power parity.
(2)	2008 data.
(3)	2009 data. Adults are aged 15 years and older.
(4)	2008 data.The poverty line is defined as the population living on a daily per capita income of US$2 or less, adjusted for purchasing power parity. Data refer to most recent year between 1990 and 2005, when available.

N.A. = Not Available.

Source: World Bank, United Nations Development Program, Human Development Report 2009 and Human Development Report 2007 2008.

History, Government and Political Parties

History

Beginning in the ninth millennium B.C., several developed cultures began to settle in Peru, including the Chavín, Sechín, Chimú, Mochica, Paracas, Nazca, Tiahuanaco and Wari. In the 12th century A.D., the Quechua-speaking Inca settled around the Cuzco Valley. By the time the Spanish arrived in 1531, the Inca had created an empire that encompassed areas of modern Peru, Ecuador, Bolivia and Colombia. In 1533, the Spanish captured the Inca capital at Cuzco and by 1542 had consolidated their control over the entire Inca territory. In 1542, the Spanish established the viceroyalty of Lima, which governed vast portions of Spanish territorial possessions in South America.

Peru remained under Spanish rule until 1821, when José de San Martín proclaimed Peru’s independence, although the Spanish were not defeated until 1824. In the first two decades of the post-independence era, political fragmentation and political instability plagued Peru and it was ruled by at least 24 regimes between 1821 and 1845. During this period, Peru’s constitution was rewritten six times. In the 1840s, Peru initiated a period of extraordinary economic growth driven by the exportation of guano, a form of fertilizer obtained from the droppings of birds in the Chincha Islands.

In 1879, Peru allied itself with Bolivia to fight an unsuccessful war against Chile over the disputed nitrate-rich Atacama Desert. This war, known as the War of the Pacific, ended in 1883 with the signing of the Treaty of Ancón, in which Peru ceded to Chile in perpetuity the nitrate-rich province of Tarapacá and relinquished, for a period of ten years, the provinces of Tacna and Arica. Tensions over these two provinces continued until 1929, when the United States brokered a deal that returned the province of Tacna to Peru but allowed Chile to retain control over the province of Arica.

From 1895 to 1914, Peru experienced political stability and economic growth. In 1914, Colonel Oscar R. Benavides (1914-15, 1933-39) orchestrated a military coup that ended almost two decades of uninterrupted civilian rule. In the early stages of World War I, Peru experienced a recession as the war temporarily isolated Peru from its export markets. When overseas trade resumed, demand for Peru’s export products increased dramatically and Peru suffered through a period of sustained inflation. This inflation had a particularly negative impact on Lima’s working classes and led to a wave of labor strikes in 1918 and 1919.

In 1919, Augusto B. Leguía (1908-12, 1919-30) began an 11-year rule known as the oncenio and created a new, progressive constitution, adopted in 1920, that enhanced the power of the state to carry out a number of popular social and economic reforms. The regime weathered a brief postwar recession and then generated considerable economic growth by opening Peru to foreign loans and investment. Leguía’s popularity waned, however, as a result of a border dispute with Colombia involving territory in the rubber-tapping region between the Río Caquetá and the northern watershed of the Río Napo. Under the U.S.-brokered Salomón-Lozano Treaty of March 1922, the Río Putumayo was established as the boundary between Colombia and Peru.

During the 1930s, a popular movement, with origins in Mexico, known as the Alianza Popular Revolucionaria Americana, or American Popular Revolutionary Alliance, or APRA, spread to Peru under the leadership of Víctor Raúl Haya de la Torre. This continent-wide popular alliance quickly became a prominent center-left political party in Peru and a strong antagonist to Peru’s armed forces. In the presidential election of 1931, Luis Sánchez-Cerro (1931-33) defeated APRA’s Haya de la Torre, who accused Sánchez-Cerro of fraud.

Despite the political turmoil, Peru’s economy was one of the least affected by the Great Depression because of Peru’s relatively diversified range of exports, led by cotton, lead and zinc. Unlike many other Latin American countries that adopted import-substitution industrialization measures to counteract the effects of the Great Depression, Peru made relatively few alterations to its long-term model of export-oriented growth.

In 1939, Manuel Prado y Ugarteche (1939-45), a Lima banker from a prominent family and son of a former president, was elected president. He was soon confronted with a border conflict with Ecuador that led to a brief war in 1941. The conflict dated back to the post-independence period. Following independence, Ecuador had been left without access to either the Amazon River or the Río Marañón, the region’s other major waterway, and thus without direct access to the Atlantic Ocean. In an effort to assert its territorial claims in a region near the Río Marañón in the Amazon Basin, Ecuador’s military occupied the town of Zarumilla along its southwestern border with Peru. The Peruvian army responded and defeated the Ecuadorian army. For a discussion of Peru’s relations with Ecuador, see “—Foreign Policy and Membership in International and Regional Organizations––Relations with Ecuador.”

During the 1950s and 1960s, Peru experienced export-led growth and increased national and foreign investment. During this time, many peasants migrated to the coast, the center of Peru’s economic growth. As a result of heavy migration, the population of metropolitan Lima increased from 100,000 in 1940 to over 1.6 million in 1961.

In 1968, Peru returned to military rule when General Juan Velasco Alvarado (1968-1975) overthrew elected President Fernando Belaúnde Terry of Acción Popular, or AP. Velasco implemented an extensive program of agrarian reform and nationalized the fishmeal and oil industries, several banks and petroleum and mining companies. General Francisco Morales-Bermúdez Cerruti replaced Velasco in 1975. He presided over the transition to civilian rule and the adoption of a new constitution in 1979.

In 1980, voters reelected Belaúnde in the first popular elections since 1968. Belaúnde attempted to cut spending and dismantle many of the military government’s populist reforms. Soaring inflation and unemployment, however, made it difficult to curb public spending. At the same time, Belaúnde’s government was destabilized by the rise of subversive movements.

The Sendero Luminoso, or the Shining Path, was founded in 1970 as an offshoot of the Peruvian Communist Party. The group espoused a Maoist ideology and initiated terrorist activities in 1980 as a means of overthrowing the government. The Movimiento Revolucionario Túpac Amaru, or Tupac Amaru, was founded in 1984 as a radical leftist organization that promoted communal ownership of property and advocated an armed struggle against capitalism. These two groups took advantage of mounting social unrest produced by 12 years of military rule and growing class consciousness among indigenous communities to recruit members. They raised funds by establishing a financial alliance with drug traffickers and protecting expanding coca fields. Drawing on these funds, the Shining Path and Tupac Amaru waged a guerilla war against the government and engaged in rural terrorism.

Alan García Pérez of the APRA party was elected president in 1985. The first García administration was plagued by terrorist activity from the Shining Path and Tupac Amaru and by allegations of corruption. President García pursued a populist agenda, financed by substantial increases in government spending that led to a record

7,650% inflation rate in 1990. President García attempted to nationalize the banking system and limited Peru’s debt service payments to no more than 10% of total exports. In response, international creditors refused to extend new credit to Peru. During the first García administration, GDP contracted by 20% from levels in the early 1980s.

In 1990, voters elected Alberto Fujimori of the Cambio 90 party as president. Fujimori implemented a comprehensive neo-liberal economic program based on fiscal discipline, a stable monetary policy and aggressive privatization of state-owned industries. These initiatives succeeded in curbing inflation, reducing public external debt and fostering economic growth. For a discussion of Fujimori’s economic policies, see “The Economy—History and Background” below.

President Fujimori also launched a successful campaign against the terrorist activities of the Shining Path and Tupac Amaru. In September 1992, the police captured the Shining Path’s founder, Abimael Guzmán, and its other principal leaders. In 1997, Peruvian armed forces killed several Tupac Amaru leaders, including its principal leader, Néstor Cerpa Cartolini, in a rescue operation to free hostages being held by Tupac Amaru at the Japanese Embassy in Lima.

In 1995, Peru and Ecuador fought a brief war over a disputed area on their border. This dispute dated to the Protocolo de Río de Janeiro of 1942, or Rio de Janeiro Protocol, a treaty between Peru and Ecuador signed after the brief war these countries fought in 1941. The dispute was finally settled in 1998. For a description of this dispute and Peru’s relations with Ecuador, see “—Foreign Policy and Membership in International and Regional Organizations—Relations with Ecuador” below.

Fujimori’s harsh governing style created significant congressional opposition. On April 5, 1992, Fujimori dissolved Congress and, in November 1992, called for the election of a constitutional congress, which adopted a new constitution in 1993. The new 1993 Constitution gave the President authority to issue emergency decrees relating to economic and financial matters, if those decrees are in the national interest and do not relate to tax matters. Emergency decrees have the force of law and do not require previous legislative approval, although Congress may subsequently modify or derogate those decrees. Under the 1993 Constitution, Congress may censure or obtain a no-confidence resolution against the President’s Consejo de Ministros, or Council of Ministers, forcing their removal. The 1993 Constitution bars the President from dissolving Congress during the last year of the President’s term in office. In addition, the 1993 Constitution allowed sitting presidents to stand for re-election to two consecutive terms, which was prohibited under the 1979 Constitution. President Fujimori was reelected for a second term in 1995 by a wide margin.

Following the dissolution of Congress in 1992 and the adoption of the 1993 Constitution, President Fujimori centralized power in the executive branch, thus undermining legal mechanisms of accountability, strengthening the powers of the military and intelligence service and compromising the autonomy of the legislative and judicial branches, and curtailing freedom of the press. These measures debilitated Peru’s political system, fostered widespread political corruption, and, in the later years of President Fujimori’s administration, undermined the success of his economic program.

Although the 1993 Constitution allowed presidents to serve for only two consecutive terms, in August 1996 Congress passed an interpretative law clarifying that this limit applied only to presidential terms beginning after 1993. In December 1996, the Constitutional Tribunal, with the vote of three members, with four justices abstaining, ruled that the 1996 interpretative law did not apply to President Fujimori. In May 1997, Congress removed the three justices who voted in favor of this ruling on the basis that they had exceeded their authority by attempting to issue a binding opinion with the vote of only a minority of the Constitutional Tribunal’s members. The president of the Constitutional Tribunal later resigned in protest over Congress’ action. On July 28, 2000, Fujimori began a controversial third term as president amid allegations of electoral fraud.

In September 2000, a bribery scandal involving Vladimiro Montesinos, a former army captain and lawyer who became an advisor to Peru’s intelligence agency and a close ally of President Fujimori, prompted charges of political corruption within the Fujimori administration. President Fujimori responded to the increased criticism and mounting protests by calling for new presidential elections to be held in April 2001. He also announced that he would not seek reelection. Weeks later, however, the growing investigation into corruption charges and condemnation of Montesinos and his ties to the President led President Fujimori to resign while on an international presidential trip but the Peruvian Congress refused to accept Fujimori’s resignation. Rather, Congress removed President Fujimori from office, declared the post of Chief of State vacant due to moral incapacity and barred him from holding any Peruvian public office for ten years.

Fearing prosecution and claiming that he could not be tried in Peru because of his Japanese citizenship, President Fujimori refused to return to Peru. Under the 1993 Constitution, the First Vice President was next in line for the presidency, but Peru’s First Vice President had resigned in October 2000 in protest of Montesinos’ influence within the Fujimori administration. The Second Vice President also resigned following President Fujimori’s removal as a result of his connection to Fujimori and pressure by opposition congressmen. Under the 1993 Constitution, executive authority shifted to Valentín Paniagua Corazao, the president of Congress, who became president on November 22, 2000.

Presidential and congressional elections were held on April 8, 2001. In the presidential contest, Alejandro Toledo Manrique of the Perú Posible party obtained 36.5% of the vote, former President Alan García Pérez of the APRA obtained 25.8% of the vote and Lourdes Flores Nano of the Unidad Nacional party, or UN, obtained 24.3% of the vote. In June 2001, Toledo won the presidency in a runoff election against Alan García, receiving 53.1% of the vote to García’s 46.9% of the vote.

On August 27, 2001, Congress voted to remove President Fujimori’s presidential immunity. On September 5, 2001, Peru’s Attorney General formally charged Fujimori with the murder of 15 people in 1991 and the forced disappearance and murder of nine students and a professor in 1992. Since 2000, Congress has, at seven different times, approved charges against President Fujimori, including embezzlement and murder. In July 2003, the government presented a formal extradition request to the Japanese government for President Fujimori, based on criminal charges. The Japanese government rejected the request because Peru and Japan do not have an extradition treaty and President Fujimori, the son of Japanese immigrants, is protected from extradition by virtue of his Japanese citizenship. On October 15, 2004, Peru made a second request for extradition based on forgery and embezzlement charges. Japan tabled its consideration of this request. By March 2005, the extradition request to the Japanese government had stalled. On November 6, 2005, President Fujimori arrived in Chile, where he was arrested and subject to an extradition process petitioned by the Peruvian government. After 34 months in Chile, President Fujimori was extradited to Peru in September 2007 to face criminal charges in seven separate trials. In December 2008 he was sentenced to a 6-year term in prison for the illegal search and seizure of his former intelligence advisor’s home. The sentence is currently under review by an appellate court. There are six trials pending sentencing against President Fujimori.

In June 2001, Alejandro Toledo Manrique was elected president based on a platform that recognized the value of an open economic system and rejected Fujimori’s legacy of political coercion and financial misdealings. Despite the economic achievements between 1990 and 2000, poverty remains a persistent problem in Peru. More than half of the population lives below the poverty line, as defined by the World Bank, adjusted to reflect differences in purchasing power. A significant number of Peruvians live on a monthly per capita income of less than US$30.

President Toledo implemented a number of proposals to stimulate Peru’s economy, including privatization and fiscal austerity programs. Toledo’s policies spurred sustained economic growth since the fourth quarter of 2001. Despite this economic growth, the Toledo administration fell in political polls and faced ongoing social protests and unrest spurred by disappointment that President Toledo’s policies had not immediately led to a significant reduction in the high rates of unemployment, underemployment and poverty, and political scandals.

Under President Toledo, Peru had one of the best performing economies in Latin America attributable to the growth in the mining and export sectors; however, major challenges remained as the government faced strong social pressures to reduce poverty and unemployment levels.

Presidential elections were last held on April 9, 2006. In the first round of elections, Ollanta Humala obtained 3.78 million votes (30.6%), Alan García obtained 3.0 million votes (24.3%), Lourdes Flores of the Unidad Nacional coalition obtained 2.9 million votes (23.8%), Martha Chávez of the pro-Fujimori alliance or Alianza Por El Futuro party obtained 912,000 votes (7.4%) and Valentín Paniagua obtained 706,000 (5.8%). Keiko Fujimori, President Fujimori’s daughter obtained the highest number of votes for congress. Since no single presidential candidate obtained a majority of the votes, a run-off election was held on June 4, 2006 between Humala and García, in which Alan García was elected to a five-year term, sixteen years after his first administration (1985-90). On July 28, 2006, Alan García was sworn in as the new president of Peru after winning approximately 53% of the nationwide vote in the run-off election held on June 4, 2006.

As was the case with the Toledo administration, the approval ratings as measured by various polls of the García administration declined in the months following inauguration. Since then the approval ratings have remained low, but have not generated any social unrest. Similar low approval ratings during the Toledo administration did not affect its ability to govern and are not expected to have a material adverse impact with respect to the García administration. Despite the low approval ratings, the government has had, during 2008 and the first nine months of 2009, a stable political environment.

Government

Regional Governments. Peru is a representative democracy that is geographically and administratively divided into 25 regional governments. Prior to January 1, 2003, Peru was divided into 24 Temporary Regional Administration Councils, or “regional councils.” The regional councils were divided into 193 provinces and the constitutional province of Callao, Peru’s principal port, adjacent to Lima, and 1,828 districts. Each regional council was governed by an administrative official appointed by the President and formed part of the government. Provinces and districts have their own civil governments, which are independent of the national government.

As of January 1, 2003, Peru’s regional councils were replaced by 25 new regional governments, each governed by elected officials and independent of the government. Elections were last held in November 2006 for the presidents, vice presidents and members of local councils for each of the regional governments. The elected officials will serve five-year terms. The APRA won three of the 25 regional presidencies and Unión Por el Perú, or UPP, won one. The 21 other regional presidencies were won by independents and smaller parties.

On November 8, 2002, Congress passed the law establishing the framework under which the regional governments operate. The law grants to the regional governments the authority to borrow money and issue debt domestically or internationally, so long as, in the latter case, the debt is guaranteed by the national government. In addition, the law grants to the regional governments the power to propose the creation or elimination of regional taxes. Under the 1993 Constitution, only Congress and the Executive Branch, pursuant to legislative authority delegated by Congress, may create, amend or eliminate taxes.

On January 1, 2003, Congress granted to the national government the exclusive power to determine, conduct and manage national and regional policies in accordance with national and regional needs. As of 2003 the national budget has been distributed among the national government, the regional governments and the municipal governments in accordance with the new governmental structure. A portion of the national budgets that are earmarked for the regional governments are to be funded from privatization proceeds.

National Government. The 1993 Constitution provides for a presidential system of government in which national powers are divided among independent executive, legislative and judicial branches.

Executive power is exercised by the President, who appoints ministers, enacts the laws passed by the legislative branch and is the commander-in-chief of the armed forces. The President may enter into treaties without prior congressional approval, except for treaties relating to human rights, Peru’s sovereignty, national defense, financial obligations to be assumed by the government and treaties that create, modify, or repeal taxes or overrule existing laws. The President is directly elected for a five-year term. The 1993 Constitution abrogated the ban on presidential reelection and provided that a President may be reelected only to one consecutive term. The 1993 Constitution was amended in November 2000, reinstating the ban on consecutive presidential terms. Former presidents may seek the presidency again after a presidential term has elapsed.

The 1993 Constitution provides for two electoral rounds. If the first round does not yield a majority vote for any one presidential candidate, a majority in the first round being 50% plus one of the total votes cast, a second round is held between the two presidential candidates who obtained the greatest number of votes in the first round. The 1993 Constitution introduced the positions of First and Second Vice President. These officials are popularly elected but have no constitutional functions unless the President is unable to discharge his duties. If the President cannot discharge his duties, the First Vice President assumes the presidency. The Second Vice President assumes the presidency if the First Vice President is unable to discharge his duties.

After the President, executive authority is vested in the Council of Ministers, which is headed by the President of the Council of Ministers, who is appointed by the President. The Council of Ministers oversees and coordinates the activities of Peru’s various ministries and approves all legislative proposals sent by the President to Congress. However, the Counsel of Ministers may not approve laws without the President’s approval. Each member of the Council of Ministers may approve ministerial resolutions without the President’s consent, but these are regulations that do not have the force of laws approved by Congress and are superseded by laws proposed by the Council of Ministers and approved by the President.

The legislative branch consists of a unicameral congress composed of 120 members who are elected for a five-year term, with all seats subject to reelection at the end of each five-year period. There are 25 electoral districts and the number of members elected by each district is proportional to the district’s population. Lima, the most populous district, elects 35 members. The next congressional elections are scheduled for April 2011.

In addition to passing laws, Congress is empowered to approve the government’s budget and to approve treaties. Congress may delegate to the executive branch, for defined periods of time, legislative authority over specific matters.

The highest courts in Peru are the 18-member Supreme Court of Justice and the seven-member Constitutional Tribunal. The Peruvian judicial system is also composed of:

•

justices of the peace, who preside over district court proceedings related to alimony, landlord-tenant, personal debt and real and personal property disputes and who function as arbiters but cannot issue legally-binding decisions;

•

courts of first instance, which include civil, penal and special-chamber courts having jurisdiction over all cases not under the express jurisdiction of other courts, and a series of specialized courts dealing with matters such as drug-related cases, and which were established to reduce the backlog of cases pending final action in the other courts of first instance;

•

military courts, which adjudicate charges of criminal conduct brought against members of the armed forces and the police while discharging their duties and charges of national treason and terrorism brought against civilians; and

•	superior courts, which review judgments rendered by all lower courts, except military courts.

All judges in the Peruvian judicial system, with the exception of justices of the peace, who are elected by popular vote, and members of the Constitutional Tribunal, who are elected by Congress, are appointed and may be removed only by the Consejo Nacional de la Magistratura, or Judiciary Council. This independent body is composed of seven members who are elected for five-year terms by several national entities, through secret votes, as follows:

•	one member is elected by the Supreme Court of Justice;

•	one member is elected by the Junta de Fiscales Supremos, or Board of Supreme Prosecutors;

•	one member is elected by the members of the bar associations;

•	one member is elected by the presidents of the national universities;

•	one member is elected by the presidents of the private universities; and

•	two members are elected by Peru’s other collegiate associations of professionals.

In addition, the Judiciary Council may elect two additional members. The Judiciary Council reviews and ratifies all judges every seven years, including the members of the Supreme Court of Justice and justices of the peace.

The Supreme Court of Justice has ultimate jurisdiction over all matters adjudicated by the superior courts and over all military court rulings in which the death penalty is imposed. Its members must be over age 45 and must retire by age 70. The Judiciary Council may refuse to ratify or may remove a member of the Supreme Court of Justice only because of physical or mental incapacity, or for engaging in conduct incompatible with his or her duties.

The Constitutional Tribunal is the final arbiter of the Constitution. Its members are appointed by Congress for five-year terms, are not subject to reelection and cannot be removed before their term expires, unless Congress determines that a magistrate has:

•	become physically incapacitated or morally unfit;

•	engaged in conduct incompatible with his or her duties; or

•	been found guilty of a crime.

Political Parties

With the exception of the APRA and AP, Peru’s political parties do not have deep historical roots and often change, merge or dissolve. Currently, the principal political parties in Peru are APRA, UPP, UN, Alianza por el Futuro, Perú Posible and Restauración Nacional.

APRA (Alianza Popular Revolucionaria Americana). Initially left wing in its outlook, the APRA became a conservative force during the 1950s and is now a center-left party. President Alan García, a member of the APRA, first became president in 1985. In the 2001 presidential election, García obtained significant support, forcing a runoff in which Alejandro Toledo prevailed. On June 4, 2006, García won a run-off vote having campaigned on promises to tackle poverty and boost economic growth.

UPP (Unión por el Perú). The UPP was founded by Javier Pérez de Cuellar in 1995, when he unsuccessfully challenged Fujimori for the presidency. Originally UPP was a center-left party with socially-oriented ideologies, but since its 2006 alliance with the Nationalist Party of Peru it has transformed into a radical left wing party with strong influence from the Venezuelan president Hugo Chavez. In the 2006 elections, under the leadership of nationalist Ollanta Humala, UPP obtained the highest congressional vote although less than the majority of the seats in Congress. As of 2006 several UPP congressmen have left the party to join other parties or become independents.

UN (Unidad Nacional). The UN is an electoral alliance formed by the traditional party Partido Popular Cristiano and independent congressmen. Solidaridad Nacional and Avancemos, two parties which were part of the alliance left it in 2008, effectively terminating it. The UN supports socially oriented market policies with a focus on promoting Christian values. Lourdes Flores Nano ran as the UN’s presidential candidate in 2006.

Alianza por el Futuro. The Alianza por el Futuro party is a political alliance formed by pro-Fujimori parties Change 90 (Cambio 90) and New Majority (Nueva Mayoría) for the 2006 national elections. Its presidential candidate was former president of Congress Martha Chávez Cossio. Keiko Fujimori, the daughter of former President Fujimori and a candidate for congress, obtained the highest number of votes for congress in the 2006 elections.

Perú Posible. Perú Posible seeks to promote economic growth through a liberal economic program designed to foster domestic and foreign investment and fiscal and macroeconomic stability, while investing in social programs designed to alleviate poverty and create employment. Peru’s former president, Alejandro Toledo, founded the party in 1994.

Restauración Nacional. The Restauración Nacional party is a Peruvian religious political party controlled by evangelical Christian groups. In the 2006 elections, it won 4% of the popular vote.

AP (Acción Popular). The AP supports a moderate reform program that emphasizes modernization and development through an activist public sector. Fernando Belaúnde, who served as President from 1963 to 1968 and from 1980 to 1985, founded the AP in 1956. The AP’s membership included Valentín Paniagua, who became President during the transition government that followed Fujimori’s removal in 2000. In the 2006 elections AP run as part of the now dissolved Frente de Centro political alliance.

The following table provides congressional representation of each of the political parties as of the most recent election in 2006.

	Congress
	Seats	%
UPP	45	37.5
APRA	36	30.0
UN	17	14.2
Alianza por el Futuro	13	10.8
Frente de Centro	5	4.1
Perú Posible	2	1.7
Restauración Nacional	2	1.7

Total	120	100.0

Source: Ministry of Economy and Finance.

Foreign Policy and Membership in International and Regional Organizations

Peru has not been involved in any significant international conflicts since the end of its border dispute with Ecuador in 1998. A brief diplomatic dispute erupted in 2001 between Peru and Venezuela in connection with the capture of the former advisor to Peru’s intelligence agency, Vladimiro Montesinos, in Venezuela. Peru alleged that Venezuela had temporarily hidden and protected Montesinos after formal charges had been brought against him in Peru, a claim that Venezuela denied. Venezuela temporarily severed relations with Peru between June 28 and July 28, 2001, but relations between the two countries were restored. President Alan García has expressed his intention to strengthen good relations with Venezuela as long as Venezuela does not interfere with Peruvian internal matters.

In July 2003, Peru presented a formal extradition request to the Japanese government for Alberto Fujimori based on criminal charges. The request was rejected by the Japanese government due to Fujimori’s Japanese citizenship. On October 15, 2004, Peru made a second request for extradition based on forgery and embezzlement charges, but the extradition process stalled. Peru’s commercial and other ties with Japan were not adversely affected by the dispute. On November 6, 2005, police in Chile arrested Fujimori after he began a surprise visit to Chile. Peruvian authorities presented numerous formal requests for Fujimori’s extradition. On September 21, 2007, Fujimori’s extradition was granted by the Chilean Supreme Court and he was extradited to Peru that same day.

Despite Peru’s and Chile’s dispute concerning the maritime boundary allegedly delineated in the 19th century War of the Pacific, the two countries enjoy good relations. On November 4, 2004, the foreign ministers of Peru and Chile signed a joint statement expressing an intent to forge closer ties and further develop bilateral relations and in August 2006 an economic complementation agreement was signed among both countries. However, the enactment of a declaration of maritime borders by Peru’s Congress on November 15, 2005 created a dispute among Peru and Chile countries over the maritime delimitation of their border. In order to settle the maritime delimitation dispute through established international law channels, Peru instituted on January 16, 2008 proceedings against Chile before the International Court of Justice, or ICJ. The court has fixed March 20, 2009 as the time-limit for the filing of a Memorial by Peru and March 9, 2010 as the time-limit for the filing of a Counter-Memorial by Chile. These proceedings have not damaged relations between Peru and Chile and economic relations among both countries have continued to strengthen.

Peru maintains diplomatic relations with 167 countries and is a member of 162 regional and international organizations and forums, including:

•	the United Nations;

•	the Organization of American States;

•	the Community of Andean Nations, formerly known as the Andean Pact;

•	the World Trade Organization, or WTO;

•	the Latin American Integration Association;

•	the IADB;

•	the IMF;

•	the World Bank;

•	International Finance Corporation;

•	the CAF;

•	the Asia-Pacific Economic Cooperation;

•	the Free Trade Area of the Americas;

•	the TPA; and

•	the Mercosur (as an associate member).

Peru joined the General Agreement on Tariffs and Trade in 1951 and is a founding member of the WTO, which was established in January 1995. In addition, Peru participates in several regional initiatives designed to promote trade and foreign investment. The most significant of these initiatives are the following:

•

Since 1980, Peru has been a member of the Latin America Integration Association, which promotes and coordinates bilateral trade agreements between its member countries. Under the auspices of this association, Peru has signed preferential tariff agreements with Argentina, Brazil, Cuba, Mexico, Paraguay and Uruguay.

•

Since 1990, Peru has been a member of the Community of Andean Nations, which also includes Bolivia, Colombia and Ecuador. This organization seeks to promote economic integration and cooperation. As of December 31, 2005, a free trade zone between the members of the Community of

Andean Nations was effectively created. The common market provides for the free trade of goods, services, capital and people between its member countries. In April 1998, the Community of Andean Nations signed a framework agreement with the Common Market of the South, or Mercosur, whose members are Argentina, Brazil, Paraguay and Uruguay, to create a free trade zone between the two economic blocs. The Community of Andean Nations has also reached bilateral agreements with Brazil and Argentina as a first step towards the creation of free trade arrangements with these countries. On December 16, 2003, the Community of Andean Nations reached a trade pact with Mercosur.

•

Since 1990, Peru has been a beneficiary of the General System of Preferences for the Andean Countries, a program of unilateral trade preferences granted by the European Union that is intended to promote economic development in the Andean region. Under the program, the European Union sets zero tariffs for fishing, agriculture and textile products from Peru. This program was scheduled to expire on December 31, 2001, but was automatically extended for three years on December 10, 2001. In June 2005, a new General System of Preferences was adopted in accordance with the new rules set forth by the WTO, and the program was extended until December 2008.

•

Since 1991, Peru has been, together with Bolivia, Ecuador and Colombia, a beneficiary of the U.S. ATPDEA, a program of unilateral trade preferences granted by the United States to promote export diversification and broad-based economic development as an alternative to drug-crop production in the Andean region. The United States has repeatedly renewed ATPDEA with the last renewal set to expire on December 31, 2009.

•

In 1994, Peru participated in the Summit of the Americas in Miami, which led to the establishment of the Free Trade Agreement of the Americas. This agreement seeks to create a free trade zone in the Western Hemisphere, which, if implemented, would grant preferential treatment to Peruvian goods and services exported to other member countries.

•

Since November 1998, Peru has been a member of the Asia-Pacific Economic Cooperation, which seeks to achieve free trade in the Asia-Pacific region through a progressive reduction in the tariffs of its member countries. This organization establishes trade rules in areas of foreign investments, rules of origin, customs procedures, technical barriers to trade, unfair trade practices, promotion of competition, intellectual property and dispute resolution.

•

In August 2003, Peru signed an agreement with Brazil to become an associate member of Mercosur. On December 16, 2003, Peru was accepted as an associate member of Mercosur. Mercosur, formed by Argentina, Brazil, Paraguay and Uruguay, also includes associate members Bolivia, Chile, Colombia, Ecuador and Venezuela, which will become a member. Mercosur seeks to create a full common market in goods, services and factors of production among its members and to establish common external tariffs for trade with non-members. Peru expects to eliminate gradually its trade barriers with the members of Mercosur, with a goal of barrier-free trade with Paraguay and Uruguay in 13 years and with Argentina and Brazil in 15 years.

•

On December 8, 2004, Peru, together with Argentina, Bolivia, Brazil, Chile, Colombia, Ecuador, Guyana, Paraguay, Suriname, Uruguay and Venezuela, signed an agreement to create the South American Community of Nations, envisioned as an economic and political block similar to the European Union that ultimately will have a single currency.

•

On December 9, 2004, Peru and Brazil signed an agreement to build a 1,200 km transoceanic roadway from the Brazilian city of Assis, in the state of Acre, to three Peruvian ports, Matarani, Ilo, and Marcona, on Peru’s Pacific coast. Peru has granted a concession to private interests to build the portion of this road that is in its territory.

•

On November 19, 2005, Peru and Thailand signed a Protocol to Accelerate the Liberalization of Trade in Goods and Trade Facilitation in order to strengthen and enhance economic partnership between the two countries.

•	On November 30, 2005, Peru signed an Economic Complementation Agreement with Argentina, Brazil, Paraguay and Uruguay, members of Mercosur.

•

In April 2006, Peru signed the TPA with the United States. In June 2006 and November 2007, the Congress of Peru and the U.S. Congress approved the Peru Trade Promotion Agreement, and the U.S. Senate approved it in December 2007. The TPA shall become effective in January 2009 upon fulfillment of certain conditions. To fulfill such conditions Peru has enacted 99 Legislative Decrees, some of which are pending approval of their regulations to become effective.

•	In June 2006, Peru held a sixth round of negotiations with Mexico in order to extend the Economic Complementation Agreement signed in March 1987.

•

In August 2006, Peru signed a free trade agreement with Chile to expand the Economic Complementation Agreement of June 1998. This new free trade agreement gradually eliminates all customs duties between the two countries, provides for a substantial reduction in tariffs over a ten-year period and establishes a framework for cooperation in foreign investment, customs procedures, tourism, services trade, dispute resolution and sanitary requirements.

•	In May 2008, Peru signed a free trade agreement with Canada.

•	In May 2008, Peru signed a free trade agreement with Singapore.

•	In November 2008, Peru and Japan signed a treaty to encourage investment in Peru.

•	In January 2009, Peru concluded negotiations with EFTA regarding three commercial agreements.

•	In March 2009, a free trade agreement between Chile and Peru, or the Economic Association Agreement, entered into force. The Economic Association Agreement was originally signed in 2006.

•	In April 2009, Peru signed a free trade agreement with the Republic of China.

•	In October 2009, Peru and Japan completed four rounds of negotiations for the Japan-Peru Economic Partnership.

Relations with Ecuador

Peru has had several territorial disputes with Ecuador dating back to colonial times. A significant military clash occurred in 1941, which came to an end in 1942 with the signing of the Rio de Janeiro Protocol. This settlement, sponsored by Argentina, Brazil, Chile and the United States, established territorial limits between Peru and Ecuador but failed to delineate clearly their border in a 78-kilometer section of the Andean foothills. Further disputes over the border in this region led to additional clashes in 1981 and 1995. In the latest clash, thousands of soldiers from each country fought an intense but localized war in the disputed territory of the upper Cenepa valley.

A peace agreement brokered in February 1995 by the four sponsors of the Rio de Janeiro Protocol led to the cessation of hostilities and established the Military Observers Mission to Ecuador-Peru to monitor activities in the disputed area. In 1996, Peru and Ecuador began a series of meetings that led to the 1998 Brasilia Agreement, which defined the border in the disputed area. The border agreed upon tracks the peaks of the Cordillera del Cóndor mountain range. The 1998 Brasilia Agreement granted Ecuador private ownership of a hill known as Tiwinza, but it was agreed that the hill would remain under Peruvian sovereignty. In May 1999, a complete demarcation of the border was completed. The 1998 Brasilia Agreement also established terms of bilateral trade and navigational understandings between the two nations and created the Bi-National Commission for Border Integration. This commission led to the launch of a US$3.0 billion regional development program to improve social and economic conditions along the border.

Peru currently maintains strong political and economic relations with Ecuador. The two governments have signed further agreements on border development, navigation, security and trade.

Narco-terrorism and Delinquency

In the 1980s and early 1990s, the Shining Path and Tupac Amaru conducted indiscriminate bombings and selective assassinations in Peru. The government estimates that from 1980 to 1995, the Shining Path’s terrorist activities led to the deaths of approximately 31,300 people. The capture in 1992 of the Shining Path’s founder, Abimael Guzmán, his subsequent life sentence and the jailing of most of the Shining Path’s central committee, considerably weakened the Shining Path. Although the Shining Path is no longer as powerful as it was during the 1980s and early 1990s, members still operate in remote regions in central and southern Peru, where military patrols have decreased due to cuts in military spending. During the last years there have been sporadic subversive actions in rural areas, especially in the jungle, which have been attributed to the Shining Path.

Shining Path members have formed alliances with coca farmers and drug traffickers in drug-growing areas of the Upper Huallaga and Apurimac valleys to provide armed protection against the government’s interdiction efforts. In response to this activity, security forces in Peru continue to monitor subversive activities and have maintained their efforts to prevent the resurgence of a significant terrorist threat, including by reactivating anti-terrorist bases in the valleys, training farmers in areas where the Shining Path operates to assist the military and heightening security in Lima.

The limited state presence in large portions of the interior challenges the Peruvian government’s ability to ensure broad-based development for all Peruvians. Peru’s tropical forests are increasingly threatened by shifting migration patterns, unsustainable exploitation of the forest, and the destructive impact of illicit coca production and processing. The lack of government presence in these areas allows drug trafficking, illegal logging, terrorism and other criminal practices to flourish, creating a corrupt, violent and conflictive environment that limits economic opportunities and prevents sustainable economic growth and development.

During 2008 there was a slight increase in the production of coca from 53,700 hectares in 2007 to 56,100 hectares in 2008. The Peruvian government reported the eradication of 10,143 hectares of coca fields in 2008, 1,929 hectares less than in 2007.

In addition to Peru’s coca crop, production of poppies, the source of heroin, has decreased in Peru since 2007. In 2008 and the first nine months of 2009, the Peruvian government eradicated 23 and 19.5 hectares of poppies, respectively.

The Peruvian government has also implemented measures to prevent money laundering of funds from drug trafficking and other illegal activities. Peru requires financial institutions to conduct employee training in preventive methods, obtain basic knowledge about their clients and adhere to a code of conduct. Moreover financial institutions are required to report to the Unidad de Inteligencia Financiera (Financial Intelligence Bureau) any suspicious activity which may be related to money laundering or financing of terrorism.

Legal Proceedings

On October 6, 2003, Duke Energy International Peru Investments No. 1 Ltd., or Duke Energy, filed a request for arbitration before the Centro Internacional de Arreglo de Diferencias Relativas a Inversiones, or CIADI (the International Center for Settlement of Investment Disputes), alleging that Peru breached the Legal Stability Agreement between Duke Energy and Peru by imposing a US$48.0 million tax assessment on Duke Energy’s affiliate, Duke Energy International Egenor S. en C. por A. for underpayment of taxes due, interest, fines and penalties. Duke Energy sought compensation for any increased tax costs or effects arising out of the assessment, amounts paid to the Peruvian government in connection with the tax assessment and costs of the arbitration proceedings. On August 18, 2008, the CIADI tribunal decided in favor of Duke Energy on one of the pleadings and dismissed the other. The award has found Peru liable to Duke Energy for damages of approximately US$18.4 million plus interest. In November 2009, Peru filed an appeal seeking annulment of the award and Duke Energy filed a response. The status of the annulment proceeding is pending.

On July 17, 2006, Aguaytía Energy LLC, or Aguaytía Energy, filed a request for arbitration before the CIADI, alleging that Peru violated the legal stability agreement between Aguaytía Energy and Peru by the inappropriate classification of the transmission facilities of their wholly owned subsidiaries Eteselva S.R.L. and

Termoselva S.R.L. Aguaytía Energy seeks compensation for US$140.6 million. On November 28, 2008, CIADI denied the claim of Aguaytía Energy and ruled in favor of Peru, stating that the wording of the stability agreement did not convey a most-favored-investor status to the claimant.

On September 29, 2006, Mr. Tza Yap Shum and TSG Perú S.A.C., filed a request for arbitration before the CIADI, alleging that Peru had violated its international obligations under the bilateral investments promotion and protection agreement, or BIT, with the People’s Republic of China. Mr. Tza Yap Shum and TSG Perú S.A.C., are seeking US$20 million compensation. Peru raised a number of objections to the CIADI tribunal’s jurisdiction. On June 19, 2009, the tribunal issued a decision that found it had jurisdiction over the claim. It also concluded that many of Mr. Tza’s claims were beyond the scope of the Peru-China BIT’s dispute settlement provisions, and thus had to be dismissed. However, the tribunal found that it had jurisdiction over the expropriation claim, which it allowed to proceed on the merits. This case is still pending.

On January 16, 2008, Peru instituted proceedings against Chile before the ICJ concerning a dispute in relation to the delimitation of the boundary between the maritime zones of both countries in the Pacific Ocean and the recognition in favor of Peru of a maritime zone lying within 200 nautical miles of Peru’s coast, which Chile considers to be part of the high seas. Peru has requested the ICJ to determine the course of the boundary between the maritime zones of Peru and Chile and to adjudge and declare that Peru possesses exclusive sovereign rights in the maritime area in question which is beyond Chile’s exclusive economic zone or continental shelf. On March, 19, 2009, Peru submitted its initial pleading concerning the maritime delimitation dispute with Chile to ICJ. The ICJ has set March 9, 2010 as the time-limit for the filing of a response by Chile.

THE ECONOMY

History and Background

Between 1930 and the mid-1960s, Peru had one of the most successful economies in Latin America. During this time, Peru generally deviated from the import-substitution model adopted by other countries in the region. Peru adhered, except for brief intervening periods, to laissez-faire, non-interventionist economic policies. The government encouraged foreign investment through tax incentives and legislation guaranteeing equal treatment of foreign and domestic investors. Aided by its main exports, consisting of fish, fish products, copper, petroleum and agricultural products, Peru’s economy grew steadily during this period.

Beginning in the mid-1960s, the Peruvian economy sustained a series of setbacks. Public sentiment began to turn resolutely against foreign investment. Pressure for change in economic policies increased as a result of:

•

class and social conflicts, characterized by populist resentment against the economic elite that ruled Peru and against the presence of foreign companies in industries related to Peru’s national resources, such as petroleum and mining, and in other prominent sectors of the economy;

•

an economic slowdown brought about by a reduction in production and exports due principally to a sudden drop in fish catch and reduced mining and metal processing following the exhaustion of a number of the principal copper and other mines; and

•	the increased cost of living brought about by higher domestic food prices.

In 1968, the military government headed by General Juan Velasco Alvarado nationalized numerous private enterprises and conducted a campaign against foreign participation in the Peruvian economy. In 1969, the Velasco administration enacted Ley de Reforma Agraria, or the Agrarian Reform Law, which confiscated large estates from wealthy owners, turning the estates into cooperatives run by the former workers of the estates, and adopted high tariffs to shield local industry and manufacturing from foreign competition.

Peru’s currency became overvalued, making exports less competitive, and its debt grew sharply during the 1970s. Peru experienced large current account deficits and the Velasco administration borrowed abroad to finance these deficits rather than change its policies. Many cooperative farms, operated by people with little management experience, went bankrupt and agricultural production suffered.

In 1975, General Francisco Morales-Bermúdez Cerruti implemented an economic austerity program to correct the economic disequilibrium reflected in Peru’s fiscal and current account deficits and high external debt burden. The government implemented fiscal and monetary restraints and devalued the currency. These measures coincided with increases in world prices of Peru’s main exports. The fiscal deficit narrowed and by 1979 Peru had achieved a significant current account surplus.

In 1980, the civilian government led by Fernando Belaúnde reinstituted high spending and borrowing but was forced to adopt more restrained spending policies in later years. Alan García Pérez, who assumed the presidency in 1985, brought Peru to a deepening economic crisis. García increased spending, declared a debt moratorium and attempted to nationalize the banking system and other key industries. Private investment collapsed, the public sector deficit increased and exports dwindled. By 1990, the annual inflation rate had increased to 7,650%, net international reserves had been completely depleted and the economy had entered its third year of recession. The García administration was also beset by the terrorist activities of the Shining Path and Tupac Amaru.

In 1990, Alberto Fujimori, a university professor, won the presidential election on a campaign platform that emphasized his “outsider” status and his opposition to “traditional” politicians. President Fujimori inherited an economy beset by recession, hyperinflation and high levels of external debt. President Fujimori immediately moved to cut public spending, increase taxes, tame inflation and open domestic markets to foreign investment.

Within the first few years of his presidency, President Fujimori dismantled protectionist and interventionist laws and policies to create a liberal economy dominated by private sector and market forces. In order to encourage foreign investment, the Fujimori administration undertook an ambitious privatization program, strengthened and simplified Peru’s tax system, opened Peru to foreign investment and lifted exchange controls and restrictions on remittances of profits, dividends and royalties. Although the Fujimori administration successfully privatized many state entities, the privatization program waned in the later years of the administration because of adverse market conditions and Fujimori’s adoption of a more populist stance prior to the 2000 elections.

As time went on, the Fujimori administration became increasingly authoritarian, as evidenced by the dissolution of Congress in 1992, his consolidation of power in the executive branch following adoption of the 1993 Constitution and his alliance with Vladimiro Montesinos, an intelligence advisor. President Fujimori’s authoritarianism exacted a price on Peru’s political system, although it had little effect on the successes of his economic program.

On November 20, 2000, Congress removed President Fujimori from office and Valentín Paniagua assumed the presidency on a provisional basis. The Paniagua administration adopted fiscal policies to reduce spending, restore confidence, reform the tax system and stabilize the economy.

In June 2001, Alejandro Toledo Manrique was elected president based on a platform that recognized the value of an open economic system and rejected Fujimori’s legacy of political authoritarianism. President Toledo vowed to restore democracy, fiscal discipline and transparency to the government. He pledged to increase the living standards of the poor and disadvantaged, who constitute a majority of Peru’s population, through improvements in education, health and employment opportunities. He also promised to continue the economic reforms and privatization program first advanced by the Fujimori administration.

President Toledo assumed the presidency in July 2001 against a backdrop of high unemployment and underemployment, economic recession and social need more severe than the Fujimori administration had acknowledged. Despite the economic achievements between 1990 and 2000, poverty remained a persistent problem in Peru. More than half of the population lived below the poverty line, as defined by the World Bank, adjusted to reflect differences in purchasing power. A significant number of Peruvians lived on a monthly per capita income of less than US$30.

President Toledo implemented a number of proposals to stimulate Peru’s economy, including privatization and fiscal austerity programs. President Toledo’s policies spurred sustained economic growth since the fourth quarter of 2001. Despite this economic growth, the Toledo administration fell in the polls and faced ongoing social protests and unrest spurred by disappointment that President Toledo’s policies did not immediately lead to a significant reduction in the high rates of unemployment, underemployment and poverty.

On June 4, 2006, President García was elected to a five-year term after winning approximately 53% of the nationwide vote. The García administration was elected on a platform that seeks to implement social and political reforms and to provide continuity to the macro-economic stability of recent years, as well as solidifying Peru’s relationships with its international partners. President García has pledged to turn away from policies that tend to isolate Peru from the United States and other developed economies, seeking instead to consolidate the existing relationships and sign trade agreements with these countries. President García has also pledged to seek economic development for all Peruvians while ensuring economic and political stability. During his term in office, Peru has signed free trade agreements with the United States, Canada, Singapore, China and Chile, and has continued with market oriented policies that have spurred economic growth to rates not seen since President Fujimori’s government.

Developments from 2004 to September 30, 2009

Introduction

From 2004 to 2008 and the first nine months of 2009, Peru experienced a period of general economic expansion. The economy expanded by 5.0% in 2004, 6.8% in 2005, 7.7% in 2006, 8.9% in 2007, 9.8% in 2008 and 0.1% in the first nine months of 2009, the latter compared to the comparable period of 2008. Provided below is a discussion of the trends and events affecting the economic results during this period.

2004

Sustained economic expansion, which started in mid-2001, continued throughout 2004. During 2004, GDP expanded by 5.0% compared to 2003, primarily as a result of an increase in exports of goods (40.9%) and higher domestic demand (3.8%) driven by private consumption (3.6%) and private investment (8.1%). In per capita terms, production grew 3.3%, compared to 2.4% in 2003.

The current account showed a small surplus of US$19 million in 2004, mainly attributed to the significant trade surplus and the increase in current transfers. This was the first surplus since 1979.

The following were the key economic results for 2004:

•	the non-financial public sector fiscal deficit as of December 31, 2004 was 1.0% of GDP, compared to 1.7% of GDP as of December 31, 2003;

•	the inflation rate was 3.5% compared to 2.5% in 2003; and

•	the net international reserves of the Central Bank as of December 31, 2004 increased to US$12.6 billion, compared to US$10.2 billion as of December 31, 2003.

2005

In 2005, GDP expanded by 6.8% compared to 2004. This growth was mainly attributable to domestic consumption and private sector investment. Exports grew 35.6% to US$17.4 billion in 2005, compared to growth of 40.9% in 2004. For the second year in a row, the current account recorded a surplus equivalent to 1.4% of GDP.

The following were the key economic results for 2005:

•	the non-financial public sector fiscal deficit as of December 31, 2005 was 0.3% of GDP, compared to 1.0% of GDP as of December 31, 2004;

•	the inflation rate was 1.5% compared to 3.5% in 2004; and

•	the net international reserves of the Central Bank as of December 31, 2005 increased to US$14.1 billion, compared to US$12.6 billion as of December 31, 2004.

2006

In 2006, GDP expanded by 7.7% compared to 2005. This growth was mainly attributable to a general increase in all sectors that make up domestic demand, especially private consumption and private investment. Exports grew 37.2% to US$23.8 billion in 2006, compared to growth of 35.6% in 2005. The current account posted, for the third year in a row, a surplus equivalent to 3.1% of GDP. For the first time since 1997 the non-financial public sector recorded a fiscal surplus of 2.1% of GDP.

The following were the key economic results for 2006:

•	the non-financial public sector fiscal surplus as of December 31, 2006 was 2.1% of GDP, compared to a 0.3% deficit of GDP as of December 31, 2005;

•	the inflation rate was 1.1% compared to 1.5% in 2005; and

•	the net international reserves of the Central Bank as of December 31, 2006 were US$17.3 billion, compared to US$14.1 billion as of December 31, 2005.

2007

In 2007, GDP expanded by 8.9% compared to 2006. This growth was mainly attributable to an increase in domestic demand, the result of economic stability, employment growth and increased consumer confidence. Exports grew 17.0% to US$27.9 billion in 2007, compared to 37.2% in 2006. For the fourth year in a row, the current account posted a surplus equivalent to 1.1% of GDP. The surplus of the non-financial public sector increased to 3.1% of GDP.

The following were the key economic results for 2007:

•	the non-financial public sector fiscal surplus as of December 31, 2007 was 3.1% of GDP, compared to 2.1% of GDP as of December 31, 2006;

•	the inflation rate was 3.9% compared to 1.1% in 2006; and

•	the net international reserves of the Central Bank as of December 31, 2007 increased to US$27.7 billion, compared to US$17.3 billion as of December 31, 2006.

2008

In 2008, GDP expanded by 9.8% compared to 2007, the highest growth rate since 1997. This growth was mainly attributable to an increase in domestic demand, the result of economic stability, employment growth and increased consumer confidence. Exports grew 13.1% to US$31.5 billion in 2008, compared to growth of 17.0% in 2007. The current account posted a deficit equivalent to 3.3% of GDP. The surplus of the non-financial public sector decreased to 2.1% of GDP.

The following were the key economic results for 2008:

•	the surplus of the non-financial public sector as of December 31, 2008 was 2.1% of GDP, compared to 3.1% of GDP as of December 31, 2007;

•	the inflation rate was 6.7% compared to 3.9% in 2006; and

•	the net international reserves of the Central Bank as of December 31, 2008 increased to US$31.2 billion, compared to US$27.7 billion as of December 31, 2007.

Nine Months Ended September 30, 2009

During the nine-month period ended September 30, 2009, GDP grew by 0.1%, compared to the comparable period in 2008. The sectors that experienced growth were agriculture and livestock, hydrocarbons, construction, utilities and other services. The expansion in the hydrocarbons sector (21.5%) was due to increased activity in liquid hydrocarbons; the latter due to increased production of crude oil from block 56 and block 28 fields. The expansion in the utilities sector was due to increased drinking water production. Growth in the construction sector resulted from increased public and private infrastructure projects activity. Finally, livestock and agriculture sector grew driven by increased activity in the avicole and cattle sub-sectors.

The following were the key economic results during the nine months ended September 30, 2009:

•	the current account registered a deficit equal to 0.3% of GDP;

•	exports decreased 25.7%, from US$25.0 billion to $18.6 billion, compared to an increase of 25.6% during the first nine months of 2008;

•

the overall balance of the non-financial public sector registered a surplus of US$72 million, or 0.2% of GDP, compared to a surplus of US$3.6 billion, or 3.7% of GDP, for the nine-month period ended September 30, 2008;

•	inflation decreased by 0.1% during the period, compared to an inflation rate of 5.3% for the nine-month period ended September 30, 2008; and

•	the net international reserves of the Central Bank decreased to US$32.1 billion as of September 30, 2009 compared to US$34.7 billion as of September 30, 2008.

Developments in Argentina, Bolivia, Brazil, Colombia, Ecuador and Venezuela

On October 28, 2007, Cristina Fernández took office as new president of Argentina, succeeding her husband, president Néstor Kirchner. President Fernández is member of the same parties’ alliance as president Kirchner, Frente para la Victoria, which has a leftist ideology. Her first months in office have been marked by economic and political unrest, as well as high inflation rates and power outages and shortages. In March 2008 the Federal government introduced a new tariff regime, which effectively sets a maximum price for their crops. This sparked widespread strikes and protests by farmers, including a 21-day strike in which, among other things, roadblocks were set up throughout the country, triggering Argentina’s most significant political crisis in five years. As a consequence of the protests and the subsequent lack of support in the Senate for the tariff, the federal government abrogated the regime of sliding-scale export tariffs. In December 2008, the Argentine government transferred the approximately US$29.3 billion in assets held by the country’s ten private pension fund management companies (Administradoras de Fondos de Jubilaciones y Pensiones, or AFJPs) to the government-run social security agency, or ANSES. AFJPs were the largest participants in the country’s local capital market. With the nationalization of their assets, the local capital market in Argentina is expected to diminish in size and be substantially concentrated in the hands of the government. In addition, the government will become a significant shareholder in many of the country’s private companies. As a result, access to liquidity may be further limited, funding costs may rise and the government may have greater influence over the operations of private companies. The nationalization of the AFJPs has also adversely affected investor confidence in Argentina.

In Brazil, Luiz Inácio Lula da Silva was elected president on October 27, 2002 and reelected for a second four-year term on October 1, 2006. Brazil has shown strong growth and low inflation during the last few years, which has led to a decrease in unemployment and an improvement in the trade balance.

Under Bolivian president Evo Morales’ oil, gas and strategic sectors nationalization plan, Bolivia has expropriated foreign energy companies, mining companies, private pension funds and telecommunications companies’ interests in Bolivia or forced renegotiation under unfavorable terms. During late 2007 and 2008 President Morales experienced strong opposition from the rich producing provinces of the west of Bolivia, which forced a referendum to vacate his presidency. Even though president Morales won by a comfortable margin, the unstable political situation and struggle with the opposition provinces has continued. President Morales is also currently involved in a legal battle to call a referendum for a new constitution. President Morales is a strong ally of president Chávez.

Rafael Correa, an ally of president Chávez, was elected president of Ecuador in November 2006. His policies have been similar to those of Bolivia and Venezuela, having expropriated or forced the renegotiation under unfavorable terms of interests of foreign companies in the oil sector. In September 28, 2008 a constitutional reform promoted by president Correa was approved, increasing his powers and giving greater control of Ecuador’s resources to the state.

In Colombia president Alvaro Uribe, who was reelected in 2006, has continued with market-oriented policies and a strong drive to defeat the guerillas. During 2008 Colombia’s army has seen several successes in its war against the FARC guerilla, including the release through a military operation of prominent hostages, the death of its leader and increased rates of desertion amongst FARC members. President Uribe has tightened commercial and military ties with the United States and has signed a free trade agreement with the latter, which has not yet been approved by the U.S. Congress and Senate.

In Venezuela, the administration of President Hugo Chávez has promoted a model of increased state participation in the economy through exchange and price controls, state-owned companies, welfare programs, worker co-management and cooperatives and social production companies through which the Venezuelan government provides financial and training support. President Chávez has expropriated foreign companies’ interests, or forced sale under unfavorable terms, in several sectors of the economy, including steel, cement, energy, oil, media and telecommunications. President Chávez’s foreign policy has included intensive regional and international diplomacy intended to influence regional economic integration and diversify commercial relationships for the region. His foreign policy has opposed to United States interests in Latin America, which has included increased ties with countries such Russia, China and Iran. So far, windfall oil revenues have allowed an increase in domestic spending programs.

Negative investor reaction to developments in any of these countries could adversely affect the market for securities issued by Latin and South American countries, cause foreign investors to withhold capital from the region and cause uncertainty about plans for further integration of the region’s economies. Any of these events could adversely and materially affect Peru.

The Economic Policies of the García Administration

President García has promised to create more employment through the increase of national and foreign investments in projects such as the expansion and modernization of the Port of Callao and the inter-oceanic highway, as well as to create new opportunities in the agriculture, fishing, mining and hydrocarbons. President García has also proposed government investment in infrastructure with funds from austerity policies, contributions from mining companies and loans from multilateral financial institutions.

Gross Domestic Product and Structure of the Economy

In the five-year period ended December 31, 2008, Peru’s economy grew at an annual compound rate of 7.6% in real terms. The rate of growth was more pronounced in the period from 2007 to 2009, when GDP grew on average 9.3% in real terms, and specifically in 2008, when the rate of GDP growth was 9.8%. The economic expansion during this period has been based on solid economic fundamentals resulting from strong private investment, price stability, the improvement in public finances and lower external public debt. Since 2004 external factors, associated with favorable terms of trade and higher external demand, have been an additional factor, while private investment has continued to grow. However, since 2006 domestic demand (private investment and consumption) has been the main source of growth, with an 11.5% average increase in real terms between 2006 and 2008. In 2008, Peru’s economy expanded 9.8% in real terms based on GDP growth. Domestic demand grew driven by an increase in public and private investment and private consumption. In the first nine months of 2009, Peru’s economy grew 0.1% in real terms, compared to the comparable period in 2008. That compares to an 11.0% growth in real terms during the first nine months of 2008, compared to the comparable period in 2007.

In the five year period ended December 31, 2008, private consumption experienced an annual average increase of 6.3% in real terms, with an average annual increase of 7.8% during the last three years and 8.7% in 2008. As of 2008 gross private investment has been increasing gradually, with strong growth in the last three years (23.0% annual average in real terms). During the first nine months of 2009 private consumption decreased on 14.9%, compared to the comparable period in 2008.

During 2004, private consumption increased to US$47.7 billion, an increase of 3.6% in real terms, due to the increase in national disposable income and employment. Gross investment increased during 2004 to US$12.5 billion, due to higher company profits, factory expansions to meet increased local and export demand, greater investor confidence and higher demand for family housing.

During 2005, private consumption increased to US$52.5 billion, an increase of 4.6% in real terms, due to employment and income growth, as well as higher levels of consumer confidence and better credit conditions.

Gross investment increased during 2005 to US$14.2 billion, due to greater investor confidence, influenced by a positive economic environment. Investments in housing construction were driven by the growth of bank mortgage loans, particularly of those associated with the Peruvian government-sponsored program Mivivienda.

During 2006, private consumption increased to US$57.1 billion, an increase of 6.4% in real terms, as a result of higher national disposable income and employment, as well as good credit conditions. Total gross investment increased 26.5% due to high confidence levels and credit conditions.

In 2007, demand was mainly driven by the rapid expansion in private consumption and private investment. Private consumption was US$66.1 billion, an increase of 8.3% in real terms compared to 2006, as a consequence of continued growth in employment across major cities, higher average incomes and increased access to and better terms of credit. Decentralized growth of employment has taken place in activities such as agriculture, commerce, transport and services –the principal sources of employment outside the capital city– with a positive impact on household spending. During 2007, gross investment increased to US$24.6 billion, a 26.1% increase in real terms, in the same period due to better terms of trade, increased sales and profits, and a positive evolution of business expectations, which encouraged companies to implement projects of technological renovation and plant expansion in order to respond to higher levels of demand. Private investment has been the principal factor that has increased demand during the recent economic expansion.

In 2008, private consumption increased to US$81.3 billion, compared to US$66.1 billion during 2007, an increase of 8.7% in real terms, as a result of greater consumer confidence, national income, access to credit from financial institutions and urban employment. Total gross investment increased 25.9% during 2008, compared to 2007, due to increased private investment in construction projects and increased public investment by local governments and government-owned companies.

During the first nine months of 2009 private consumption was US$61.5 billion, a growth of 2.4% in real terms, as a result of slower increase in the national income. Private investment decreased 14.9% though a considerable number of projects is being conducted, primarily in the mining, hydrocarbons, electricity, transportation, telecommunications and manufacturing sectors. Total gross investment decreased 22.2% despite the fact that public investment by central government, local governments and government-owned companies increased compared to the same period of 2008.

The following tables set forth GDP by expenditure for the periods shown.

Gross Domestic Product by Expenditure

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Government consumption	6,961	7,968	8,819	9,833	11,328	8,051	8,516
Private consumption	47,719	52,544	57,051	66,075	81,307	61,647	61,502
Gross investment
Public sector	1,934	2,252	2,634	3,326	5,379	3,303	3,919
Private sector	10,558	12,282	15,140	19,515	27,360	20,979	16,789
Change in inventories	29	(339)	752	1,802	1,554	2,077	(1,313)

Total gross investment	12,521	14,195	18,526	24,644	34,293	26,360	19,395
Exports of goods and services	14,985	19,897	26,398	31,036	35,043	27,776	21,159

Imports of goods and services	12,434	15,209	18,355	24,083	34,264	26,153	18,603

Net (exports)	2,551	4,688	8,043	6,953	779	1,623	2,556
GDP	69,763	79,397	92,439	107,504	127,707	97,680	92,018

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(in millions of nuevos soles, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Government consumption	12,401	13,529	14,559	15,220	15,486	10,912	11,822
Private consumption	98,313	102,857	109,483	118,618	128,961	96,789	99,073
Gross investment
Public sector	3,895	4,371	4,931	5,829	8,324	5,080	6,175
Private sector	20,829	23,332	28,010	34,561	43,415	31,997	27,239
Change in inventories	89	(678)	1,237	2,701	2,516	3,230	(2,058)

Total gross investment	24,814	27,025	34,178	43,091	54,255	40,307	31,356
Exports of goods and services	28,221	32,512	32,772	34,816	37,655	27,962	27,107
Imports of goods and services	24,607	27,282	30,846	37,416	44,879	33,370	26,607

Net (exports)	3,614	5,230	1,926	(2,599)	(7,224)	(5,408)	500
GDP	139,141	148,640	160,145	174,329	191,477	142,600	142,750

(1)	Preliminary data.

Source: Central Bank.

From 2004 to 2008, domestic savings in Peru increased from 18.0% to 23.6% of GDP, due to an increase in both private and public savings, reflecting improvement in economic factors discussed above. In 2008, domestic savings decreased to 23.6% of GDP from 24.1% of GDP in 2007, due to an increase in private consumption. In 2008, private savings represented 17.2% of GDP, compared to 17.8% of GDP in 2007. From 2004 to 2008, public savings increased due to increased tax collections. In 2008, public savings reached 6.4% of GDP, due primarily to the growth in tax revenues and delays in expenditures by regional and municipal governments. During the first nine months of 2009 domestic savings in Peru were 20.9% of GDP, a decrease compared to the 23.5% for the comparable period of 2008.

External savings, as a percentage of GDP, increased from 0% in 2004 to 3.3% in 2008, reflecting the current account deficit, due to the growth in imports and a reduction in prices of metal commodities that resulted in a lower trade balance and due to a growth in services deficit.

Domestic investment as a percentage of GDP increased from 18% in 2004 to 26.9% in 2008, showing an increase in private investment, which flowed mainly into mining projects, the Camisea gas project, the construction of new plants and the expansion of existing ones in the cement, food, electricity and hotel industries. This dynamism was the result of the natural increase of supply as domestic demand increased driven by economic growth.

Gross Domestic Product by Expenditure

(as a percentage of total GDP, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Government consumption	10.0	10.1	9.5	9.1	8.9	8.2	9.2
Private consumption	68.4	66.1	61.8	61.5	63.7	63.1	66.8
Gross investment
Public sector	2.8	2.9	2.8	3.1	4.2	3.4	4.2
Private sector	15.1	15.5	16.4	18.2	21.4	21.5	18.4
Change in inventories	0.1	(0.4)	0.8	1.7	1.2	2.1	(1.4)

Total gross investment	18.0	17.9	20.0	22.9	26.9	27.0	21.2
Exports of goods and services	21.5	25.1	28.5	28.9	27.4	28.5	23.1
Imports of goods and services	17.8	19.2	19.9	22.4	26.8	26.8	20.3

Net (exports)	3.6	5.9	8.7	6.5	0.6	1.7	2.8
GDP	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.

Source: Central Bank.

Gross Domestic Product by Expenditure

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Government consumption	4.1	9.1	7.6	4.5	1.8	3.0	8.3
Private consumption	3.6	4.6	6.4	8.3	8.7	8.9	2.4
Gross investment
Public sector	5.8	12.2	12.8	18.2	42.8	60.6	21.6
Private sector	8.1	12.0	20.1	23.4	25.6	27.3	(14.9)
Change in inventories	(88.8)	(862.9)	282.4	118.4	(6.8)	18.9	(163.7)
Total gross investment	4.5	8.9	26.5	26.1	25.9	30.0	(22.2)

Exports of goods and services	15.2	15.2	0.8	6.2	8.2	10.4	(3.1)
Imports of goods and services	9.6	10.9	13.1	21.3	19.9	22.1	(20.3)

Net (exports)	78.0	44.7	(63.2)	(235.0)	(177.9)	(169.2)	109.2
GDP	5.0	6.8	7.7	8.9	9.8	11.0	0.1

(1)	Preliminary data.

Source: Central Bank.

As indicated in the table “Per Capita GDP”, the standard of living of the Peruvian population continually increased from 2004 to 2008. Per capita GDP rose from US$2,540 in 2004 to US$ 4,454 in 2008 due to increased commercial activity and greater access to employment, reflected in the growth of exports, and continued increases in domestic demand. During 2008, per capita GDP increased 17.0% due primarily to the expansion of private consumption and private investment.

Investment and Savings

(as a percentage of current GDP)

	As of December 31,					As of September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Domestic savings:
Public savings	1.8	2.6	5.0	6.2	6.4	7.1	4.8
Private savings	16.2	16.7	18.2	17.8	17.2	16.4	16.1

Total domestic savings	18.0	19.3	23.1	24.1	23.6	23.5	20.8
External savings	0.0	(1.4)	(3.1)	(1.1)	3.3	3.5	0.3
Total savings	18.0	17.9	20.0	22.9	26.9	27.0	21.2

Domestic investment	18.0	17.9	20.0	22.9	26.9	27.0	21.2

(1)	Preliminary data.

Source: Central Bank.

Per Capita GDP(1)

(in U.S. dollars, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006(2)	2007(2)	2008(2)	2008(2)	2009(2)
Per capita GDP	2,540.5	2,854.9	3,283.6	3,809.4	4,454.6	4,615.0	4,283.2

(1)	Without adjustment to reflect changes in purchasing power.
(2)	Preliminary data.

Source: Central Bank.

Principal Sectors of the Economy

The principal economic activities in Peru are services (including wholesale and retail trade, transportation and tourism), manufacturing, agriculture and livestock, and mining and hydrocarbons.

Gross Domestic Product by Sector

(in millions of nuevos soles, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Primary production:
Agriculture and livestock(2)	11,630	12,259	13,286	13,723	14,712	11,525	11,808
Fishing	779	804	823	879	933	701	652
Mining and hydrocarbons(3)	9,031	9,790	9,926	10,195	10,968	8,065	8,181

Total primary production	21,440	22,853	24,035	24,797	26,614	20,291	20,642
Secondary production:
Manufacturing	21,300	22,887	24,607	27,265	29,625	22,120	20,115
Construction	6,712	7,276	8,350	9,737	11,340	8,309	8,559
Electricity and water	2,931	3,094	3,307	3,588	3,865	2,891	2,903

Total secondary production	30,943	33,257	36,264	40,590	44,829	33,320	31,577
Services:
Wholesale and retail trade	19,604	20,821	23,248	25,495	28,808	21,875	21,609
Other services(4)	67,155	71,708	76,599	83,447	91,226	67,113	68,922

Total services	86,759	92,530	99,847	108,943	120,034	88,989	90,532

Total GDP	139,141	148,640	160,145	174,329	191,477	142,600	142,750

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

The following tables show the distribution of GDP in the Peruvian economy, indicating the percentage contribution to GDP and the growth rate for the periods shown for each sector, in each case compared to the previous corresponding period.

Gross Domestic Product by Sector

(as a percentage of GDP, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Primary production:
Agriculture and livestock(2)	8.4	8.2	8.3	7.9	7.7	8.1	8.3
Fishing	0.6	0.5	0.5	0.5	0.5	0.5	0.5
Mining and hydrocarbons(3)	6.5	6.6	6.2	5.8	5.7	5.7	5.7

Total primary production	15.4	15.4	15.0	14.2	13.9	14.2	14.5
Secondary production:
Manufacturing	15.3	15.4	15.4	15.6	15.5	15.5	14.1
Construction	4.8	4.9	5.2	5.6	5.9	5.8	6.0
Electricity and water	2.1	2.1	2.1	2.1	2.0	2.0	2.0

Total secondary production	22.2	22.4	22.6	23.3	23.4	23.4	22.1
Services:
Wholesale and retail trade	14.1	14.0	14.5	14.6	15.0	15.3	15.1
Other services(4)	48.3	48.2	47.8	47.9	47.6	47.1	48.3

Total services	62.4	62.3	62.3	62.5	62.7	62.4	63.4

Total GDP	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

Gross Domestic Product by Sector

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Primary production:
Agriculture and livestock(2)	(1.4)	5.4	8.4	3.3	7.2	7.2	2.5
Fishing	30.7	3.2	2.4	6.9	6.2	7.5	(6.9)
Mining and hydrocarbons(3)	5.3	8.4	1.4	2.7	7.6	7.9	1.4

Total primary production	2.2	6.6	5.2	3.2	7.3	7.5	1.7
Secondary production:
Manufacturing	7.4	7.5	7.5	10.8	8.7	10.6	(9.1)
Construction	4.7	8.4	14.8	16.6	16.5	18.7	3.0
Electricity and water	4.5	5.6	6.9	8.5	7.7	8.8	0.4

Total secondary production	6.5	7.5	9.0	11.9	10.4	12.3	(5.2)
Services:
Wholesale and retail trade	6.2	6.2	11.7	9.7	13.0	14.4	(1.2)
Other services(4)	4.4	6.4	7.0	8.9	9.3	8.5	2.7

Total services	5.1	6.7	7.9	9.1	10.2	11.4	1.7

Total GDP	5.0	6.8	7.7	8.9	9.8	11.0	0.1

(1)	Preliminary data.
(2)	Includes forestry.
(3)	Includes non-metallic mining.
(4)	Includes taxes on products and import duties.

Source: Central Bank.

During 2008, GDP grew 9.8%, compared to an 8.9% growth during 2007. Productive activity during the year was led by non-primary sectors, which grew 10.4% during 2008. Meanwhile, primary sectors related to the generation and extraction of raw materials grew 7.3% during 2008. The sectors of the economy that experienced the highest growth rates during the year were construction (16.5%), due to higher construction in housing, commercial and industrial sectors, in addition to several private and public infrastructure projects and wholesale and retail trade (13%), due to an increase in governmental service activity, transportation and telecommunications. Demand-related sector growth is a consequence of the increase in private consumption, which occurred as the benefits from the sustained economic expansion began to trickle down to the lower income classes.

In the first nine months of 2009, GDP grew 0.1%, compared to the comparable period of 2008, due to decreased activity in the non-primary sectors, principally non-primary manufacture and commerce.

Primary Production

In 2008, primary production grew 7.2%, due to mining growth notwithstanding lower international commodity prices compared to 2007, agriculture sector growth driven by an increase in prices and domestic demand and a 6.2% expansion in the fishing sector, completing five years of consistent growth. During the first nine months of 2009, primary production grew 1.7%, 5.8 percentage points less than during the first nine months of 2008 (7.5%), due to lower production related to the agro-industry and external demand.

Primary production in Peru comprises agriculture, livestock, forestry, fishing, mining and hydrocarbon extraction. Of these, the most important activities in terms of their contribution to GDP are agriculture and livestock, which, together with forestry, accounted for 7.7% of GDP in 2008. In total, the primary sector contributed 13.9% to GDP in 2008.

The following table presents the production of selected primary goods for the periods shown.

Selected Primary Goods Production

(in million of nuevos soles, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Agriculture:
Cotton	301	332	342	345	268	263	150
Rice	664	888	851	876	1,005	810	892
Coffee	742	604	875	724	877	869	838
Sugar cane	472	428	492	559	638	454	493
Corn	713	726	744	771	835	677	733
Potato	1,214	1,327	1,311	1,365	1,451	1,207	1,262
Wheat	173	187	191	182	196	182	210
Vegetables	849	867	1,037	1,119	1,183	866	842
Fruits	1,293	1,297	1,409	1,406	1,470	1,108	1,085
Tubers	433	450	504	511	517	384	419
Other agricultural(2)	2,315	2,444	2,600	2,703	2,893	2,312	2,287

Total crops	9,168	9,551	10,354	10,561	11,335	9,131	9,212

Livestock:
Poultry	2,203	2,476	2,705	2,933	3,339	2,437	2,613
Eggs	425	435	515	541	560	418	420
Milk	644	674	752	801	794	605	642
Lamb	411	411	413	413	407	318	319
Pork	452	475	501	528	531	387	384
Beef	1,269	1,328	1,410	1,416	1,416	1,078	1,098
Other(2)	418	428	443	463	472	349	364

Total Livestock	5,821	6,226	6,739	7,094	7,519	5,592	5,840

Fishing	779	804	823	879	933	701	652

(1)	Preliminary data.
(2)	Includes secondary production.

Source: Production Ministry.

Agriculture and Livestock

The Peruvian agriculture and livestock sector is dominated by small-scale producers. The sector represented 8.3% of total exports in 2008. Approximately 3.0% of Peru’s land area is devoted to arable production and permanent crops. Subsistence farming predominates and productivity is low due to drainage and salinity problems, although productivity increased during the 1990s. The agriculture and livestock sector grew less than GDP in recent years, decreasing its contribution to GDP from 8.4% in 2004 to 7.7% in 2008.

Peru’s main agricultural products are potatoes, corn, rice and coffee, which together accounted for approximately 36.8% of Peru’s agricultural production in 2008. Peru’s traditional agricultural products include cotton, sugar, coffee and rice. Agricultural production has increasingly focused on non-traditional export products destined primarily for the winter markets of Europe and the United States. The northern coast of Peru is the main area for cultivation of non-traditional export crops such as asparagus, mangos, passion fruit and oranges. Animal husbandry –sheep, poultry and cattle– is predominant in the south.

Peru’s main agricultural export products are coffee, asparagus, paprika, milk and grapes, which together accounted for approximately 52.7% of agricultural exports in 2008. Other important export crops include cochineal, cocoa, carmine and marigold flour. In recent years, production of fruit, particularly mangos and grapes, for the export market has increased. Cotton, rice and sugar are produced for both the domestic and the export markets.

The following table provides the annual percentage change in the production of selected primary goods for the periods shown.

Selected Primary Goods Production

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Agriculture:
Cotton	35.4	10.5	2.9	1.0	(22.3)	(23.9)	(35.7)
Rice	(13.5)	33.8	(4.2)	3.0	14.7	13.5	6.5
Coffee	13.9	(18.5)	44.9	(17.3)	21.1	18.6	(2.9)
Sugar cane	(21.6)	(9.2)	14.9	13.6	14.2	15.7	9.6
Corn	(10.9)	1.8	2.4	3.7	8.4	8.4	9.1
Potato	(4.3)	9.4	(1.3)	4.1	6.3	9.2	3.9
Wheat	(9.7)	8.2	2.3	(4.9)	8.0	(11.4)	13.4
Vegetables	(2.8)	2.2	19.5	8.0	5.6	11.4	(2.7)
Fruits	6.8	0.2	8.7	(0.2)	4.6	5.5	(1.6)
Tubers	3.1	3.9	11.9	1.4	1.3	(2.8)	9.1
Other agricultural(2)	(0.7)	5.6	6.3	4.0	7.0	7.5	0.1

Total crops	(1.8)	4.2	8.4	2.0	7.3	7.9	0.9

Livestock:
Poultry	0.1	12.4	9.2	8.4	13.9	11.8	7.3
Eggs	2.3	2.3	18.5	5.0	3.5	2.7	0.5
Milk	3.7	4.7	11.6	6.5	(0.9)	(0.4)	6.1
Lamb	5.5	0.0	0.6	(0.2)	(1.4)	(1.5)	0.1
Pork	5.6	5.0	5.6	5.4	0.6	0.3	(0.8)
Beef	5.9	4.6	6.2	0.4	0.1	0.7	1.8
Other	5.3	2.5	3.4	4.6	1.9	1.7	4.3

Total Livestock(2)	3.0	6.9	8.2	5.3	6.0	5.2	4.4

Fishing	30.7	3.2	2.4	6.9	6.2	5.1	(7.5)

(1)	Preliminary data.
(2)	Includes secondary production.

Source: Ministry of Production and MINAG.

In 2004 the sector decreased by 1.4%, due to a lower production of five of the several crops as a consequence of drought, including rice, sugar cane, hard yellow maize, potatoes, and amilaceous maize. In 2005 and 2006 the agriculture and livestock sector grew by 5.4% and 8.4%, respectively, as a result of improved hydrologic conditions, reflected in the increase of sown areas, particularly in the case of coffee and other crops, such as wheat and cotton. In 2007 the sector grew 3.3% due to moderate growth in the agricultural sector as a consequence of favorable climate conditions. The exception was the jungle, where unfavorable climate affected coffee production. Livestock production also contributed to growth in this sector, favored by increases in poultry, pork and milk production.

In recent years, the government has supported an agricultural development program that eliminated the tariff on agricultural machinery, equipment and raw materials in 2007, from 12.0% in 2005. Accordingly, in December 2006 tariffs on all capital goods, including agricultural machinery, were reduced by different degrees, which resulted in a decrease in the average tariff from 10.1% to 8.3%. In October 2007, the government announced further tariff reductions, which resulted in a 5.0% average tariff and a 2.1% effective tariff.

The García administration seeks to improve the income of the rural population by providing more access to credit and funds for technical support and to promote reforestation and the processing of agricultural products, among other measures.

During 2008, the agriculture and livestock sector grew at a rate of 7.2%, compared to 3.3% in 2007, due primarily to increased prices and higher external demand which produced growth in production oriented to industry and export. The highest growth was observed in production of olives, coffee and asparagus for export and production of sugar cane and corn to supply the sugar and aviculture industries, respectively.

During the first nine months of 2009 the agriculture and livestock sector grew 2.5% compared to the first nine months of 2008 due to an increase in production oriented to internal demand, which contrasts with lower production for industry and external demand. In addition, livestock activity grew due to an increase in production of eggs and chicken for internal consumption.

Fishing

Fishing is a small part of the Peruvian economy, contributing 0.5% to GDP in 2008. Fish products, however, are Peru’s second leading export after mining, accounting for 7.7% of exports in 2007, considering both traditional (fish meal and fish oil) and non-traditional exports (frozen crustaceans and mollusks, frozen fish, and preparations and canned food).

In the late 1960s, Peru was the world’s leading fishing nation. Its importance as a leading exporter of fishmeal declined during the 1970s and early 1980s due to ecological factors and over-fishing. Peru has since recovered its position as one of the world’s leading fishmeal producers and exporters.

Peru’s fish-processing industry consists primarily of the processing of anchovies into fishmeal. The industry has suffered frequently from the destruction of fish stocks caused by changes in oceanographic conditions. The government, from time to time, imposes seasonal fishing bans based on factors such as marine wildlife conditions and fish processing capacity. Although these bans limit fishing extraction, their adverse impact on fishing production is outweighed by the increased stock of protected species.

During 2004, the fishing sector grew 30.7% due to higher anchovy catches as a result of more days available for fishing and permission for the industrial fleet to operate temporarily in the area reserved for artisanal (non-industrial) fishing on the south coast. During 2005, the sector grew 3.2% due to the increase in fish catch for canned and frozen fish products. During 2006, the fishing sector grew at a slow pace for the second consecutive year (2.4%) due to set quotas for fishing of anchovies. These quotas were established by the Ministry of Production to protect marine biomass, following the recommendations of the Instituto del Mar del Perú (Imarpe). During 2007, the fishing sector grew 6.9%. Activity in the fishing sector increased mainly as a result of industrial fishing of anchovy. However, unusually low temperatures were observed (anomalies included temperature drops of up to –2 °C in Ilo in the third quarter of the year), which dispersed fish away from their traditional areas, thus lowering fishing yield.

During 2008, the fishing sector grew 6.2% due to an increase in production fishing products for human consumption, primarily in species alternative to mackerel (jurel) such as bonito, white mullet (liza) and perico and industrial fishing of anchovies to produce fishmeal. Fishing activity for frozen and canned food increased due to higher catches of giant squid and anchovies, respectively. In 2008, giant squid catches reached the maximum level ever registered in Peru.

In June 2008 the fishing sector regulatory structure was changed from a global quota system to an individual fishing quotas system, in order to allow efficient investing in the sector.

During the first nine months of 2009, fishing production decreased 6.9%, compared to the same period in 2008, due to a lower level of activity for frozen food caused by a decrease in giant squid catches that resulted from lower prices and reduced external demand. Anchovy catches for fishmeal decreased after the Ministry of Production imposed a longer seasonal fishing ban than during the comparable period of 2008. Fishing activity for human consumption also decreased due to lower catches of species used to produce frozen food, such as tuna, caballa, bonito and abalón.

Mining and Hydrocarbons

The mining and hydrocarbons sector grew 8.4% in 2005, compared to 5.3% growth in 2004, as a result of growth in the production of metals, primarily due to high international commodities prices. Antamina, the world’s largest copper and zinc mining project that began its production phase in July 2001, contributed to the growth in the volume of copper, zinc and silver extracts. Yanacocha’s lower gold production affected the growth rate of the sector in 2006 (1.4%) and that of 2007 (2.7%). However, Cerro Verde’s copper mine expansion reduced the effect of lower gold output in 2007. In 2008, the sector grew 7.6% mainly due to operations from the copper mine Cerro Verde. During the first nine months of 2009, the mining and hydrocarbons sector grew 1.4% compared to the comparable period of 2008 due to increased production of hydrocarbons that was offset by reduced production of metals.

Mining. Peru is a leading producer in Latin America of gold, lead and zinc. Although mining constitutes a small part of the country’s GDP, contributing on average 5.2% of GDP in 2008, it is Peru’s leading export sector, accounting for 59.2% of Peru’s total export earnings in 2008. Gold and copper alone accounted for 17.7% and 24.3% of total export earnings in 2008, respectively.

Between 2004 and 2008, investment in the mining sub-sector totaled approximately US$6.0 billion, with an average annual investment of US$1.2 billion. Investments during 2004, 2005, 2006, 2007 and 2008 were US$828.1 million, US$1.2 billion, US$1.5 billion, US$1.6 billion, and US$1.7 billion respectively. The most important projects in the 2004 through 2008 period were:

•	the Antamina copper and zinc project, with investments of US$29.5 million in 2004, US$52.0 million in 2005, US$47.3 million in 2006, US$40.0 million in 2007 and US$45.7 million in 2008;

•

development of the Alto Chicama gold mine with investments of US$190.0 million in 2004, US$172.0 million in 2005, US$63.0 million in 2006, US$53.2 million in 2007 and US$25.7 million in 2008. This mine produced between 500,000 and 600,000 ounces of gold in 2005;

•

the expansion of the Cuajone and Toquepala copper projects, with investments of US$172.0 million in 2004, US$253.0 million in 2005, US$322.0 million in 2006, US$275.8 million in 2007 and US$302.5 million in 2008;

•

the expansion of the Yanacocha gold project, with investments of US$231.9 million in 2004, US$238.0 million in 2005, US$277.0 million in 2006, US$290.0 million in 2007 and US$248.3 million in 2008; and

•	the expansion of Cerro Verde copper mine, with investments of over US$906.8 million from 2004 to 2008. The project started commercial production in June 2007.

Low growth in 2007 in the mining and hydrocarbons sector was due to a lower extraction of gold, mainly as a result of the lower output from Yanacocha that has been operating in deposits with lower mineral contents. This decrease was in part offset by a higher production of zinc, due to the recovery of Antamina, copper, due to the expansion of Cerro Verde, and hydrocarbons, due to the good performance of the Camisea gas field.

In 2008, mining activity grew 7.3% compared to growth of 1.1% in 2006 and 1.7% in 2007, notwithstanding the adverse impact of lower international commodity prices and the world economic crisis. Growth in metal mining was driven by an increase of zinc, copper and gold production. During 2008, the mining sector received the highest levels of investment, leaded by Southern Peru Copper Corporation’s investment in the Tía María project and expansion of the Cuajone and Toquepala projects.

During the first nine months of 2009, the mining sector decreased 0.8% due to the contraction of metals mining activity affected by lower production of zinc after the work stoppage at of Minera los Quenuales’ Iscaycruz mine; reduced iron production by Shougang Hierro Peru; reduced molybdenum production caused by a reduction of Minera Cerro Verde’s activity; and reduced copper production resulting from lower international prices. Notwithstanding these decreases, metal mining is still Peru’s leading export sector, accounting for 59.9% of total export earnings in the first nine months of 2009. Gold and copper alone accounted for 19.5% and 15.3%, respectively, of total export earnings in the period. During the first nine months of 2009, the mining sector received US$1.9 billion in investments.

Hydrocarbons. The hydrocarbons sub-sector, which encompasses petroleum and natural gas production, currently constitutes a minor part of the Peruvian economy. The petroleum companies in Peru are oriented towards the exploration and development of oil fields located mainly in the Amazon jungle. A major part of Peruvian production consists of heavy crude oil that is primarily exported and light crude oil that is used in local refineries. Petroleum products for industrial and residential use are supplemented with imports. Between 2004 and 2008, petroleum production increased due to an increase in drilling of exploration wells that was triggered in part by a rise in the international prices of petroleum. In 2006 the production of hydrocarbons continued to show an important dynamism, boosted by the extraction of natural gas, which grew 17%. This was due mainly to increased demand from both electricity generating plants and industry in general for gas extracted from the Camisea gas field. Moreover, the production of liquid hydrocarbons grew 3.9%, also as a result of the Camisea gas field.

As of December 31, 2008, Peru had approximately 17.4 trillion cubic feet of natural gas proven reserves, of which approximately 146.4 billion cubic feet have been developed. In the period from 2004 through 2008, natural gas production increased approximately 295.2%, from 82.9 million cubic feet per day in 2004 to 327.6 million cubic feet per day in 2008. This increase was due mainly to the Camisea gas field, which started production in mid-2004.

Peru’s natural gas reserves are concentrated in the Camisea gas field, which is located approximately 300 miles east of Lima. In February 2000, the Peruvian government granted a 40-year operating concession over the Camisea gas field to the private consortium Pluspetrol-Hunt Oil-SK Corporation. Under the concession, the government receives royalties equal to 37.2% of the profits generated. In October 2000, the Peruvian government granted concessions over the distribution and transportation of Camisea’s natural gas to a private consortium led by the Argentine company Techint. The Camisea natural gas project officially went online in the first week of August 2004.

Development of the Camisea gas field contributed, directly and indirectly, an average of approximately 0.8% annually to GDP for the years 2005, 2006 and 2007. The Camisea project, which includes drilling, transporting, processing and selling of natural gas, contributed 73.2% of the natural gas production and 29.1% of the liquid hydrocarbon output in 2007. The Camisea project increased Peru’s production of natural gas by 83.6%, or 189.1 million cubic feet per day by the end of 2007. The government is anticipating that the increase in the production of natural gas from the successful development of the Camisea gas field will provide Peru with a low cost and abundant source of energy, making Peru a net exporter of hydrocarbons by 2010.

On September 7, 2004, Perupetro, Peru’s state-owned hydrocarbons investment company, signed an agreement with a consortium including the members of the Camisea consortium (Pluspetrol-Hunt Oil-SK Corporation), Tecpetrol and Sonatrach, for a US$500 million investment in the development of Peru’s block 56 gas field, located northeast of the Camisea development in the Amazon region in central Peru. The block 56 field, called Pagoreni or Camisea-2, has 3.4 trillion cubic feet of proven gas reserves and 227 million barrels of natural gas liquids. Development of the Pagoreni gas field commenced in June 2005 and when fully operative production is expected to reach 600 million cubic feet of gas per day, which will be directed to the liquid natural gas plant described below for export to North America. In October 2008 the Pagoneri gas field started production with a total investment of approximately US$872 million.

On 2003 the project to build and operate a US$3.8 billion liquid natural gas plant, marine loading terminal and gas supply pipeline was granted to Peru LNG, a special purpose vehicle owned by Hunt Oil Company, with a majority stake and who is also the operator, SK Energy, Repsol YPF and Marubeni. Once completed the project will produce liquified natural gas, or LNG, from natural gas produced at Camisea blocks 56 and 88. The LNG will then be exported to Mexico, with the first shipment expected for May 2010. It is projected that revenues from exports will be over US$1.4 billion a year up to 2027.

In 2008 the hydrocarbons sector grew 10.3% compared to 2007, due to high international energy prices and increased production of natural gas (27%) from the Camisea block 88 gas field, as a consequence of increased demand from thermal power plants. Production of liquid hydrocarbons grew 5.7% during 2008, primarily due to the starting of operations at Pluspetrol block 56 gas field, which as of September 2008 produced 17.2 thousand barrels per day (Kbpd). As of December 2008, production of Pluspetrol block 56 gas field reached 34.6 Kbpd.

During the first nine months of 2009, the hydrocarbons sector grew 21.5% compared to the same period of 2008, mainly due to the launch of exploitation activities at the Pluspetrol block 56 gas field in late 2008.

Secondary Production

Manufacturing

The principal components of the manufacturing sector are:

•	primary manufacturing, consisting principally of:

•	processing sugar;

•	processing meat products;

•	producing fishmeal, fish oil and other fish products;

•	refining non-ferrous metals; and

•	refining petroleum; and

•	non-primary manufacturing, consisting principally of:

•	producing food, drinks and tobacco;

•	producing textiles, leather products and footwear;

•	producing paper products;

•	producing chemical, rubber and plastic products;

•	refining non-metallic minerals;

•	producing iron and steel; and

•	manufacturing machinery, equipment and metal products.

The manufacturing sector grew 7.4% in 2004, 7.5% in 2005, 7.5% in 2006, 10.8% in 2007 and 8.7% in 2008, primarily as a result of the expansion of both internal and external demand. During the first nine months of 2009 the sector contracted 9.1%, due to lower domestic and external demand.

Primary manufacturing. Primary manufacturing production grew 8.0% in 2004, primarily due to larger stock of Peruvian anchovy and other fish, which resulted in increased production of fishmeal. In 2005, this sub-sector grew 3.9% as a result of higher production of meat products and oil refining. In 2006, primary manufacturing grew 4.1% due to higher production of sugar. In 2007, the sector practically did not grow (0.7%) due to a decrease of 11.0% in production of metals, which was offset by a strong increase in sugar (13.1%) and meat products (6.4%). In 2008, the sector grew 7.6% primarily due to the recovery of the non-ferrous metals refining industry, which grew 9.1% compared to a decrease of 11.0% in 2007. In addition, increased demand for sausages and aviculture products resulted in an expansion of 9.2% in production of meat products. Canned and frozen food production maintained prior levels of activity, mainly due to an increase in availability of giant squid. Sugar production grew 10.7% driven by an increase in sugar cane supply. Production of fishmeal and oil registered moderated growth of 0.2% due to an increase in anchovy catches as a consequence of favorable climate conditions and an increase in oil refining.

During the first nine months of 2009, the primary manufacturing sector grew 2.5%, reflecting the reduction in canned and frozen food manufacturing and sustained activity in the non-ferrous metal refining industry that was offset by increased oil refining at the Pluspetrol block 56 gas field.

The following table provides information regarding primary manufacturing production for the periods shown.

Primary Manufacturing Production

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Sugar	(29.8)	(11.7)	15.6	13.1	10.7	18.6	7.8
Meat products	5.5	7.2	7.8	6.4	9.2	6.9	4.7
Fishmeal and fish oil	56.0	(2.1)	(24.5)	4.9	0.2	(1.0)	7.1
Canned and frozen fish products	13.7	2.7	54.4	9.0	10.7	7.2	(17.4)
Refining of non-ferrous metals	1.3	(2.2)	2.5	(11.0)	9.1	20.9	(16.6)
Petroleum refining	8.6	16.3	(1.7)	4.2	4.9	0.2	33.9
Overall change	8.0	3.9	4.1	0.7	7.6	8.6	2.5

(1)	Preliminary data.

Source: INEI and Central Bank.

Non-primary manufacturing. In 2004, non-primary manufacturing grew 7.2%, mainly due to low interest rates, an increase in the terms of trade and tariff reductions enacted in December 2003 and February 2004, which enabled companies to acquire capital goods and raw materials not produced in Peru at lower costs. In 2005, the sub-sector increased 8.5% as a result of increased domestic demand associated with a recovery of incomes and expansion of employment. During 2006 the sub-sector continued its strong results, posting an 8.5% growth, primarily due to increases in chemical, rubber and plastic products, non-metallic minerals, iron and steel, and equipment and metal products production. In 2007, non-primary manufacturing increased 13.0%, primarily as a result of higher private consumption. Strong growth was prevalent in the period in the industrial groups related to massive consumption products, as well as those directed to the construction, mining and agro-export sectors. In 2008, non-primary manufacturing grew 8.9%, consistent with 2007 but at a slower rate than was the case in the fourth quarter of 2008 primarily due to a policy of inventory reduction adopted by a number companies in reaction to the global financial crisis.

In the first nine months of 2009, non-primary manufacturing contracted 11.1% compared to the same period of 2008 due to reduced domestic and external demand as a consequence of the global economic crisis and inventory reductions. Notwithstanding the contraction, the sub-sector showed signs of recovery during the third quarter of 2009.

The following table provides information regarding primary manufacturing production for the periods shown.

Non-Primary Manufacturing Production

(percentage change from previous period, at constant 1994 prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Food, drinks and tobacco	2.7	7.8	9.3	9.4	8.2	12.5	0.0
Textiles, leather products and footwear	10.0	2.1	(2.0)	6.8	(6.5)	(3.2)	(28.0)
Paper products	15.6	16.7	7.9	11.6	24.3	15.2	(11.5)
Chemical, rubber and plastic products	5.2	8.2	11.9	12.8	6.9	10.3	(11.8)
Non-metallic minerals	11.0	12.8	13.0	16.0	20.5	23.7	(2.5)
Iron and steel production	9.8	19.1	12.3	8.1	8.2	35.5	(30.5)
Equipment and metal products	3.4	8.7	17.1	21.2	18.1	26.0	(17.6)
Other	5.2	9.9	5.8	31.7	(1.0)	4.0	(2.2)
Overall change	7.2	8.5	8.5	13.0	8.9	11.3	(11.1)

(1)	Preliminary data.

Source: INEI and Central Bank.

Construction

The construction sector grew 4.7% in 2004, 8.4% in 2005, 14.8% in 2006, 16.6% in 2007 and 16.5 in 2008. In 2008 the sector contributed 5.9% to GDP. The growth in construction during the last five years is associated with increases in private investment and the housing, mining and manufacturing sectors, as well as in public work projects such as road construction, infrastructure reconstruction and the government sponsored programs Mivivienda and Techo Propio.

During the first nine months of 2009, the construction sector grew 3.0% mainly due to a lower local consumption of cement as a consequence of a reduction in local production and imports of cement. Likewise, highway construction and maintenance projects increased during the period.

Electricity and Water

From 2004 to 2008, the electricity and water sector contributed annually 2.1% in average to GDP.

Electricity. The electricity sub-sector in Peru was traditionally under control of the public sector until Peru deregulated and privatized the industry in the early 1990s. The deregulation and privatization of the electricity sub-sector included dividing it into production, distribution and transmission segments. The government initially focused most of its deregulation and privatization efforts in energy production and distribution segments, but gave open access to Peru’s transmission grid. The government also granted concessions of its transmission lines with the concession of the Mantaro-Socabaya transmission line in 1998 and of its Southern Power Grid in 1999. In 2001, concessions for the construction, maintenance and operation of power lines were granted to La Oroya-Paragsha-Antamina and Aguaytía-Pucallpa. Growth in the electricity sub-sector has resulted primarily from the expansion of the power grid, lower fuel prices and the introduction of more efficient centers to the system.

During 2008 and the first nine months of 2009, the electricity sub-sector has shown signs of reaching its maximum capacity, due to higher electricity consumption than expected, a longer than usual period of drought and having reached the maximum capacity of the natural gas pipelines. In order to avoid power outages the government has granted incentives for electricity generation projects and has approved the increase of the gas pipelines capacity.

The following table provides information regarding the development of the electricity sub-sector for the years shown.

Principal Economic Indicators for the Electricity Sector

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Production of electricity sector (in GW/hr):
Thermal	5,498	6,224	6,433	9,030	11,947	8,773	8,432
Hydroelectric	17,068	17,532	19,126	19,080	18,562	14,024	14,427

Total generation (in GW/hr)	22,566	23,756	25,559	28,110	30,508	22,797	22,858

Losses, transmission and distribution (in GW/hr)	2,111	2,245	2,466	2,434	2,593	1,945	1,914
Energy production (in millions of US$)	1,171	1,304	1,740	1,067	976	775	754
Energy sale income (in millions of US$)	1,384	1,576	1,691	1,831	2,212	1,634	1,657
Consumption by economic sector (in GW/hr):
Residential	4,665	4,929	5,305	5,760	6,251	4,663	4,885
Industrial	10,992	11,405	12,180	13,650	14,877	11,144	10,888
Government	601	632	644	656	676	509	517
Commercial	3,395	3,728	4,172	4,651	5,199	3,883	3,913

Total consumption	19,653	20,693	22,300	24,717	27,003	20,198	20,203

(1)	Preliminary data.

Source: OSINERGMIN.

Water. The government is responsible for water and sanitation services in Lima while Peru’s various municipalities are responsible for providing water and sanitation services in the urban and suburban areas of their respective jurisdictions. The central and municipal governments designate special service companies, which may be private, government-owned or mixed ownership, to provide water and sanitation services. In rural areas, communal administrative commissions are in charge of providing water supply and sanitation services. The provision of sanitation water services is regulated by the Superintendencia Nacional de Servicios de Saneamiento, or National Superintendence for Sanitary Services.

Services

Wholesale and Retail Trade

Wholesale and retail trade grew 6.2% in 2004, 6.2% in 2005, 11.7% in 2006, 9.7% in 2007 and 13.0% in 2008. The growth during the last five years is primarily due to increases in domestic demand caused by an improvement in the economic situation of consumers. During the five-year period from 2004 through 2008, this sector contributed on average 14.4% annually to GDP, making it the third most important sector of the Peruvian economy.

During 2008, the wholesale and retail trade sector grew 13%, a rate higher than GDP growth, due to increased domestic and imported products sales, primarily manufactured, agriculture and mining products. As a result, the contribution of wholesale to GDP rose from 14.6% by the end of 2007 to 15.0% by the end of 2008. During the first nine months of 2009, wholesale and retail trade decreased 1.2% due to a reduction in sales of manufactured, mining and fishing products as a consequence of a decrease in perishable goods sales, bulk sales of metals and minerals, and lower automobile and machinery sales.

Other Services

The private sector in Peru offers a variety of services constituting the “Other Services” sector of Peru’s GDP that in aggregate are an important part of the Peruvian economy. The “Other Services” sector includes services to companies, government services, transportation and communication services, health services and education services, tourism services and financial services. In the aggregate, these services grew, 4.8% in 2004, 6.8% in 2005, 6.8% in 2006, 8.9% in 2007 and 9.3% in 2008. For a description of the evolution of the financial services sub-sector between 2004 and 2008 see “The Monetary System—Financial Sector” below.

In the current period of economic expansion, this sector has grown at a rate similar to that of GDP. In 2008, the “Other Services” sector grew 9.3% compared to 9.8% of growth of GDP. As a result, the “Other Services” sector accounted for 47.6% of GDP by the end of 2008, a similar level to that of the previous year. During the first nine months of 2009 this sector grew 2.7%.

Transportation and Telecommunications

The transportation and telecommunications sub-sector has grown each year since 2004 due to increased domestic demand for telephone services. In the five-year period ended in 2008, a large portion of Peru’s telecommunication investment has been directed to the mobile telephone market where subscribers increased to approximately 20 million at December 31, 2008. The number of subscribers grew to approximately 23.5 million at September 30, 2009.

Telecommunications. The following table provides information on the evolution of the telecommunications sector.

Summary of Telecommunications Sector

	As of December 31,					As of September 30,
	2004	2005	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Fixed wire lines in service	1,839,165	2,049,822	2,250,921	2,400,512	2,878,106	2,812,314	2,980,651
Cellular phones	2,930,343	4,092,558	5,583,356	8,772,479	20,951,834	19,572,603	23,480,447
Public phones	129,416	139,923	147,746	158,314	196,659	190,184	201,002

(1)	Preliminary data.

Sources: America Móvil Perú S.A.C., Americatel Perú S.A., Convergia Perú S.A., Gamacom, Gilat to Home Perú S.A., Impsat Perú S.A., Infoductos y Telecomunicaciones del Perú S.A., Nextel del Perú, Perusat S.A., Rural Telecom S.A.C., Telefónica del Perú S.A.A., Telefónica Móviles S.A., Telmex Perú S.A. and Valtron E.I.R.L.

Tourism

See “Balance of Payments and Foreign Trade—Services Trade” below for information on the tourism sub-sector.

Public Administration

Based on an audit undertaken of the public sector, the total amount of public employees at December 2009 was 1,564,716, of which 45.8% are active workers, 49.3% are pensioners and 4.9% are non personal service workers. Most public employees are placed in regional governments, economy and finance and education ministries.

Privatization and the Role of the State in the Economy

Privatizations and Concessions

In 1991, Peru initiated an ambitious privatization program beginning with the enactment of various laws for the promotion of private investment. In 1991, in order to stimulate private investment, the Executive Branch enacted Legislative Decree No. 662, Ley de Promoción de la Inversión Extranjera, or the Foreign Investment Promotion Act, which authorized the government to enter into legal stability agreements with foreign and domestic investors that invest at least US$5 million, or US$10 million in the case of mining and hydrocarbon sectors, within two years of the agreement. In 1991, the Executive Branch also enacted Ley Marco para el Crecimiento de la Inversión Privada, or the Private Investment Growth Framework Act. These investment laws provide for equal treatment of both national and foreign investors; automatic authorization of foreign investments, which must then be registered with Proinversión; the protection of the property rights of foreign investors; the free repatriation of property, dividends and profits; and the elimination of restrictions on the participation of foreigners in banks and insurance companies.

Since 1991, the government has privatized most of its assets in the finance, fishing and telecommunications sectors. The government has also made significant progress in privatizing the mining and hydrocarbons, manufacturing, electricity and agriculture sectors. The more than 239 privatizations and 36 concessions that have been completed in Peru since 1991 have generated revenues of approximately US$10.5 billion.

The pace of privatizations began to slow after 1996, when privatization proceeds reached record levels. This decline resulted in part from a shrinking supply of state-owned enterprises, President Fujimori’s retreat from unpopular privatization initiatives to gain support for his presidential bid and the political turmoil that accompanied President Fujimori’s reelection in 2000.

Upon taking office in July 2001, the Toledo administration sought to revitalize Peru’s privatization agenda by charging two special privatization committees to develop privatization programs for projects including highway networks, ports, airports and tourism, corrections facilities, mining and agricultural development. The privatization program was viewed unfavorably by Peruvians, fearful they would lose their jobs with privatizations and opposed to the sale of well-known state assets to non-Peruvians. This opposition forced the government to back down from the privatization of the Egasa and Egesur electric plants in Arequipa in 2002. In order to quell opposition, the government sought in 2002 to reach agreements with presidents of the regional governments regarding resumption of the privatization process. The first of these agreements was reached on June 16, 2003 with the regional government of Pasco to proceed with the privatization of a 30-year concession for the Yuncan hydroelectric plant. Following negotiations with affected regional governments, the central government resumed in 2004 the privatization program.

In the letter of intent negotiated with the IMF in January 2002 to establish a stand-by credit facility for 2002 to 2004, privatizations and concessions were considered “an essential element to generate confidence among investors and to help finance fiscal deficits in 2002 and 2003.” The government’s aim, as agreed with the IMF as part of a two-year program, was to generate income of at least US$700 million through the sale of concessions and of state assets. After the government placed the privatization process on hold in 2002, the IMF agreed to adjust both the 2002 and 2003 targets for Peru’s consolidated public sector deficit to 2.3% of GDP for 2002 and 1.9% of GDP for 2003. The 2004-2006 stand-by agreement with the IMF also emphasized the promotion of private investment, including the implementation of concessions or public-private partnerships for the construction and maintenance of at least two major roads. The stand-by agreement with the IMF expired on August 16, 2006. The government achieved all the goals and implemented all of the structural changes required by that agreement.

On January 26, 2007, the IMF approved a new Stand-By Agreement with Peru for an aggregate amount of approximately US$257 million to support the economic programs of the Peruvian government for a 25-month period ending on February 26, 2009.

In 2005, privatizations and concessions totaled US$58.9 million. In terms of value, the most important privatizations were the La Granja copper project awarded to the Río Tinto Corporation (US$22 million); the concession of the fourth band of mobile telephones to Sercotel S.A. for 20 years (US$21 million); and the transfer of 15% of the shares of Red Eléctrica del Sur S.A. to the Fondo de Inversión en Infraestructura, Servicios Públicos y Recursos Naturales, or Investment Fund in Infrastructure, Public Services and Natural Resources (US$4.0 million). Concessions were also granted to public-private associations, or PPAs, which are expected to contribute a significant flow of investment resources in the future. Concessions awarded to PPAs include the concession of sections 2, 3 and 4 of the Peru-Brazil inter-oceanic highway for a period of 25 years. Section 2 was awarded to the consortium Interoceánica Urcos-Inambari; section 3 was awarded to the consortium Interoceánica Inambari- Iñapari; and section 4 was awarded to the consortium Intersur.

Upon taking office in July 2006, President Alan García announced an investment program in order to expand drinkable water, rural electricity, roads, infrastructure for schools and hospitals, and small irrigations and canals, with the aim of creating employment in rural zones. During 2006 privatizations and concessions contributed approximately US$113.4 million to the Peruvian government’s revenues.

In 2007, concessions and privatizations in Peru reached US$534.9 million. Of special importance were the privatization of the Minero Michiquilla Project for an aggregate amount of US$403.0 million, which was awarded to the English company Anglo American Services, and the sale of 23% of the outstanding stock of Cemento Andino for an aggregate amount of US$63.9 million. In relation with concessions, during 2007 the Nextel was awarded for a 20-year period the bands D and E concessions for personal communication services for an aggregate amount of US$27.0 million. Similarly, América Móvil del Perú was awarded for a 20-year period the band B concession for public cellular phone services for an aggregate amount of US$22.2 million.

In 2008, investments from concessions totaled US$881.8 million. Noteworthy, Isonor Transmisión S.A.C. was granted the electric transmission lines concession over the Mantaro–Caravelí–Montalvo and Macchu Picchu–Cotaruse routes for a 30-year period for an aggregate amount of US$181.0 million, and Abengoa Perú S.A. was granted the electric transmission lines concession over the Carhuamayo–Paragsha–Conococha–Huallanca–Cajamarca–Cerro Corona–Carhuaquero route for a 30-year period for an aggregate amount of US$106.1 million. Likewise, a joint venture between Colombian companies Empresa Energía de Bogota and Transportadora de Gas del Interior won the bidding process for a gas distribution through pipelines contract for the Ica department for a 20-year period for a minimum investment of US$60.0 million. In sanitation, Constructora OAS Ltda. was granted a concession over the Huascacocha-Lima drinking water supply project for Lima for a 20-year period and an investment of US$76.9 million. Finally, the Spanish company OHL Concesiones, S.L. was granted a concession over the Pativilca-Trujillo part of Red Vial 4 highway project, for an aggregate amount of US$350.0 million.

In the first nine months of 2009, concessions and privatizations reached US$1.0 billion. Of special importance were the maritime port terminal concession over the Paila port terminal, for an aggregate amount of US$231.8 million, the highway concession over the Trujillo-Sullana part of the Autopista del Sol highway project, for an investment of US$365.0 million and the sanitary concession over the Taboada sewage processing plant, for an aggregate amount of US$212.5 million

Role of the State in the Economy

As a result of the privatization program undertaken by the Fujimori administration during the 1990s, and continued during the Paniagua, Toledo and García administrations, the public sector currently plays a more limited role in the Peruvian economy than it did in previous decades. The García administration supports the privatization and deregulation process, based on the view that sustainable economic growth is driven primarily by private investment.

Employment and Labor

Employment

Formal Employment

A significant portion of the Peruvian population lacks regular full-time employment. Despite periods of economic expansion in recent years, unemployment and underemployment remain one of Peru’s most entrenched problems. The García Administration has announced the creation of employment through the private sector as one of its most important goals.

The government discontinued nationwide employment surveys after 2001. However, these statistics can be calculated using the National Household Survey.

Unemployment decreased from 10.5% in 2004 to 6.4% in 2008, due primarily to an improvement in the economy, and specially in labor intensive industries, such as agriculture, manufacturing and construction. Regarding regional statistics as of 2008, the urban unemployment rate of 8.3% in Peru compares to the rate in Argentina (8.0%), Brazil (7.9%), Chile (7.7%), Colombia (11.5%), Ecuador (6.9%) and Venezuela (7.4%). Despite relatively favorable unemployment performance, underemployment remains high, and is considered the most important problem in the Peruvian labor market. However, underemployment has been reduced in the last five years from 42.8% in 2004 to 33.4% in 2008.

The continuously high levels of unemployment and underemployment have fueled social tensions and protests against privatizations and large industrial projects. In 2005, Peru experienced continuous incidents of labor unrest including 65 strikes with the participation of 19,022 workers, which amounted to 478,738 lost labor hours, mainly due to causes such as the non-payment of salaries and bonuses, failures by the government to comply with agreements and changes in economic politics, among others. The economic sectors that faced the major number of strikes were sanitation, gas and electricity (21.5%), followed by mining (18.5%), social and health services (13.9%), and manufacturing, transportation and communications (10.8%).

The following table provides employment statistics in Metropolitan Lima from 2004 to 2008.

Employment and Labor in Metropolitan Lima

(in percentages)

	2004	2005	2006	2007	2008
Participation rate(1)	62.3	62.5	64.0	63.5	66.4
Underemployment rate(2)	42.8	40.9	41.2	38.9	33.4
Unemployment rate(3)	10.5	11.4	8.8	7.2	6.4

(1)	Percentage of the working-age population (14 years old or older) that is in the labor force.
(2)

Percentage of the working-age population (14 years old or older) working part-time who would prefer to work more hours, plus the percentage of the working-age population that usually works full-time but who, in the week the employment survey was conducted, worked less than 35 hours per week as a result of economic constraints.

(3)	Percentage of the working-age population (14 years old or older) that, in the week the employment survey was taken, was seeking remunerated employment.

Source: Ministry of Labor. Figures for 2004-2008 are based on the Household Survey on Labor.

The following table provides information on employment by sector, as a percentage of total employment, in Metropolitan Lima from 2003 to 2007.

Employment in Metropolitan Lima

(percentage by economic sector)

	2004	2005	2006	2007	2008
Agriculture, livestock, fishing and forestry	0.8	0.7	0.8	0.9	0.8
Mining	0.2	0.3	0.5	0.4	0.6
Manufacturing	15.8	18.4	17.1	17.6	17.0
Construction	5.9	5.2	5.7	5.9	6.9
Electricity, gas and water	0.3	0.1	0.3	0.2	0.2
Transportation and telecommunications	10.3	9.9	9.9	10.3	11.1
Wholesale and retail trade	26.1	25.1	25.8	25.4	22.5
Services	35.2	35.8	35.1	34.3	36.0
Other(1)	5.5	4.6	5.0	5.0	5.1

Total	100.0	100.0	100.0	100.0	100.0

(1)	Includes households.

Source: Ministry of Labor. Figures are based on the Household Survey on Labor.

Informal Employment

The Peruvian economy has a significant “informal sector” that provides employment to the majority of the labor force, including a significant number of women. The term “informal sector” refers to economic activities that take place outside of the formal norms for economic transactions established by the state or developed through formal business practices. It generally involves production and exchange of legal goods and services without the appropriate business permits, without reporting tax liability, without complying with labor regulations and without legal guarantees for suppliers and end users. Because of the nature of this sector, it is difficult to obtain reliable statistics measuring its contribution to the Peruvian economy.

The Ministry of Labor estimates the size of the informal sector based on ILO criteria pursuant to which workers in the informal sector are those who work in micro enterprises (either as wage earners or micro entrepreneurs), who are non-professional self-employed, or who are domestic and unpaid family workers. According to this measurement, 55.8% of the workforce in Metropolitan Lima was employed in the informal sector during 2008. Other methodologies define informal employment based on compliance with labor regulations (contracts, contributions to health and pension systems, etc.). Official estimates are that 25.5% of the labor force in Metropolitan Lima was self-employed during 2008. Irrespective of the measurement criteria, informal employment levels in Metropolitan Lima remain high, close to 60%. It is likely that the informal sector in rural areas, which is difficult to measure, is significantly higher than in Lima.

Consistent with recent trends in underemployment, employment in the informal sector has also shown slight reductions in the five-year period ended in 2008. According to the Ministry of Labor, informal employment has decreased from 62.3% in 2004 to 55.8% in 2008.

Metropolitan Lima: Distribution of formal and informal employment

(in percentages)

	2004	2005	2006	2007	2008
Formal Sector
Public sector workers	7.8	7.6	8.1	7.7	7.5
Private sector workers	27.1	30.5	30.5	31.0	33.6
Small Enterprises	13.4	13.4	13.2	14.1	13.1
Medium and large enterprises	13.7	17.1	17.3	16.9	20.5
Professional self-employed	2.8	3.1	2.7	2.4	3.1

Total	37.7	41.2	41.2	41.1	44.2
Informal Sector
Micro enterprises	20.0	21.4	20.7	21.1	21.4
Non-professional self-employed	32.0	28.7	28.7	29.9	25.5
Unpaid family worker	4.6	3.9	4.0	2.7	3.4
Other	5.8	4.9	5.5	5.2	5.5

Total	62.3	58.9	58.8	58.9	55.8

Source: Ministry of Labor. Figures are based on the Household Survey on Labor.

Wages and Labor Productivity

The Ministry of Labor sets a single minimum wage for all sectors of the economy based on macroeconomic indicators such as GDP growth and the inflation rate. The minimum wage was last adjusted in January 2008 and is currently S/.550 per month, equivalent to approximately US$179.2 per month at the average exchange rate for the nine-month period ended September 30, 2009.

Peru does not currently compile statistics on labor productivity.

Poverty and Income Distribution

Peru classifies households with a monthly per capita income of less than US$60 as falling below the poverty line. According to the most recent data, using this standard, the percentage of the population living below the poverty line decreased from approximately 52.0% in 2003 to approximately 39.3% in 2007. A significant number of Peruvians have a monthly per capita income of less than US$30. However, the degree of extreme poverty, that is, the percentage of households whose per-capita expenditure does not allow them to buy a basic food basket, defined by INEI, has decreased in recent years. The extreme poverty rate decreased from 17.1% in 2004 to 13.7% in 2007.

Income distribution data shows that the poorest 40% of the population earned 13.1% of the national income in 2007, compared to 14.0% in 2004, while the share of the national income earned by the wealthiest 10% increased from 33.7% in 2004 to 35.4% in 2007. The following table provides information regarding income distribution for the years shown.

Evolution of Income Distribution

(percentage of total national income)

Income group	1998	2001	2004	2007(1)
Lowest 40%	13.9	14.1	14.0	13.1
Next 20%	13.9	14.2	14.4	13.9
Next 20%	21.4	21.7	21.5	21.3
Highest 20%	50.9	49.9	50.2	51.6
Of which the highest 10%	34.6	33.9	33.7	35.4

(1)	Preliminary data.

Source: INEI – Encuesta Nacional de Hogares 1998 – 2007.

High poverty rates negatively affect social and political stability, causing social unrest, road blocks and strikes. With this in mind, the García Administration has declared that raising the standard of living of the Peruvian population and remedying poverty will be among its most important goals. The administration intends to achieve these goals through sustainable economic growth and by improving the efficiency and quality of social spending programs with a goal to reduce poverty below 30% of the total population and to reduce the rate of malnutrition below 24% by the end of President García’s term.

Poverty in Peru has been attributed to unemployment and underemployment and the increasing disparity in income between skilled, educated workers and unskilled and relatively less educated workers. The educational system has suffered from a lack of resources and inadequate teacher training. For this reason, the most recent budgets have consistently increased universal education spending. The 2008 budget increased it by 20.0%, compared to the 2007 budget, the 2009 budget has increased it by 1.6%, compared to the 2008 budget and the 2010 budget has increased it by 16.4%, compared to the 2009 budget. The García administration’s plan to improve education includes the allocation of the budget by measuring the educational achievements of the population.

One of the aspects of the government’s anti-poverty plan was the establishment of a social program known as “A Trabajar Urbano” (Let’s Work — Urban), currently called “Construyendo Perú” (Building Peru). Construyendo Perú is an urban program that places unemployed workers in public sector jobs in the development and maintenance of infrastructure for up to six months. The program also invests in job training and technical assistance to small businesses and in the improvement of the municipal governments’ capacities and public sector agencies to get effective actions in formulation, coordination and monitoring of social initiatives. Additionally, the program has an anti-cyclical component in the development of its projects. As of November 30, 2009, the Construyendo Perú program had generated an estimated 284,250 jobs in urban areas at a cost of S/.656.8 million, or approximately US$213.9 million.

The García Administration’s social policies seek to adopt programs and projects for the development of the productivity of the Peruvian population (by strengthening nutrition, health and education), the promotion of employment and generation of new economic opportunities for the lower income classes (through social and productive investment programs intended to create permanent employment conditions), and the creation of a social protection network for the low-income population (such as temporary employment and medical and food assistance). As part of these programs, the Peruvian government intends to continue with the programs such as Juntos (Together), which is designed to make direct payments to poor households where families are required to send their children to school and to receive immunizations, Agua Para Todos (Water for Everyone), which is designed to deliver potable water and sewage systems to areas lacking these services and the Fund for Equality, recently created as a result of the Peruvian government’s austerity policies.

Environment

The most serious environmental problems confronting Peru are:

•	scarcity and quality of the water supply;

•	soil erosion;

•	air pollution;

•	deforestation; and

•	inadequate waste management in urban centers.

The Peruvian government seeks to address these environmental problems through greater supervision, regulation and community and private sector awareness and involvement. To better address these problems the Ministry of the Environment was created in May 2008. Its objectives are the design, implementation, execution and supervision of the environmental policy at a national level and for each relevant sector. The Ministry of the Environment is currently being implemented and will merge with the National Council for the Environment in the short term. Its budget for 2009 was S/.35.8 million, or approximately US$11.7 million.

The government requests environmental impact studies before authorizing any public or private construction project. Each regulatory agency within each sector of the economy issues regulations to protect the environment and imposes its own sanctions for the violation of those rules. The Ministry of Energy and Mines has designed an effective environmental program that is viewed as a model for other governmental agencies. The Ministry’s Programa para Ahorro de Energía, or Energy Conservation Program, actively promotes energy savings and fuel-efficient energy alternatives. The Ministry also developed and implemented an environmental curriculum for public schools that emphasizes conservation. Once established and in operation the Ministry of the Environment will assume some of the abovementioned powers.

BALANCE OF PAYMENTS AND FOREIGN TRADE

Balance of Payments

The balance of payments accounts are used to record the value of the transactions carried out between a country’s residents and the rest of the world. The balance of payments is composed of:

•	the current account, which comprises:

•	net exports of goods and services;

•	net financial and investment income;

•	net transfers; and

•	the capital account, which is the difference between financial capital inflows and financial capital outflows.

•	The following table provides information, based on period-end exchange rates, regarding Peru’s balance of payments for the periods shown.

Balance of Payments

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
Current account:
Trade balance:
Exports (FOB)(1)	12,809	17,368	23,830	27,882	31,529	25,055	18,615
Imports (FOB)(1)	(9,805)	(12,082)	(14,844)	(19,595)	(28,439)	(21,791)	(15,035)

Trade balance	3,004	5,286	8,986	8,287	3,090	3,264	3,580
Services, net	(732)	(834)	(737)	(1187)	(1929)	(1391)	(770)
Of which:
Net income from tourism(2)	499	557	772	749	924	715	725
Net income from transportation(3)	(726)	(858)	(874)	(1,192)	(1,701)	(1,292)	(712)
Financial and investment income, net(4)	(3,686)	(5,076)	(7,580)	(8,374)	(8,144)	(7,382)	(5,038)
Current transfers, net	1,433	1,772	2,185	2,494	2,803	2,088	1,955
Of which:
Workers remittances	1,133	1,440	1,837	2,131	2,437	1,816	1,691

Current account balance	19	1,148	2,854	1,220	(4,180)	(3,422)	(274)
Capital account:
Foreign direct investment	1,599	2,579	3,467	5,425	4,079	5,192	4,254
Portfolio investment	(74)	25	(45)	70	85	177	(65)
Other medium and long-term capital(5)	399	(2,226)	(2,219)	1,179	2,089	1,107	(1,559)
Of which:
Disbursements to the public sector	2,535	2,656	609	3,384	1,166	634	2,491
Other capital, including short-term capital	230	(236)	(503)	2,630	1,118	3,331	(3,477)

Capital account balance	2,154	141	699	9,304	7,372	9,808	(847)
Errors and omissions(6)	151	239	(827)	(936)	(80)	719	965
Balance of payments	2,325	1,528	2,726	9,588	3,112	7,104	(156)

Financing:
Change in gross Central Bank reserves(7)	(2,351)	(1,628)	(2,753)	(9,654)	(3,169)	(7,141)	123
Use of IMF resources	0	0	0	0	0	0	0
Exceptional financing, net	26	100	27	67	57	37	32

Total financing	(2,325)	(1,528)	(2,726)	(9,588)	(3,112)	(7,104)	156

Memorandum item:
Current account balance (deficit) (as a % of GDP)	0.0	1.4	3.1	1.1	(3.3)	(3.5)	(0.3)

(1)	Based on customs declarations, records of temporary admissions, free-trade zone imports, grants and other adjustments.
(2)	Based on a survey of tourists. Income from tourism represents the total expenditure by a tourist multiplied by the total number of tourists.
(3)	Includes freight services, passenger transportation and port expenses of ships and airplanes.
(4)	Includes interest payments.
(5)	Includes debt amortization payments.
(6)	Represents errors and omissions from double-entry accounting resulting from incomplete or overlapping coverage, different prices and incomplete times of recording and conversion practices.
(7)	Refers to changes in reserve used to finance balance of payments and corresponds to net international reserves excluding the use of IMF resources.

Source: Central Bank.

Current Account

One of the most important aspects of the current account is the trade balance. The four primary factors that impact the trade balance are the following:

•

The relative rate of economic growth of a country compared to that of its trading partners. Generally, if a country’s economy grows faster than that of its trading partners, its relative level of consumption of goods and services will tend to rise and its level of imports will tend to increase more rapidly than its level of exports.

•

The relative level of domestic prices against foreign prices, as reflected by the real exchange rate. Generally, if a country’s domestic prices rise relative to those of its trading partners, there is a tendency for the country’s exports to decrease and for its level of imports to increase.

•

Changes in production costs, technology and worker skills. More efficient production will tend to lower production costs, which in turn will tend to lower prices. As prices fall, there is a tendency for the country’s exports to increase.

•	Changes in consumer tastes, which may affect the demand for a country’s goods and services abroad and the demand for foreign products in the domestic market.

In 2004 and 2005, Peru’s current account registered a surplus of US$19.0 million and US$1.1 billion, respectively. This increase was attributable to accelerated growth in exports, improvement of terms of trade and growing remittances from Peruvians living and working abroad.

In 2006, Peru’s current account registered a surplus of US$2.8 billion, or 3.1% of GDP. The 2006 result reflected an unprecedented surplus in the trade balance as well as increased remittances from abroad.

In 2007, Peru’s current account decreased to a surplus of US$1.2 billion, or 1.1% of GDP, largely due to a lower trade surplus (US$8.3 billion in 2007 compared to US$9.0 billion in 2006).

In 2008, Peru’s current account decreased to a deficit of US$4.1 billion, or 3.3% of GDP, largely due to a lower trade surplus, which was US$3.1 billion in 2008 compared to US$8.3 billion in 2007.

During the first nine months of 2009, Peru’s current account registered a deficit of US$274 million, or 0.3% of GDP that compares favorably to the deficit recorded for the comparable period of 2008. The results in the first nine months of 2009 were primarily due to a lower net financial and investment deficit, US$ (5.0 billion) in the first nine months of 2009 compared to US$(7.4 billion) in the first nine months of 2008.

Services Trade

Peru’s services trade consists primarily of tourism, telecommunications, freight services and financial services. Of these, the most important is tourism. Tourism is also the most important individual source of foreign currency earnings. The commerce, restaurant, hotel, construction and real estate services sub-sectors depend significantly on tourism.

From 2004 to 2008, net income from tourism increased from US$499 million in 2004 to US$924 million in 2008. Net income from tourism increased from US$715 million, for the nine-month period ended September 30, 2008, to US$725 million, for the nine-month period ended September 30, 2009.

Tourism Statistics

	For the 12 months ended and as of December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
Foreign non-resident arrivals(1)	1,276,639	1,486,502	1,634,745	1,812,384	1,948,660	1,504,048	1,494,622
Average length of stay (number of nights)(2)	N.A.	13.0	13.0.	12.0	12.0	N.A.	N.A.
Hotel activity:
Number of rooms available	141,907	150,707	158,151	166,255	176,422	175,317	182,131
Occupancy rate by total number of rooms available (in %)	23.3	23.7	24.2	26.1	27.6	27.7	27.1
Aggregate value of hotels and restaurants(3) (as a % of GDP)	3.9	3.7	3.5	3.5	3.6	N.A.	N.A.
Income from tourism(4) (in millions of US$)	1,232	1,438	1,775	2,007	2,395	1,807	1,833
Expenses from tourism (in millions of US$)(4)	(852)	(969)	(1,047)	(1,248)	(1,353)	(1,002)	(1,017)

Balance (income less expenses, in millions of US$)	380	469	728	759	1,042	805	816

(1)	Preliminary data for the years 2005 through 2008.
(2)	Calculated from a survey of arriving foreign non-residents.
(3)	Preliminary data for 2007 and 2008 estimate.
(4)	Preliminary data from Central Bank. Includes trips and transportation.

N.A. = Not Available.

Sources: INEI, Central Bank, DIGEMIN and MINCETUR-OGIE-OGIFT.

Trade Balance

In 2004, Peru registered a trade surplus of US$3.0 billion, a 239.1% increase from 2003, primarily attributable to an increase in exports (due to higher volumes and better export prices) which was higher than the increase in imports. In 2005, the trade surplus increased to US$5.3 billion, a 76.0% increase from 2004, primarily attributable to an increase in exports (due to higher volumes and better export prices) which was higher than the increase in imports. In 2006, the trade surplus increased to US$8.9 billion, a 69.0% increase from 2005, primarily attributable to an increase in exports (due to higher volumes and better export prices) which was higher than the increase in imports. In 2007, the trade surplus decreased to US$8.3 billion, a 7.8% decrease from 2006, primarily attributable to a higher increase in imports of capital assets and construction materials. In 2008, the trade surplus decreased to US$3.1 billion, a 62.7% decrease from 2007, primarily attributable to a higher increase in imports of capital assets. Total exports increased from US$12.8 billion in 2004 to US$31.5 billion in 2008, reflecting a compound annual growth rate of 28.2% for the five-year period ended December 31, 2008. Total imports increased from US$9.8 billion in 2004 to US$28.4 billion in 2008, with a compound annual growth rate of 28.2% for the five-year period ended December 31, 2008.

In 2006 the trade balance registered an unprecedented surplus. Exports increased 37%, propelled both by the growth of traditional exports (42%) and by non-traditional exports (23%). On the other hand, imports grew 23%, mainly due to increased imports of capital goods (35%) and raw materials (21%). That surplus decreased 6.5% in 2007 due to a higher increase in imports (31.8%), primarily as a result of an increase in purchases of primary materials for industrial use, than exports (17.5%). The increase in exports was driven by higher commodity prices and higher export volumes of gold, lead, and coffee, as well as an important growth in non-traditional exports. In 2008, lower mineral prices and a reduction of external demand resulted in a decrease of exports while imports of capital assets increased. During the first nine months of 2009, imports decreased primarily due to a reduction in imports of raw materials, intermediate products and capital assets (US$15.0 billion during the first nine months of 2009 compared to US$21.7 billion during the same period of 2008).

Peru maintains close commercial ties with the United States, its principal trading partner. The United States has granted Peru temporary benefits under ATPDEA, which contributed particularly to the expansion of textile, agriculture and livestock exports. In 2006, approximately 24.1% of Peru’s total exports were bound for the United States, while 16.5% of Peru’s total imports originated from ports in the United States. In 2007, the United States was the destination for 19.8% of Peru’s total exports and the source of 17.8% of Peru’s total imports. In 2008, 19.1% of Peru’s total exports were bound for the United States, while 18.8% of Peru’s total imports originated in the United States. In October 2008, the United States extended the ATPDEA, as it applies to Peru, for one year, thereby extending Peru’s benefits under ATPDEA until December 31, 2010.

In April 2006, Peru signed a free trade agreement with the United States, or Trade Promotion Agreement, or TPA. The TPA was approved by the Peruvian Congress in June 2006 and by the U.S. Congress and Senate in November and December 2007, respectively. The TPA with the United States entered into effect in January 2009. In compliance with obligations set by the TPA, the Peruvian government enacted more than a hundred legislative decrees in 2008. On February 1, 2009, the Peru Trade Promotion Agreement, entered into force.

As part of regulatory reforms undertaken by the Government in relation to the Peru Trade Promotion Agreement, President Alan García issued two decrees in 2009 which opened significant parts of the Amazon jungle to private investment. The decrees allow companies to request permits for petroleum, biofuel, forestry and hydroelectric projects in the Amazon jungle. These decrees resulted in protests and roadblocks by indigenous groups. Subsequently, Peru’s Congress overturned the two decrees, easing tensions with the indigenous groups. As these events have occurred recently and continue to develop, their effects on the Peru Trade Promotion Agreement, if any, cannot be foreseen.

In November 2008, Peru and Japan signed a treaty designed to promote investment in Peru. In January 2009, Peru concluded negotiations with EFTA regarding three commercial agreements. In March 2009, a free trade agreement between Chile and Peru, or the Economic Association Agreement, entered into force. The Economic Association Agreement was originally signed in 2006. In April 2009, Peru signed a free trade agreement with the Republic of China. In October 2009, Peru and Japan completed four rounds of negotiations for the Japan-Peru Economic Partnership.

Finally, in January 2009, free trade agreements with Canada and Singapore became effective. We expect to start bilateral commercial negotiations with South Korea, Australia, Central America, Russia, India, South Africa and New Zealand in the future. We currently have commercial agreements in force with the Andean Community of Nations (CAN), Chile, Southern Common Market (MERCOSUR), México and Cuba, and we expect to ratify a free trade agreement with Thailand.

Peru classifies its non-free trade zone exports as traditional and non-traditional exports. Traditional exports consist of goods that historically have constituted a greater share of Peru’s exports and include mostly raw materials. Non-traditional exports include goods that historically have not been exported in significant quantities and traditional export goods that have been transformed through manufacturing or other processing.

In 2008 and during the first nine months of 2009, Peru’s exports consisted primarily of:

•

traditional mineral exports, such as gold, silver, copper, zinc and lead, valued at US$18.6 billion during 2008, representing 59.2% of the total exports in 2008, and valued at US$11.2 billion during the first nine months of 2009, representing 60.0% of the total exports, for the first nine months of 2009;

•

petroleum and derivative products valued at US$2.7 billion during 2008, representing 8.4% of the total exports in 2008, and valued at US$1.2 million during the first nine months of 2009, representing 6.4% of the total exports, for the first nine months of 2009;

•

traditional fishing exports, such as fishmeal and fish oil, valued at US$1.8 billion during 2008, representing 5.7% of the total exports for 2008, and valued at US$1.4 billion during the first nine months of 2009, representing 7.5% of the total exports, for the first nine months of 2009;

•

non-traditional textile exports, such as textile fibers and cloth, valued at US$2.0 billion during 2008, representing 6.4% of the total exports for 2008, and valued at US$1.1 billion during the first nine months of 2009, representing 6.0% of the total exports, for the first nine months of 2009; and

•

non-traditional agriculture and livestock exports valued at US$1.9 billion during 2008, representing 6.1% of the total exports for 2008, and valued at US$1.2 billion during the first nine months of 2009, representing 6.6% of the total exports, for the first nine months of 2009.

The following tables provide further information on exports for the periods shown.

Exports

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
Traditional:
Fishing	1,104	1,303	1,335	1,460	1,791	1,530	1,394
Agricultural	325	331	574	460	685	429	384
Mineral	7,124	9,790	14,735	17,238	18,657	15,008	11,164
Petroleum and derivatives	646	1,526	1,818	2,306	2,663	2,275	11,188

Total traditional	9,199	12,950	18,461	21,464	23,796	19,242	14,130
Non-traditional:
Agriculture and livestock	801	1,008	1,220	1,507	1,912	1,397	1,237
Fishing	277	323	433	499	622	482	396
Textiles	1,092	1,275	1,473	1,736	2,018	1,474	1,108
Timbers and papers, and manufactures	214	261	333	362	425	314	233
Chemical	415	538	602	805	1,041	783	603
Non-metallic minerals	94	118	135	165	176	129	105
Basic metal industries and jewelry	391	493	829	906	908	761	386
Fabricated metal products and machinery	136	191	164	217	324	232	259
Other products(1)	58	70	89	107	118	89	67

Total non-traditional	3,479	4,277	5,279	6,303	7,543	5,662	4,385
Other:
Other products(2)	131	141	91	114	190	152	99
Total exports	12,809	17,368	23,830	27,882	31,529	25,055	18,615

(1)	Includes leather and handcrafts.
(2)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

Exports

(as a percentage of total exports, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Traditional:
Fishing	8.6	7.5	5.6	5.2	5.7	6.1	7.5
Agricultural	2.5	1.9	2.4	1.7	2.2	1.7	2.1
Mineral	55.6	56.4	61.8	61.8	59.2	59.9	60.0
Petroleum and derivatives	5.0	8.8	7.6	8.3	8.4	9.1	6.4

Total traditional	71.8	74.6	77.5	77.0	75.5	76.8	75.9
Non-traditional:
Agriculture and livestock	6.3	5.8	5.1	5.4	6.1	5.6	6.6
Fishing	2.2	1.9	1.8	1.8	2.0	1.9	2.1
Textiles	8.5	7.3	6.2	6.2	6.4	5.9	6.0
Timbers and papers, and manufactures	1.7	1.5	1.4	1.3	1.3	1.3	1.3

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Chemical	3.2	3.1	2.5	2.9	3.3	3.1	3.2
Non-metallic minerals	0.7	0.7	0.6	0.6	0.6	0.5	0.6
Basic metal industries and jewelry	3.1	2.8	3.5	3.2	2.9	3.0	2.1
Fabricated metal products and machinery	1.1	1.1	0.7	0.8	1.0	0.9	1.3
Other products(1)	0.5	0.4	0.4	0.4	0.4	0.4	0.4

Total non-traditional	27.2	24.6	22.2	22.6	23.9	22.6	23.6
Other:
Other products(2)	1.0	0.8	0.4	0.4	0.6	0.6	0.5

Total exports	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(2)	Includes leather and handcrafts.
(3)	Includes the sale of fuel and food to foreign vessels and the repair of foreign vessels.

Source: Central Bank.

In 2008 and during the first nine months of 2009, Peru’s imports consisted primarily of:

•

intermediate goods, such as fuels and raw materials for agricultural and industrial production, valued at US$14.5 billion, representing 51.2% of the total imports for 2008, and valued at US$7.0 billion, representing 46.7% of the total imports for the first nine months of 2009;

•

capital goods, such as transportation and building equipment, valued at US$9.2 billion, representing 32.5% of the total imports for 2008, and valued at US$5.1 billion, representing 33.7% of total imports for the first nine months of 2009; and

•	consumer goods valued at US$4.5 billion, representing 15.9% of the total imports for 2008, and valued at US$2.8 billion, representing 18.9% of the total imports for the first nine months of 2009.

The following tables provide further information regarding imports for the periods shown.

Imports

(in millions of US dollars, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
Consumer goods:
Durable goods	842	970	1,154	1,437	2,192	1,555	1,286
Non-durable goods	1,153	1,338	1,463	1,754	2,335	1,708	1,557

Total consumer goods	1,995	2,308	2,616	3,192	4,527	3,263	2,843
Intermediate goods:
Petroleum products, lubricants	1,754	2,325	2,808	3,636	5,215	4,419	1,938
Raw materials for agriculture	349	384	436	589	881	722	553
Raw materials for manufacturing	3,261	3,890	4,738	6,210	8,457	6,480	4,536

Total intermediate goods	5,364	6,600	7,981	10,435	14,553	11,620	7,027
Capital goods:
Construction materials	192	305	470	590	1,305	987	647
For agriculture	29	37	31	51	91	67	56
For manufacturing	1,661	2,114	2,784	3,964	5,770	4,256	3,392
Transportation equipment	480	607	838	1,257	2,073	1,508	979

Total capital goods	2,361	3,064	4,123	5,861	9,239	6,818	5,073
Other(1):	85	110	123	107	120	90	91

Total imports	9,805	12,082	14,844	19,595	28,439	21,791	15,035

Memorandum items:
Temporal admission imports(2)	214	275	365	322	362	264	150
Imports into free trade zone(3)	99	104	104	108	113	87	76

(1)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(2)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(3)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones, but only the Tacna zone is economically active.

Source: Central Bank.

Imports

(as a percentage of total imports, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
Consumer goods:
Durable goods	8.6	8.0	7.8	7.3	7.7	7.1	8.6
Non-durable goods	11.8	11.1	9.9	9.0	8.2	7.8	10.4

Total consumer goods	20.3	19.1	17.6	16.3	15.9	15.0	18.9
Intermediate goods:
Petroleum products, lubricants	17.9	19.2	18.9	18.6	18.3	20.3	12.9
Raw materials for agriculture	3.6	3.2	2.9	3.0	3.1	3.3	3.7
Raw materials for manufacturing	33.3	32.2	31.9	31.7	29.7	29.7	30.2

Total intermediate goods	54.7	54.6	53.8	53.3	51.2	53.3	46.7
Capital goods:
Construction materials	2.0	2.5	3.2	3.0	4.6	4.5	4.3
For agriculture	0.3	0.3	0.2	0.3	0.3	0.3	0.4
For manufacturing	16.9	17.5	18.8	20.2	20.3	19.5	22.6
Transportation equipment	4.9	5.0	5.6	6.4	7.3	6.9	6.5

Total capital goods	24.1	25.4	27.8	29.9	32.5	31.3	33.7
Other(1):	0.9	0.9	0.8	0.5	0.4	0.4	0.6

Total imports	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Memorandum items:
Temporal admission imports(2)	2.2	2.3	2.5	1.6	1.3	1.2	1.0
Imports into free trade zone(3)	1.0	0.9	0.7	0.5	0.4	0.4	0.5

(1)	Includes the donation of goods, the purchase of fuels and Peruvian foodstuffs and the repair of capital goods in the exterior such as other goods not falling into any one of the classifications used.
(2)	Imports that must be processed and exported within a definite period of time and are not subject to tariffs.
(3)	Imports through the Special Zone of Tacna, which is primarily dedicated to the assembly of motor vehicles. Peru has five free trade zones but only the Tacna zone is economically active.

Source: Central Bank.

Capital Account

The capital account reflects foreign direct investment and monetary flows into and out of a nation’s financial markets.

In 2004, the capital account surplus grew 220.5% to US$2.1 billion, compared to a surplus of US$672.0 million in 2003. The increase in the capital account surplus in 2004 was attributable to higher cash flows into the private sector resulting from foreign direct investment. In 2005, the capital account surplus fell 93.5% to US$141.0 million, compared to a surplus of US$2.1 billion in 2004. The decrease in capital account surplus in 2005 was primarily due to a greater flow of capital from the private sector, associated with an increase in direct foreign investment. In 2006, the capital account surplus grew 396.1% to US$699 million, compared to a surplus of US$141.0 million in 2005. The increase in capital account surplus in 2006 was primarily due to an increase in direct foreign investment.

In 2007, the capital account surplus grew 1,230.6% to US$9.3 billion. This increase was due to a larger flow of capital to the private sector, mainly associated with an increase in foreign direct investment. In 2008, the capital account surplus decreased 20.8% to US$7.4 billion, compared to a surplus of US$9.3 billion in 2007. This increase was due to a greater flow of capital from the private sector.

During the first nine months of 2009, the capital account balance decreased 109% to a deficit of US$847 million, compared to a surplus of US$9.8 billion in the first nine months of 2008. This decrease was primarily due to an outflow of capital resulting from increased volatility related to the global financial crisis.

Geographic Distribution of Exports

(as a percentage of total exports, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
United States	29.4	31.0	24.5	19.6	19.1	19.1	16.9
Canada	2.6	6.0	6.8	6.6	6.2	6.0	8.6
Mexico	1.8	1.9	1.6	1.0	1.0	1.0	1.0

Total North America	33.8	38.9	32.9	27.2	26.3	26.2	26.4
Brazil	2.8	2.6	3.4	3.4	2.9	3.0	1.8
Colombia	2.1	2.0	2.1	2.2	2.2	2.2	2.6
Chile	5.7	6.6	6.0	6.1	5.9	6.0	2.9
Venezuela	1.5	1.7	1.7	2.8	3.4	2.9	2.5
Other	5.8	5.8	5.1	5.2	5.3	5.1	5.6
Total Latin America and the Caribbean	17.9	18.8	18.4	19.7	19.6	19.2	15.2
United Kingdom	9.1	1.4	1.4	0.9	1.3	1.4	1.1
Switzerland	2.2	4.6	7.1	8.4	10.9	10.3	16.6
Germany	3.0	3.0	3.4	3.3	3.3	3.2	3.7
Spain	3.3	3.3	3.2	3.5	3.3	3.5	3.0
Other	10.0	10.1	12.1	10.6	10.4	10.2	8.1

Total Europe	27.6	22.4	27.3	26.7	29.1	28.5	32.4
Japan	4.3	3.5	5.2	7.8	5.9	6.0	4.5
China	9.8	10.8	9.5	10.9	11.9	12.7	15.1
Other	5.5	4.8	6.0	6.5	6.2	6.5	5.6
Total Asia	19.7	19.1	20.7	25.2	24.1	25.2	25.1
Africa and others	0.9	0.8	0.7	1.2	0.8	0.9	0.7

Total exports	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Central Bank.

Geographic Distribution of Imports

(as a percentage of total imports, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
United States	19.8	17.9	16.4	17.8	18.8	19.2	20.5
Canada	1.8	1.6	1.8	1.6	1.4	1.4	2.1
Mexico	3.0	3.5	3.5	4.2	4.1	4.0	3.4

Total North America	24.6	23.0	21.7	23.6	24.3	24.6	26.0
Brazil	6.6	8.0	10.5	9.1	8.1	7.7	7.3
Colombia	7.6	6.1	6.3	4.8	4.3	4.3	4.3
Chile	5.2	5.1	5.8	4.4	4.1	4.1	4.7
Venezuela	6.6	4.1	3.6	1.1	1.1	0.9	1.6
Other	14.5	15.1	15.0	15.6	14.7	15.7	11.8

Total Latin America and the Caribbean	40.5	38.4	41.2	34.9	32.3	32.7	29.6
United Kingdom	0.9	0.8	0.7	0.7	0.6	0.6	0.7
Switzerland	0.6	0.6	0.5	0.5	0.4	0.4	0.5
Germany	2.7	3.2	3.4	3.4	2.9	2.8	3.6
Spain	2.1	1.6	1.7	1.4	1.4	1.5	1.6
Other	7.3	7.8	6.8	7.1	8.1	8.1	7.0

Total Europe	13.6	14.1	13.1	13.1	13.4	13.3	13.4
Japan	3.6	3.5	3.6	3.7	4.1	3.8	4.3
China	7.9	8.6	10.2	12.0	13.5	12.7	14.5
Other	8.4	8.4	7.3	8.0	8.6	8.4	8.2

Total Asia	19.9	20.6	21.1	23.6	26.1	24.9	27.0
Africa and others	1.5	4.1	2.9	4.8	3.8	4.5	4.0

Total imports	100.0	100.0	100.0	100.0	100.0	100.0	100.0

Source: Central Bank.

Foreign Direct Investment

Peru has an open investment regime and a legal framework that generally promotes and protects foreign investment. The basis of this open investment regime was established in 1991 through the Foreign Investment Promotion Law and the Private Investment Growth Framework Law, as amended. This framework allows both foreign and domestic investors to enter into legal stability agreements with the government. For a description of these measures, see “The Economy—Privatization and Role of the State in the Economy” above.

Peru attracted more than US$17.1 billion in foreign direct investment directly invested in the Peruvian economy between 2004 and 2008. Of this amount US$13.7 billion were for reinvestments and US$3.0 billion for capital contributions. In 2004 foreign direct investment increased to US$1.6 billion compared to US$1.3 billion in 2003, due to retained earnings in mining companies owned by foreign corporations and new investments, especially in the hydrocarbons sector (Camisea). In 2005 foreign direct investment increased to US$2.6 billion compared to US$1.6 billion in 2004. This increase was mainly due to retained earnings generated by companies with foreign investors (primarily in the mining sector), and the non-resident investments in local assets. In 2006 foreign direct investment increased to US$3.5 billion compared to US$2.6 billion in 2005, due to earnings reinvestment, investments by non-residents in domestic securities and capital contributions by foreign corporations such as SAB Miller, Scotiabank and Xstrata to their Peruvian subsidiaries. In 2007 foreign direct investment increased to US$5.4 billion compared to US$3.5 billion in 2006, due to earnings reinvestment, capital contributions and privatizations in the mining and hydrocarbons sectors. In 2008, foreign direct investment decreased to US$4.1 billion compared to US$5.4 billion in 2007, due to a decrease of investment from non-residents resulting from the financial global crisis.

During 2006, 2007 and 2008, foreign direct investment amounted to US$13 billion which was 69.7% more than what was achieved during the three-year period ended December 31, 2006. This is primarily due to large scale reinvestments in mining companies, as a result of the earnings from the constant price surge in metals. The industrial fishing and financial sectors have had important movements of capital. In the industrial sector SAB Miller acquired Unión de Cervecerías Peruanas Backus y Johnston. In the fishing sector Carmela acquired Pesquera Exclamar, and China Fishery Group acquired Pesquera Alexandra. In January 2008, Cencosud, a retailer with operations in Chile, Argentina and Brazil, acquired GSW S.A., owner of the largest food retailer in Peru, for approximately US$500 million. Other important investments for an aggregate amount of US$1.0 billion have been made during 2008 by the Endesa of Spain, HSBC, Deutsche Bank, Pan Pacific Copper SN Power, DP World, among others, in energy, finance, mining and transportation projects.

During the first nine months of 2009, foreign direct investment amounted to US$4.2 billion which was 18.1% less than what was achieved during the nine months ended September 30, 2008. This was primarily due to a reduction in capital contributions and net loans by foreign parent companies to their Peruvian subsidiaries, which was partially offset by a higher level of reinvestment.

In the financial sector, the last years have seen increased activity by foreign investors. Favorable macroeconomic conditions have attracted new participants, such as HSBC Holdings PLC, Scotiabank (expanding in Peru through its acquisition of several banking institutions, including most recently Banco del Trabajo in July 2008 and Profuturo AFP in June 2008), Banco Santander, S.A., Banco Azteca and Deutsche Bank AG. In addition, Financiera CMR S.A. and Financiera Cordillera, two major Peruvian non-deposit lending institutions controlled by retailers S.A.C.I. Falabella and Ripley Corp S.A. were converted into banks in June 2007 and January 2008, respectively, under the names of Banco Falabella Peru S.A. and Banco Ripley.

During 2007, Peru completed 14 privatizations and concession grants for US$534.9 million, with US$1.0 billion in projected investments. During 2008, Peru completed 13 privatizations and concession grants for US$46.3 million, with US$881.8 million in projected investments. For a description of these transactions see “Privatizations and Concessions” above. During the first nine months of 2009, the concessions program generated US$1.0 billion in projected investments.

During 2010 and based on Peru’s current plan on future privatization initiatives, the concessions program is expected to generate US$4.3 billion in investments in different economic sectors such as ports, airports, highways, telecommunications, irrigation and sanitation.

The main recipients of foreign direct investment in recent years have been the telecommunications, mining, hydrocarbon, energy, industry and finance sectors.

Portfolio Investment

Flows of portfolio capital into and out of Peru fluctuated between 2004 and 2008.

•	In 2004, Peru registered portfolio capital outflows of US$74 million, primarily due to an increase in deposits and sale of sovereign bonds.

•	In 2005, Peru experienced portfolio capital inflows of US$25 million, primarily due to investments by non-residents in local Peruvian securities.

•	In 2006, Peru experienced portfolio capital outflows of US$45 million, primarily due to investments outside Peru by financial entities and private pension funds.

•	In 2007, Peru experienced portfolio capital inflows of US$70 million, primarily due to the purchase of sovereign bonds by non-residents.

•	In 2008, Peru experienced portfolio capital inflows of US$85 million, primarily due to an increase in investments by non-residents in local Peruvian securities.

•	In the nine-month period ended September 30, 2009, Peru experienced portfolio capital outflows of US$65 million, primarily due to the sale of local Peruvian securities by non-resident investors.

The following table provides information, by sector, on the stock of foreign direct investment registered with Proinversión as of the dates indicated, which does not include loans or reinvestments. The stock of foreign direct investment refers to the level of foreign funds directly invested in the Peruvian economy as of the dates indicated and does not reflect investment flows.

Registered Stock of Foreign Direct Investment by Sector

(in millions of U.S. dollars at current prices)

	As of December 31,					As of September 30, 2009(1)
	2004	2005	2006	2007	2008
Agriculture	44.40	44.40	44.40	44.40	44.75	44.75
Commerce	667.26	665.27	701.31	710.40	725.68	726.02
Telecommunications	4,310.29	3,687.84	3,679.62	3,747.32	3,646.89	3,675.00
Construction	83.32	92.46	118.50	155.40	179.32	191.93
Energy	1,647.77	1,647.77	1,664.24	1,672.99	2,512.50	2,538.28
Finance	1,967.49	2,300.31	2,498.62	2,564.55	2,753.55	2,806.60
Industry	2,373.03	2,295.33	2,728.68	2,739.51	2,831.74	2,832.78
Mining	2,103.68	2,381.89	2,997.96	3,064.25	3,520.49	3,744.49
Fishing	9.98	14.50	133.00	163.00	163.00	163.00
Petroleum	207.93	207.93	207.93	208.22	356.22	356.22
Services	373.24	384.93	395.68	420.73	444.86	446.79
Forestry	1.24	1.24	1.24	1.24	1.24	1.24
Transportation	248.45	248.45	248.45	248.45	288.46	295.36
Tourism	62.10	63.24	63.37	63.54	63.54	63.54
Housing	24.84	25.14	25.72	25.72	525.83	525.83

Total	14,125.03	14,060.71	15,508.72	15,829.73	18,058.09	18,411.84

(1)	Preliminary data.

Source: Proinversión.

The following table provides information on the stock of foreign direct investment by country of origin in dollars, and as a percentage of total foreign direct investment, as registered with Proinversión or its predecessor agency, as of the dates shown.

Registered Stock of Foreign Direct Investment by Country of Origin

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30, 2009(1)
	2004	2005	2006	2007	2008
Argentina	28.55	28.55	29.77	29.77	29.77	29.77
Australia	6.92	6.92	6.92	6.92	6.92	6.92
Austria	4.96	4.96	5.90	5.90	5.90	5.90
Bahamas	25.89	25.89	197.88	198.53	155.53	155.53
Belgium	109.28	109.28	109.28	79.28	79.28	79.28
Bolivia	4.68	4.68	4.68	4.69	4.75	4.75
Brazil	257.41	258.62	332.92	337.42	342.17	487.17
Canada	161.94	162.33	274.59	274.59	323.27	323.27
Chile	477.71	393.74	465.80	471.99	1,109.02	1,178.08
China	122.16	122.16	122.16	122.16	122.16	122.16
Colombia	619.33	623.96	666.39	730.97	731.02	731.02
Denmark	0.72	0.72	0.72	0.72	0.72	0.72
Ecuador	49.22	53.47	53.47	56.57	68.11	69.13
Finland	0.13	1.34	1.34	1.34	1.34	1.34
France	52.96	52.98	52.98	52.98	200.99	204.95
Germany	103.35	104.03	105.67	107.16	162.03	162.03
Italy	269.60	269.60	140.32	119.50	119.50	119.50
Japan	105.73	106.57	116.79	116.79	168.39	187.39
Korea	44.82	44.82	44.82	44.82	40.68	40.68
Liechtenstein	20.37	20.37	19.15	19.33	19.33	19.33
Luxembourg	24.24	23.55	22.04	50.52	47.51	47.51
Mexico	21.79	437.16	439.17	447.67	454.67	454.67
Netherlands	1,480.25	1,370.76	1,405.07	1,404.38	1,403.68	1,403.68
New Zealand	6.85	6.85	6.85	6.85	6.85	6.85
Panama	1,070.27	811.27	839.85	887.70	928.22	928.95
Portugal	37.29	37.29	37.29	37.29	37.29	37.29
Russia	1.07	2.51	2.51	2.51	2.63	2.63
Singapore	20.00	20.00	123.50	123.50	399.43	399.43
Spain	4,097.76	3,783.61	3,682.00	3,733.72	4,197.71	4,225.99
Sweden	55.46	53.98	53.98	53.98	64.18	64.18
Switzerland	262.95	270.53	270.95	274.22	282.01	282.86
United Kingdom	2,250.14	2,251.36	2,907.46	3,047.33	3,560.19	3,606.20
United States	2,109.26	2,371.69	2,736.65	2,741.85	2,743.18	2,745.15
Uruguay	169.00	172.21	176.86	183.75	186.59	224.44
Venezuela	7.96	7.96	7.96	7.96	7.96	7.96
Other	45.02	45.02	45.03	45.08	45.11	45.14

Total	14,125.03	14,060.71	15,508.72	15,829.73	18,058.09	18,411.84

(1)	Preliminary data.

Source: Proinversión.

Registered Stock of Foreign Direct Investment by Country of Origin

(as a percentage of total direct investment, at current prices)

	As of December 31,					As of September 30, 2009(1)
	2004	2005	2006	2007	2008
Argentina	0.20	0.20	0.19	0.19	0.16	0.16
Australia	0.05	0.05	0.04	0.04	0.04	0.04
Austria	0.04	0.04	0.04	0.04	0.03	0.03
Bahamas	0.18	0.18	1.28	1.25	0.86	0.84
Belgium	0.77	0.78	0.70	0.50	0.44	0.43
Bolivia	0.03	0.03	0.03	0.03	0.03	0.03
Brazil	1.82	1.84	2.15	2.13	1.89	2.65
Canada	1.15	1.15	1.77	1.73	1.79	1.76
Chile	3.38	2.80	3.00	2.98	6.14	6.40
China	0.86	0.87	0.79	0.77	0.68	0.66
Colombia	4.38	4.44	4.30	4.62	4.05	3.97
Denmark	0.01	0.01	0.00	0.00	0.00	0.00
Ecuador	0.35	0.38	0.34	0.36	0.38	0.38
Finland	0.00	0.01	0.01	0.01	0.01	0.01
France	0.37	0.38	0.34	0.33	1.11	1.11
Germany	0.73	0.74	0.68	0.68	0.90	0.88
Italy	1.91	1.92	0.90	0.75	0.66	0.65
Japan	0.75	0.76	0.75	0.74	0.93	1.02
Korea	0.32	0.32	0.29	0.28	0.23	0.22
Liechtenstein	0.14	0.14	0.12	0.12	0.11	0.10
Luxembourg	0.17	0.17	0.14	0.32	0.26	0.26
Mexico	0.15	3.11	2.83	2.83	2.52	2.47
Netherlands	10.48	9.75	9.06	8.87	7.77	7.62
New Zealand	0.05	0.05	0.04	0.04	0.04	0.04
Panama	7.58	5.77	5.42	5.61	5.14	5.05
Portugal	0.26	0.27	0.24	0.24	0.21	0.20
Russia	0.01	0.02	0.02	0.02	0.01	0.01
Singapore	0.14	0.14	0.80	0.78	2.21	2.17
Spain	29.01	26.91	23.74	23.59	23.25	22.95
Sweden	0.39	0.38	0.35	0.34	0.36	0.35
Switzerland	1.86	1.92	1.75	1.73	1.56	1.54
United Kingdom	15.93	16.01	18.75	19.25	19.72	19.59
United States	14.93	16.87	17.65	17.32	15.19	14.91
Uruguay	1.20	1.22	1.14	1.16	1.03	1.22
Venezuela	0.06	0.06	0.05	0.05	0.04	0.04
Other	0.32	0.32	0.29	0.28	0.25	0.25

Total	100.00	100.00	100.00	100.00	100.00	100.00

(1)	Preliminary data.

Source: Proinversión.

The principal sources of direct investment in Peru are Spain, the United States and the United Kingdom. Together they represent 58.2% of total foreign direct investment in 2008, compared to 59.9% in 2004. The principal countries to invest in Peru during the first nine months of 2009 have been Chile and Brazil.

THE MONETARY SYSTEM

THE MONETARY SYSTEM

Central Bank

Established in 1922, the Central Bank serves as Peru’s monetary authority. The Central Bank exists and operates under Chapter V of the 1993 Constitution and Ley Orgánica del Banco Central de Reserva del Perú, or the Central Bank’s charter, enacted that same year. The 1993 Constitution and the Central Bank’s charter establish that the goal of the Central Bank is to maintain price stability. Congress vested the Central Bank with the authority to regulate Peru’s monetary base, manage Peru’s international reserves and gather and publish data on Peru’s finances. The Central Bank is also the sole issuer of Peruvian currency.

The Central Bank is headed by a board of directors composed of seven members who each serve five-year terms that are coterminous with the Peruvian President’s term. Congress appoints three of the Central Bank’s directors, and the Executive Branch appoints four, including the president of the Central Bank’s board. Appointment of the president of the Central Bank’s board is subject to ratification by Congress. The Central Bank’s charter requires directors of the Central Bank to have extensive experience in and knowledge of economics and finance. The responsibility of the Central Bank’s board is to formulate a monetary program consistent with the Central Bank’s mandate to maintain price stability.

The Central Bank’s daily operations are under the supervision of its General Manager and the Money and Foreign Exchange Committee. This committee meets daily to make decisions regarding monetary operations, such as the amount of U.S. dollars to be purchased in the foreign exchange market, whether to auction Central Bank certificates of deposit and the interest rate that the Central Bank will charge on short-term credits, which is generally known as the discount rate.

Reform of the Central Bank and of Peru’s monetary policy has been a centerpiece of the economic program Peru began in the early 1990s. These reforms were based on the following two key elements that were promulgated under the 1993 Constitution and the Central Bank’s charter:

•	the Central Bank’s principal purpose is to maintain price stability by preserving the value of the currency; and

•	the Central Bank possesses full autonomy.

These reforms were implemented to address the high rates of inflation that Peru, along with other South American countries, experienced during the 1980s and early 1990s. The premise underlying these reforms was that the Central Bank could contribute most effectively to economic prosperity by focusing its activities on achieving price stability. Prior to these reforms, the Central Bank operated under a much broader mandate that made it directly responsible for fueling growth and for establishing credit and exchange rate conditions. Pursuit of these broader and occasionally incompatible objectives resulted in erratic policy choices that exacerbated adverse economic conditions and contributed to the hyperinflation experienced in the late 1980s and early 1990s.

The Central Bank was granted autonomy based on the belief that, to operate effectively, the Central Bank must be immune from political pressures. In the past, the Central Bank had often been required to pursue ill-advised policies, such as printing currency in order to finance public spending, as a result of government intervention. Since the reforms were implemented, technical rather than political management of Peru’s monetary policy has built confidence in the government’s ability to formulate and implement a sound and stable monetary policy.

The 1993 Constitution and the Central Bank’s charter guarantee the autonomy of the Central Bank by prohibiting it from:

•	providing financing to the public sector, except indirectly through limited purchases of treasury bonds;

•	issuing guarantee certificates, surety bonds or any other kind of guarantees, using any other form of indirect financing, or providing insurance of any kind;

•	imposing sector or regional ratios on the composition of the loan portfolios of financial institutions; and

•	establishing multiple currency exchange regimes.

The reform of the Central Bank’s role has been instrumental in the sharp decline in inflation experienced during the 1990s. Between 1994 and 2000, the Central Bank met or slightly exceeded its annual inflation targets. Since 2001, the Central Bank has maintained a restrictive monetary policy that produced a marked deceleration in the growth rate of the CPI, which was 2.5% in 2003, 3.5% in 2004, 1.5% in 2005, 1.1% in 2006, 3.9% in 2007 and 6.7% in 2008. This relatively stable rate of inflation has fostered confidence in the stability of the Peruvian currency.

Monetary Policy

The Central Bank’s primary goal is to maintain a stable monetary environment. To conduct monetary policy, the Central Bank has established a target inflation rate and has announced this target rate in order to shape market expectations. The Central Bank’s target annual inflation rate for 2009 is 2%, plus or minus 1%.

Decisions on monetary policy are translated into changes in an operational target chosen by the Central Bank. Since 2001, the Central Bank has gradually changed its monetary policy from a monetary base growth control scheme to an interbank interest rate control scheme. As a result, the volatility of the interbank interest rate has diminished continuously. The reduction in the volatility of the interbank interest rate has significantly reinforced the influence of this rate over the other banks’ interest rates. Even during the 2001–2002 years, while monetary policy targeted the amount of demand deposits held by commercial banks at the Central Bank, it was announced the reference interbank interest rate range. The upper limit of the reference interbank interest rate range is the interest rate for direct repos and the rediscount rate and the lower limit corresponds to the interest rate for overnight deposits by commercial banks at the Central Bank.

Under the Central Bank’s charter, interest rates float freely in the Peruvian economy and are determined by market conditions. Only in exceptional circumstances may the Central Bank establish minimum and maximum interest rates. Since January 2003, the Central Bank has released its monetary policy decisions regarding the Central Bank’s interest rates for discount window operations and deposit facilities with commercial banks. These interest rates are intended to establish a reference rate for the interbank market.

The following table provides information on interest rates applicable to commercial bank loans as of the dates shown.

Interest Rates on Commercial Bank Loans

(annual percentage rates)

	As of December 31,					As of September 30, 2009
	2004	2005	2006	2007	2008
Domestic currency:
Interbank	3.0	3.3	4.5	5.0	6.5	1.2
Prime(1)	3.8	4.4	5.2	5.6	7.5	1.8
Average loan rate	25.4	23.6	23.1	22.3	23.0	20.2
Foreign currency:
Interbank	2.2	4.2	5.4	5.9	1.0	0.2
Prime(1)	2.6	5.5	6.1	6.4	5.2	1.4
Average loan rate	9.2	10.4	10.8	10.5	10.5	9.0

(1)	Considers only the prime rate on loans to the corporate sector.

Source: Central Bank.

The increase in interest rates on domestic currency loans since June 30, 2003 was a result of the restructuring of domestic currency loans in favor of the loans with the highest interest rates. At the end of 2006, the average interest rate on domestic and foreign currency loans was 23.1% and 10.8%, respectively. At the end of 2007, the average interest rate on domestic currency loans and foreign currency loans was 22.3% and 10.5%, respectively. As of December 31, 2008, the average interest rate on domestic currency loans and foreign currency loans was 23.0% and 10.5%, respectively. In the first nine months of 2009 the average interest rate on domestic currency loans decreased to 20.2%, while the rate on foreign currency loans decreased to 9.0%.

The following table provides information on interest rates applicable to deposits as of the dates shown.

Interest Rates on Deposits Paid by Commercial Bank

(annual percentage rates)

	As of December 31,					As of September 30, 2009
	2004	2005	2006	2007	2008
Domestic currency:
Saving deposits	1.3	1.2	1.4	1.5	1.4	0.8
Time deposits(1)	3.2	3.6	4.8	5.3	6.4	2.8
Average deposits rate(2)	2.5	2.6	3.2	3.3	3.8	2.1
Foreign currency:
Saving deposits	0.6	0.6	0.7	0.8	0.8	0.4
Time deposits(1)	1.7	2.9	3.4	3.8	4.0	1.5
Average deposits rate(2)	1.2	1.8	2.2	2.5	1.9	1.2

(1)	Time deposits for 31 to 179 days.
(2)	The average of the TIPMN rate published daily by SBS. The TIPMN is the average deposit rate in domestic currency expressed in annual effective terms.

Source: Central Bank.

In 2007, the average interest rate on domestic currency deposits and foreign currency deposits was 3.3% and 2.5%, respectively. As of December 31, 2008, the average interest rate on domestic currency deposits and foreign currency deposits was 3.83% and 1.9%, respectively. By September 30, 2009, they were 2.1% and 1.2%.

The Central Bank employs several tools to implement its monetary operations. These tools fall into the following three major categories:

•	open market operations, which include:

•	auctions to financial institutions of Central Bank certificates of deposit (CDBCRP) and indexed certificates of deposit (CDR) (indexed to the exchange rate);

•	temporary purchases of Central Bank certificates of deposits and of treasury bonds;

•	purchases and sales of foreign currencies in the interbank market;

•	discount-window transactions, which include:

•	monetary regulation loans, generally known as rediscounts, which consist of short-term loans made directly by the Central Bank to financial institutions to cover their short-term liquidity needs;

•	direct repos;

•	overnight foreign currency swaps that allow the Central Bank to provide financial institutions with short-term liquidity;

•	remunerated overnight deposits in the Central Bank, in both domestic and foreign currencies, which allow the Central Bank to remove excess liquidity from the banking system; and

•	minimum reserve requirements.

As of September 2009, the minimum reserve requirement for local and foreign currency deposits was 6.0%. Foreign currency deposits were subject to a 30% marginal rate. On average, 6% of local currency deposits and 32.9% of total foreign currency deposits were kept as reserves. Financial institutions may satisfy the minimum reserve requirements with funds that they hold in vaults or that they have deposited in their accounts at the Central Bank. Financial institution also must maintain at least 1% of local and foreign currency deposited in the Central Bank.

The Central Bank relies primarily on open market operations to regulate the liquidity of the banking system and promotes the perception of the Central Bank as a lender of last resort by imposing above-market rates and commissions on discount-window transactions.

The significant volatility of short term capital flows has been a destabilizing factor in Peru’s monetary system since 1998 when large capital outflows occurred following the Russian financial crisis. Between 1999 and 2004, short-term capital fluctuated between a high of US$230 million of inflows in 2004 to US$1.5 billion of outflows in 1999. The short-term capital outflow was US$236 million in 2005 and US$563 million in 2006. However, the short-term capital inflow was US$2.0 billion during 2007. To confront the volatility of short-term capital flows, the Central Bank generally requires high foreign currency reserve requirements that discourage significant capital outflows and promote holdings of local currency. Since January 2008, the issuance of BCRP certificates of deposit with restricted negotiation in order to avoid speculation against the dollar in the local market, began. This type of certificate can only be purchased by domestic financial institutions in primary placements.

Despite the positive impact that it may have on reducing cross-border transaction costs and preserving purchasing power, the high level of dollarization has also increased the vulnerability of the economy (currency risk and liquidity risk). Dollarization generally refers to the degree to which the U.S. dollar has displaced Peru’s domestic currency in the economy. Dollarization began during the 1980s as inflation rates started to rise. As inflation reached triple-digit rates between 1983 and 1985, foreign currency-denominated assets were increasingly used to store value. By 1990, when the annual inflation rate had reached 7,650%, 47% of total deposits in the domestic financial system, and 76% of total deposits held by Peruvians domestically and abroad, were denominated in U.S. dollars. Since the 1990s, the Peruvian economy has remained highly dollarized, but in the last years the ratio of dollarization has followed a diminishing trend.

As of December 31, 2008, U.S. dollar-denominated deposits equaled 50.5% of domestic broad money (one year ago, they represented 49.4% and at the end of 2006, they were 55.4%). At the same time, U.S. dollar-denominated credits in the private sector decreased to 53.2% of the total credits in the financial system (57.0% at the end of 2007 and 60.3% in 2006). The continued demand for local currency in the vast majority of transactions that take place in the Peruvian economy has preserved the local currency as the main channel through which the Central Bank can affect aggregate demand and thus control inflation. The Central Bank expects that as it continues to meet its inflation targets, confidence in the value of the local currency will grow, gradually restoring the nuevo sol as the principal means of savings.

The following table provides the bank credit to the private sector for the periods shown.

Bank Credit to the Private Sector

(as percentage of total credit)

	Private Commercial Banks		Public Sector Banks
	S/.	Foreign Currency	S/.	Foreign Currency
2004	22.4	73.4	2.9	1.4
2005	26.4	69.4	3.0	1.3
2006	33.4	62.8	2.8	1.0

	Private Commercial Banks		Public Sector Banks
	S/.	Foreign Currency	S/.	Foreign Currency
2007	36.6	59.1	3.6	0.7
2008	42.0	54.9	2.6	0.6
2009 (through September 30)	46.4	50.5	2.6	0.6

Source: Central Bank.

The Banking Law and the charter of the SBS, as defined below, provide that financial companies may freely establish interest rates and the commissions they charge on loans, deposits and other services they provide.

Supervision of the Financial System

Established in 1931, the Superintendencia de Banca, Seguros y Administradoras Privadas de Fondos de Pensiones, or Banking, Insurance and AFP Superintendency, or SBS, is responsible for regulating and supervising the financial, insurance and private social security systems in Peru. Since 1979, the SBS has had institutional autonomy from the Ministry of Economy and Finance. In 1981, the first Ley Orgánica de la Superintendencia de Banca y Seguros, or Banking and Insurance Superintendency Charter and Banking and Insurance Law, was adopted, which outlined in greater detail the powers and functions of the SBS. The role of the SBS was expanded in 2000 when it was given jurisdiction over the private social security system. In September 2007, the Financial Intelligence Unit, a specialized unit in charge of preventing money laundering and the financing of terrorism, was incorporated to the SBS.

The overarching goal of the SBS is to protect the interests of customers, depositors and beneficiaries of the financial, insurance and private social security systems, by ensuring the solvency and integrity of the companies that operate in these sectors. In recent years, the SBS has pursued this goal from a free-market perspective, stepping away from the interventionist model that characterized the financial industry until the early 1990s. Accordingly, the SBS has sought to create incentives for financial institutions to manage adequately their levels of risk, while imposing minimum standards to ensure that the integrity and solvency of the industry are not jeopardized.

Under current banking law, and the regulatory norms and guidelines adopted by the SBS, financial institutions are subject to the following three basic kinds of regulations:

•

Market-entry requirements designed to ensure that the regulated entities have minimal capital levels to conduct their business and are otherwise reliable financial agents. In particular, the SBS requires that commercial banks have a minimum capital base of no less than S/.23.9 million, or approximately US$7.8 million, for the third quarter of 2009 (readjusted quarterly based on the wholesale price index), and be managed by competent teams composed of persons of high integrity, aptitude and expertise in their particular fields.

•	Prudential standards designed to ensure that the quality of the financial system’s loan portfolio meets minimum levels. These prudential standards include the following requirements:

•

Strict limits on credit concentration. Financial institutions may not lend an amount equal to or greater than 10% of their capital to any single person or entity. This limit may be raised to 30% depending on the kind of guarantee or security offered. Additionally, financial institutions may not lend more than 5% of their capital to any single person or entity residing abroad. This limit may be raised to 10% depending on the kind of guarantee or security offered. The 1996 Banking Law also prescribes special limits for particular kinds of credits, such as loans to affiliates and other foreign and domestic financial institutions.

•	Capital adequacy ratios. The risk-weighted assets of financial institutions may not exceed 11 times their net worth, which is stricter than the Basel Accord guidelines.

•

Loan-loss reserve requirements. These requirements, which are strictly enforced, range from a minimum 0.5% reserve for loans with normal risk levels, to a maximum 100% reserve for loans classified as a loss.

•

Disclosure requirements designed to regulators, economic agents in other sectors of the economy and the public, with sufficient information to evaluate the activities of financial institutions. The principal requirements include the following:

•

Banks must register their shares on the Bolsa de Valores de Lima, or Lima Stock Exchange, or BVL, and thereby become subject to the disclosure guidelines established by the Comisión Nacional Supervisora de Empresas y Valores, or National Supervisory Commission of Companies and Securities, or CONASEV.

•	Banks must publish their quarterly financial statements in major newspapers.

•	Banks must have two credit rating agencies assess their credit risk and publish these ratings in major newspapers semiannually.

With respect to loan-loss reserve requirements, current regulations risk classification of commercial loans taking into consideration primarily a cash flow analysis of the company, how long payments are overdue and the classification of the debtor by other financial entities. The debtor’s cash flow is based on the level of solvency, economic trends in the debtor’s line of business and the quality of the debtor’s management and control systems. In the case of consumer, small-business and mortgage loans the risk classification is only based on the number of days payments for a particular loan are overdue. For commercial loans, a bank may also consider the debtor’s level of solvency, economic trends in the debtor’s line of business and the quality of the debtor’s management and control systems. Additionally, guarantees or collateral may affect the specific level of reserves that must be maintained with respect to a particular loan.

The following table provides the risk-classification scheme mandated by the SBS.

Risk Category	Criteria
Normal:
Commercial loans	0 days past due, high solvency, growing economic sector and adequate management and control systems.
Consumer loans(1)	Up to 8 days past due.
Mortgage loans	Up to 30 days past due.

Potential problems:
Commercial loans	Based on cash flow analysis the company is able to fulfill all of its financial obligations, exhibits moderate solvency and adequate management and control systems, but is part of a temporarily destabilized economic sector.
Consumer loans(1)	9 to 30 days past due.
Mortgage loans	31 to 90 days past due.

Deficient:
Commercial loans	60 to 120 days past due, moderate to low solvency, unclear tendency in economic sector and inadequate management and control systems.
Consumer loans(1)	31 to 60 days past due.
Mortgage loans	91 to 120 days past due.

Doubtful:
Commercial loans	121 to 365 days past due, low solvency, falling revenues in economic sector and inadequate management and control systems.
Consumer loans(1)	61 to 120 days past due.
Mortgage loans	121 to 365 days past due.

Loss:
Commercial loans	More than 365 days past due, debtor insolvent, structural problems in economic sector and inadequate management and control systems.
Consumer loans(1)	More than 120 days past due.
Mortgage loans	More than 365 days past due.

(1)	Consumer loans include consumer and microfinance loans.

Source: SBS.

The following table presents the required loan-loss reserves by risk category.

Required Loan-Loss Reserves by Risk Category and Type of Loan

(as a percentage of total portfolio as of September 30, 2009)

	Loan-loss reserves for Normal Loans
Type of Loan	Rate	Procyclical component(1)
Commercial	0.70	0.40
Micro-Credit	1.00	0.50
Consumption	1.00	1 or 1.5(2)
Mortgage	0.70	0.40

	Loan-loss reserves for Loans other than Normal Loans(3)
	With liquid guarantee	With other guarantee	Without guarantee
Potential problems	1.25	2.50	5.00
Deficient	6.25	12.50	25.00
Doubtful	15.00	30.00	60.00
Loss	30.00	60.00	100.00

(1)	The procyclical component has a direct relationship to fluctuations in GDP. The procyclical rule activates when GDP has a significant and constant growth and deactivates when it does not.
(2)	For non-revolving consumption loans the rate is 1% and for revolving loans the rate is 1.5%.
(3)

The required loan-loss reserves for loans guaranteed with highly liquid guarantees is 1%. Consumption loans are deemed as loans without guarantees. Loans of debtors classified as doubtful for more than 36 months or loss for more than 24 months must be treated as loans without guarantees.

Source: SBS.

The following tables provide information regarding loans of the financial system by risk category and type of institution and loans issued by commercial banks by risk category and type of loan.

Risk Classification of Aggregate Assets of the Financial System by Type of Institution

(as a percentage of total loans, as of September 30, 2009)

Risk category	Commercial banks	Non-deposit lending institutions	Savings and loans associations		Small- business development banks	Financial leasing companies	Total
			Municipal	Rural
Normal	93.30	84.47	86.23	86.42	86.05	88.17	92.50
Potential problems	3.22	5.45	5.52	5.45	5.79	7.43	3.57
Deficient	1.21	3.04	2.20	2.90	2.49	3.83	1.35
Doubtful	1.31	4.00	2.18	2.13	2.64	0.57	1.45
Loss	0.86	3.04	3.87	3.10	3.04	0.00	1.13

Total	100.00	100.00	100.00	100.00	100.00	100.00	100.00

Source: SBS.

Risk Classification of Aggregate Assets of Commercial Banks by Type of Loan

(as a percentage of total loans, as of September 30, 2009)

Risk category	Commercial loans	Small-business loans	Consumer loans	Mortgage loans
Normal	94.87	89.98	86.40	94.64
Potential problems	3.20	3.37	4.47	2.49
Deficient	0.76	2.17	3.07	0.93
Doubtful	0.69	2.38	3.97	1.00
Loss	0.48	2.11	2.09	0.94

Total	100.00	100.00	100.00	100.00

Source: SBS.

The following table provides the status of loans in the financial system.

Status of Loans in the Financial System

(as a percentage of total loans, as of September 30, 2009)

Type of institution	Current loans		Refinanced and restructured loans	Loans past due	Loans subject to judicial process
	Short-term	Long-term
Commercial banks	41.5	55.8	1.1	1.2	0.4
Non-deposit lending institutions	38.7	55.4	1.4	4.2	0.4
Savings and loans associations:
Municipal	31.9	61.5	1.6	2.7	2.4
Rural	32.6	61.0	2.2	2.7	1.6
Small-business development banks	47.4	46.0	1.4	3.5	1.8
Financial leasing companies	16.9	79.7	1.9	1.5	0.0

Total	40.6	56.3	1.2	1.4	0.5

Source: SBS.

The SBS performs its supervisory role in the following two principal manners:

•

Supervision of regulated entities through on-site and off-site inspections. The SBS systematically reviews and analyzes the information that financial companies are required to disseminate through the media and CONASEV. Off-site inspections look to information disclosed by the supervised companies to insure that the companies observe the rules, to review the management of the supervised companies and to identify risks factors which might indicate potential future problems. The SBS also conducts on-site inspections through site visits conducted at least once a year, during which visit the SBS may conduct either a general evaluation of the company or a review of specific issues.

•

Assessments made by third parties. The SBS regularly reviews the analyses of regulated entities conducted by auditors, foreign and domestic credit-rating agencies and other foreign and domestic supervisory agencies. These reviews allow the SBS to gain a broader perspective of the activities and performance of the Peruvian financial sector and to identify areas of concern.

In 1991, Peru introduced the Fondo de Seguros de Depósitos, or Deposit Insurance Fund, which, for the three-month period ended February 28, 2010, insures deposits in the financial system up to S/.82,073, or approximately US$26,733 at the average exchange rate for the nine-month period ended September 30, 2009 (readjusted quarterly based on the wholesale price index), per person, for each company member of the Deposit Insurance Fund. The introduction of the Deposit Insurance Fund eased some of the burdens created by several closures of deficient banks that resulted from the banking reforms undertaken by Peru.

Financial Sector

Prior to 1990, Peru’s regulation of the financial system was characterized by interventionist measures that limited and directed the activities of banks, restricted foreign competition and prevented profit remittances and credit payments abroad. This regulatory environment undermined competition in the financial industry and limited the supply of medium- and long-term credit.

As part of its economic program, the Fujimori administration undertook to overhaul Peru’s financial system. Its first measures included liberalizing interest rates and eliminating exchange rate controls. In 1996, Congress passed Ley General del Sistema Financiero y del Sistema de Seguros y Orgánica de la Superintendencia de Banca y Seguros, or the Banking Law, which:

•	adopted a policy of nondiscrimination among foreign and national banks, and state and private banks;

•	opened the financial market to foreign banks and insurance companies;

•	liberalized market-entry barriers for domestic banks; and

•	tightened prudential standards and disclosure requirements.

As of September 30, 2009, the Peruvian financial system was composed of 80 financial institutions, including:

•	15 full service commercial banks;

•	13 municipal and 10 rural savings and loan associations;

•	11 small-business development non-bank institutions;

•	Six non-deposit lending institutions (empresas financieras);

•	Four leasing companies;

•	13 insurance companies:

•	Four private pension fund managers; and

•	Four state-owned banks (not including the Central Bank), Banco de la Nación, the Corporación Financiera de Desarrollo, or COFIDE, Banco Agropecuario and Fondo MiVivienda.

Of the 15 full service commercial banks in operation, 13 were partly foreign-owned and in 10 of these, foreign owners held a majority equity stake. As of September 30, 2009, other institutions supervised by the SBS included 11 money transfer companies, three general deposit warehouses, one trust company, one surety and bonding house and two cash transportation, custody and management companies.

Established in 1966, Banco de la Nación is a state-owned bank that offers a variety of services to the public sector, including regional governments and local governments. These services include:

•	collecting taxes on behalf of various governmental agencies;

•	making payments and transfers on behalf of the government;

•	serving as paying and centralized collection agent for Peru’s internal indebtedness and its medium- and long-term external indebtedness; and

•	providing banking and foreign exchange services for the government’s foreign trade transactions.

Established in 1971, COFIDE is a state-owned development bank that specializes in providing credit to the financial sector. Through these credits, COFIDE is expected to promote private sector credit for the various sectors of the economy.

Established in 2001, Banco Agropecuario is a state-owned bank that provides credit services to the agriculture, cattle-ranch and aquaculture sectors, and to the activities of transformation and commercialization of products of the farming and aquaculture sectors.

Established in 2006, Fondo MiVivienda is a state-owned enterprise that provides financing to financial intermediaries, such as full service commercial banks, with the objective to promote the development of housing projects and to facilitate access to mortgage loans.

During 2006, 2007 and 2008 the Peruvian financial system experienced several important events. In May 2006 Scotiabank Perú S.A. was created as a result of the merger of Banco Sudamericano and Banco Wiese Sudameris. In October 2006, October 2007, January 2008 and June 2008, HSBC Bank Perú S.A., Santander Perú S.A., Banco Azteca del Perú S.A. and Deutsche Bank (Perú) S.A., respectively, were authorized to start operations as full service commercial banks in Peru. In addition, two non-deposit lending institutions related to retailers were authorized to start operating as full service banks in June 2007 and January 2008.

The following table presents the percentage of loans and deposits corresponding to each category of financial institution as of September 30, 2009.

Loans and Deposits

(as a percentage of total loans and total deposits)

	As of September 30, 2009
	Loans		Deposits
Type of Institution	S/.	US$	S/.	US$
Rural savings and loans	2.0	0.3	1.4	0.3
Municipal savings and loans	10.5	1.5	7.2	1.8
Financial leasing companies	0.2	1.2	—	—
Non-deposit lending institutions	5.6	0.4	1.7	0.4
Commercial banks	75.7	94.5	68.8	87.6
Small business development banks	1.2	0.2	—	—
State-owned banks	4.8	2.0	20.8	9.9

Total	100.0	100.0	100.0	100.0

Source: SBS.

The following table presents the number of financial institutions and the percentage interest in total assets of the financial system held by each category of financial institution as of the dates shown.

Number of Financial Institutions

and Share of Total Assets of the Financial System

	Number of Institutions as of December 31,					Share of Total Assets (%) as of September 30,
Type of Institution	2004	2005	2006	2007	2008	2008	2009
Rural savings and loans	12	12	12	12	10	0.7	0.9
Municipal savings and loans	14	14	13	13	13	3.8	4.5
Financial leasing companies	6	6	5	5	5	1.0	0.4
Non-deposit lending institutions	4	4	4	3	3	0.5	2.1
Commercial banks	14	12	11	13	16	78.0	76.2
Small business development banks	14	14	13	14	13	0.7	0.5
State-owned banks	3	3	4	4	4	15.3	15.4

Total	67	65	62	64	64	100.0	100.0

Source: SBS.

Total assets of the Peruvian financial system decreased 1.6% in 2003, primarily as a result of the acquisition of Banco Santander Central Hispano’s loan portfolio by Banco de Crédito. Total assets of the Peruvian financial system increased 10.3% and 18.5% in 2004 and 2005, respectively. These increases were due primarily to the economic growth of Peru during those years. In 2006 total assets of the Peruvian financial system increased by 14.5%, due primarily to the significant financial and economic growth experienced during that year. In 2007 total assets of the Peruvian financial system increased by 37.8%, due primarily to continued economic growth and stability. In 2008, total assets of the Peruvian financial system increased by 28.3% due primarily to the growth in the loan portfolio. As of September 30, 2009, total assets of the Peruvian financial system increased by 6.6%, compared to September 30, 2008, due primarily to the level of liquidity of the financial and banking system.

The following table provides the total gross assets of the Peruvian financial system as of the dates shown.

Total Gross Assets of the Peruvian Financial System

(in millions of U.S. dollars and percentage change from previous year)

	Financial system(1)		Commercial banks
	US$	Growth rate (%)	US$	Growth rate (%)
As of December 31,
2004	21,272	10.3	19,276	10.0
2005	25,204	18.5	22,795	18.3
2006	28,848	14.5	25,830	13.3
2007	39,756	37.8	36,164	40.0
2008	51,007	28.3	47,036	30.1
As of September 30,
2008	49,487	40.8	45,588	43.0
2009	52,764	6.6	47,526	4.3

(1)	Does not include state-owned banks.

Source: SBS.

The financial system is the primary source of private sector financing. As of December 31, 2005, the sectors with largest borrowings were manufacturing (20.9% of total loans) and wholesale and retail trade (15.8% of total loans). As of December 31, 2006, the sectors with largest borrowings were manufacturing (19.6% of total loans) and wholesale and retail trade (16.1% of total loans).

As of December 31, 2007 and 2008, the above trend continued with the manufacturing sector having the largest share of loans, with 20.4% and 18.3% of total loans, respectively. The wholesale and retail sector was second in total share of loans with 15.8% of total loans as of December 31, 2007 and 17.1% of total loans as of December 31, 2008. During the first nine months of 2009, the sectors with largest borrowings were again the manufacturing sector with 16.8% of the total loans and the wholesale and retail sector with 16.1% of the total loans as of September 30, 2009.

The following tables provide information regarding the allocation of loans to each sector of the economy as of the dates shown.

Loans of the Financial System by Sector(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30,
Sector	2004	2005	2006	2007	2008	2008	2009
Agriculture and livestock	380	425	468	620	925	854	1,098
Fishing	306	375	432	454	418	396	366
Mining	516	624	604	995	1,416	1,293	1,300
Manufacturing	2,923	2,974	3,486	5,037	5,865	5,630	5,824
Electricity, gas and water	380	458	634	795	1,057	944	1,362
Construction	207	243	276	482	674	701	628
Wholesale and retail trade	1,750	2,251	2,859	3,918	5,489	5,012	5,606
Hotels and restaurants	139	142	177	297	400	372	538
Transportation, warehousing and telecommunications	483	582	819	1,247	2,005	1,742	2,243
Financial intermediation	281	333	575	759	728	692	822
Real estate	588	709	905	1,299	1,712	1,592	1,799
Public administration and defense	61	64	75	108	102	107	100
Education	100	119	133	171	244	223	273
Health and social services	38	45	57	86	99	94	112
Other(2)	4,052	4,889	6,278	8,466	10,987	10,654	12,660

Total loans	12,202	14,231	17,781	24,734	32,112	30,306	34,732

(1)	Does not include state-owned banks and financial leasing companies.
(2)	Includes consumer loans and mortgage loans.

Source: SBS.

Loans of the Financial System by Sector(1)

(as a percentage of total loans)

	As of December 31,					As of September 30,
Sector	2004	2005	2006	2007	2008	2008	2009
Agriculture and livestock	3.1	3.0	2.6	2.5	2.9	2.8	3.2
Fishing	2.5	2.6	2.4	1.8	1.3	1.3	1.1
Mining	4.2	4.4	3.4	4.0	4.4	4.3	3.7
Manufacturing	24.0	20.9	19.6	20.4	18.3	18.6	16.8
Electricity, gas and water	3.1	3.2	3.6	3.2	3.3	3.1	3.9
Construction	1.7	1.7	1.6	1.9	2.1	2.3	1.8
Wholesale and retail trade	14.3	15.8	16.1	15.8	17.1	16.5	16.1
Hotels and restaurants	1.1	1.0	1.0	1.2	1.2	1.2	1.5
Transportation, warehousing and telecommunications	4.0	4.1	4.6	5.0	6.2	5.7	6.5
Financial intermediation	2.3	2.3	3.2	3.1	2.3	2.3	2.4
Real estate	4.8	5.0	5.1	5.3	5.3	5.3	5.2
Public administration and defense	0.5	0.4	0.4	0.4	0.3	0.4	0.3
Education	0.8	0.8	0.7	0.7	0.8	0.7	0.8
Health and social services	0.3	0.3	0.3	0.3	0.3	0.3	0.3
Other(2)	33.2	34.4	35.3	34.2	34.2	35.2	36.5

Total loans	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Does not include state-owned banks or financial leasing companies.
(2)	Includes consumer loans and mortgage loans.

Source: SBS.

Liquidity and Credit Aggregates

The most significant money supply measures in Peru are M1, M2 and M3, which consist generally of the following:

•	M1 consists of currency in circulation plus demand and savings deposits in domestic currency held in private sector banks;

•	M2 consists of M1 plus time deposits in domestic currency held in private banks and mortgage certificates and other certificates, in domestic currency, issued by private banks; and

•	M3, or “broad money,” consists of M2 plus foreign currency in circulation.

During the five-year period ended December 31, 2008, Peru’s monetary base grew 149.9%, from US$2.8 billion as of December 31, 2004 to US$7.1 billion as of December 31, 2008. For the five-year period ended December 31, 2008, M1 grew at a compound annual rate of 27.8%, M2 at a compound annual rate of 30.9% and M3 at a compound annual rate of 20.8%.

The following table shows changes in selected monetary indicators as of the stated dates.

Selected Monetary Indicators

(percentage change from previous year)(1)

	As of December 31,					As of September 30, 2009
	2004	2005	2006	2007	2008
M1	24.8	29.5	17.3	29.7	30.7	10.7
M2	19.2	34.6	17.9	31.5	42.4	13.4
M3	6.1	14.7	15.8	18.6	25.5	20.8

(1)	Average indicators of the period.

Source: Central Bank.

The following table presents the composition of the monetary base and international reserves as of the dates shown.

Monetary Base and Central Bank’s International Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30, 2009
	2004	2005	2006	2007	2008
Currency in circulation and cash in vaults at banks	2,780	3,396	4,304	5,860	6,805	6,890
Commercial bank deposits at the Central Bank	64	22	28	66	301	140
Monetary base	2,844	3,418	4,332	5,926	7,105	7,030
Gross international reserves	12,649	14,120	17,329	27,720	31,233	32,163
Net international reserves	12,631	14,097	17,275	27,689	31,196	32,130

Source: Central Bank.

As of December 31, 2008, the ratio of gross international reserves at the Central Bank to the monetary base was approximately 4.4 to 1, and as of September 30, 2009, this ratio was 4.6 to 1. As of December 31, 2008, total credit aggregate was equal to US$20.0 billion and total deposits were equal to US$27.6 billion. For the five-year period ended December 31, 2008, private-sector credit increased at a compound annual growth rate of 19.0%, to

US$32.5 billion at the end of such period. For the same period total deposits increased at a compound annual growth rate of 20.3%, to US$27.6 billion at the end of such period. For the five-year period ended December 31, 2008, foreign currency denominated deposits increased at a compound annual growth rate of 13.4%, to US$15.3 billion at the end of such period. During the same period local currency denominated deposits had a compound annual growth rate of 34.4%, totaling US$12.3 billion at December 31, 2008.

As of December 31, 2008, Peru’s monetary base was US$7.1 billion. From December 31, 2007 to December 31, 2008, both gross and net international reserves increased 12.7%, to US$31.2 billion at the end of such period. These increases were primarily a result of greater foreign currency deposits by commercial banks at the Central Bank. By September 30, 2009, both gross and net international reserves were US$32.1 billion.

The following tables present liquidity and credit aggregates, and changes in selected monetary indicators as of the dates shown.

Liquidity and Credit

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30, 2009
	2004	2005	2006	2007	2008
Monetary aggregates
Currency in circulation	2,433	2,926	3,652	4,952	5,521	5,779
M1	3,787	4,516	5,912	8,251	9,189	9,941
M2	6,567	8,299	10,492	15,002	18,071	20,343
M3	15,394	18,104	21,541	28,070	33,507	36,968
Credit by sector(1)
Public sector (Net)(2)	(4,017)	(4,212)	(5,793)	(10,419)	(12,493)	(13,797)
Private sector	14,471	16,210	18,774	25,642	32,502	35,295

Total credit aggregates	10,454	11,998	12,981	15,223	20,009	21,498
Deposits
Local currency(3)	4,029	5,204	6,627	9,851	12,322	14,338
Foreign currency(4)	8,658	9,668	10,929	12,982	15,306	16,439

Total deposits	12,687	14,872	17,556	22,833	27,628	30,777

(1)	Includes securities offerings and cash advances from checking accounts of depository corporations.
(2)	Net claims on public sector of depository corporations.
(3)	Includes sight deposits, saving deposits, time deposits and other certificates in domestic currency of depository corporations.
(4)	Includes demand deposits, savings deposits and time deposits in foreign currency of depository corporations.

Source: Central Bank.

Inflation

The economic and monetary program that the government implemented during the early 1990s resulted in a sharp decline in inflation. Peru experienced hyperinflation during the late 1980s and 1990, but by 1999 inflation had declined to a rate of 3.5% per year. During the five-year period ended December 31, 2008, inflation has been relatively stable at rates of 3.5% in 2004, 1.5% in 2005, 1.1% in 2006, 3.9% in 2007 and 6.7% in 2008. Inflation for the nine-month period ended September 30, 2009, was (0.1)%, mainly due to the reversion of supply shocks on food prices, appreciation of the nuevo sol versus the U.S. dollar and the contraction of domestic demand, which caused the reduction of prices for services and goods.

In 2003, the CPI increased by 2.5%, exactly at the Central Bank’s midpoint target for 2003, due in part to a rise in prices for commodities, particularly oil and wheat. In 2004 the CPI increased by 3.5%, principally as a result of the rise in oil prices. In 2005 the CPI increased by 1.5%, a decrease in the rate compared to 2004. This decrease in inflation was mainly attributable to the reversal of the supply shocks of 2004. During 2005 the rise in the international price of oil was offset by compensatory fiscal measures, including the Fuels From Oil Price Stabilization Fund (Fondo Para la Estabilización de Precios de los Combustibles Derivados del Petróleo) created in the last quarter of 2004 and funded by the government. In 2006 the CPI increased by 1.1%, mainly as a result in the increase in the price of commodities, particularly sugar, chicken and potatoes. In 2007, the inflation rate increased to 3.9%, despite increases in the price of food and international prices of wheat and oil. In 2008, the inflation rate increased to 6.7%, due to increased international prices of food products such as corn, wheat and soy resulting from increased demand from emerging countries. During the first nine months of 2008 the rate of inflation was (0.1)%, compared to 5.3% for the comparable period in 2008.

The following table shows changes in the CPI for the periods shown.

Consumer Price Index

(percentage change)

	End of period(1)	Average(2)
2004	3.5	3.7
2005	1.5	1.6
2006	1.1	2.0
2007	3.9	1.8
2008	6.7	5.8
September 30, 2008	5.3	5.0
September 30, 2009	(0.1)	4.5

(1)	Accumulated during the 12-month period.
(2)	12-month average.

Foreign Exchange and International Reserves

Foreign Exchange

Prior to 1991, Peru exercised control over the foreign exchange markets by imposing multiple exchange rates and placing restrictions on the possession and use of foreign currencies. In 1991, the Fujimori administration eliminated all foreign exchange controls and the exchange rates were unified. Currently, foreign exchange rates are determined by market conditions, with regular operations by the Central Bank in the foreign exchange market in order to reduce volatility in the value of Peru’s currency against the U.S. dollar.

The following table shows the nuevo sol/U.S. dollar exchange rates for the periods shown.

	Exchange Rates(1) (S/. per US$)
	End of period(2)	Average
2004	3.28	3.41
2005	3.43	3.30
2006	3.20	3.28
2007	3.00	3.13
2008	3.14	2.93
September 30, 2008	2.98	2.87	(3)
September 30, 2009	2.88	3.06	(4)

(1)	Formal rates offered by banks.
(2)	As of the last day of the year or month.
(3)	Average from January 1, 2008 to the last day of the month.
(4)	Average from January 1, 2009 to the last day of the month.

International Reserves

Under Article 72 of the Central Bank’s charter, the international reserves administered by the Central Bank may consist of:

•	gold and silver reserves;

•	foreign currencies and notes generally accepted as a means of payment in the international markets;

•	negotiable bank acceptances with terms of less than 90 days from the date of acquisition by the Central Bank;

•	Special Drawing Rights, or SDRs, or any other gold substitute included in the Articles of Agreement of the IMF, corresponding to Peru;

•	reciprocal credit agreements between the Central Bank and similar entities;

•	contributions in gold, foreign currencies and SDRs to international monetary organizations; and

•	in the discretion of the Central Bank’s board:

•	foreign currency deposits of less than 90 days;

•	certificates of deposits of less than 90 days issued by banks; and

•	highly-liquid investment-grade securities issued by international organizations or public foreign entities.

During the 1990s, the Central Bank maintained a policy of accumulating international reserves. International reserves help Peru to maintain economic and financial stability by ensuring the availability of foreign currency in extraordinary situations. These situations can include sudden, significant withdrawals of foreign currency deposits from the banking system and sharp downturns in exports and economic activity.

The policy of the Central Bank to manage its international reserves generally emphasizes capital preservation and liquidity. Nevertheless, once the international reserves have reached certain threshold levels, the policy of the Central Bank is to balance capital preservation with adequate returns on reserves.

In order to guide the optimal investment distribution of its reserves, the Central Bank uses a model benchmark portfolio that reflects the risk-return combination chosen by the Central Bank’s board to accomplish the general principals of capital preservation, liquidity and return. This portfolio is designed in light of actual market conditions to ensure that it provides feasible goals and shuns speculative assumptions. The Central Bank adjusts the value of its investment portfolio daily on the basis of market prices.

The Central Bank considers and actively manages the following four kinds of risks in investing its international reserves:

•	Liquidity risk. The Central Bank manages liquidity risk by distributing its investments among three kinds of assets, following the guidelines of its benchmark portfolio:

•	highly-liquid, short-term assets to cover unexpected contingencies;

•

liquid assets with maturities not exceeding one year, which include bank time deposits with maturities not exceeding three months and staggered maturity dates, and highly-liquid fixed-income securities; and

•

assets with maturities exceeding one year, generally consisting of bonds that offer a relatively higher return because of the longer maturity. To ensure an adequate level of liquidity, these bonds must have been issued in minimum amounts as prescribed by the Central Bank.

•

Credit risk. To minimize risks that may arise because of the insolvency of the creditor, the Central Bank does not invest in debt or equity issued by private entities and diversifies its investments among:

•	deposits in foreign banks that are rated in the three highest categories of Standard & Poor’s (a division of the McGraw-Hill Companies), Moody’s Investor Service and Fitch Ratings; and

•

fixed-income securities or securities guaranteed by international organizations, foreign governments or their agencies, which are rated in the three highest categories by Standard & Poor’s, Moody’s Investor Service and Fitch Ratings.

•

Foreign exchange risk. Fluctuations in the foreign exchange markets can pose a significant risk to the level of reserves at the Central Bank because the Central Bank accounts for its reserves in U.S. dollars and because of the significant U.S. dollar-denominated liabilities of the Peruvian banking system. Moreover, the majority of Peru’s foreign trade and capital flows are also denominated in U.S. dollars, which can also exert significant pressure on the Central Bank’s international reserves. To safeguard its international reserves from fluctuations in the foreign exchange markets, the Central Bank invests primarily in U.S. dollar-denominated assets.

•

Market risk. To mitigate market risk, the Central Bank tries to match the average maturity of its assets to that of its liabilities. The average duration, or length of time required to receive the present value of future payments, of the Central Bank’s portfolio does not exceed one year, which protects it significantly from market fluctuations. Additionally, the Central Bank imposes limits on the maximum term of its portfolio securities.

The Central Bank’s net international reserves increased from US$12.6 billion in 2004 to US$31.2 billion in 2008:

•	In 2004, net international reserves increased 23.9% from 2003 to US$12.6 billion. This increase was primarily due to OTC purchases of foreign currency.

•	In 2005, net international reserves increased 11.6% from 2004 to US$14.1 billion. This increase was mainly attributable to OTC purchases of foreign currency and deposits of commercial banks.

•	In 2006, the Central Bank’s net international reserves totaled US$17.3 billion, representing a 22.5% increase over the level as of December 31, 2005.

•	In 2007, net international reserves increased 60.3% from 2006 to US$27.7 billion. This increase was mainly attributable to OTC purchases of foreign currency and deposits of commercial banks.

•

In 2008, net international reserves increased 12.7% from 2007 to US$31.2 billion. This increase was mainly attributable to OTC purchases of foreign currency, deposits of commercial banks at the Central Bank and the performance of the investment portfolio.

•

In the first nine months of 2009, net international reserves increased 3.0% to US$32.1 billion. This increase was mainly attributable to growth of the Central Bank’s net international position and deposits of the public sector.

From 2004 to 2008, the total gross reserves of the Peruvian banking system (in months of total imports) fluctuated between 16.2% in 2004 and 13.9% in 2008.

The following table sets the composition of the international reserves of Peru’s banking system.

Net International Reserves of the Banking System

(in millions of U.S. dollars, at period end, at current prices)

	As of December 31,					As of September 30, 2009
	2004	2005	2006	2007	2008
Central Bank
Assets	12,649	14,120	17,329	27,720	31,233	32,163
Liabilities	18	23	54	31	37	33

Total (assets less liabilities)	12,631	14,097	17,275	27,689	31,196	32,130
Banco de la Nacion and Development banks
Assets	26	64	119	74	31	55
Liabilities	—	—	—	—	—	—

Total (assets less liabilities)	26	64	119	74	31	55
Private banks
Assets	547	796	878	822	1,641	1,244
Liabilities	733	1,085	754	2,238	1,692	778

Total (assets less liabilities)	(186)	(289)	124	(1,416)	(51)	465
Net international reserves	12,471	13,872	17,518	26,347	31,176	32,650

Memorandum items:
Gross reserves of the Central Bank	12,649	14,120	17,329	27,720	31,233	32,163
Gross reserves of the banking system	13,222	14,980	18,327	28,616	32,904	33,461
Gross reserves of the Central Bank (in months of total imports)	15.5	14.0	14.0	17.0	13.2	17.8
Gross reserves of the banking system (in months of total imports)	16.2	14.9	14.8	17.5	13.9	18.5

Source: Central Bank.

Securities Markets

The securities markets in Peru are regulated by CONASEV. CONASEV’s purpose is to protect investors and promote the efficient operations of securities markets. In particular, CONASEV’s functions include:

•	supervising the activities and management of the various market participants, including the BVL, brokerage firms, issuing companies, mutual and other investment fund and credit-rating agencies, and

•	promoting market transparency through disclosure requirements.

Peru’s capital markets underwent significant changes during the 1990s as a result of various reform initiatives undertaken by the government. These reforms began in 1991 with passage of the Ley del Mercado de Valores, or the Securities market Law of 1991. This Law implemented a comprehensive set of measures that liberalized and modernized the operations of Peruvian capital markets. These measures included:

•	requirements for securities exchange and broker dealers, such as the introduction of special fund these entities must provide in order to guarantee the proper execution of trades;

•

market transparency and disclosure requirements, particularly through the creation of the Registro Público de Valores e Intermediaríos, or Public Registry of Securities and Broker Dealers, a public record of all the participants in the Peruvian capital markets, including issuers, broker-dealers and credit-rating agencies;

•

a regulatory framework for new institutions that were authorized to operate in the Peruvian capital markets and which would play an increasingly important role (these new institutions included mutual funds and credit-rating agencies); and

•	requirements for the operation of primary and secondary markets, including guidelines for the settlement of securities transactions, dealer commissions, dispute resolution and asset securitization.

In 1996, a new Ley del Mercado de Valores, or Securities Market Law of 1996, was introduced. This Law preserved the basis market structure adopted under the Securities Market Law of 1991, but introduced changes to streamline the operations of the Peruvian capital markets, making them more compatible with international standards. These changes included:

•	vesting with the BVL self-regulatory authority;

•	creating CAVALI ICLV S.A., a private securities clearing and depositary agency independent of the BVL;

•	liberalizing the brokerage business by introducing less stringent minimum capital requirements and broadening the range of transactions in which brokerage firms may participate; and

•	restricting insider trading.

To stimulate the growth of Peru’s capital markets, the government also encouraged greater participation in the markets through economic incentives. In 1993, Peru adopted tax exemptions for both capital earnings generated through stock exchange trading and interest income obtained from any kind of bond. These tax exemptions, which are scheduled to expire in 2010, have played a pivotal role in funneling funds toward Peruvian capital markets.

Another significant factor in the development of the Peruvian capital markets was the introduction in 1993 of private pension funds, which have become important for institutional investors. Administradoras Privadas de Fondos de Pensiones, or private pension fund managers, or AFPs, were created under Decree Law No. 25897, or the Private Pension System Law of 1992. These AFPs were introduced not only to improve Peru’s social security system, but also to channel funds towards the capital markets. For a description of Peru’s private pension system see “Public Sector Finance—Social Security” below.

From 2004 to 2008, membership in these funds increased at an average annual rate of approximately 6.1%. As of September 30, 2009, there were four AFPs with 12 funds in operation, with approximately 4.4 million members and approximately US$ 23.0 billion in assets under management. These funds invest in equity securities, representing approximately 39.3% of their portfolios, fixed-income securities, representing approximately 40.5% of their portfolios, and bank time-deposits, representing approximately 3.2% of their portfolios.

Mutual funds entered the market as a result of the Securities Market Law of 1991, which established a regulatory framework for their operations. As of September 30, 2009, there were six mutual fund companies in operation that administer 51 mutual funds. As of September 30, 2009, these mutual fund companies managed approximately US$4.1 billion in assets for approximately 230,592 investors. These mutual funds invest primarily in fixed-income securities, representing approximately 38.8% of their portfolios, bank time-deposits, representing approximately 49.4% of their portfolios, and equities securities, representing approximately 7.7% of their portfolios.

The Peruvian capital markets grew significantly during the 1990s as a result of the reforms implemented by the government during that period. Despite this growth, the Peruvian capital markets remain relatively small and illiquid. Accordingly, most businesses, particularly small-and medium-size businesses, raise capital through the local banking system. Large businesses also benefit from limited access to foreign credit.

Founded in 1971, the BVL is the only securities exchange operating in Peru. The BVL was privatized as part of the capital-market reforms implemented by the Government in 1991 and currently operates as an entity with regulatory and enforcement power under the supervision of CONASEV. Cash operations with equity securities accounted for approximately 68.1% of the total traded volume in the BVL for the first nine months of 2009, while fixed income securities accounted for 19.3% of such amount.

As of December 31, 2008, 257 companies had their equity securities listed on the BVL, of which 30 were foreign companies. This number does not include companies which only have bond listings on the BVL, market capitalization of domestic companies has increased from US$20.1 billion as of December 31, 2004, to US$102.9 billion as of September 30, 2009. Likewise, the annual traded amount has increased from US$2.5 billion during 2004 to US$ 7.9 billion during 2008, at a compound annual growth rate of 28.4%. The total transaction volume for the nine-month period ended September 30, 2009, was US$3.3 billion, compared to US$5.8 billion for the comparable period of 2008.

Peru’s Capital Markets

Transaction Volume and Market Capitalization(1)

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
Equities:
Stocks	1,164.6	2,038.4	4,501.0	9,112.1	4,892.1	3,675.5	2,074.7
Other	49.6	92.0	151.4	193.0	213.3	175.9	148.0

Total	1,214.2	2,130.4	4,652.5	9,305.0	5,105.3	3,851.5	2,222.7
Fixed Income Securities:
Auctions	—	—	—	—	—	—	—
Continued Trading	305.2	206.8	174.9	257.6	40.7	12.8	138.8
Bonds-money market	588.7	741.3	566.1	833.0	1,346.9	669.2	480.5
Mortgage bills	—	—	—	—	—	—	—
Certificate of deposit	4.2	22.9	18.0	5.9	32.7	29.9	6.9
Other	4.1	13.0	11.4	14.1	25.2	18.7	2.7

Total	902.1	984.1	770.4	1,100.7	1,445.5	730.5	628.9
Report Transactions
Equities	346.1	506.4	837.0	1,953.2	1,304.4	1,190.0	407.0
Debt instruments	7.8	9.8	55.5	24.9	19.2	12.8	4.6

Total	353.9	516.2	892.5	1,978.1	1,323.6	1,202.8	411.6
Securities Lending	—	0.5	—	—	—	—	—
Non-massive issued instruments	0.2	—	—	—	—	—	—

Total Transaction Volume	2,470.4	3,631.2	6,315.4	12,383.8	7,874.4	5,784.8	3,263.2

Market capitalization	20,107.9	36,159.9	60,020.0	108,219.7	57,231.4	73,936.9	102,918.8

(1)	BVL.

Source: CONASEV and BVL.

PUBLIC SECTOR FINANCES

Non-Financial Public Sector

Peru’s non-financial public sector consists of:

•	the government;

•	the government’s various decentralized administrative and regulatory agencies, such as:

•	ESSALUD; and

•	the National Superintendency for Tax Administration, or SUNAT;

•	the local governments;

•	non-financial state-owned enterprises, such as Petroleos del Perú S.A., or Petroperu; and Empresa de Electricidad del Perú S.A., or Electroperu.

The non-financial public sector has registered an increasing overall balance from 2004 through 2008, from a high deficit of US$721 million in 2004, or 1.0% of GDP, to a high surplus of US$ 2.8 billion in 2008, or 2.1% of GDP. For a description of the government’s fiscal accounts see “—Central Government” below.

The Fiscal Restraint Act was approved in December 1999 to foster fiscal stability by establishing specific guidelines concerning non-financial public sector deficits, government spending growth and public sector debt growth. In May 2003, Congress amended the Fiscal Restraint Act by changing its name to Ley de Responsabilidad y Transparencia Fiscal, or the Fiscal Responsibility and Transparency Act, and adapting the law to the recently-established regional governments. The Fiscal Responsibility and Transparency Act targeted a non-financial public sector deficit of 2.0% of GDP for 2003, 1.5% of GDP for 2004 and 1.0% in 2005. It has also limited any increase of non-financial expenses for 2003 to 3.0% in real terms. In July 2003, however, Congress suspended enforcement of the limit on non-financial expenses for 2003 due to additional expenses generated by the decision to grant wage increases for teachers and health workers following labor strikes earlier in the year.

In 2004, the non-financial public sector deficit fell to US$721 million, or 1.0% of GDP. This decrease resulted primarily from greater tax revenue related to higher economic activity, mainly explained by the increase in the international prices of raw materials.

In 2005, the non-financial public sector deficit fell to US$240 million, or 0.3% of GDP. This decrease is mainly attributed to the higher tax revenue resulting from economic growth and higher commodity prices, which were partially offset by an increase in non-financial expenditure resulting from greater current and capital expenditures.

The non-financial public sector registered a surplus of US$1.9 billion in 2006, or 2.1% of GDP. These better balances are mainly explained by higher tax revenue (associated with the greater collection of income tax and value-added tax) and by the relatively lower increase of non-financial expenditures.

In 2007, the non-financial public sector registered a surplus of US$3.3 billion, or 3.1% of GDP. This surplus is mainly explained by higher tax revenue (associated with the greater collection of income tax and value-added tax), partially offset by a reduction in tariffs in December 2006, and by the relatively lower increase of non-financial expenditure.

In 2008, the non-financial public sector registered a surplus of US$2.8 billion, or 2.1% of GDP, mainly attributable to increased tax revenue, resulting from higher collection of income tax and value-added tax.

In the first nine months of 2009, the non-financial public sector surplus was US$72 million, or 0.2% of GDP, compared to a US$3.6 billion surplus, or 3.7% of GDP, for the comparable period of 2008. This lower surplus is mainly a result of lower tax revenue, related to reduced collections of income tax and value-added tax and higher than expected increase in capital expenditures.

The following tables provide information on the non-financial public sector accounts for the periods shown.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Primary balance
Central government	411	898	2,970	3,691	4,679	4,512	412
Decentralized agencies	102	3	306	278	123	207	80
Local governments	95	226	82	1,137	41	605	591
State-owned enterprises	96	169	263	85	(30)	(122)	286

Primary NFPS	705	1,296	3,621	5,190	4,812	5,202	1,368
Interest payments
External debt	1,159	1,266	1,327	1,372	1,143	829	738
Domestic debt	268	270	413	554	870	762	558

Total interest payments	1,427	1,536	1,738	1,927	2,013	1,591	1,296

						0	0
Overall NFPS	(721)	(240)	1,883	3,264	2,799	3,611	72

Financing:
External	1,076	(1,167)	(658)	(2,085)	(1,205)	(1,051)	1,824
Domestic	(469)	1,351	(1,319)	(1,321)	(1,645)	(2,569)	(925)
Privatization	114	56	94	143	51	9	33

Total financing	721	240	(1,883)	(3,264)	(2,799)	(3,611)	(72)

(1)	Preliminary data.

Source: Central Bank.

Consolidated Accounts of the Non-Financial Public Sector (NFPS)

(as a percentage of GDP, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004(1)	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Primary balance:
Central government	0.6	1.1	3.2	3.5	3.6	4.6	0.5
Decentralized agencies	0.1	—	0.3	0.3	0.1	0.2	0.1
Local governments	0.1	0.3	0.1	1.1	0.0	0.6	0.6
State-owned enterprises	0.1	0.2	0.3	0.1	0.0	(0.1)	0.3

Primary NFPS	1.0	1.6	4.0	4.9	3.7	5.3	1.6
Interest payments
External debt	1.7	1.6	1.4	1.3	0.9	0.9	0.8
Domestic debt	0.4	0.3	0.4	0.5	0.7	0.8	0.6

Total interest payments	2.0	1.9	1.9	1.8	1.6	1.7	1.4

Overall NFPS	(1.0)	(0.3)	2.1	3.1	2.1	3.7	0.2

Financing:
External	1.5	(1.5)	(0.7)	(1.9)	(0.9)	(1.2)	1.0
Domestic	(0.6)	1.7	(1.5)	(1.4)	(1.2)	(2.5)	(1.2)
Privatization	0.2	0.1	0.1	0.1	0.0	0.0	0.0

Total financing	1.0	0.3	(2.1)	(3.1)	(2.1)	(3.7)	(0.2)

(1)	Preliminary data.

Source: Central Bank.

Central Government

Peru’s central government comprises the executive branch, including its ministries and other centralized agencies. Prior to January 1, 2003, the central government also included Peru’s 24 regional councils, whose representatives were appointed by the President and public universities. As of January 1, 2003, the regional councils were replaced by 25 regional governments governed by elected officials. See “The Republic of Peru—History, Government and Political Parties—Government—Regional Governments” above.

The government derives its revenues primarily from:

•	tax collections;

•	import tariffs;

•	non-tax revenues, such as fees, interest income and royalties from mining and hydrocarbon production; and

•	dividends from state-owned companies.

Between 2004 and 2008, total government revenues fluctuated from a low US$10.4 billion, or 15.0% of GDP, in 2004, to a high of US$23.4 billion, or 18.3% of GDP, in 2008. During this period, tax revenues fluctuated from a low US$9.1 billion in 2004, or 13.1% of GDP, to a high US$20.0 billion, or 15.6% of GDP, in 2008. Compared to the levels registered in 2007, in 2008 total government revenues increased 19.8%, tax revenues increased 19.0%, and non-tax revenue increased 19.8% (to US$3.3 billion, or 2.6% of GDP, as of December 31, 2008).

In the first nine months of 2009, compared to the comparable period in 2008, government revenues decreased 19.5% (from US$18.3 billion, or 18.7% of GDP, as of September 30, 2008, to US$14.7 billion, or 16.0% of GDP, as of September 30, 2009), tax revenues decreased 18.6%, and non-tax revenue decreased 24.0%.

Government expenditures consist primarily of:

•	wages of public sector employees;

•	transfers to public sector entities;

•	interest payments on debt;

•	public investments in infrastructure; and

•	pension expenditures.

Between 2004 and 2008, total government expenditures, excluding interest payments on the government’s debt, fluctuated between a low of US$10 billion, or 14.4% of GDP, in 2004, to a high of US$18.8 billion, or 14.7% of GDP, in 2008. In 2008, total government expenditures, excluding interest payments on the government’s debt, increased 18.1% compared to those in 2007. By September 30, 2009, total government expenditures increased 3.8%, compared to those for the comparable period of 2008.

Between 2004 and 2008, the central government registered increasing overall fiscal balances that ranged from a high deficit of US$873 million, or (1.3)% of GDP, in 2003, to a high surplus of US$2.9 billion, or 2.2% of GDP, in 2008. This was primarily due to an increase in tax collection that totaled US$20.0 billion, a sum equivalent to 15.6% of GDP, which represents a 19.0% increase in nominal terms with respect to 2007. The result was also due to higher profits obtained by companies due to the higher international prices of minerals and greater economic activity.

In 2004 the central government registered a primary surplus of US$411 million, or 0.6% of GDP. In 2005 the central government registered a primary surplus of US$898 million, or 1.1% of GDP. The surpluses in 2004 and 2005 were due to higher tax revenues resulting from increased economic activity. In 2006 the central government registered a primary surplus of US$3.0 billion, or 3.2% of GDP, due to higher tax revenues resulting from increased economic activity. During 2007 the central government registered a primary surplus of US$3.7 billion, or 3.5% of GDP, a 24.3% increase over the primary surplus registered in 2006. The increase was due to an increase in income tax revenues of 29.8% and in general sales tax revenues of 23.0%. In 2008, the central government registered a primary surplus of US$4.7 billion, or 3.6% of GDP, a 26.8% increase over the primary surplus registered in 2007. The increase was due to greater income tax revenues of 13.8% and increase in value-added taxes revenues of 33.6%.

During the first nine months of 2009 the central government’s primary surplus was US$412 million, or 0.5% of GDP, lower in 90.9% to the amount registered during that same period in 2008, due to a decrease of 24.1% in income tax revenue and a decrease of 22.6% in import tariffs revenues.

The following tables provide information regarding government accounts for the periods shown.

Central Government Accounts

(in millions of U.S. dollars, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005(1)	2006(1)	2007(1)	2008	2008(1)	2009(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income Tax	2,644	3,390	5,623	7,296	8,301	6659	5055
Capital gains tax	—	—	—	—	—	—	—
Taxes on goods and services:	6,055	6,778	7,811	9,459	11,984	9044	8078
General Sales Tax	4,747	5,546	6,576	8,086	10,802	8172	7107
Excise taxes	1,309	1,232	1,235	1,373	1,182	872	972
Import tariffs	804	952	870	701	652	475	367
Other taxes	(381)	(336)	(407)	(683)	(971)	(670)	(874)

Total tax revenue	9,122	10,784	13,897	16,773	19,966	15508	12627
Non-tax revenue(2)	1,241	1,654	2,209	2,676	3,340	2696	2047

Total current revenue	10,363	12,438	16,106	19,450	23,306	18204	14674
Capital revenue	55	117	110	123	135	109	64

Total fiscal revenue	10,418	12,555	16,216	19,573	23,441	18313	14738

Expenditures:
Current non financial expenditures:
Wages and salaries	3,078	3,513	3,838	4,167	4,741	3559	3633
Good and services	2,407	2,715	3,121	3,262	3,693	2512	2834
Current transfers	3,264	3,947	4,439	6,114	7,331	5995	4975

Total current non financial expenditures	8,749	10,175	11,398	13,543	15,765	12067	11442
Capital expenditures:
Fixed investment	1,120	1,351	1,470	1,911	2,351	1347	1727
Other	138	131	379	428	646	386	1157
Of which:
Capital transfers	83	92	308	409	589	339	876

Total capital expenditures	1,258	1,482	1,848	2,339	2,998	1733	2884

Total expenditures	10,007	11,657	13,246	15,882	18,762	13800	14326

Fiscal balance:
Primary fiscal balance	411	898	2,970	3,691	4,679	4512	412
Interest	1,285	1,454	1,655	1,765	1,754	1388	1261

Overall fiscal balance	(873)	(555)	1,315	1,925	2,924	3124	(849)

Financing:
Foreign financing	1,144	(955)	(554)	(2,229)	(1,441)	(1561)	970
Domestic financing	(384)	1,454	(855)	161	(1,535)	(1573)	(154)
Privatization	114	56	94	143	51	9	33

Total financing	873	555	(1,315)	(1,925)	(2,924)	(3124)	849

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

Central Government Accounts

(as a percentage of GDP, at current prices)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Fiscal revenue:
Current revenue:
Tax revenue:
Income Tax	3.8	4.3	6.1	6.8	6.5	6.8	5.5
Capital gains tax	—	—	—	—	—	—	—
Taxes on goods and services:	8.7	8.5	8.5	8.8	9.4	9.3	8.8
General Sales Tax	6.8	7.0	7.1	7.5	8.5	8.4	7.7
Excise taxes	1.9	1.6	1.3	1.3	0.9	0.9	1.0
Import tariffs	1.2	1.2	0.9	0.7	0.5	0.5	0.4
Other taxes	(0.5)	(0.4)	(0.4)	(0.6)	(0.8)	(0.7)	(1.0)

Total tax revenue	13.1	13.6	15.0	15.6	15.6	15.9	13.7
Non-tax revenue(2)	1.8	2.1	2.4	2.5	2.6	2.8	2.2

Total current revenue	14.9	15.7	17.4	18.1	18.2	18.6	16.0
Capital revenue	0.1	0.1	0.1	0.1	0.1	0.1	0.1

Total fiscal revenue	15.0	15.8	17.6	18.2	18.3	18.7	16.0

Expenditures:
Current non financial expenditures:
Wages and salaries	4.4	4.4	4.2	3.9	3.7	3.7	4.0
Good and services	3.5	3.4	3.4	3.0	2.9	2.6	3.1
Current transfers	4.7	5.0	4.8	5.7	5.7	6.1	5.4

Total current non financial expenditures	12.6	12.8	12.3	12.6	12.4	12.4	12.4
Capital expenditures:
Fixed investment	1.6	1.7	1.6	1.8	1.9	1.4	1.9
Other	0.2	0.2	0.4	0.4	0.5	0.4	1.2
Of which:
Capital transfers	0.1	0.1	0.3	0.4	0.5	0.3	0.9
Total capital expenditures	1.8	1.9	2.0	2.1	2.4	1.8	3.1

Total expenditures	14.4	14.7	14.3	14.7	14.7	14.1	15.5

Fiscal balance:
Primary fiscal balance	0.6	1.1	3.2	3.5	3.6	4.6	0.5
Interest	1.8	1.8	1.8	1.6	1.4	1.4	1.4

Overall fiscal balance	(1.3)	(0.7)	1.5	1.8	2.2	3.2	(0.8)
Financing:
Foreign financing	1.6	(1.2)	(0.6)	(2.0)	(1.1)	(1.7)	1.2
Domestic financing	(0.5)	1.8	(1.0)	0.1	(1.2)	(1.5)	(0.4)
Privatization	0.2	0.1	0.1	0.1	0.0	0.0	0.0

Total financing	1.3	0.7	(1.5)	(1.8)	(2.2)	(3.2)	0.8

(1)	Preliminary data.
(2)	Includes transfers from state-owned enterprises and royalties from petroleum companies.

Source: Central Bank.

One of the García administration’s highest priorities is maintaining fiscal discipline while reorienting public spending towards important social objectives. To achieve fiscal balance, the García administration has proposed to follow the provisions set forth under the Fiscal Responsibility and Transparency Act. Some of the most important provisions are the macroeconomic fiscal rules, which limit fiscal deficit, growth in consumption expenditure and public debt.

The García administration seeks to decentralize public spending and increase the amount and quality of social spending and investments.

Tax Regime

All government taxes in Peru are collected by the Superintendencia Nacional de Administración Tributaria, or SUNAT. SUNAT’s budget is determined primarily through a percentage-based funding mechanism that provides the agency with 1.6% of its domestic tax collections and with 1.5% of import tariffs.

The following table presents the composition of Peru’s tax revenues for the periods shown.

Tax Revenue of the Republic (Central Government)

(as a percentage of total tax revenue)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005(1)	2006(1)	2007(1)	2008(1)	2008(1)	2009(1)
Income Tax
Individual	9.0	8.6	8.6	8.5	9.2	9.0	11.0
Corporate	16.8	17.1	24.6	27.4	28.0	28.7	22.9
Clearing	3.2	5.7	7.2	7.6	4.3	5.0	6.1

Total	29.0	31.4	40.5	43.6	41.5	42.8	40.0
Taxes on goods and services
Value Added Tax	52.0	51.4	47.3	48.2	54.2	52.9	56.4
Excise Tax
Fuel tax	10.2	7.3	5.3	4.6	2.5	2.4	4.1
Other	4.1	4.1	3.6	3.6	3.4	3.3	3.6

Total Excise Tax	14.3	11.4	8.9	8.2	5.9	5.7	7.7

Total taxes on goods and services	66.4	62.9	56.2	56.3	60.2	58.6	64.0
Import tariffs	8.8	8.8	6.3	4.2	3.3	3.1	2.9
Other taxes	6.9	8.4	7.4	7.3	7.5	7.0	8.1
Tax refund	(11.1)	(11.5)	(10.3)	(11.4)	(12.4)	(11.5)	(15.0)

Total	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Reflects adjustments to reconcile estimated income tax withheld with actual income tax liabilities.

Source: Central Bank.

Income Taxes

The current income tax law is structured over the basis of five income categories. First and Second category income comprise income from capital gains, Fourth and Fifth category income comprise income from labor, and Third category income is related to corporate income.

Income from capital gains is subject to a rate of 6.25% applied over the net income. In order to attain the net income, a fixed deduction of 20% from the gross income is allowed. First category income is the one received by individuals from the lease of movable and fixed property located within Peru; meanwhile Second category income is the result of capital gains.

Employment income (which may result from independent or dependent work) is subject to the following tax rates for 2010:

Personal Annual Income (in UIT(1))	2010 (%)
Between 0 - 27	15
Between 27 - 54	21
Greater than 54	30

(1)	UIT is an annual reference index used for tax purposes. For 2010 the UIT is equivalent to S/.3,600, or approximately US$1,172.6.

Source: Ministry of Economy and Finance.

Despite dividends are capital gains, they are taxed separately. Their tax rate is 4.1%. Peru treats capital gains as ordinary income for tax purposes.

The income tax rate for enterprises legally regarded as located in Peru is 30%, which applies to net worldwide income. Companies also paid the Temporary Net Asset Tax (ITAN) which is applied on assets exceeding S/.1 million, or approximately US$325,732, with a tax rate of 0.4%.

Some forms of income are exempt from the corporate income tax until December 31, 2011:

•	income of religious and nonprofit institutions;

•	interest payment on development loans granted by international organizations or foreign governments;

•	interest payment collected or paid by savings and loans cooperatives.

Furthermore, there are other specific exemptions that apply to certain industries and regions.

Capital Gains Tax

Peru treats all capital gains as ordinary income for tax purposes. In the past, an important proportion of capital incomes were exempt from the tax base

As of 2010, the following sources of income will not be exempt:

•	capital gains from the transfer of equities, shares, corporative bonds and other securities;

•	interests generated from securities as corporative bonds, certificates of deposits and mortgage values;

•	yields from participations in mutual funds and investment funds;

•	interests perceived by corporate from deposits in financial system;

•	yields from voluntary contributions to pension funds.

Nevertheless, some exemptions remain effective; for instance, interests perceived by individuals from their deposits in financial system; yields from mandatory contributions to Pension Funds Administrators. Also, interests and capital gains from instruments derived from Treasury Bonds and Central Bank’s monetary regulation instruments (Overnight Deposits and Certificates of Deposits) remain exempt.

Value-Added Tax

Peru currently imposes a 19.0% of Impuesto General a las Ventas, or Value-Added Tax, or IGV, that is applicable to:

•	the sale or import of movable personal property within Peru;

•	the rendering or use of services in Peru;

•	construction agreements; and

•	the first transfer of real estate by a builder.

Each part in the chain of production generally collects the tax from its customer and pays SUNAT the difference between the tax paid to its suppliers and the tax collected from its customers. For imports of goods, the taxable base is the cost, insurance and freight price plus customs duties, surcharges and excise tax paid on those goods.

Some products and services are exempt from the IGV, including fishmeal, various agricultural products, including potatoes, tomatoes, beans, coffee, tea, cocoa and wheat, urban public and cargo transport, financial services, live entertainment and some medicines for cancer, HIV/AIDS and diabetes treatment. Peru also applies a special exemption for purchases made as part of the development of natural resources.

The IGV does not apply to the export of goods or services or construction contracts performed abroad. Exporters are reimbursed any portion of the IGV they pay on the purchase of goods and services they export and can apply those refunds as credits to offset the IGV or income tax liabilities.

A 2% of Impuesto de Promoción Municipal, or Municipal Development Tax, is also imposed, which is included in the IGV.

Excise Tax

Peru applies an excise tax on selected goods and on gambling activities. The following table shows the tax rates applicable to selected goods as of September 30, 2009.

Product	Rate (%)
Soda	17.0
Gambling	10.0
New cars	10.0
Used cars	30.0
Wines, vermouths, ciders, whiskey, rum, gin	20.0
Cigarettes	30.0
Horse races	2.0
Beer	27.8

Source: Ministry of Economy and Finance.

In the case of Pisco, an alcoholic beverage, the applicable tax is S/.1.50, or approximately US$0.49, per liter.

Peru also imposes an excise tax on fuel products. The tax is levied on the volume sold or imported, expressed in units of measurement established by the Ministry of Economy and Finance. The following table shows the tax rates currently applicable to selected fuel products.

Fuel	S/. per gallon(1)
Gasoline:
less than 84 octane	1.36
from 84 - 89 octane	1.36
from 90 - 94 octane	1.78
from 95 - 97 octane	2.07
greater than 97 octane	2.30
Kerosene	1.94
Gas oil	1.47
Diesel B2	1.44
Residual 6	0.52

(1)	As of September 30, 2009.

Source: Ministry of Economy and Finance.

Financial Transactions Tax

On March 1, 2004, a financial services transaction tax, or ITF, became effective. The ITF is a levy applicable to almost all banking transactions, including transfers and foreign exchange transactions, as well as certain non-banking transactions such as transfers made by fund transfer companies. Although the ITF was initially set at 0.15%, the government proposed in early March 2004 to decrease the rate. On March 25, 2004, Congress approved the government proposal, effective March 27, 2004, to set the rate at 0.10% through the end of 2004, decreasing to 0.08% during 2005. In late 2006 the Government established a schedule to decrease the rate to 0.07% during 2008, 0.06% during 2009 and 0.05% in 2010.

Royalty

In June 2004, Congress passed legislation instituting a royalty on mining output effective as of that month, with payments commencing in January 2005. The royalty rate ranges from 1% to 3%, depending on the paying company’s annual concentrated mineral value. The proceeds are distributed in the regions where the mines are located.

In addition, there is a royalty on hydrocarbons which is calculated according to the value of the hydrocarbon produced and is established on each exploration and production contract.

Tax Amnesty

There have been no tax amnesties in the five-year period ended December 31, 2008, and the nine-month period ended September 30, 2009. However, Congress recently passed Law #29,482 in order to exempt from income tax those economic activities performed between 2,500 and 3,200 meters above sea level. The exemption will last 10 years and it excludes mining activities and those activities performed in capital cities.

International tax treaties

Peru has entered into tax treaties in order to avoid double taxation with Chile, Canada, Brazil and the Andean Community (Ecuador, Colombia and Bolivia).

The 2009 Budget

Pursuant to the Constitution and Ley General del Sistema Nacional de Presupuesto, or General Law of the National Budget System, published on December 8, 2004, and effective as of January 1, 2005, the Ministry of Economy and Finance, acting through the Dirección Nacional del Presupuesto Público, or Public Budget Administration Office, is responsible for preparing Peru’s annual budget.

The annual budget is prepared on the basis of:

•	proposals submitted by the various public entities;

•	matching revenue estimates with goals and priorities established for each entity; and

•	coordinating balances for previous fiscal years and estimates for future fiscal years.

The Public Budget Administration Office submits its proposed budget to the Council of Ministers for approval. If the Council of Ministers approves the proposed budget, it is submitted by the President to Congress by August 30 of each year. Upon congressional approval, the proposed budget becomes the Annual Law of the Public Sector Budget. Under the Constitution, if by November 30 of any year Congress has not submitted to the executive branch an official document commenting on or approving the budget, the budgetary proposal submitted by the President is automatically adopted as the Annual Law of the Public Sector Budget.

The 2008 budget was approved on November 30, 2008.

The following table summarizes the principal assumptions on which the 2008 budget was based.

Principal Budgetary Assumptions for 2009

Projected real GDP growth	7.0%
Projected (cumulative) inflation	3.5%
Projected average exchange rate	S/.2.87 per dollar

Source: Ministry of Economy and Finance.

The 2009 budget projects fiscal revenues of S/.72.4 billion, or approximately US$23.6 billion, and non-financial public expenditures of S/.63.1 billion, or approximately US$20.6 billion. The 2009 budget projects an overall non-financial public sector surplus of US$3.4 billion or 2.3% of the projected GDP.

The following table summarizes the government’s principal economic targets for 2009.

Principal Economic Targets for 2009

Non-financial public sector deficit (as a percentage of GDP)		2.3%
Central public sector expenditures (excluding interest payments) (as a percentage of GDP)		13.6%
Gross public sector debt denominated in foreign currency (in millions of US$)	US$	31,822

Source: Ministry of Economy and Finance.

The figures set forth above represent Peru’s forecast with respect to the Peruvian economy for 2009. While the government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that actual economic results will not differ materially from the figures set forth above. See “Forward-Looking Statements” above.

The 2010 Budget

The 2010 budget was approved by Congress on November 27, 2009. The following table summarizes the principal assumptions on which the 2010 budget was based.

Principal Budgetary Assumptions for 2010

Projected real GDP growth	5.0%
Projected (cumulative) inflation	2.0%
Projected average exchange rate	S/.2.95 per dollar

Source: Ministry of Economy and Finance.

Based on these assumptions, the 2010 budget proposal projects the following:

•	fiscal revenues of S/.81.9 billion, or approximately US$26.7 billion;

•	public expenditures of S/.71.3 billion, or approximately US$23.2 billion; and

•	an overall non-financial public sector surplus of US$2.3 billion, or 1.6% of the projected GDP.

Social Security

Peru has a two-tier pension system. The public pension system is a pay-as-you-go system by which current social security contributions are used to pay benefits currently provided by the government. This system requires that the government contribute to finance pension payments. In 1992, the government created the private pension system, through the licensing of AFPs, as an alternative to the public pension system.

The public pension system has two components:

•	the general pay-as-you-go-system, which applies to the general population and is administered by the Oficina de Normalización Previsional, or Office of Pension Regularization; and

•	the special public sector regimes for the military, police, teachers, various judges and magistrates, other special segments of the population and other public servants.

The public sector has two pension reserve funds funded by privatization receipts:

•

the Fondo Consolidado de Reservas Previsionales, or Consolidated Reserve Fund, an autonomous fund with resources earmarked to meet public pension obligations falling due over the medium and long term; and

•	the Fondo Nacional de Ahorro Público, or National Public Savings Fund, the objective of which is to provide supplemental pensions to all low-income pensioners in the public pension system.

As of September 30, 2009 there were four AFPs in the private pension system. New entrants to the labor market are automatically enrolled in an AFP unless they elect to enroll in the public pension system within 10 days of employment. Workers may leave the public pension system for an AFP at any time, but once they leave they cannot re-enroll in the public pension system, except as described below. To compensate individuals who switch to the AFPs for pension rights they had accumulated while participating in the public pension system, the government has authorized the issuance of recognition bonds. Recognition bonds are transferable, zero-coupon bonds indexed to the CPI and redeemable at retirement.

To provide an incentive for individuals to join AFPs and to discourage participation in the public pension system, the government increased the public pension system contribution rate from 3.0% to 11.0% at 1995 and 13% at 1997. In 2002, Congress approved an increase of the minimum monthly pension in the public pension system from S/.300 to S/.415, or approximately from US$97.7 to US$135.2. As of December 31, 2008, the private pension system contribution rate was 12.7%. Workers are eligible to receive benefits at age 65.

In November 2004, Congress enacted a constitutional reform to unify the administration of public pensions, reduce the financial deficits of the pension funds and improve its distributions to different economic classes. The indexed pension scheme that allowed certain retired government employees to receive a life pension equal to the salary of a worker currently serving in the retiree’s former post or one equivalent to it was eliminated and pension caps were established.

The Ministry of Economy and Finance is attempting to address the potential conflicts between the private pension system and the public system and to consolidate the achievements made in the private pension system while attempting to overcome the challenges facing the public pension system.

In March 2007 Congress enacted a law to reform the affiliation and return to the public pension system process, with the aim that people that left the public pension system for an AFP, or chose an AFP from the start, and would as a consequence receive a lower pension, were allowed to return or transfer to the public pension system. Accordingly, this law regulates the conditions under which a person may choose to return or transfer to the public pension system and provides mechanisms for making that an informed decision. The estimated cost of the this reform for Peru is approximately US $2,1 billion in actuarial present value. This amount was calculated for 410,000 people and considers greater social security costs to the public pension system due to people that return or transfer to it from the private pension system, the payment of additional pensions and the financial costs of advancing recognition bonds under the exceptional regime of early retirement.

PUBLIC SECTOR DEBT

Peru’s total public sector debt consists of foreign currency-denominated debt and nuevo sol-denominated debt. Peru’s total public external debt consists of loans from foreign creditors to the government, the Central Bank and public sector entities.

External Debt

As of September 30, 2009, almost all of Peru’s public sector external debt consisted of foreign currency denominated debt. Taking account of swap agreements, 6.2% of public external debt consisted of nuevos soles as of September 30, 2009. As of December 31, 2008, public external debt totaled US$19.2 billion, or 15.1% of GDP, compared to US$20.1 billion, or 18.7% of GDP, as of December 31, 2007. As of September 30, 2009, public sector external debt totaled US$20.3 billion, or 16.6% of GDP.

The following tables provide further information on public sector external debt as of the dates shown.

Public Sector External Debt

(in millions of U.S. dollars, except for percentages)

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
Official reserves liabilities	—	—	—	—	—	—	—
Official non-reserves liabilities:
Public sector	24,466	22,279	21,972	20,081	19,237	18,529	20,308

Total official non-reserves liabilities	24,466	22,279	21,972	20,081	19,237	18,529	20,308

Total official liabilities	24,466	22,279	21,972	20,081	19,237	18,529	20,308

Total public sector external debt as % of GDP(1)	35.1	28.1	23.8	18.7	15.1	14.6	16.6
Total public sector external debt as % of total exports(1)	191.0	128.3	92.2	72.0	61.0	N.A.	N.A.

(1)	Peru does not include IMF credit use in reports of total public sector external debt. Debt ratios are calculated on the basis of the Peru’s total official non-reserve liabilities.

N.A.= Not Available.

Source: Central Bank.

Public Sector External Debt, Net of Reserves

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
Public sector external debt(1)	24,466	(22,279)	(21,972)	20,081	19,237	18,529	20,308
Gross international reserves of the Central Bank	(12,649)	(14,120)	(17329)	(27,720)	(31,233)	(34,732)	(32,163)

Public sector external debt, net of reserves	11,817	8,159	4,643	(7,639)	(11,996)	(16,203)	(11,855)

(1)	Peru does not include IMF credit use in reports of total public sector external debt.

Source: Central Bank.

Peru’s credit ratings are as follows:

•	Fitch: long-term issuer default rating of BBB- (Outlook Stable);

•	Standard & Poor’s: long-term foreign currency credit rating of BBB- (Outlook Stable); and

•	Moody’s: long-term foreign currency bonds rating of Baa3 (Outlook Stable).

A Fitch “BBB-” rating indicates that there are currently expectations of low credit risk. The capacity for payment of financial commitments is considered adequate but adverse changes in circumstances and economic conditions are more likely to impair this capacity. This is the lowest investment grade category. Securities rated in this category are investment grade. A Fitch outlook indicates the direction in which a rating is likely to move over a one to two-year period. Outlooks may be “Positive,” “Stable” or “Negative.” A Positive or Negative outlook does not imply a rating change is inevitable. Similarly, a rating for which outlook is “Stable” could be upgraded or downgraded before an outlook moves to Positive or Negative if circumstances warrant such an action. On April 2, 2008, Fitch upgraded Peru’s long term foreign currency debt rating from BB+ to BBB- with an outlook of Stable.

A Standard & Poor’s “BBB-” rating indicates that an obligor exhibits adequate protection parameters. However, adverse economic conditions or changing circumstances are more likely to lead to a weakened capacity of the obligor to meet its financial commitment on the obligation. Securities rated in this category are investment grade. A Standard & Poor’s rating outlook assesses the potential direction of a long-term credit rating over the intermediate to longer term. In determining a rating outlook, consideration is given to any changes in the economic and/or fundamental business conditions. A Standard & Poor’s outlook of “positive” means that a rating may be raised; however, an outlook is not necessarily a precursor of a rating change. On July 14, 2008, Standard & Poor’s upgraded Peru’s long-term foreign currency debt rating from BB+ to BBB- with an outlook of Stable.

For Moody’s, obligations rated “Baa3” are judged to be subject to moderate credit risk. They are considered medium-grade and as such may possess certain speculative characteristics. Moody’s appends numerical modifiers 1, 2 and 3 to each generic rating classification. This is the lowest investment grade category. Securities rated in this category are investment grade. The modifier 1 indicates a high-range ranking in the Baa generic rating classification. Moody’s rating outlook is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive, Negative, Stable and Developing (contingent upon an event). On December 16, 2009, Moody’s upgraded Peru’s the foreign currency rating from Ba1 to Baa3 with an outlook of Stable.

Ratings are not a recommendation to purchase, hold or sell securities and may be changed, suspended or withdrawn at any time. Peru’s current ratings and the rating outlooks currently assigned to Peru are dependent upon economic conditions and other factors affecting credit risk that are outside the control of Peru. Each rating should be evaluated independently of the others. Detailed explanations of the ratings may be obtained from the rating agencies. The information above was obtained from information available on the websites of the rating agencies.

During the period from 2004 to 2008 multilateral debt represented, on average, 35.7% of Peru’s public sector external debt. Peru’s principal multilateral creditors are the World Bank, representing, on average, 34.6% of outstanding multilateral debt each year from 2004 to 2008, and the IADB, representing, on average, 46.4% of outstanding multilateral debt each year from 2004 to 2008. Loans from the World Bank have funded projects relating to irrigation, agriculture, poverty reduction, education, health reform and transportation. Loans from the IADB have funded projects relating to poverty reduction, education, financial-sector reform and state modernization.

The following table provides information on capital flows from multilateral lenders for the periods shown.

Capital Flows from Multilateral Lenders

(in millions of U.S. dollars)

	For the 12 months ended December 31,					For the nine months ended September 30,
	2004	2005	2006	2007	2008	2008	2009
World Bank:
Disbursements minus principal amortizations	45.8	(19.7)	(182.5)	15.3	63.4	27.8	(123.7)
Disbursements minus principal, interests and commissions	(46.4)	(124.6)	(319.2)	(134.8)	(72.4)	(78.8)	(209.6)
IADB:
Disbursements minus principal amortizations	232.2	246.5	191.6	160.6	93.5	(73.7)	(91.8)
Disbursements minus principal, interests and commissions	96.8	99.5	26.5	(30.0)	(78.5)	(208.1)	(184.5)

Source: Ministry of Economy (Dirección Nacional del Endeudamiento Público, or Office of Public Debt).

On June 9, 2004, the Executive Board of the IMF approved a 26-month stand-by arrangement to help support Peru’s economic program through mid-2006. The total amount available to Peru under the stand-by arrangement was SDR287.3 million (approximately US$422.8 million) with immediate access to a first drawing of SDR80 million (approximately US$118 million). On November 22, 2004, the IMF completed its first review under the 2004 stand-by arrangement. The completion of the review made available for drawing an additional SDR126.06 million (approximately US$191.2 million). The 26-month Stand-By Arrangement expired on August 16, 2006. The government achieved all the goals and implemented all of the structural changes required by that agreement. On January 26, 2007, the IMF approved a new Stand-By Agreement with Peru for an aggregate amount of SDR172 million (approximately US$257 million) to support the economic programs of the Peruvian government for a 25-month period ending on February 26, 2009.

On December 3, 2004, Peru signed an agreement with the CAF for a US$80 million loan maturing in 2017. The proceeds of this loan were used to improve the general competitiveness of Peru by increasing fiscal discipline, enhancing the relations between the private sector and the government and reducing administrative barriers.

On December 16, 2004, Peru signed four loan agreements with the World Bank, each with a 14-year repayment period and an eight-year grace period. The proceeds of the first loan, for US$100 million, were used to support actions, objectives and policies designed to promote growth and achieve sustainable reductions in poverty through social reforms, such as, among others, improving education and health-care and promoting efficient management and transparency of government programs. The proceeds of the second loan, also for US$100 million, were used to aid the government in actions, objectives and policies designed to achieve decentralization and competitiveness reforms, such as, among others, strengthening certain accounting and reporting processes, improving institutional management, increasing the levels and competitiveness of Peruvian exports and generally encouraging the development of a business environment more conducive to internal and external private investment. The proceeds of the third loan, for US$7.8 million, were used to improve the quality and delivery of social policies programs in the context of decentralization. Finally, the proceeds of the fourth loan, for US$8.8 million, were used to support fiscal sustainability, quality of service delivery and enhancement of competitiveness in the context of decentralization.

On December 15, 2004, Peru signed a loan agreement with the IADB for a US$300 million loan that has a repayment period of 20 years. The proceeds of the loan will be used to support improvements in the quality and efficiency of Peru’s social spending and the strengthening of Peru’s social safety network during the decentralization process, including, among others, developing systems to monitor the efficacy of public expenditures and governmental transfers and reconfiguring the A Trabajar temporary employment program to focus on job creation in periods of economic downturn.

In 2005, disbursements included US$379 million for infrastructure projects and US$2.3 billion for freely available payments. The projects consuming most borrowing included the Program on Economic Infrastructure and Social Development, and the rebuilding of the Rioja-Tarapoto highway, both of which were financed by loans from CAF. The IADB and the World Bank financed a program aimed at improving the quality of education, the rebuilding and maintenance of highways, and the national Mother-Child Insurance Program. The Paris Club provided disbursements on loans of US$172 million used to finance, among other projects, the hydro-electric station of Yuncan, expansion of electrification and improvement of the water drainage system in Piura, and the rebuilding of damaged roads. Of the total US$581 million freely available disbursements granted by international organizations, some US$350 million disbursed by the IADB was used to finance the Poverty Eradication and Development of Human Capital and the Quality Improvement and Management of Public Spending programs. Furthermore, the World Bank financed a US$150 million loan to implement the Decentralization and Competitiveness III (DECSAL) program, while the CAF financed three projects.

In 2006 Peru entered into two credit agreements with CAF for a total amount of US$24.9 million, which were used for the environmental and social management program for the indirect impact of the inter-oceanic highway in the south (“Programa para la gestión ambiental y social de los impactos indirectos del corredor vial Interoceánico Sur”) (US$10.0 million), and the full restoration of the Huancayo-Huancavelica railway (US$14.9 million); in addition, two credit transactions were undertaken with the IADB for a total amount of US$75.0 million to fund the science and technology program (US$25.0 million) and the program for the development of the streamlining sector (US$50.0 million). Additionally two loan agreements for a total amount of US$75.0 million were entered with the World Bank to fund the rural electricity program (US$50.0 million) and the consolidation of real estate rights (US$25.0 million). Lastly, US$14.9 million were borrowed from KFW to fund the municipal plan of basic services and an agreement with the United States government was reached, in the amount of US$10.0 million, for the acquisition of Torta de Soya under the PL-480 Program. In addition, two guarantees were granted for a total liability of US$88.0 million in order to secure the partial risk guarantee with the CAF granted in connection with the concession of Proyecto Olmos (US$28.0 million) and for the partial credit guarantee with the IADB to secure the annual payment of the works resulting from the concession of the roadway Eje Multimodal del Amazonas Norte (US$60 million).

In 2007 Peru entered into an agreement with the CAF to finance the Social and Infrastructure Investment Against Poverty Program for a total amount of US$400 million. Additionally, two loan agreements for a total amount of US$250 million were entered into with IBRD to finance the Decentralized Rural Transportation Program and the Fiscal Management and Economic Growth Programmatic Loan. As well, Peru entered into two loans with the IADB for a total amount of US$300 million to finance the Program for the Improvement of the National Road Network and the Water Resources Reform Program.

In December 2007 and February 2008 Peru prepaid US$261.6 and US$ 166.7, respectively, of its outstanding debt with the CAF with proceeds from the Treasury. The main benefits of this prepayment were that it lowered the refinancing risk, reduced the financial cost of the outstanding debt with the CAF and restructured debt payments during 2008 through 2016.

During 2008, Peru entered into two loan agreements with the International Bank for Reconstruction and Development, or IBRD, in an aggregate amount of US$170 million to finance the Support Program for Productive Rural Alliances in the Highlands of Peru and the Program for Social Reforms, and a separate US$100 million loan agreement with IADB to finance the Program to Reform Sewage Treatment I. Also in 2008, the IADB approved loans totaling approximately US$280 million to finance various programs, including the Program for the Improvement of the Quality of Management and Public Expense III, Water for Everyone Program, Program to Reform Sewage Treatment III and Development of Agrarian Health and Safety of Agrarian Food Products Program.

In December 2008, Peru entered into a ¥6.66 billion (US$69.4 million) loan agreement with the Japan International Cooperation Agency, or JICA, to fund the Iquitos Sewage Improvement and Expansion Project.

In December 2008, Peru entered into a US$150 million credit agreement with CAF, to finance the Social Investment and Infrastructure Against Poverty Program.

As of September 30, 2009, outstanding public sector external debt amounted to approximately US$20.3 billion equivalent to 16.6% of GDP, an increase of US$1.8 billion compared to debt outstanding at September 30, 2008. This increase resulted primarily from the net effect of new disbursements minus amortizations, which totaled US$950 million for the period.

During the first nine months of 2009, disbursements included US$404 million for infrastructure projects and US$53.5 million for freely available payments.

In January 2009, IBRD approved a US$70 million loan to finance the Fiscal Management and Economic Growth II Programmatic Loan. In addition, KFW, or KfW Bankengruppe, approved a €30 million loan to fund the Fiscal Management and Economic Growth II Programmatic Loan and the Program to Reform Sewage Treatment II. IBRD approved two contingent deferred drawdown operation financing programs totaling US$630 million, which can be drawn upon the occurrence of a natural disaster.

In January 2009, Peru entered into a US$300 million credit agreement with CAF, to fund the remaining public work of sections 2, 3 and 4 of the Peru-Brazil inter-oceanic highway, not included in the concessions previously awarded.

In March 2009, Peru approved three loan agreements with JICA, in an aggregate amount of ¥9.9 billion, to fund energy and sewage improvement programs.

In October 2009, Peru entered into a US$150 million loan agreement with IADB to finance a program to develop a sustainable energy grid. Finally, in December 2009, Peru entered into a US$150 million fiscal management and economic growth programmatic loan with IBRD.

The following tables summarize public sector external debt by creditor for the periods indicated.

Public Sector External Debt by Creditor(1)

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
Official creditors:
Multilateral debt:
IADB	3,292	3,468	3,679	3,870	3,995	3,803	3,907
World Bank	2,836	2,816	2,633	2,649	2,712	2,676	2,588
IFAD(2)	25	24	29	32	32	33	30
IMF	104	57	20	—	—	—	—
OPEC(3)	11	9	8	7	6	6	5
Other	1,608	1,609	1,474	1,294	1,182	1,202	1,318

Total multilateral debt	7,875	7,983	7,843	7,851	7,926	7,719	7,848
Bilateral debt:
Paris Club	8,508	5,696	5,629	3,883	4,170	3,841	3,279
United States	—	—	—	—	—	0	0
Latin America	40	32	25	20	15	18	13
East Europe countries and China	23	16	9	5	3	4	2
Japan	—	—	—	—	—	—	—
Other countries	—	—	—	—	—	—	—

Total bilateral debt	8,571	5,743	5,662	3,908	4,189	3,862	3,294
Total official debt	16,446	13,726	13,506	11,759	12,115	11,582	11,141
Private creditors:
Banking	4	1	1	1	186	1	186
Suppliers	1,072	159	73	60	56	58	55

Total private sector debt	1,075	160	74	61	242	59	241
Bonds:
Brady + Global Bonds	6,944	8,394	8,392	8,262	6,880	6,889	8,926

Total bonds	6,944	8,394	8,392	8,262	6,880	6,889	8,926

Total public sector external debt	24,466	22,279	21,972	20,081	19,237	18,529	20,308

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt by Creditor(1)

(as a percentage of total public sector external debt)

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
Official creditors:
Multilateral debt:
IADB	13.5	15.6	16.7	19.3	20.8	20.5	19.2
World Bank	11.6	12.6	12.0	13.2	14.1	14.4	12.7
IFAD(2)	0.1	0.1	0.1	0.2	0.2	0.2	0.1
IMF	0.4	0.3	0.1	—	—	—	—
OPEC(3)	—	—	—	—	—	—	—
Other	6.6	7.2	6.7	6.4	6.1	6.5	6.5

Total multilateral debt	32.2	35.8	35.7	39.1	41.2	41.7	38.6
Bilateral debt:
Paris Club	34.8	25.6	25.6	19.3	21.7	20.7	16.1
United States	—	—	—	—	—	0.0	0.0
Latin America	0.2	0.1	0.1	0.1	0.1	0.1	0.1
East Europe countries and China	0.1	0.1	—	—	—	—	—
Japan	—	—	—	—	—	—	—
Other countries	—	—	—	—	—	—	—
Total bilateral debt	35.0	25.8	25.8	19.5	21.8	20.8	16.2

Total official debt	67.2	61.6	61.5	58.6	63.0	62.5	54.9
Private creditors:
Banking	—	—	—	—	1.0	—	0.9
Suppliers	4.4	0.7	0.3	0.3	0.3	0.3	0.3

Total private sector debt	4.4	0.7	0.3	0.3	1.3	0.3	1.2
Bonds:
Brady + Global Bonds	28.4	37.7	38.2	41.1	35.8	37.2	44.0

Total bonds	28.4	37.7	38.2	41.1	35.8	37.2	44.0

Total public sector external debt	100.0	100.0	100.0	100.0	100.0	100.0	100.0

(1)	Medium- and long-term debt, excluding IMF financing.
(2)	Refers to the International Fund for Agricultural Development.
(3)	Refers to the Organization of Petroleum Exporting Countries.

Source: Ministry of Economy (Office of Public Credit).

Public Sector External Debt Structure by Maturity Term

(in millions of U.S. dollars and as a percentage of total public sector external debt)(1)

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
Short-term debt	18	23	54	921	736	1,632	108
Medium- and long-term debt	24,466	22,279	21,971	20,081	19,237	18,529	20,308

Total	24,484	22,302	22,025	21,002	19,973	20,161	20,416

Short-term debt (as a % of total public sector external debt)	0.1	0.1	0.2	4.4	3.7	8.1	0.5
Medium- and long-term debt (as a % of total public sector external debt)	99.9	99.9	99.8	95.6	96.3	91.9	99.5

(1)	Includes Central Bank debt.

Source: Central Bank.

The following table provides public sector external debt by currency as of September 30, 2009.

Summary of Public Sector External Debt by Currency(1)(2)

(in millions of U.S. dollars, except for percentages)

	As of September 30, 2009
Currency	US$	%
U.S. Dollar	15,536	76.5
Japanese yen	2,575	12.7
Special Drawing Rights (SDR)	30	0.1
Single currency pool (SCP)(3)	508	2.5
English pound	—	—
Canadian dollar	—	—
Euro	1,523	7.5
Swiss franc	—	0.0
Nuevo sol(4)	135	0.7

Total	20,308	100.0

(1)	Exchange rate as of September 30, 2009.
(2)	Includes outstanding Cofide US$216.67 million non-republic guarantee loans.
(3)	World Bank unit of account, based on a basket of national currencies.
(4)	IADB loans converted to nuevos soles.

Source: Ministry of Economy (Dirección General de Crédito Público (Office of Public Credit)).

During the period from 2004 to 2008, total public sector external debt service decreased, as a percentage of total fiscal revenue, from 24.3% in 2004 to 15.9% in 2008, including the Paris Club I and II prepayments, the Japeco prepayment and the Brady Bonds and Global 2012 Tender and Exchange. Public sector external debt service measured as a percentage of total exports of goods and services decreased from 16.7% in 2004 to 10.1% in 2008. As a percentage of GDP, public sector external debt service decreased from 3.6% in 2004 to 2.9% in 2008. The amortization shown in 2005 includes Paris Club I and Japeco prepayments. The amortization shown for 2007 includes Paris Club II prepayment and the Brady Bonds and Global 2012 Tender and Exchange. The amortization amount shown for 2008 includes the redemption of Brady Bonds and the prepayment of outstanding debt with CAF. The amortization amount shown for the first nine months of 2009 includes total prepayment to Paris Club creditors, including those that were not included in the 2007 prepayment.

The following table provides information regarding Peru’s public sector external debt service as of the dates shown.

Public Sector External Debt Service(1)

(in millions of U.S. dollars, except for percentages)

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
Interest payments	1,166	1,289	1,339	1,411	1,156	837	779
Amortization	1,363	3,621	1,198	5,466	2,580	2,189	1,507

Total public sector external debt service	2,529	4,910	2,537	6,877	3,736	3,027	2,287

As % of total exports(2)	16.7	24.2	9.2	21.1	10.1	10.4	10.2
As % of total exports and workers’ remittances	15.5	22.6	8.6	19.8	9.5	9.8	9.5
As % of GDP	3.6	6.2	2.7	6.5	2.9	2.4	1.9
As % of total fiscal revenue	24.3	39.1	15.6	35.1	15.9	16.5	15.5

(1)	Medium and long-term debt service; excludes Central Bank debt and excludes extraordinary financing and refinancing.
(2)	Includes exports of goods and services and investment income.

Source: Central Bank.

In 2005, interest payments on the public sector external debt were US$1.3 billion, or 1.6% of GDP, compared to US$1.2 billion or 1.7% of GDP, in 2004. In 2005, Peru paid US$318.1 million in interest to Paris Club creditors, US$357.9 million to multilateral creditors, US$111.3 million to holders of Brady Bonds, US$442.1 million to holders of sovereign bonds and US$59.5 million to other creditors.

In 2006, interest payments on the public sector external debt were US$1.3 billion, or 1.4% of GDP, compared to US$1.3 billion or 1.6% of GDP, in 2005. In 2006, Peru paid US$247.4 million in interest to Paris Club creditors, US$433.5 million to multilateral creditors, US$113.3 million to holders of Brady Bonds, US$531.8 million to holders of sovereign bonds and US$8.3 million to other creditors.

In 2007, interest payments on the public sector external debt were US$1.4 billion, or 1.3% of GDP, compared to US$1.3 billion or 1.4% of GDP, in 2006. In 2007, Peru paid US$229.3 million in interest to Paris Club creditors, US$479.3 million to multilateral creditors, US$85.1 million to holders of Brady Bonds, US$613.0 million to holders of sovereign bonds and US$4.3 million to other creditors.

In 2008, interest payments on the public sector external debt were US$1.1 billion, or 0.9% of GDP, compared to US$1.4 billion or 1.3% of GDP, in 2007. In 2008, Peru paid US$145.8 million in interest to Paris Club creditors, US$404.5 million to multilateral creditors, US$28.9 million to holders of Brady Bonds, US$569.5 million to holders of sovereign bonds and US$8.7 million to other creditors.

As of September 30, 2009, interest payments on public sector external debt were US$779 million, or 0.6% of GDP, compared to US$837 million or 0.7% of GDP, during the first nine months of 2008. As of September 30, 2009, Peru paid US$96 million in interest to Paris Club creditors, US$219.1 million to multilateral creditors, US$1.7 million to holders of Brady Bonds, US$456.8 million to holders of sovereign bonds, and US$5.8 million to other creditors.

The following table provides estimated medium- and long-term public sector external debt service through 2013.

Estimated Public Sector Debt Service by Debtor(1)(2)

2008 - 2013

(in millions of U.S. dollars)

	For the 3 months ended December 31,			For the 12 months ended December 31,
	2009			2010			2011			2012			2013
	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total	Principal	Interest	Total
Non-financial public sector:	327	293	620	967	1,031	1,998	954	1,028	1,982	1,403	1,022	2,425	1,040	970	2,009
Central government	314	288	602	913	1,019	1,932	898	1,017	1,915	1,345	1,012	2,357	982	961	1,943

Public enterprises	13	5	18	54	11	66	56	11	67	57	10	68	58	9	67

Financial public sector	8	3	11	158	11	169	96	8	104	35	7	42	37	7	44

Total public sector	336	296	631	1,125	1,042	2,167	1,050	1,036	2,086	1,437	1,030	2,467	1,077	977	2,053

(1)	Disbursements Preliminary estimates, as of September 30, 2009.
(2)	Includes Loans to COFIDE not guaranteed by Peru.

Source: Central Bank and Ministry of Economy (Office of Public Credit).

Peru issued public sector external bonds in connection with the Brady restructuring. As of September 30, 2009 approximately US$53.6 million principal amount remained outstanding on the Brady Bonds. For a description of the Brady restructuring, see “—Debt Management and Restructuring” below.

Domestic Debt

The following table provides total public sector domestic debt, excluding intra-governmental debt, as of the dates shown.

Total Public Sector Domestic Debt

(in millions of U.S. dollars, at current prices)

	As of December 31,					As of September 30,
	2004	2005	2006	2007	2008	2008	2009
Long-term debt:
Banco de la Nación	929	890	774	19	39	36	131
Treasury bonds	4,832	5,954	6,757	10,343	10,068	10,589	11,300
Other	52	52	72	78	77	86	86

Total long-term debt	5,813	6,896	7,603	10,440	10,184	10,711	11,517
Short-term debt	627	793	915	1,349	1,227	1,049	932

Total	6,440	7,689	8,518	11,789	11,411	11,760	12,449

Total public sector domestic debt, as % of GDP	9.2	9.7	9.2	11.0	8.9	9.2	10.2

Source: Central Bank.

The following table provides a list of Peru’s outstanding domestic public sector bonds as of the dates shown.

Public Sector Domestic Bonds(1)

(in millions of U.S. dollars, at current prices)

	Principal Amount Outstanding as of September 30, 2008	Principal Amount Outstanding as of September 30, 2009
Central Bank Capitalization bonds	—	—
Financial system support bonds	140	122
Debt exchange bonds	811	794
Pension recognition bonds	3,113	3,150
Sovereign bonds	6,525	7,235
Other bonds	54	56

Total	10,643	11,356

(1)	Excludes intra-government debt issued in the form of bonds.

Source: Central Bank.

In March 2001, the government established a public auction system for bonds issued in soles. This system has increased the availability of investment instruments in the domestic capital markets and reduced Peru’s exposure to currency exchange risk. In 2003 Peru launched the Market Makers’ Program to create a domestic market for Peru’s nuevo sol-denominated public sector debt. Since 2003 Peru has issued its public sector debt through this program. The Market Makers’ Program has also helped increase the depth and liquidity of the domestic market for public sector debt.

Pursuant to the Market Maker’s Program, Peru issued nuevo sol-denominated bonds for an equivalent of US$492.1 million in 2003, US$559.3 million in 2004, US$614.4 million in 2005, US$655.2 million in 2006, US$719.2 million in 2007 and US$439.3 million in 2008.

During the first nine months of 2009, Peru issued nuevo sol-denominated bonds for an equivalent of US$370.1 million pursuant to the Market Maker’s Program and Decree No. 032-2009, which authorized a maximun aggregate amount of US$500 million. In addition, Peru issued nuevo sol-denominated bonds for an equivalent of US$117.5 million pursuant the stimulus package authorized by the Government in early 2009, intended to finance regional government’s public investment projects.

Debt Management and Restructuring

The regional debt crisis, which started in 1982, resulted in a growing unwillingness of foreign commercial banks to lend to Peru. At the same time, a sharp decrease in the export prices of mining products and the 1982-1983 El Niño phenomenon led to a deterioration in Peru’s balance of payments and fiscal accounts, which made it difficult for Peru to service its debt. Faced with an unsustainable debt burden, the Peruvian government suspended payment on its external commercial bank debt in 1984. By the end of 1984, Peru had failed to make scheduled payments of US$1.0 billion in principal and interest on its commercial bank debt.

In 1985, the first García administration declared that service of the public sector external debt would not exceed 10% of total exports. In 1986, the IMF declared Peru ineligible for additional funds, and, in 1987, the World Bank suspended loan disbursements to Peru. Despite a decline in new loans, Peru’s total public sector debt increased from US$10.9 billion to US$18.9 billion from 1985 to 1990, as unpaid interest continued to accrue.

In 1991, the Fujimori administration began a series of negotiations that led to a normalization of relations with multilateral creditors. In September 1991, Peru paid all amounts in arrears owed to the IADB. In March 1993, Peru paid a total of US$1.8 billion in arrears owed to the IMF and the World Bank. Since 1993, the IMF has approved the following credit facilities:

•	in 1993, the IMF approved a US$1.5 billion Extended Fund Facility for the period from 1993 to 1995;

•	in 1996, the IMF approved a US$358 million Extended Fund Facility for the period from 1996 to 1998;

•	in 1999, the IMF approved a US$512 million Extended Fund Facility for the period from 1999 to 2000;

•	in 2002, the IMF approved a US$316 million stand-by credit facility for the period from 2002 to 2004; and

•	in 2004, the IMF approved a US$423 million stand-by credit facility for the period from 2004 to mid-2006.

•	in 2007, the IMF approved a US$257 million stand-by credit facility for the period from 2007 to February 2009.

Except for the 2007 stand-by credit facility on which Peru does not intend to draw and the 2002 and 2004 stand-by credit facilities on which Peru did not draw, these credit facilities were primarily intended to help Peru overcome its fiscal deficits.

The Fujimori administration also negotiated substantial reductions in Peru’s short-term external debt with its principal bilateral creditors. During the 1990s, Peru conducted the following three rounds of negotiations with the Paris Club:

•	in September 1991, Peru rescheduled US$4.7 billion of its Paris Club debt maturing between October 1991 and December 1992;

•	in May 1993, Peru rescheduled an additional US$1.9 billion of its Paris Club debt maturing between March 1993 and March 1996; and

•	in July 1996, Peru rescheduled an additional US$6.8 billion of its Paris Club debt maturing between April 1996 and December 1998.

As a result of this restructuring, Peru obtained the following extensions with respect to credits maturing in the relevant period:

•	a 20-year extension for concessionary credits, with a ten-year grace period; and

•	a 14-year extension for commercial credits, representing the majority of Peru’s Paris Club debt, with a seven-year grace period.

Additionally, as a result of the 1996 restructuring, Peru obtained the following reductions in its debt:

•	a reduction in debt payments from US$970 million per year to approximately US$530 million per year for indebtedness maturing between April 1996 and December 1998; and

•	a reduction in debt payments from US$1.2 billion per year to approximately US$1.0 billion per year for indebtedness maturing between 1999 and 2006.

In 1997, Peru renegotiated its debt with international commercial banks under the Brady restructuring. The Brady restructuring reduced Peru’s international commercial bank debt from US$10.6 billion to US$4.9 billion, US$2.4 billion of which were Past-Due Interest Bonds, US$1.7 billion were Front-Loaded Interest Reduction Bonds, US$572 million were Floating Rate, or Discount, Bonds and US$183 million were Fixed Rate, or Par, Bonds. The Past-Due Interest Bonds and Front-Loaded Interest Reduction Bonds each have a 20-year term. The Discount Bonds and the Par Bonds each have a 30-year term and are collateralized by zero-coupon U.S. Treasury bonds.

In February 2002, Peru launched its first international bond offering in 74 years. Peru issued US$500 million principal amount of global bonds. At the same time, Peru retired US$1.2 billion principal amount of its outstanding Brady Bonds in exchange for a further US$923 million principal amount of global bonds. The exchange lowered Peru’s debt by US$111 million and released US$50 million in collateral backing the Brady Bonds. After issuing the global bonds and taking into account amortization of the Past-Due Interest Bonds in March 2002, the current amounts outstanding are US$1.1 billion of Past-Due Interest Bonds, US$1.2 billion of Front-Loaded Interest Reduction Bonds, US$198 million of Discount Bonds and US$64 million of Par Bonds.

Since the February 2002 international bond offering, Peru has issued the following additional series of bonds in the international markets:

•	In December 2002, Peru issued US$500 million principal amount of its 9.125% debt securities due 2008.

•	In February 2003, Peru issued US$500 million principal amount of its 9.875% debt securities due 2015.

•	In March 2003, Peru issued US$250 million principal amount of its 9.875% debt securities due 2015. This offering was a reopening of the February 2003 offering.

•	On November 21, 2003, Peru issued US$500 million of its 8.750% debt securities due 2033.

•	On May 3, 2004, Peru issued US$500 million of its 8.375% debt securities due 2016.

•	On October 7, 2004, Peru issued €650 million of its 7.50% debt securities due 2014.

•	In January 2005, Peru issued US$400 million principal amount of its 8.75% debt securities due 2033. This offering was a reopening of the November 2003 offering.

•	On July 19, 2005, Peru issued an aggregate principal amount of US$750 million of its 7.35% debt securities due 2025. The proceeds of this transaction were used to prepay Paris Club creditors.

•

In December 2005, Peru issued US$500 million principal amount of its 7.35% debt securities maturing in 2025. This offering was a reopening of the July 2005 offering. The proceeds of this transaction were used to prepay the Japan Peru Oil Co. loans.

•

In January 2007, Peru made an invitation to holders of its 9.125% U.S. Dollar-Denominated Global Bonds due 2012, or the 2012 Bonds, to submit offers to exchange their bonds for 8.375% U.S. Dollar-Denominated Global Bonds due 2016 or 8.75% U.S. Dollar-Denominated Global Bonds due 2033, or tender their bonds for cash. In addition, Peru made an invitation to holders of its Past-Due Interest Bonds due March 2017, Front-Loaded Interest Reduction Bonds due March 2017, Floating Rate Bonds due 2027 and the Fixed Rate Bonds due 2027, or collectively the Brady Bonds, to submit offers to exchange their bonds for U.S. Dollar-Denominated Global Bonds due 2037 or tender their bonds for cash. The exchange and tender offers by holders of 2012 Bonds and Brady Bonds were settled in March with approximately US$2.3 billion tendered bonds and US$2.2 issued bonds. This transaction reduced amount of outstanding debt, freed collateral from the Brady Bonds and restructured payments for approximately US$1.1 billion in year 2012.

•

In March 2009, Peru issued US$1.0 billion principal amount of its 7.125% debt securities maturing in 2019. The proceeds of this transaction were used to prefinance a portion of the general financial requirements of Peru for the year 2010.

•

In July 2009, Peru issued US$1.0 billion principal amount of its 7.35% debt securities maturing in 2025. This offering was a reopening of the July 2005 offering. The proceeds of this transaction were used to prepay Paris Club lenders that did not participate in the 2007 prepayment transaction.

Peru has used the proceeds from these international bond offerings to repay existing debt, to increase international reserves, and for the general purposes of the government, including financial investment and the refinancing, repurchasing and retiring of domestic and external indebtedness.

On May 23, 2007, the Paris Club creditors and Peru signed a multilateral agreement in which the Paris Club accepted Peru’s proposal to prepay, at par and by voluntary participation of each creditor, up to US$2.5 billion (after payment of the June 30, 2007 and August 15, 2007 installments) of the commercial debt, to be paid up to 2015. The multilateral agreement set out the basic terms of the prepayment operation and established the framework under which Peru would engage in bilateral prepayment agreements with participating creditors. Under this multilateral agreement the Peruvian government will prepay each participating creditor the capital requested for prepayment at par on October 1, 2007, and the interest accruing on the capital requested for prepayment up to October 1, 2007 under each rescheduling agreement. On July 2, 2007, Peru announced the individual Paris Club creditor countries that had accepted the prepayment offer.

In October 2007 the prepayment described above was finalized for a total aggregate amount of US$1.7 billion, representing approximately 32% of the total outstanding principal amount of Peru’s Paris Club debt. As a result of the prepayment, Peru reduced its Paris Club commercial debt amortization payments by approximately US$33 million for 2007, US$100 million for each of 2008 and 2009, and US$260 million for each year from 2010 through 2015. Funding for the prepayment came from the proceeds of a 30-year sovereign bond issuance in local currency for S/.4,750 million (approximately US$1,503 million), and approximately US$290 million from the Treasury.

Peru believes that other likely benefits of the Paris Club prepayment will be increased financial flexibility and reduced refinancing risk by replacing debt currently held by Paris Club creditors with debt held by investors in the capital markets. Also, the prepayment of its Paris Club commercial debt is expected to reduce foreign exchange exposure, since Peru expects to mainly use debt denominated in its own currency to prepay a portion of its outstanding Paris Club commercial debt.

In March 2008 Peru exercised its redemption right over the Brady Bonds, redeeming Brady Bonds for an amount equal to approximately US$816 million. In December 2008, Peru prepaid outstanding debt with CAF for an aggregate amount of US$150 million.

As of September 30, 2009, Peru’s total outstanding debt with the Paris Club amounted to US$3.3 billion, representing approximately 16.1% of Peru’s total public external debt. Peru’s Paris Club creditors are governmental institutions located in 15 countries. A significant portion of Peru’s Paris Club debt has been subject to rescheduling agreements under the umbrella of the Paris Club. As of September 30, 2009, Peru’s rescheduled Paris Club debt amounted to US$399.2 million. Of the rescheduled Paris Club debt, 100% is subject to government-granted Official Development Assistance (ODA, government-granted) interest rates, which are lower than the non-ODA rates. Peru’s Paris Club debt is denominated in Japanese yen-denominated debt, euro-denominated debt and U.S. dollar-denominated debt, which represent 79%, 17% and 4%, respectively, of the total debt. 99.5% of Peru’s Paris Club debt has fixed interest rates, with the remainder having variable interest rates.

Debt Record

Since the Brady restructuring in 1997, Peru has, except as described below, timely serviced its external debt without default.

Upon completion of the Brady restructuring, Peru ceased paying principal and interest to lenders who did not participate in the restructuring. These lenders included Elliot Associates, L.P., a private investment firm that acquired US$20 million in Peruvian debt. Elliot Associates obtained a US$55.7 million judgment against Peru for non-payment of interest and an attachment of Peru’s funds held at Chase Manhattan Bank of New York that Peru had allocated for interest payments on its Brady Bonds. As a result of the attachment, on September 7, 2000, Peru failed to make a required interest payment of US$80 million on the Brady Bonds, even though it had deposited in its account at Chase sufficient funds to make the payment.

On September 26, 2000, Elliot Associates obtained an injunction against the Euroclear System clearing agency that prevented it from receiving or distributing funds provided by Peru to pay interest on the Brady Bonds. The Elliot Associates litigation was settled following the issuance of the injunction against the Euroclear System, and Peru made interest payments on the Brady Bonds on October 4, 2000, within the applicable 30-day grace period. Peru has made all its debt payments to Elliot Associates in accordance with the terms of the settlement.

Other creditors also failed to participate in the Brady restructuring for reasons that included failure to provide the required documentation and failure to identify the actual holder of the debt to be exchanged. Since the Brady restructuring, Peru has been in default on payments to these creditors. As of September 30, 2009, these payments totaled US$12.6 million in principal and interest. There are no further scheduled amortizations or interest payments on these debts. None of these creditors has submitted claims against Peru for overdue amounts.

As of the date of this prospectus, Peru is unaware of any other claims filed against it, in Peru or abroad, for overdue debt payments and Peru is not involved in any disputes with its internal or external creditors.

DESCRIPTION OF THE SECURITIES

This prospectus provides a general description of the debt securities, warrants and units that Peru may offer. Each time Peru offers securities, Peru will provide a prospectus supplement that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from that in any prospectus supplement, you should rely on the updated information in the prospectus supplement.

Debt Securities

Peru will issue the debt securities under a fiscal agency agreement, dated as of February 6, 2003, as amended by Amendment No. 1, dated November 21, 2003, and Amendment No. 2, dated October 14, 2004, to the fiscal agency agreement, between Peru and JPMorgan Chase Bank, as fiscal agent, principal paying agent and registrar, or another fiscal agency agreement in a substantially similar form. The fiscal agency agreement, as amended by Amendment No. 1 and Amendment No. 2, and it may be further amended from time to time, is referred to herein as the fiscal agency agreement. Peru has filed the fiscal agency agreement with the SEC and at the office of the fiscal agent in New York. You should read the fiscal agency agreement, the form of debt securities attached at the end of the fiscal agency agreement and the applicable prospectus supplement before making your decision whether to invest in the debt securities.

In this description of the debt securities, you will see some capitalized terms. These terms have particular legal meanings, which you can find under “—Defined Terms” below.

Overview

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to that series of debt securities. Those terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•

if that series of debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, and the interest payment dates and the record dates for these interest payment dates;

•	the maturity date;

•	a description of any index Peru will use to determine the amount of principal, premium or interest payments;

•	the places where and the manner in which principal, interest and other payments will be made;

•	the form of debt security, and, in the case of global securities, the depositary;

•	if that series of debt securities will be guaranteed, the guarantor and whether the guarantee will be partial or full;

•	any mandatory or optional sinking fund provisions;

•	any provisions that will allow Peru to redeem that series of debt securities at its option;

•	any provisions that entitle the holders to early repayment at their option;

•	the currency in which that series of debt securities is denominated and in which Peru will make payments;

•	if other than the law of the State of New York, the law of the governing jurisdiction;

•	the authorized denominations;

•	any additional agreements of Peru and any additional events that give holders of that series of debt securities the right to accelerate the maturity of the debt securities;

•	any terms upon which holders of that series of debt securities may exchange or convert the debt securities;

•	whether that series of debt securities will be listed and, if listed, the stock exchanges on which it will be listed; and

•	any other terms of that series of debt securities.

Peru may issue debt securities in exchange for other debt securities or that are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security for which it will be exchangeable or into which it will be converted will be described in the prospectus supplement relating to that exchangeable or convertible debt security.

Peru may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate that, at the time of issuance, is below market rates. Peru may also issue floating-rate debt securities that are exchangeable for fixed-rate debt securities. Peru will describe the applicable U.S. federal income tax consequences in the prospectus supplements for these offerings.

Peru is not required to issue all of its debt securities under the fiscal agency agreement and this prospectus, but instead may issue debt securities other than those described in this prospectus under other fiscal agency agreements and documentation. That documentation may contain terms different from those included in the fiscal agency agreement and described in this prospectus.

Status

The debt securities will be direct, general, unconditional, unsubordinated and unsecured obligations of Peru. Peru has pledged its full faith and credit to make all payments on the debt securities when due. The debt securities will rank equally, without any preference among themselves, with all of Peru’s other existing and future unsecured and unsubordinated External Indebtedness.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Peru will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of US$1,000 and integral multiples of US$1,000.

Debt securities in book-entry form will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. Beneficial ownership interests in a global security will only be recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear Bank S.A./N.V., as operator of the Euroclear System, or Euroclear, and Clearstream Banking société anonyme, or Clearstream, Luxembourg.

Payments

Unless otherwise provided in the prospectus supplement for an offering, Peru will pay principal and interest payable on any maturity date in U.S. dollars in immediately available funds to the person in whose name each debt security is registered on its maturity date, upon presentation and surrender of the debt security at the corporate trust office of the fiscal agent or, subject to applicable laws and regulations, at the office of any paying agent. Peru will pay interest on each debt security, other than interest payable on any maturity date, to the person in whose name the debt security is registered at the close of business on the record date for the relevant interest payment date.

Because each debt security will be represented by one or more global notes and beneficial interests in the debt securities may not be exchanged for debt securities in physically-certificated form, except in limited circumstances, Peru will make payments of principal and interest on each debt security by directing the fiscal agent to make a wire transfer of U.S. dollars to DTC or its nominee as the registered owner of the debt securities, which will receive the funds for distribution to the beneficial owners. Upon receipt of any payment of principal of or interest on any debt securities, DTC will credit the appropriate DTC participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the debt securities as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in debt securities held through those DTC participants will be the responsibility of those DTC participants. A beneficial owner should contact the institution through which it intends to hold its beneficial interest in debt securities to determine how payments of principal of or interest on those debt securities will be credited to its accounts.

Peru, the fiscal agent and any paying agent will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the debt securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

If Peru does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail, or direct the fiscal agent to mail, a check to the holder of the affected debt security on or before the due date for the payment at the address that appears on the security register maintained by the fiscal agent on the applicable record date.

The record date with respect to any interest payment date will be the 15th day prior to that interest payment date, whether or not that record date is also a business day.

Any payment of principal or interest required to be made on a payment date that is not a business day may be made on the next business day with the same force and effect as if made on that payment date, and no interest will accrue with respect to the payment for the period from and after that payment date.

The fiscal agent will hold in trust, for the benefit of the beneficial owners of the debt securities, any funds transferred by Peru to the fiscal agent pending the application of those funds to pay principal and interest on the debt securities. If any funds that Peru transfers to the fiscal agent to make payments on the debt securities is unclaimed at the end of two years after the applicable payment was due and payable, the fiscal agent will return those funds to Peru and the relevant holders of the debt securities may look only to Peru for any payment to which the holders are entitled.

Paying Agents; Transfer Agents; Registrar

With respect to any series of debt securities, Peru may appoint paying agents, transfer agents and registrars that will be listed at the back of the applicable prospectus supplement. Peru may at any time appoint additional or replacement paying agents, transfer agents and registrars. Peru will, however, maintain a paying agent and a registrar in The City of New York until the debt securities are paid.

In addition, so long as required by the rules of the Luxembourg Stock Exchange, Peru will maintain a paying agent and a transfer agent in Luxembourg with respect to any series of debt securities listed on the Luxembourg Stock Exchange. Peru will promptly provide notice of the termination, appointment or change in the office of any paying agent, transfer agent or registrar acting in connection with a series of the debt securities.

Redemption, Repurchase and Early Repayment

Unless otherwise provided in the prospectus supplement for an offering, the debt securities will not be redeemable before maturity at the option of Peru or repayable before maturity at the option of the holder. Nevertheless, Peru may at any time purchase any of the debt securities at any price in the open market or otherwise. Peru may hold or resell any debt securities it purchases or it may surrender them to the fiscal agent for cancellation. Any debt securities Peru purchases may not be re-issued or resold except in compliance with the Securities Act of 1933, as amended, and other applicable laws.

Replacement, Exchange and Transfer of Debt Securities

Beneficial interests in any global security representing debt securities may be exchanged for physical debt securities only in the circumstances described under “Book Entry; Delivery and Form” below. If Peru issues physical debt securities, holders may present their debt securities for exchange with debt securities of a different authorized denomination, together with a written request for an exchange, at the office of the fiscal agent in The City of New York, or at the office of any paying agent. In addition, holders may transfer their physical debt securities in whole or in part by surrendering them, together with an executed instrument of transfer, at any of those offices. Peru will not charge holders for the costs and expenses for the exchange, transfer or registration of transfer of the debt securities. Peru may, however, charge holders for applicable stamp duty, tax or other governmental charges.

If a physical debt security becomes mutilated, defaced, destroyed, lost or stolen, Peru may issue, and the fiscal agent will authenticate and deliver, a substitute debt security in replacement. In each case, the affected holder will be required to furnish to Peru, the fiscal agent and any other parties Peru specifies an indemnity under which the affected holder agrees to pay Peru, the fiscal agent and the other specified parties for any losses they may suffer relating to the debt security that was mutilated, defaced, destroyed, lost or stolen. Peru and the fiscal agent may also require that the affected holder present other documents and proof. The affected holder will be required to pay all expenses and reasonable charges for the replacement of the mutilated, defaced, destroyed, lost or stolen debt security.

Additional Amounts

Peru will pay all principal and interest on the debt securities without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed by Peru or by any political subdivision of or taxing authority in Peru. If Peru is required by law to make any such withholding or deduction, it will pay such additional amounts as may be necessary to ensure that the net amounts receivable by the holders of the affected debt securities after such withholding or deduction shall equal the amount that would have been receivable in respect of such debt securities in the absence of such withholding or deduction.

Peru will not, however, pay any additional amounts if a holder is subject to withholding or deduction due to one of the following reasons:

•	that holder has some connection with Peru other than merely holding the debt security or receiving principal or interest on any debt security;

•

that holder has not complied with any reasonable certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with Peru, or any political subdivision of or taxing authority in Peru, of the holder of the debt security or any interest in or rights in respect of the debt security, if compliance is required by Peru, or any political subdivision of or taxing authority in Peru, under applicable law of any international treaty in effect, as a precondition to exemption from the deduction or withholding; or

•	the holder has not presented its debt security for payment within 30 days after Peru first made a principal or interest payment available on that debt security.

Defined Terms

The following definitions are used in the debt securities:

•

“External Indebtedness” means obligations of, or guaranteed, whether by contract, statute or otherwise, by Peru for borrowed money or represented by bonds, debentures, notes or similar instruments denominated or payable, or which, at the option of the holder, may be payable in a currency other than the currency of Peru or by reference to a currency other than the currency of Peru, other than any such obligations originally issued or incurred within Peru.

•

“Public External Indebtedness” means any External Indebtedness that (a) is in the form of, or represented by, bonds, notes or other securities that are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market, including, without limitation, securities for resale under Rule 144A under the Securities Act, or any successor law or regulation of similar effect, and (b) has an original maturity of more than one year or is combined with a commitment so that the original maturity of one year or less may be extended at the option of Peru to a period in excess of one year.

•

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project if the person or persons providing that financing expressly agree to limit their recourse to the project financed and the revenues derived from that project as the principal source of repayment for the funds advanced.

•

“Security Interest” means any security interest, including, without limitation, any lien, pledge, mortgage, deed of trust or charge, or any encumbrance or preferential arrangement that has the practical effect of constituting a security interest.

Negative Pledge

While any of the debt securities are outstanding, Peru will not create or allow any Security Interest to be placed on or any part of its present or future revenues or assets to secure Public External Indebtedness, unless Peru creates or allows a Security Interest on the same terms for its obligations under the debt securities. Peru may, however, create or allow:

•	Security Interests created prior to February 7, 2002;

•

Security Interests securing Public External Indebtedness incurred in connection with a Project Financing, provided that the Security Interest is solely in assets or revenues of the project for which the Project Financing was incurred;

•

Security Interests securing Public External Indebtedness Peru incurred or assumed to finance or refinance the acquisition of the assets in which those Security Interests have been created or allowed and any Security Interests existing on those assets at the time of their acquisition;

•

Security Interests securing Public External Indebtedness arising in the ordinary course to finance export, import or other trade transactions, and in which Public External Indebtedness matures, after giving effect to all renewals and refinancing thereof, not more than one year after the date on which that Public External Indebtedness was originally incurred;

•

Security Interests securing Public External Indebtedness that, together with all other Public External Indebtedness secured by Security Interests, excluding Public External Indebtedness secured by other permitted Security Interests, does not exceed US$25,000,000 aggregate principal amount, or its equivalent in other currencies;

•

Security Interests arising by operation of a currently existing law in connection with Public External Indebtedness, including, without limitation, any right of set-off with respect to demand or time deposits maintained with financial institutions and bankers’ liens with respect to property held by financial institutions, in each case deposited with or delivered to those financial institutions in the ordinary course of the depositor’s activities;

•

Security Interests created in connection with the transactions contemplated by Peru’s financing plan dated June 5, 1996, and its implementing documentation, including Security Interests to secure obligations under the collateralized bonds issued under that financing plan (the Par Bonds, Discount Bonds and Front-Loaded Interest Reduction Bonds) and any Security Interest securing obligations of Peru outstanding as of June 5, 1996, to the extent required to be equally and ratably secured with any such bonds;

•

Security Interests issued upon surrender or cancellation of the Par Bonds, Discount Bonds or Front-Loaded Interest Reduction Bonds, or the principal amount of any Public External Indebtedness outstanding as of June 5, 1996, in each case, to the extent that Security Interest is created to secure Public External Indebtedness on a basis comparable to the Par Bonds, Discount Bonds and Front-Loaded Interest Reduction Bonds;

•

Security Interests on shares of, or other assets of, any present or former Peruvian public sector entity created or granted by Peru in connection with, or in anticipation of, the privatization of that entity; and

•	any renewal or extension of any of the Security Interests stated above.

Collective Action Clauses

Any series of debt securities issued under this prospectus will contain provisions regarding acceleration and voting on amendments, modifications and waivers that differ from the provisions governing the series of debt securities issued by Peru in the past. The provisions described in this prospectus will govern any series of debt securities Peru will issue under this prospectus. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Peru may amend certain key terms of the debt securities of a series, including the maturity date, amounts payable and other payment terms, with the consent of fewer than all the holders of debt securities of the relevant series. These collective action clauses are described below.

Default; Acceleration of Maturity

Unless otherwise specified in the prospectus supplement for an offering, each of the following events is an event of default under any series of debt securities:

(1) Non-Payment:

•	Peru fails to pay for 30 days principal on that series of debt securities when due; or

•	Peru fails to pay for 30 days interest on that series of debt securities when due; or

(2) Breach of Other Obligations: Peru fails to perform any other obligation under that series of debt securities and that failure is incapable of remedy or is unremedied within 60 days after the fiscal agent has given written notice to Peru; or

(3) Cross Default: Peru fails to make any payment when due in respect of:

•	External Indebtedness outstanding as of February 21, 2002; and

•	Public External Indebtedness;

in an aggregate principal amount in excess of US$25,000,000, or its equivalent in any other currency, and that failure continues beyond the applicable grace period; or

(4) Cross Acceleration: an acceleration of the maturity of:

•	External Indebtedness outstanding as of February 21, 2002; and

•	Public External Indebtedness;

in an aggregate principal amount in excess of US$25,000,000, or its equivalent in any other currency; or

(5) Moratorium: Peru declares a general suspension of payments or a moratorium on payment of all or a portion of its External Indebtedness; or

(6) Validity:

•	Peru contests the validity of, or its obligations under, that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

•	Peru denies any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

•

any constitutional provision, treaty, law, regulation, decree, or other official pronouncement of Peru, or any final decision by any court in Peru having jurisdiction, renders it unlawful for Peru to pay any amount due on that series of debt securities or to perform any of its obligations under that series of debt securities or, to the extent adversely affecting that series of debt securities, the fiscal agency agreement; or

(7) Judgments: any writ, execution, attachment or similar process is levied against all or any substantial part of Peru’s assets in connection with any judgment for the payment of money exceeding US$25,000,000, or its equivalent in any other currency, and Peru fails to satisfy or discharge that judgment, or adequately bond, contest in good faith or receive a stay or execution or continuance in respect of that judgment, within a period of 120 days; or

(8) Membership in the IMF: Peru fails to maintain its membership in, and its eligibility to use the general resources of, the IMF.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of all debt securities of that series outstanding (as defined below) may, by written notice given to Peru, with a copy to the fiscal agent, declare all the debt securities of that series to be immediately due and payable. Upon any declaration of acceleration, the principal, interest and all other amounts payable on that series of debt securities will become immediately due and payable on the date that the written notice is received at the offices of the fiscal agent, unless Peru has remedied the event or events of default prior to receiving the notice.

The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of any series may waive any existing defaults, and rescind or annul a declaration of acceleration on behalf of all holders of debt securities of that series if:

•

following the declaration that the debt securities of that series are immediately due and payable, Peru deposits with the fiscal agent a sum sufficient to pay all overdue installments of principal, interest and other amounts in respect of the debt securities of that series, as well as the reasonable fees and compensation of the fiscal agent; and

•	all other events of default have been remedied.

Fiscal Agent

The fiscal agency agreement establishes:

•	the obligations of the fiscal agent;

•	the right to indemnification of the fiscal agent;

•	the liability and responsibility, including limitations on liability and responsibility, for actions that the fiscal agent takes; and

•	that the fiscal agent may enter into business transactions with Peru as freely as if it were not the fiscal agent.

Peru may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. In addition, Peru may appoint different fiscal agents for different series of debt securities. The fiscal agent is not a trustee for the holders of debt securities and does not have the same responsibilities to act for the holders as would a trustee. Peru may maintain deposit accounts and conduct other banking and financial transactions with the fiscal agent.

Amendments and Waivers

Peru and the fiscal agent may, with the consent of the holders of at least 66 2/3% in aggregate principal amount of the then outstanding debt securities of any series, modify and amend the provisions of that series of debt securities or the fiscal agency agreement.

However, the holders of not less than 75% of the aggregate principal amount of the outstanding debt securities of any series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of the relevant series that would:

•	change the due dates for the payment of principal of or any installment of interest on that series of debt securities;

•	reduce any amounts payable on that series of debt securities;

•	reduce the amount of principal payable upon acceleration of the maturity of that series of debt securities;

•	change the payment currency or places of payment for that series of debt securities;

•	permit early redemption of that series of debt securities or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•

reduce the percentage of holders of that series of debt securities whose vote or consent is needed to amend, supplement or modify the fiscal agency agreement (as it relates to that series of debt securities) or the terms and conditions of that series of debt securities or to take any other action with respect to that series of debt securities or change the definition of “outstanding” with respect to that series of debt securities;

•	change Peru’s obligation to pay any additional amounts;

•	change the governing law provision of that series of debt securities;

•

change the courts to the jurisdiction of which Peru has submitted Peru’s obligation to appoint and maintain an agent for service of process with an office in New York, or Peru’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon that series of debt securities, as described in this prospectus;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the status of the debt securities of a series, as described under “—Status” above.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities of a series, can be made without your consent, as long as a supermajority of the holders of that series (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of that series) agrees to the change.

No consent of the holders of debt securities is or will be required for any modification or amendment requested by Peru or by the fiscal agent or with the consent of Peru to:

•	add to Peru’s covenants for the benefit of the holders of any series of debt securities;

•	surrender any right or power of Peru in respect of any series of debt securities or the fiscal agency agreement;

•	provide security or collateral for any series of debt securities;

•	cure any ambiguity in any provision, or correct any defective provision, of any series of debt securities; or

•

change the terms and conditions of any series of debt securities or the fiscal agency agreement in any manner that Peru and the fiscal agent deem to be necessary or desirable if that change does not, and will not, adversely affect the rights or interests of any holder.

For purposes of determining whether the required percentage of holders of any series of debt securities has approved any amendment, modification or change to, or waiver of, the debt securities of that series or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities of that series owned, directly or indirectly, by Peru or any public sector instrumentality of Peru will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities of that series that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank, any department, ministry or agency of the government of Peru or any corporation, trust, financial institution or other entity owned or controlled by the government of Peru or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of the voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors or a corporation, trust, financial institution or other entity.

Peru may at any time ask for written consents from or call a meeting of the holders of any series of debt securities to obtain their approval of the modification of, amendment to, or waiver of, any provision of that series of debt securities. This meeting will be held at the time and place determined by Peru and specified in a notice of the meeting provided to the affected holders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

If at any time the holders of at least 10% in principal amount for any then outstanding debt securities of any series request the fiscal agent to call a meeting of the holders of that series of debt securities for any purpose, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, the fiscal agent will call the meeting for that purpose. This meeting will be held at the time and place determined by the fiscal agent, after consultation with Peru, and specified in a notice of the meeting provided to the affected security holders. This notice must be given at least 30 days and not more than 60 days prior to the meeting.

Holders who hold a majority in principal amount of the then outstanding debt securities of that series will constitute a quorum at a securityholders’ meeting. In the absence of a quorum, a meeting may be adjourned for a period of at least 20 days. At the reconvening of a meeting adjourned for lack of quorum, holders of 25% in principal amount of the then outstanding debt securities of that series shall constitute a quorum. Notice of the reconvening of any meeting may be given only once, but must be given at least ten days and not more than 15 days prior to the meeting.

At any meeting when there is a quorum present, holders of at least 66 2/3% in principal amount of a series of debt securities represented and voting at the meeting may approve the modification or amendment of, or a waiver of compliance for, any provision of that series of debt securities, except for the reserved matters, which require the consent of not less than 75% of the aggregate principal amount of the outstanding debt securities of any series. Modifications, amendments or waivers made at any such meeting will be binding on all current and future holders of any debt securities of that series.

Notices

Notices will be mailed to holders at their registered addresses and will be deemed to have been given on the date of mailing. All notices to holders will be published, if and so long as the debt securities are listed on the Luxembourg Stock Exchange, and the rules of the Luxembourg Stock Exchange so require, in a daily newspaper of general circulation in Luxembourg. If publication is not practicable, notice will be validly given if made in accordance with the rules of the Luxembourg Stock Exchange.

Further Issues

Without the consent of the holders of the debt securities, Peru may issue additional debt securities with the same terms and conditions as an outstanding series of debt securities, except for the issue date, issue price and amount of first interest payment, and Peru may consolidate the additional debt securities to form a single series with an outstanding series of debt securities.

Warrants

If Peru issues warrants, it will describe their specific terms in a prospectus supplement, and Peru will file a warrant agreement or amendment to the fiscal agency agreement and form of warrant with the SEC. The following description summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Peru may issue warrants or other similar securities, either separately or together with any debt securities, that would entitle the holder to purchase debt securities or obligate Peru to repurchase or exchange debt securities. If Peru issues any warrants, each issue of warrants will be issued under a warrant agreement between Peru and a bank or trust company, which may be the fiscal agent, as warrant agent. The warrant agent will act solely as the agent of Peru in connection with the warrants of an issue and will not assume any obligation or relationship of agency for or with the holders or beneficial owners of warrants. The applicable prospectus supplement will include some or all of the following terms relating to an issue of warrants or other similar securities:

•	the initial offering price;

•	the currency required to purchase the warrants;

•	the title and terms of the debt securities or other consideration that the holders will receive on exercise of their warrants;

•	the principal amount of debt securities or amount of other consideration that the holders will receive on exercise of their warrants;

•	the principal amount and kind of debt securities that the holders may obligate Peru to purchase or exchange if the holders exercise their warrants and the purchase price of those debt securities;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants and the dates on which the holders can exercise their warrants;

•	whether and under what conditions Peru may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants, and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable for another form and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

The warrants will be direct, unconditional and unsecured obligations of Peru and will not constitute indebtedness of Peru.

Units

Peru may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each security comprising that unit. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The prospectus supplement relating to a particular issue of units will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

•	whether the units will be issued in fully registered or global form.

The preceding description does not, and any description of units in the applicable prospectus supplement will not, purport to be complete and they are subject to and are qualified in their entirety by reference to the unit agreement and, if applicable, collateral arrangements and depositary arrangements relating to those units.

Jurisdiction, Consent to Service and Enforceability

Peru is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize judgments of the courts of the United States or elsewhere against Peru. Furthermore, it may be difficult for you to enforce, in the United States or elsewhere, the judgments of United States or foreign courts against Peru.

In connection with any legal action against Peru or its properties, assets or revenues arising out of or relating to the fiscal agency agreement or any debt securities or warrants, to which we refer in this prospectus as a “related proceeding,” Peru will:

•	submit to the exclusive jurisdiction of any New York State or U.S. federal court sitting in New York City, and any appellate court thereof;

•	agree that all claims in respect of any related proceeding may be heard and determined in such New York State or U.S. federal court;

•	agree that any judgment obtained in such New York State or U.S. federal court arising out of a related proceeding may be enforced or executed in any other court of competent jurisdiction;

•

agree that any judgment obtained in any such other court as a result of such enforcement or execution may be enforced or executed in any such other court of competent jurisdiction by means of a suit on the judgment or in any other manner provided by law;

•

consent to and waive, to the fullest extent permitted by law, any objection that it may have to the laying of venue of any related proceeding brought in such New York State or U.S. federal court or to the laying of venue of any legal action brought solely for the purpose of enforcing or executing a related judgment in such New York State or U.S. federal court or any other courts;

•	waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of a related proceeding or any such legal action in any such court; and

•

appoint CT Corporation System, presently located at 111 Eighth Avenue, 13th Floor, New York, New York, as its process agent and maintain at all times an agent with offices in New York to act as its process agent.

In order to enforce or execute any judgment ordering any payment by Peru, Peruvian courts will require that payment to be included in the corresponding annual budget laws.

The process agent will receive on behalf of Peru and its property service of all writs, process and summonses in any related proceeding or any suit, action or proceeding to enforce or execute any related judgment brought against it in any New York State or U.S. federal courts sitting in New York City. Failure of the process agent to give any notice to Peru of any such service of process shall not impair or affect the validity of that service or of any judgment based thereon. Nothing in the fiscal agency agreement shall in any way be deemed to limit the ability to serve any such writs, process or summonses in any other manner permitted by applicable law.

To the extent that Peru or any of its revenues, assets or properties may be entitled to any sovereign or other immunity under any law, Peru will not claim and will waive that immunity to the fullest extent permitted by the laws of such jurisdiction. This waiver covers Peru’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and attachment in aid, but does not extend to the attachment of revenues, assets and property of Peru located in Peru, unless permitted under Peruvian law. Additionally, under Peruvian law, Peru’s waiver of immunity will not extend to property that is:

•	used by a diplomatic or consular mission of Peru;

•	of a military character and under the control of a military authority or defense agency of Peru;

•	public property;

•

shares of Peruvian public sector entities or shares of Peruvian private sector entities owned or controlled by Peru or by a Peruvian public sector entity, or revenues collected from the sale of those shares, to the extent those shares or revenues are exempt by Peruvian law from attachment or execution; or

•	funds deposited in Peru’s accounts held in the Peruvian financial system.

Peru, however, reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 with respect to actions brought against it under U.S. federal securities laws or any state securities law. Without an effective waiver of immunity by Peru with respect to those actions, it would be impossible to obtain a U.S. judgment in such an action against Peru unless a court were to determine that Peru is not entitled under the Foreign Sovereign Immunities Act of 1976 to sovereign immunity with respect to that action. In addition, even if a U.S. judgment could be obtained in action under the Foreign Sovereign Immunities Act of 1976, it may not be possible to enforce in Peru a judgment based on that U.S. judgment.

Generally, Peru will also consent for the purposes of the State Immunity Act of 1978 of the United Kingdom to the giving of any relief or the issue of any process.

Governing Law

The fiscal agency agreement and, unless otherwise provided in the prospectus supplement for an offering, any warrant agreement, as well as any debt securities, warrants or units, will be governed by and must be interpreted in accordance with the laws of the State of New York, except that all matters governing authorization and execution by Peru will be governed by the laws of Peru.

Book-Entry; Delivery and Form

Unless otherwise provided in the prospectus supplement for an offering, the certificates representing the debt securities will be issued in the form of one or more global notes, to which we refer in this prospectus as “global notes.” Each global note will be deposited with or on behalf of DTC and registered in the name of DTC or its nominee. Except as described below, a global note may be transferred in whole and not in part and only to DTC or its other nominees.

Ownership of beneficial interests in the global notes will be limited to “participants” who have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of persons other than participants.

Peru understands that DTC is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under the provisions of Section 17A of the Exchange Act of 1934, as amended.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for the physical movement of certificates. Indirect access to the DTC system is available to “indirect participants,” such as banks, brokers, dealers and trust companies and other organizations, that clear through or maintain, either directly or indirectly, a custodial relationship with a participant.

So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global notes for all purposes under the fiscal agency agreement and the debt securities. No beneficial owner of an interest in any global note may transfer that interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the fiscal agency agreement and, if applicable, those of Euroclear and Clearstream, Luxembourg.

Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Peru, the fiscal agent and any paying agent will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

Peru expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. Peru also expects that payments by participants to owners of beneficial interests in the global notes held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for those customers. These payments will be the responsibility of those participants.

Peru expects that DTC will take any action permitted to be taken by a holder of any debt security, including the presentation of that debt security for exchange, only at the direction of one or more participants to whose account the DTC interests in the global note is credited and only in respect of that portion of the aggregate principal amount of that debt security for which that participant has or those participants have given such direction. If, however, there is an event of default under any series of debt securities, DTC will exchange the applicable global notes for registered certificated notes, which it will distribute to its participants.

Peru will issue debt securities in definitive form in exchange for global notes only if:

•

Peru notifies the depositary that it will no longer be the depositary for the global notes, the depositary notifies Peru that it is unwilling, unable or no longer qualified to continue as depositary or is eligible to act as depositary, and, if the depositary is located in the United States, Peru does not appoint a successor depositary within 90 days;

•

the depositary is located outside the United States and such depositary closes for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so; or

•	Peru determines not to have any of the debt securities represented by a global note.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance, if any, with the transfer restrictions applicable to the debt securities, cross-market transfers between participants in DTC, on the one hand, and Euroclear or Clearstream, Luxembourg accountholders, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary. Any cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in that system in accordance with the rules and procedures and within the established deadlines (Brussels time) of that system. Euroclear or Clearstream Luxembourg, as the case may be, will, if the transaction meets its respective settlement requirements, deliver instructions to its respective depositary to effect final settlement on its behalf by delivering or receiving interests in the global notes to DTC, and making or receiving payments in accordance with normal procedures for same-day fund settlement applicable to DTC. Euroclear accountholders and Clearstream, Luxembourg participants may not deliver instructions directly to the depositaries for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg accountholder purchasing an interest in any global note from a participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg accountholder, during the securities settlement processing day, which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in any global note by or through a Euroclear or Clearstream, Luxembourg accountholder to a participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following DTC’s settlement date.

Although DTC, Euroclear and Clearstream, Luxembourg are expected to follow the foregoing procedures in order to facilitate transfers of interests in the global notes among the participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time. Peru and the fiscal agent will not have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg, or their respective participants or indirect participants, of their respective obligations under the rules and procedures governing their operations.

TAXATION

Peru Taxation

The following is a general summary of the material consequences under Peruvian tax law, as currently in effect, of an investment by a “foreign holder” in debt securities issued by Peru. For this purpose, “foreign holder” means either: (i) an individual who is neither a resident nor domiciled in Peru or (ii) a legal entity that is not incorporated under the laws of Peru, unless the debt securities are assigned to a branch, agent, representative or permanent establishment of an entity in Peru. For purposes of Peruvian taxation, an individual holder is deemed a resident of Peru if he or she has remained in Peru for more than 183 days within any 12-month period.

Peruvian income tax law establishes that a foreign holder is subject to income tax only on income from Peruvian sources. For this purpose, income from a Peruvian source means: (i) earnings from capital, interest, commissions, bonuses and other additional sums to the agreed interest for loans, credits or other financial operations, when capital is located or economically used in Peru, or when the payer is domiciled in Peru; (ii) earnings obtained by the sale, redemption or recovery of bonds, when the issuing entity is organized or established in Peru; and (iii) interest from debentures, when the issuing entity is organized in Peru, regardless of the location of the issuance or the security for such debentures. A foreign holder of debt securities generally will not be liable for estate, gift, inheritance or similar taxes with respect to such debt securities.

Notwithstanding the discussion above, under Peruvian income tax law, up to December 31, 2009 payments of interest made by Peru to a foreign holder of its debt securities are exempt from any withholding tax and capital gains realized on the sale or other disposition by a foreign holder of the debt securities are exempt from Peruvian income tax. As of January 1, 2010, interest and capital gains from bonds issued by the Republic of Peru in the international market from 2002 onwards will not be subject to any withholding tax or income tax.

United States Federal Income Tax Considerations For United States Persons

The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of debt securities as of the date hereof. Except where noted, this summary deals only with debt securities that are held as capital assets by a U.S. holder.

A “U.S. holder” means a beneficial owner of a debt security that is for United States federal income tax purposes any of the following:

•	individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. This summary does not address all aspects of United States federal income taxes and does not deal with foreign, state, or local or other tax considerations that may be relevant to U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws. For example, this summary does not address:

•

tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities for United States federal income tax purposes, tax-exempt entities or insurance companies;

•	tax consequences to persons holding the debt securities as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to holders of the debt securities whose “functional currency” is not the United States dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

If a partnership holds our debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our debt securities, you should consult your tax advisors.

If you are considering the purchase of debt securities, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership of the debt securities, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

The discussion below assumes that all debt securities issued will be classified for United States federal income tax purposes as our indebtedness and you should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. The specific terms of an offering of debt securities may raise United States federal income tax considerations in addition to those described below. For example, this discussion does not describe the tax treatment of convertible debt securities or debt securities denominated in or determined by reference to a currency other than the U.S. dollar. A description of any such considerations, or certain United States federal income tax considerations related to the offering of warrants or units, will be provided in the applicable prospectus supplement.

Payments of Interest

Except as set forth below, interest on a debt security will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes. In addition to interest on the debt securities (which includes any Peruvian tax withheld from the interest payments you receive), you will be required to include in income any additional amounts paid in respect of such Peruvian tax withheld. You may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all of your foreign taxes for a particular tax year). Interest income (including any additional amounts) on a debt security generally will be considered foreign source income and, for purposes of the United States foreign tax credit, generally will be considered passive category income. You will generally be denied a foreign tax credit for foreign taxes imposed with respect to the debt securities where you do not meet a minimum holding period requirement during which you are not protected from risk of loss. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Original Issue Discount

If you own debt securities issued with original issue discount (“OID”), you will be subject to special tax accounting rules, as described in greater detail below. In that case, you should be aware that you generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, you generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent those payments do not constitute “qualified stated interest,” as defined below. Notice will be given in the applicable prospectus supplement when we determine that a particular debt security will be an original issue discount debt security.

A debt security with an “issue price” that is less than the stated redemption price at maturity (the sum of all payments to be made on the debt security other than “qualified stated interest”) generally will be issued with OID if that difference is at least 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity. The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold to the public. The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property, other than debt instruments of the issuer, and meets all of the following conditions:

•	it is payable at least once per year;

•	it is payable over the entire term of the debt security; and

•	it is payable at a single fixed rate or, subject to certain conditions, based on one or more interest indices.

We will give you notice in the applicable prospectus supplement when we determine that a particular debt instrument will bear interest that is not qualified stated interest.

If you own a debt instrument issued with de minimis OID, which is discount that is not OID because it is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years to maturity, you generally must include the de minimis OID in income at the time principal payments on the debt securities are made in proportion to the amount paid. Any amount of de minimis OID that you have included in income will be treated as capital gain.

Certain of the debt securities may contain provisions permitting them to be redeemed prior to their stated maturity at our option and/or at your option. Original issue discount debt securities containing those features may be subject to rules that differ from the general rules discussed herein. If you are considering the purchase of original issue discount debt securities with those features, you should carefully examine the applicable prospectus supplement and should consult your own tax advisors with respect to those features since the tax consequences to you with respect to OID will depend, in part, on the particular terms and features of the debt securities.

If you own original issue discount debt securities with a maturity upon issuance of more than one year, you generally must include OID in income in advance of the receipt of some or all of the related cash payments using the “constant yield method” described in the following paragraphs.

The amount of OID that you must include in income if you are the initial U.S. holder of an original issue discount debt security is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which you held that debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an original issue discount debt security may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of:

•

the debt security’s “adjusted issue price” at the beginning of the accrual period multiplied by its yield to maturity, determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period, over

•	the aggregate of all qualified stated interest allocable to the accrual period.

OID allocable to a final accrual period is the difference between the amount payable at maturity, other than a payment of qualified stated interest, and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of a debt security at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period, determined without regard to the amortization of any acquisition or bond premium, as described below, and reduced by any payments made on the debt security (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, you will have to include in income increasingly greater amounts of OID in successive accrual periods. We are required to provide information returns stating the amount of OID accrued on debt securities held of record by persons other than corporations and other exempt holders.

Floating rate debt securities are subject to special OID rules. In the case of an original issue discount debt security that is a floating rate debt security, both the “yield to maturity” and “qualified stated interest” will be determined solely for purposes of calculating the accrual of OID as though the debt security will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the debt security on its date of issue or, in the case of certain floating rate debt securities, the rate that reflects the yield to maturity that is reasonably expected for the debt security. Additional rules may apply if either:

•	the interest on a floating rate debt security is based on more than one interest index; or

•	the principal amount of the debt security is indexed in any manner.

The discussion above generally does not address debt securities providing for contingent payments. You should carefully examine the applicable prospectus supplement regarding the United States federal income tax consequences of the holding and disposition of any debt securities providing for contingent payments.

You may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. You should consult with your own tax advisors about this election.

Short-Term Debt Securities

In the case of debt securities having a term of one year or less, all payments, including all stated interest, will be included in the stated redemption price at maturity and will not be qualified stated interest. As a result, you will generally be taxed on the discount instead of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a short-term debt security, unless you elect to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method U.S. holders of short-term debt securities are not required to include accrued discount in their income currently unless they elect to do so, but may be required to include stated interest in income as the income is received. U.S. holders that report income for United States federal income tax purposes on the accrual method and certain other U.S. holders are required to accrue discount on short-term debt securities (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. If you are not required, and do not elect, to include discount in income currently, any gain you realize on the sale, exchange or retirement of a short-term debt security will generally be ordinary income to you to the extent of the discount accrued by you through the date of sale, exchange or retirement. In addition, if you do not elect to currently include accrued discount in income you may be required to defer deductions for a portion of your interest expense with respect to any indebtedness attributable to the short-term debt securities.

Market Discount

If you purchase a debt security for an amount that is less than its stated redemption price at maturity (or, in the case of an original issue discount debt security, its adjusted issue price), the amount of the difference will be treated as “market discount” for United States federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the debt security at the time of its payment or disposition.

In addition, you may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the debt security. You may elect, on a security-by-security basis, to deduct the deferred interest expense in a tax year prior to the year of disposition. You should consult your own tax advisors before making this election.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless you elect to accrue on a constant interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant interest method, in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium, Amortizable Bond Premium

If you purchase an original issue discount debt security for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest, you will be considered to have purchased that debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID that you must include in gross income with respect to the debt security for any taxable year will be reduced by the portion of the acquisition premium properly allocable to that year.

If you purchase a debt security (including an original issue discount debt security) for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest, you will be considered to have purchased the debt security at a “premium” and, if it is an original issue discount debt security, you will not be required to include any OID in income. You generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under your regular accounting method. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the debt security.

Sale, Exchange and Retirement of Debt securities

Your tax basis in a debt security will, in general, be your cost for that debt security, increased by OID, market discount or any discount with respect to a short-term debt security that you previously included in income, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Upon the sale, exchange, retirement or other disposition of a debt security, you will recognize gain or loss equal to the difference between the amount you realize upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued qualified stated interest that you did not previously include in income, which will be taxable as interest income) and the adjusted tax basis of the debt security. Except as described above with respect to certain short-term debt securities or with respect to market discount, and with respect to contingent payment debt instruments, which this summary generally does not discuss, such gain or loss will be capital gain or loss. Gain or loss realized by you on the sale, exchange or retirement of a debt security will generally be treated as United States source gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting

In General, information reporting requirements will apply to certain payments of principal, interest (including OID) and premium paid on debt securities and to the proceeds of sale of a debt security paid to you (unless you are an exempt recipient such as a corporation). Additionally, if you fail to provide your taxpayer identification number, or in the case of interest payments, fail either to report in full dividend and interest income or to make certain certifications, you may be subject to backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Overview

Peru may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

Each prospectus supplement for an offering will describe the following:

•	the names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Peru from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions and other items constituting agents’ compensation;

•	any initial public offering price of the securities;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which those securities may be listed.

If Peru uses underwriters or dealers in a sale, they will acquire the securities for their own accounts and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Peru may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

In compliance with guidelines of the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any NASD member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered by this prospectus and any applicable prospectus supplement; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

Peru may also sell the securities directly to the public or through agents. Unless otherwise specified in the applicable prospectus supplement, any agent will act on a reasonable best efforts basis for the period of its appointment.

Peru may authorize agents, underwriters or dealers to solicit offers by some institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

Peru may offer the securities to holders of other securities issued or guaranteed by Peru in payment for Peru’s purchase or exchange of the other securities, including as part of a reprofiling of Peru’s public debt. Peru may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This kind of offer may be in addition to sales of the same securities using the methods described above.

Peru may agree to indemnify any agents and underwriters against some liabilities, including liabilities under the Securities Act. The agents and underwriters may also be entitled to contribution from Peru for payments they may make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Peru in the ordinary course of business.

Non-U.S. Offerings

Peru will generally not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to some exceptions, Peru cannot offer, sell or deliver these securities within the United States or to U.S. persons. When Peru offers or sells securities outside the United States, each underwriter, dealer or agent will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter, dealer or agent will agree that:

•

it has not offered or sold or solicited offers to purchase, and will not offer or sell or solicit offers to purchase, any of these unregistered securities within the United States, except under Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on it or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

Information in this prospectus whose source is identified as a publication of Peru or one of its agencies or instrumentalities relies on the authority of that publication as a public official document of Peru. All other information in this prospectus, other than that included in “Plan of Distribution” above, is included as a public official statement made on the authority of Peru.

VALIDITY OF THE SECURITIES

The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement, will provide opinions regarding the validity of the securities:

•	For Peru:

•	Simpson Thacher & Bartlett LLP, special New York counsel to Peru, and

•	General Counsel of the Ministry of Economy and Finance or such other Peruvian counsel to Peru named in the applicable prospectus supplement.

As to all matters of Peruvian law, Simpson Thacher & Bartlett LLP may rely on the opinion of Peruvian counsel to Peru named in the applicable prospectus supplement. As to all matters of United States law, Peruvian counsel to Peru named in the applicable prospectus supplement may rely on the opinion of Simpson Thacher & Bartlett LLP.

•	For the underwriters, if any:

•	United States counsel to the underwriters named in the applicable prospectus supplement, and

•	Peruvian counsel to the underwriters named the applicable prospectus supplement.

As to all matters of Peruvian law, United States counsel to the underwriters may rely on the opinion of Peruvian counsel to the underwriters named in the applicable prospectus supplement. As to all matters of United States law, Peruvian counsel to the underwriters named in the applicable prospectus supplement may rely on the opinion of the United States counsel to the underwriters.

AUTHORIZED REPRESENTATIVE

The authorized representative of Peru in the United States is José Augusto Tenorio Benavides of the Consulate General of Peru, whose address is 241 East 49th Street, New York, New York 10017.

WHERE YOU CAN FIND MORE INFORMATION

Peru has filed with the SEC under the Securities Act a registration statement, of which this prospectus forms a part, covering the securities. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is not necessarily complete. If Peru has filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

You may read and copy the registration statement, including its various exhibits, and any reports, statements or other information that Peru has filed, at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549-1004. You can obtain copies of these documents, upon payment of a duplicating fee, by writing the SEC. Please call the SEC at 1-800-SEC-0330 for further information. Peru’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

ANNEX A

REPUBLIC OF PERU: GLOBAL PUBLIC SECTOR EXTERNAL DEBT

TABLES AND OTHER SUPPLEMENTAL INFORMATION

as of September 30, 2009 (1)

(in thousands of U.S. dollars, at current prices)

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,096	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	19,342	7 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	9,116	7 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	329	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	66	2 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	918	3 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	3,368	5 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,432	7 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	3,770	7 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	1,095	7 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	730	7 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	4,210	8 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	8,300	4 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,813	11 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	6,117	25 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	13,065	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	8,644	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	15,839	6 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	6,241	26 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	4,488	18 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	19,809	18 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	3,307	27 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	26,994	28 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	27,474	18 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	7,297	29 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,193	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.10	14,472	9 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.10	14,673	10 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	7,118	29 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	3,469	19 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	10,528	30 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	9,920	19 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	10,590	20 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	14,593	20 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	5,075	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	11,830	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	0.75	13,285	31 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	7,484	21 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	4,754	22 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	1,572	24 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	6,473	24 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	7,484	26 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	1,171	26 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	2,646	26 Y
Paris Club	Germany	KFW	US$	Fixed	0.00	5.20	14,153	9 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	2.00	432	28 Y
Paris Club	Germany	KFW	US$	Fixed	0.00	5.25	15,313	10 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.00	738	28 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.64	57,084	14 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.38	21,956	15 Y
Paris Club	Germany	KFW	EURO	Fixed	0.00	3.77	21,956	13 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	Fixed	2.00	0.00	91	1 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	Fixed	2.00	0.00	45	1 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	Fixed	2.00	0.00	74	2 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	Fixed	2.00	0.00	42	2 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	Fixed	2.00	0.00	174	2 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	Fixed	2.00	0.00	58	2 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	Fixed	2.00	0.00	479	4 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	Fixed	2.00	0.00	247	4 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	No interests	0.00	0.00	2,213	6 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	No interests	0.00	0.00	3,019	9 Y
Paris Club	Belgium	Government of the Kingdom of Belgium	EURO	No interests	0.00	0.00	2,378	10 Y
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	US$	Fixed	0.00	1.00	2,713	1 Y
Paris Club	Spain	Instituto de Crédito Oficial de España (ICO)	US$	Fixed	0.00	2.65	18,962	5 Y
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	829	5 Y
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	846	5 Y
Paris Club	United States	Agency for International Development	US$	Fixed	0.00	3.00	9	1 Y
Paris Club	United States	Paine Webber	US$	Rate of 26 week U.S.Treasury Bonds – US$	0.35	Variable	3,851	6 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	896	1 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	2,352	2 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	2,780	3 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	3,718	4 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	3.26	8,359	9 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	3.26	4,297	10 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	7,643	20 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	2.50	3,526	22 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	1.00	8,578	23 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	1.00	8,898	24 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	1.00	5,965	26 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
Paris Club	United States	PL 480	US$	Fixed	0.00	1.00	8,930	28 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	230	5 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	2,365	6 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	6,580	7 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	3.26	9,525	6 Y
Paris Club	United States	PL 480	US$	Fixed	0.00	4.00	4,509	5 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	7,995	6 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	2,316	6 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	8,214	9 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	4,784	9 Y
Paris Club	France	Banque de France	EURO	Fixed	0.00	3.50	23,865	10 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	0	1 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	5	2 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	3	1 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	61	2 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	44	2 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	21	2 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	79	3 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	69	4 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.50	49	2 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	4.00	3,888	8 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.00	264	16 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.00	9,443	16 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.40	3,806	12 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	3.40	3,440	11 Y
Paris Club	France	Treasury of France	EURO	Fixed	0.00	0.80	7,271	24 Y
Paris Club	Italy	Artigiancassa Spa	EURO	Fixed	0.00	1.50	176	1 Y
Paris Club	Italy	Artigiancassa Spa	EURO	Fixed	0.00	1.50	1,455	3 Y
Paris Club	Italy	Artigiancassa Spa	EURO	Fixed	0.00	1.50	3,772	4 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
Paris Club	Italy	Artigiancassa Spa	EURO	Fixed	0.00	1.50	7,278	4 Y
Paris Club	Japan	Government of Japan	¥	Fixed	0.00	3.00	575	2 Y
Paris Club	Japan	Government of Japan	¥	Fixed	0.00	0.17	24,437	9 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	15,514	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	6,852	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	3.50	57,560	6 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	26,035	9 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	5.60	96,484	10 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	58	1 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	494	1 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.20	39,019	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.15	9,792	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	10,244	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.30	5,036	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.95	6,219	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	4,155	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.55	10,344	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	10,290	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.70	9,510	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.80	10,218	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.60	10,111	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.50	7,543	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	1.50	12,247	11 Y
Paris Club	Japan	Japan Bank for International Cooperation	¥	Fixed	0.00	2.10	207,908	8 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	3.00	371,050	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	3.00	93,103	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	29,684	6 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	3.00	18,104	16 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	3.00	6,292	18 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	3.00	75,506	18 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.50	77,064	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.10	9,552	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.70	186,146	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.30	29,242	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.70	108,666	13 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.30	9,411	13 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.70	41,494	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.30	3,538	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.50	23,606	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.70	23,520	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.50	23,756	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.70	61,775	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.30	12,878	14 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	36,333	9 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	4.10	73,266	10 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	22,641	16 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	2,045	31 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	34,815	16 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	42,708	31 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	17,623	16 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	50,870	16 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	8,323	31 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	116,366	16 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	30,017	31 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	36,764	17 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	2,439	32 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	22,604	17 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	5,790	32 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.70	173,414	17 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	33,489	32 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	2.20	64,299	17 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.75	619	32 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	1.50	8,173	23 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	4,146	15 Y
Paris Club	Japan	Japan International Cooperation Agency	¥	Fixed	0.00	0.01	1,953	16 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
Paris Club	The Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	1,447	20 Y
Paris Club	The Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	0.75	5,034	18 Y
Paris Club	The Netherlands	Nederlanse Investiringsbank Voor Ontwikellingslande (NIO)	EURO	Fixed	0.00	2.50	3,466	9 Y
International Organizations	1.8061	European Investment Bank	US$	Fixed	0.00	6.73	16,471	7 Y
International Organizations	1.8061	European Investment Bank	US$	Fixed	0.00	7.06	1,034	7 Y
International Organizations	5-CD-PE	Inter-American Development Bank	CAN$	No Interest	0.00	0.00	30	10 Y
International Organizations	852-2-OC-PE	Inter-American Development Bank	US$	Variable	0.00	Variable	4,290	7 Y
International Organizations	958-SF-PE	Inter-American Development Bank	US$	Fixed	0.00	2.00	17,935	17 Y
International Organizations	1128-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	19,773	15 Y
International Organizations	1137-OC-PE	Inter-American Development Bank	US$	Variable	0.00	Variable	121,174	11 Y
International Organizations	1421-OC-PE	Inter-American Development Bank	US$	Fixed	0.95	4.59	70,343	19 Y
International Organizations	1461-OC-PE	Inter-American Development Bank	US$	Fixed	0.95	4.59	38,148	20 Y
International Organizations	1449-OC- PE/PPF	Inter-American Development Bank	US$	Variable	0.50	Variable	450	4 Y
International Organizations	1437-OC-PE	Inter-American Development Bank	US$	Fixed	0.95	4.59	9,819	15 Y
International Organizations	1482-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	775	16 Y
International Organizations	1501-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	32,677	21 Y
International Organizations	1534-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	10,461	21 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
International Organizations	1539-OC- PE/PPF	Inter-American Development Bank	US$	Variable	0.50	Variable	258	2 Y
International Organizations	1591-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	5,996	17 Y
International Organizations	1586-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	7,199	17 Y
International Organizations	1601-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	4,020	16 Y
International Organizations	1647-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	15,000	17 Y
International Organizations	1696-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	1,067	17 Y
International Organizations	1657-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	6,043	18 Y
International Organizations	1663-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	8,986	23 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	65,000	18 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Variable	0.95	6.48	51,577	11 Y
International Organizations	1805-OC-PE	Inter-American Development Bank	S/.	Variable	0.95	6.69	83,447	11 Y
International Organizations	1810-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	23,779	19 Y
International Organizations	1827-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	5,600	19 Y
International Organizations	1899-OC- PE/PPF	Inter-American Development Bank	US$	Variable	0.50	Variable	303	2 Y
International Organizations	1836-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	165	20 Y
International Organizations	1915-OC-PE	Inter-American Development Bank	US$	Variable	0.50	Variable	10,022	25 Y
International Organizations	1442/OC-PE	Inter-American Development Bank	US$	Fixed	0.95	4.59	1,398,596	19 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
International Organizations	906/OC-PE	Inter-American Development Bank	US$	Fixed	0.95	4.03	583,505	12 Y
International Organizations	1878/OC-PE	Inter-American Development Bank	US$	Variable	0.95	Variable	1,285,000	21 Y
International Organizations	720/SF-PE	Inter-American Development Bank	US$	Fixed	0.00	2.00	6,025	5 Y
International Organizations	720/SF-PE	Inter-American Development Bank	US$	Fixed	0.00	2.00	5,173	5 Y
International Organizations	720/SF-PE	Inter-American Development Bank	¥	Fixed	0.00	2.00	1,694	5 Y
International Organizations	720/SF-PE	Inter-American Development Bank	£ .	Fixed	0.00	2.00	464	2 Y
International Organizations	720/SF-PE	Inter-American Development Bank	EURO	Fixed	0.00	2.00	2,034	5 Y
International Organizations	720/SF-PE	Inter-American Development Bank	SFR	Fixed	0.00	2.00	178	5 Y
International Organizations	720/SF-PE	Inter-American Development Bank	CAN$	Fixed	0.00	2.00	108	2 Y
International Organizations	2157-OC-PE	Inter-American Development Bank	US$	Variable	0.95	Variable	10,000	22 Y
International Organizations	CFA-1408	Andean Development Corporation	US$	Variable	3.10	Variable	46,875	2 Y
International Organizations	CFA-1593	Andean Development Corporation	US$	Variable	3.50	Variable	128,571	5 Y
International Organizations	CFA-1902	Andean Development Corporation	US$	Variable	3.75	Variable	95,238	6 Y
International Organizations	CFA-3014-15-16	Andean Development Corporation	US$	Variable	3.25	Variable	185,400	9 Y
International Organizations	CFA-3241	Andean Development Corporation	US$	Variable	2.90	Variable	75,000	12 Y
International Organizations	CFA-3525	Andean Development Corporation	US$	Variable	1.50	Variable	8,896	10 Y
International Organizations	CFA-3572	Andean Development Corporation	US$	Variable	0.60	Variable	13,232	13 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
International Organizations	CFA-3804	Andean Development Corporation	US$	Variable	1.00	Variable	1,042	7 Y
International Organizations	CFA-004495/4496	Andean Development Corporation	US$	Variable	0.20	Variable	250,000	17 Y
International Organizations	CFA-4579/4580	Andean Development Corporation	US$	Variable	0.20	Variable	150,000	18 Y
International Organizations	CFA-5094/5096	Andean Development Corporation	US$	Variable	1.90	Variable	149,681	18 Y
International Organizations	CFA-05129	Andean Development Corporation	US$	Variable	1.35	Variable	186,152	17 Y
International Organizations	3540-S-PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	6,503	5 Y
International Organizations	3437-S-PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	97,951	5 Y
International Organizations	3489-S-PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	127,106	5 Y
International Organizations	3452-S-PE	International Bank For Reconstruction and Development	S/POOL	Variable	0.50	Variable	97,951	4 Y
International Organizations	3595-S-PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	45,828	5 Y
International Organizations	3610-S-PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	3,335	5 Y
International Organizations	3684-S-PE	International Bank For Reconstruction and Development	S/POOL	Fixed	0.00	2.49	36,323	5 Y
International Organizations	3717-A-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	34,816	6 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
International Organizations	3717-S-PE	International Bank For Reconstruction and Development	S/ POOL	Fixed	0.00	2.92	30,353	6 Y
International Organizations	3701-A-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	9,737	6 Y
International Organizations	3701-S-PE	International Bank For Reconstruction and Development	S/ POOL	Fixed	0.00	2.92	3,925	6 Y
International Organizations	3810-S-PE	International Bank For Reconstruction and Development	S/ POOL	Fixed	0.00	2.92	42,260	6 Y
International Organizations	3811-A-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	63,219	6 Y
International Organizations	3811-S-PE	International Bank For Reconstruction and Development	S/ POOL	Fixed	0.00	2.92	9,300	6 Y
International Organizations	3962-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	25,266	4 Y
International Organizations	3826-A-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	23,397	4 Y
International Organizations	3826-S-PE	International Bank For Reconstruction and Development	S/ POOL	Fixed	0.00	2.49	1,637	4 Y
International Organizations	4068-A-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	35,501	5 Y
International Organizations	4068-S-PE	International Bank For Reconstruction and Development	S/ POOL	Fixed	0.00	2.49	5,739	5 Y
International Organizations	4076-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	32,877	5 Y
International Organizations	4133-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	76,250	6 Y
International Organizations	4130-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	19,869	6 Y
International Organizations	4250-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	30,440	7 Y
International Organizations	4384-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.01	Variable	18,020	7 Y
International Organizations	4497-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.75	Variable	175,000	8 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
International Organizations	4519-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.75	Variable	5,034	9 Y
International Organizations	4536-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.75	Variable	585	9 Y
International Organizations	4527-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.75	Variable	16,875	9 Y
International Organizations	4615-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.75	Variable	75,010	10 Y
International Organizations	4614-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.75	Variable	35,973	10 Y
International Organizations	7142-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.75	Variable	27,259	8 Y
International Organizations	4678-O-PE	International Bank For Reconstruction and Development	US$	Variable	0.75	Variable	87,505	11 Y
International Organizations	7177-O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	17,860	9 Y
International Organizations	7176-O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	28,980	9 Y
International Organizations	7200-O PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	5.11	150,000	9 Y
International Organizations	7203-O PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	5.13	150,000	9 Y
International Organizations	7209-O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	33,847	15 Y
International Organizations	7160-O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	19,000	11 Y
International Organizations	7219-O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	11,559	10 Y
International Organizations	7267-O PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	5.14	100,000	10 Y
International Organizations	7255-O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	4,414	10 Y
International Organizations	7266-O PE	International Bank For Reconstruction and Development	US$	Fixed	0.00	5.13	100,000	10 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
International Organizations	7254- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	5,304	10 Y
International Organizations	7257- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	1,907	10 Y
International Organizations	7257- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	250	10 Y
International Organizations	7285- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	20,186	11 Y
International Organizations	7308- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	9,845	11 Y
International Organizations	7345- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	150,000	9 Y
International Organizations	7322- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	6,140	11 Y
International Organizations	7366- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	25,500	9 Y
International Organizations	7368- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	8,726	9 Y
International Organizations	7423- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	22,163	10 Y
International Organizations	7419- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	200,000	10 Y
International Organizations	7443- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	1,500	10 Y
International Organizations	7455- O PE	International Bank For Reconstruction and Development	US$	Variable	0.50	Variable	150,000	15 Y
International Organizations	7588- O PE	International Bank For Reconstruction and Development	US$	Variable	0.30	Variable	70,000	21 Y
International Organizations	297-PE	International Fund For Agricultural Development	DEG	Fixed	0.00	4.00	3,076	4 Y
International Organizations	386-PE	International Fund For Agricultural Development	DEG	Variable	0.00	Variable	5,228	7 Y
International Organizations	467-PE	International Fund For Agricultural Development	DEG	Variable	0.00	Variable	11,011	8 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
International Organizations	602-PE	International Fund For Agricultural Development	DEG	Variable	0.00	Variable	10,549	8 Y
International Organizations		Nordic Investment Bank	US$	Variable	0.85	Variable	10,000	8 Y
International Organizations	630-PE	The Opec Fund For International Development	US$	Fixed	0.00	3.75	833	3 Y
International Organizations	696-PE	The Opec Fund For International Development	US$	Fixed	0.00	4.00	1,875	6 Y
International Organizations	755-PE	The Opec Fund For International Development	US$	Fixed	0.00	4.00	2,167	7 Y
Latin America	Venezuela	Banco de Desarrollo Económico y Social de Venezuela	US$	Variable	0.75	Variable	9,690	8 Y
Latin America	Brazil	Federal Republic of Brazil	US$	Fixed	0.00	7.875	3,332	2 Y
Eastern Europe and People’s Republic of China	People’s Republic of China	Government of the People’s Republic of China	US$	No Interest	0.00	0.00	1,260	2 Y
Eastern Europe and People’s Republic of China	People’s Republic of China	Government of the People’s Republic of China	US$	No Interest	0.00	0.00	1,000	2 Y
Unsecured suppliers	Italy	Ansaldo Energia S.p.a.	US$	Variable	2.00	Variable	3,664	9 Y
Unsecured suppliers	Italy	Armamenti e Aerospazio S.P.A.	US$	Fixed	0.00	5.0268275	21,981	12 Y
Unsecured suppliers	Italy	Armamenti e Aerospazio S.P.A.	US$	Fixed	0.00	5.0268275	13,423	12 Y
External Debt Bonds		Par Bonds	US$	Variable	0.00	Variable	53,674	19 Y
External Debt Bonds		Global Bonds 2012	US$	Fixed	0.00	9.125	401,562	4 Y
External Debt Bonds		Global Bonds 2015	US$	Fixed	0.00	9.875	500,000	7 Y
External Debt Bonds		Global Bonds 2015	US$	Fixed	0.00	9.875	250,000	7 Y

Type of Lender	Country	Lender	Currency	Type of Interest Rate	Spread (%)	Interest Rate (%)	Outstanding Amount as of June 30, 2008 (in thousands of US$)	Period to Maturity
External Debt Bonds		Global Bonds 2033	US$	Fixed	0.00	8.750	500,000	25 Y
External Debt Bonds		Global Bonds 2016	US$	Fixed	0.00	8.375	500,000	8 Y
External Debt Bonds		Global Bonds 2014	EURO	Fixed	0.00	7.500	951,405	6 Y
External Debt Bonds		Global Bonds 2033	US$	Fixed	0.00	8.750	400,000	25 Y
External Debt Bonds		Global Bonds 2025	US$	Fixed	0.00	7.350	750,000	17 Y
External Debt Bonds		Global Bonds 2025	US$	Fixed	0.00	7.350	500,000	17 Y
External Debt Bonds		Global Bonds 2016	US$	Fixed	0.00	8.375	832,895	8 Y
External Debt Bonds		Global Bonds 2033	US$	Fixed	0.00	8.750	84,636	25 Y
External Debt Bonds		Global Bonds 2037	US$	Fixed	0.00	6.550	1,201,667	29 Y
External Debt Bonds		Global Bonds 2019	US$	Fixed	0.00	7.125	1,000,000	11 Y
External Debt Bonds		Global Bonds 2025	US$	Fixed	0.00	7.350	1,000,000	17 Y

Abbreviations and symbols:

CAN$ = Canadian dollar

DEG = Special Drawing Rights (Derechos Especiales de Giro)

£ = English pound

M = Months

SFR = Swiss Franc

S/POOL = Single currency pool (World Bank unit of account, based on a basket of national currencies)

US$ = United States dollar

¥ = Japanese Yen

Y = Years

(1)	Includes COFIDE loans not guaranteed by Peru.

Source: Ministry of Economy and Finance.

THE ISSUER

Republic of Peru

Ministerio de Economía y Finanzas del Perú

Jr. Junín No. 319

Lima, Republic of Peru

Attn: Director General of the Public Indebtedness

National Directorate

Facsimile: (51-1) 415-4264

Telephone: (51-1) 311-5931

JOINT DEALER MANAGERS

Barclays Capital Inc.	HSBC Securities (USA) Inc.

745 Seventh Avenue New York, New York, 10019 Attention: Liability Management	452 Fifth Avenue New York, New York, 10018 Attention: Global Liability Management Group
In the United States, call toll free: +1 (800) 438-3242 Outside the United States, call: +1 (212) 528-7581 +44 (0)20 7773-5484 E-mail: liability.management@barcap.com	In the United States, call toll free: +1 (888) HSBC-4LM Outside the United States, call: +1 (212) 525-5552 +44 (0) 20 7991-5874 E-mail: liability.management@hsbcib.com

INFORMATION AND EXCHANGE AGENT

Bondholder Communications Group

Attn: Ruth Perez

E-mail: rperez@bondcom.com

Website: www.bondcom.com/rop

In New York: 30 Broad St., 46th floor New York, NY 10004 Tel: +1 212 809 2663 Fax: +1 212 437 9827	In London: 28 Throgmorton St., 1st floor London EC2N 2AN Tel: +44 (0)20 7382 4580 Fax: +44 (0)20 7067 9239

LUXEMBOURG LISTING AND PAYING AGENT

The Bank of New York Mellon (Luxembourg) S.A.

Aerogolf Center, 1A, Hoehenhof,

L-1736 Senningerberg,

Luxembourg

Tel: +352 34 20 90 5635

Fax: +352 34 20 90 6035

LEGAL ADVISORS

To the Republic of Peru in respect of U.S. Law	To the Underwriters in respect of U.S. Law

Allen & Overy LLP 1221 Avenue of the Americas New York, New York 10020 United States of America	Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, New York 10006 United States of America

To the Republic of Peru in respect of Peruvian Law	To the Underwriters in respect of Peruvian Law

Hernández & Cia Abogados Avenida Javier Prado Oeste 795 Magdalena del Mar Lima 17 – Peru	Muñiz, Ramírez, Pérez-Taiman & Olaya Las Begonias 475, 6º piso, San Isidro, Lima 27 – Peru